                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-56072

                          Logitech International S.A.

                               Offer to Exchange
                             Each Outstanding Share
                                of Common Stock

                                       of

                                  Labtec Inc.

                                      for

$11.00 net to the seller in cash and a fraction of an American Depositary Share of

                          Logitech International S.A.

    The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 22, 2001 unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period.

   On February 7, 2001, we entered into an Agreement and Plan of Merger with Labtec for a subsidiary of Logitech to acquire all of the outstanding shares of Labtec common stock. The Labtec board of directors has unanimously approved the merger agreement, determined that the offer is fair to, and in the best interests of, Labtec stockholders and recommends that Labtec stockholders accept the offer and tender their shares pursuant to the offer.

   Through Thunder Acquisition Corp., our indirect wholly owned subsidiary, we are offering to exchange $11.00, net to the seller in cash, and a fraction of a Logitech American Depositary Share, or ADS, of Logitech equal to a number, in the range from .2234 to .2730, determined on the basis of the average closing bid price for such ADS on the 20 consecutive trading days ending on and including the trading day that is three business days prior to the day on which the offer actually expires, for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn. Each Logitech ADS represents one tenth of one of Logitech's registered shares, par value CHF 10 per share, and is evidenced by an American Depositary Receipt, or ADR.

   Our obligation to exchange cash and Logitech ADSs for shares of Labtec common stock is subject to the conditions listed under "The Offer--Conditions of the Offer." Logitech ADSs are quoted on the Nasdaq National Market under the symbol "LOGIY" and Logitech registered shares are traded on the Swiss Exchange under the symbol "LOGN." Labtec's common stock is quoted on the OTC Bulletin Board under the symbol "LABT.OB."

   See "Risk Factors" beginning on page 14 for a discussion of important factors that you should consider in connection with the offer.

   We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Logitech International S.A. registered shares or ADSs to be issued under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated March 13, 2001.

   This document incorporates important business and financial information about Logitech from documents filed with the SEC that are not included in or delivered with this document. This information is available at the internet web site that the SEC maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page 4.

   You may also request copies of these documents from us, without charge, upon written or oral request to our information agent, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, collect at 1-212-440-9800 or toll-free at 1-800-223-2064.

   In order to receive timely delivery of the documents before closing of the offer, you should make your request no later than March 15, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION.......................   1
WHERE YOU CAN FIND MORE INFORMATION........................................   4
SUMMARY....................................................................   5
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS...................  13
RISK FACTORS...............................................................  14
  Risk Factors Relating to the Offer and the Merger........................  14
  Risks Related to Logitech................................................  17
SELECTED HISTORICAL FINANCIAL DATA.........................................  22
  Logitech.................................................................  22
  Labtec...................................................................  24
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................  26
COMPARATIVE PER SHARE DATA.................................................  27
MARKET PRICE AND DIVIDEND INFORMATION......................................  29
THE COMPANIES..............................................................  31
  Logitech.................................................................  31
  Labtec...................................................................  31
REASONS FOR THE OFFER......................................................  32
BACKGROUND TO THE OFFER....................................................  38
THE OFFER..................................................................  41
  Basic Terms .............................................................  41
  Timing ..................................................................  42
  Extension, Termination and Amendment.....................................  42
  Exchange of Labtec Shares; Delivery of Consideration.....................  43
  Fractional Shares........................................................  44
  Withdrawal Rights........................................................  44
  Procedure for Tendering Shares...........................................  45
  Guaranteed Delivery......................................................  46
  Purpose of the Offer; The Merger.........................................  46
  Appraisal Rights.........................................................  47
  Conditions of the Offer..................................................  49
  Required Regulatory Approvals............................................  51
  Certain Effects of the Offer.............................................  53
  Source and Amount of Funds...............................................  53
  Relationships with Labtec................................................  54
  Accounting Treatment.....................................................  54
  Fees and Expenses........................................................  55
  Stock Exchange Listing...................................................  55
TAXATION...................................................................  56
INTERESTS OF CERTAIN PERSONS...............................................  62
THE MERGER AGREEMENT.......................................................  63
DESCRIPTION OF LOGITECH SHARES.............................................  71
DESCRIPTION OF LOGITECH AMERICAN DEPOSITARY SHARES.........................  74
NATURE OF TRADING MARKET...................................................  80

                               TABLE OF CONTENTS
                                  (Continued)

                                                                          Page
                                                                          ----
COMPARISON OF RIGHTS OF LABTEC STOCKHOLDERS AND LOGITECH SHAREHOLDERS....  82
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST LOGITECH, ITS MANAGEMENT
 AND OTHERS..............................................................  92
CERTAIN INFORMATION REGARDING LABTEC.....................................  93
  Overview of Labtec's business..........................................  93
  The Industry...........................................................  93
  Labtec's Products......................................................  94
  Customers..............................................................  95
  Research and Development...............................................  96
  Patents and Proprietary Rights.........................................  96
  Manufacturing..........................................................  96
  Marketing and Distribution.............................................  96
  Competition............................................................  97
  Employees..............................................................  97
  Properties.............................................................  97
  Legal Proceedings......................................................  98
  Labtec's Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................  99
  Changes in Independent Accountants..................................... 106
LABTEC'S MANAGEMENT...................................................... 107
LABTEC'S PRINCIPAL STOCKHOLDERS.......................................... 112
LABTEC'S TRANSACTIONS WITH RELATED PARTIES............................... 115
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION....................... 116
EXPERTS.................................................................. 124
VALIDITY OF LOGITECH REGISTERED SHARES................................... 124
INDEX OF FINANCIAL STATEMENTS............................................ F-1
Annex A:  Agreement and Plan of Merger, dated February 7, 2001, by and among Labtec Inc., Logitech International S.A., Logitech Inc.
          and Thunder Acquisition Corp.
Annex B:  Opinion of Goldsmith, Agio, Helms Securities, Inc.
Annex C:  Section 82(e) and Sections 86 through 98 of the Massachusetts
          Business Corporation Law.
Schedule A: Information concerning directors and executive officers of
            Logitech International S.A., Logitech Inc. and Thunder
            Acquisition Corp.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q:What will I receive in exchange for my shares of Labtec common stock?

A:We are offering to exchange (1) $11.00 in cash and (2) a fraction of a Logitech ADS for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn. The fraction of a Logitech ADS into which, together with $11.00 in cash, each share of Labtec common stock will be exchanged (the "exchange ratio") will be determined as follows:

  . If the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is equal to or between $25.64 and $31.34, the exchange ratio will be determined by dividing $7.00 by this 20-day average price.

  . If this 20-day average price is less than $25.64, the exchange ratio will be .2730 of a Logitech ADS for each share of Labtec common stock.

  . If this 20-day average price is more than $31.34, the exchange ratio will be .2234 of a Logitech ADS for each share of Labtec common stock.

   You will not receive any fractional Logitech ADSs in the offer. Instead, you will receive cash in an amount equal to the value of a Logitech ADS used to calculate the exchange ratio for any fractional shares you would otherwise have been entitled to receive.

   For more information on how the exchange ratio works, please read the detailed information set forth under "The Offer--Basic Terms" beginning on page 41.

Q:How can I find out the final exchange ratio?

A:No later than two business days before the offer expires, we will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. You can also call our information agent, Georgeson Shareholder Communications, Inc., collect at 1-212-440-9800 or toll-free at 1-800-223-2064 for the final exchange ratio and the final average trading price of Logitech ADSs for the 20-day pricing period.

Q:How long will it take to complete the offer and merger?

A:The offer is scheduled to expire on March 22, 2000, the initial scheduled expiration date, subject to satisfaction or waiver of the conditions of the offer. We expect to complete the merger as quickly as possible after we complete the offer.

Q:Will I have to pay any fees or commissions?

A:If you are the record owner of your shares of Labtec common stock and you tender your shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:Does Labtec support the offer and the merger?

A:Yes. Labtec's board of directors has unanimously determined that the offer, the merger and the merger agreement are in the best interests of Labtec and Labtec's stockholders and recommends that Labtec stockholders accept the offer and tender their shares pursuant to the offer. Labtec's board of directors has also approved the merger agreement and the merger. Information about the recommendation of Labtec's board of directors is more fully set forth under "Reasons for the Offer--Reasons for the Labtec's Board Recommendation; Factors Considered" beginning on page 33.

Q:What percentage of Logitech trading securities will Labtec stockholders own after the offer and the merger?

A:After completion of the merger, former shareholders of Labtec would own Logitech ADSs representing approximately 2% of the outstanding Logitech registered shares, assuming an exchange ratio of .2457 Logitech ADSs for each share of Labtec common stock and assuming the exercise of all outstanding Labtec options with an exercise price below $18.00.

Q:What are the most significant conditions to the offer?

A:The offer is subject to several conditions, including:

  . 67% of the outstanding shares of Labtec common stock, on a fully-diluted basis, having been validly tendered and not properly withdrawn (the "minimum condition"),

  . all waiting periods under applicable antitrust laws having expired or been terminated,

  . the registration statement of which this prospectus is a part having been declared effective by the SEC and not being subject to any stop order,

  . Labtec not having breached any covenant, representation or warranty in a material manner,

  . no proceeding having been instituted or pending by a governmental authority seeking:

   --to prohibit or restrain the offer or the merger,

   --an order of divestiture of a material part of the business of Labtec or Logitech, in each case taken as a whole,

   --to materially limit Logitech's rights of ownership of Labtec common stock, and

  . no law having been enacted or order entered having the foregoing consequences.

Q:How do I accept the offer?

A:To tender your shares, you should do the following:

  . If you hold shares of Labtec common stock in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to The Bank of New York, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

  . If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date.

   For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 41.

Q:What are the U.S. tax consequences to me of the offer and the merger?

A:You will be considered for U.S. federal income tax purposes to have sold your Labtec shares for cash and Logitech ADSs. As a result, if you are subject to taxation in the United States, you will recognize gain or loss equal to the difference between the fair market value of the cash and Logitech ADSs received (in general, on the expiration date of the offer or at the effective time of the merger, as the case may be) and your adjusted tax basis in the shares of Labtec stock surrendered. The gain or loss you recognize if you are subject to taxation in the United States will be capital gain or loss if the Labtec common stock was a capital asset in your hands and will be long-term capital gain or loss if the stock had been held by you for more than one year at, in general, the applicable valuation date discussed above. Tax matters are very complicated and the tax consequences of the offer and the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the offer and the merger to you. For a more complete description of the tax consequences of the offer and the merger, see the section entitled "Taxation" beginning on page 56.

Q:Is Logitech's financial condition relevant to my decision to tender my shares in the offer?

A:Yes. Shares of Labtec accepted in the offer will be exchanged in part for Logitech ADSs so you should consider our financial condition before you decide to become one of our shareholders through the offer. In considering Logitech's financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:If I decide not to tender, how will the offer affect my shares?

A:If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash and the same number of Logitech ADSs for each share of Labtec common stock you own that you would have received had you tendered your shares in the offer.

Q:Have any Labtec stockholders agreed to tender their shares?

A:Yes. Labtec stockholders beneficially owning approximately 57% of the outstanding shares of Labtec common stock have agreed to tender their shares in the offer.

Q:Where can I find out more information about Logitech?

A:You can find out information about Logitech from various sources described under "Where You Can Find More Information" on page 4.

Q:Who can I call with questions about the offer?

A:You can call our information agent, Georgeson Shareholder Communications Inc., collect at 1-212-440-9800 or toll-free at 1-800-223-2064.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file periodic reports and other information with the Securities and Exchange Commission, and Labtec files periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document that either company files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Labtec's SEC filings, and some of Logitech's SEC filings, are also available to the public over the internet at the SEC's web site (www.sec.gov).

   We filed a registration statement on Form F-4 to register with the SEC the registered shares underlying the American depositary shares to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 to furnish certain information about the offer. You may obtain copies of the Form F-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

   The SEC allows us to "incorporate by reference" into this document the information in documents we file with the SEC, which means that we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file subsequently with the SEC will automatically update this document and may modify or supersede earlier information that is incorporated by reference.

   We are incorporating by reference into this prospectus the documents listed below that we have previously filed with the SEC:

  . Annual Report on Form 20-F for the fiscal year ended March 31, 2000; and

  . Reports of Foreign Issuer on Form 6-K filed for the periods ended June
    30, 2000, September 30, 2000 and December 31, 2000.

   All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated by reference in this prospectus.

   Documents incorporated by reference are available from us without charge upon request to our information agent, Georgeson Shareholder Communications Inc., collect at 1-212-440-9800 or toll-free at 1-800-223-2064. In order to ensure timely delivery, any request must be submitted no later than March 15, 2001. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

   The following is a brief summary of information contained in the prospectus. You should carefully read this entire prospectus and the other documents to which this prospectus refers you in order to fully understand the offer. See "Where You Can Find More Information" on page 4.

The Offer and the Merger (Page 41)

   We are proposing to acquire Labtec. We are offering to exchange (1) $11.00 in cash and (2) a fraction of a Logitech ADS for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn.

   The fraction of a Logitech ADS into which, together with $11.00 in cash, each share of Labtec common stock will be exchanged (the "exchange ratio") will be determined as follows:

  . If the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is equal to or between $25.64 and $31.34, the exchange ratio will be determined by dividing $7.00 by this 20-day average price.

  . If this 20-day average price is less than $25.64, the exchange ratio will be .2730 of a Logitech ADS for each share of Labtec common stock.

  . If this 20-day average price is more than $31.34, the exchange ratio will be .2234 of a Logitech ADS for each share of Labtec common stock.

   Thus, if this 20-day trading average is between $25.64 and $31.34, you will receive Logitech ADSs with a value of $7.00 plus $11.00 in cash for total consideration of $18.00 per share of Labtec common stock. If this average is less than $25.64 or more than $31.34, you will receive $11.00 in cash plus the minimum or maximum fraction of a Logitech ADS set out above, which will mean that the value of the Logitech ADS you receive will be less or more than $7.00. The amount you will actually realize upon resale by you in the market of the Logitech ADSs received by you in the offer or the merger will depend upon the market price of Logitech ADSs at the time of resale.

   We intend, promptly after completion of the offer, to seek to merge Thunder Acquisition Corp., or the Purchaser, our indirect wholly owned subsidiary, with and into Labtec. As a result, Labtec will become an indirect wholly owned subsidiary of Logitech. Each share of Labtec common stock which has not been exchanged or accepted for exchange in the offer, other than shares held by Labtec stockholders who properly exercise their dissenters' rights under Massachusetts law, would be converted in the merger into the same amount of cash and the same number of Logitech ADSs as is paid in the offer.

Information about Logitech (Page 31)

LOGITECH INTERNATIONAL S.A.
Apples, Switzerland
c/o Logitech Inc.
6505 Kaiser Drive
Fremont, California 94555

   We are a leader in the design, manufacture and marketing of human interface devices for personal computers. These products include corded and cordless mice and keyboards, trackballs, joysticks, gamepads, steering wheels, multimedia speakers and internet video cameras.

   Over the past 19 years, we have offered PC users a variety of means to access the world of digital information. Our products provide user-centric solutions intended to be easy to install and easy to use, and that are combined with integrated software for seamless compatibility and added functionality. These products allow users to personalize and enrich their computing environment, and to easily operate in a variety of applications.

   Logitech was founded in Switzerland in 1981, and in 1988 we listed our shares in an initial public offering in Switzerland. In March 1997, we sold 400,000 registered shares from treasury in a U.S. initial public offering in the form of 4,000,000 ADSs, and listed the ADSs on the Nasdaq National Market. Logitech maintains its operational headquarters through its U.S. subsidiary in Fremont, California, with regional headquarters through local subsidiaries in Romanel-sur-Morges, Switzerland and Hsinchu, Taiwan. In addition, we have manufacturing operations in China, with distribution facilities in the United States, Europe and Asia.

Information about Labtec (Page 93)

LABTEC INC.
1499 SE Tech Center Place
Suite 350
Vancouver, Washington 98683

   Labtec is a leading developer and marketer of high-technology peripheral products and accessories for computing, communications, and entertainment. It offers an array of proprietary products, including PC and game console speakers and subwoofers; PC Voice Access headsets and accessories, microphones, and telephony products; personal audio headphone and earphone products; and 3D motion controllers.

   Labtec's strategy is to offer an assortment of high-technology products through multiple channels of distribution. It currently sells to numerous retailers (e.g., Best Buy, CompUSA, Dixons, Fry's Electronics, Media Mart, Musicland, Office Depot, Sears, Staples, Target, Vobis, and Wal-Mart), master distributors (e.g., Avnet, Ingram Micro, Merisel, and Tech Data), and original equipment manufacturers (e.g., ABS, Compaq, Dell, Gateway, Hewlett Packard, and
IBM). Labtec serves these multiple channels of distribution on a worldwide basis.

   Labtec maintains a leading market position in each of its product lines of PC speakers, PC Voice Access products, 3D motion controllers, and computer storage products, and a second market position for its personal audio product line. Labtec is establishing its market position in telephony products.

The Offer (Page 41)

 Summary of the Offer

   We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange (1) $11.00 in cash and (2) a fraction of a Logitech ADS, for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn.

   We will announce the final exchange ratio by issuing a press release and filing that press release with the SEC no later than two business days before the offer expires.

   The term "expiration date" means 12:00 midnight, New York City time, on March 22, 2001, unless we extend the period of time during which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. See "The Offer--Extension, Termination and Amendment" on page 42.

   We are making this offer in order to acquire control and ultimately 100% of the stock of Labtec. We intend as soon as possible after completion of the offer to merge Purchaser with and into Labtec. At the effective time of the merger, each share of Labtec common stock which has not been exchanged or accepted for exchange in the offer, other than shares held by Labtec stockholders who properly exercise their dissenters' rights under Massachusetts law, would be converted into the right to receive the same amount of cash and the same number of Logitech ADSs as is paid in the offer.

 Conditions to the Offer

   Our obligation to exchange cash and Logitech ADSs for Labtec common stock pursuant to the offer is subject to several conditions described under "The Offer-Conditions to the Offer," including conditions that require a minimum number of shares of Labtec common stock to be tendered, receipt of all required regulatory approvals and satisfaction of other conditions that are discussed below.

 Status of Regulatory Approvals

   The Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, frequently scrutinize the legality under the antitrust laws of transactions such as the offer and the merger. At any time before or after the merger, the DOJ or the FTC could take whatever action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Logitech or Labtec or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under particular circumstances. We cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this document as the "HSR Act", and the rules and regulations of the FTC, provides that some merger transactions, including the offer and the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. The exchange of Labtec common stock pursuant to the offer is subject to these requirements.

   Pursuant to the requirements of the HSR Act, each of Logitech and Labtec filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC on February 21, 2001. Unless the waiting period is extended or we receive a request for additional information and documentary material, the waiting period will expire on March 23, 2001, unless earlier terminated. We are reviewing with Labtec whether other filings or approvals may be required or desirable under antitrust laws in other jurisdictions.

   We filed this prospectus and our other offer documents with the Australian Securities and Investments Commission, or ASIC, on February 23, 2001. We have also sought class order relief from the ASIC so that we may file this prospectus, which is a foreign offer document in Australia, with the ASIC. We will not accept tenders of shares of Labtec common stock from Labtec stockholders in Australia until the ASIC approves the content of this prospectus. If the ASIC has not contacted us or our advisers prior to the expiration date, we will be deemed to have obtained ASIC approval.

 Timing of the Offer

   Our offer is currently scheduled to expire at 12:00 midnight, New York City time, on March 22, 2001, subject to satisfaction or waiver of the conditions of the offer.

 Extension, Termination and Amendment

   We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral followed by written notice of an extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date (defined above). We have agreed, pursuant to the merger agreement, to extend the offer until the earlier of (1) the date on which all the conditions to the offer have been satisfied or waived or (2) July 15, 2001. During any extension, all Labtec common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your shares of Labtec common stock.

   Subject to the SEC's applicable rules and regulations and the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any shares of Labtec common stock pursuant to our offer, regardless of whether we previously accepted shares of Labtec common stock for exchange,
(2) on or after July 15, 2001, to terminate our offer and not accept for exchange or exchange any shares of Labtec common stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied; provided that our failure to fulfill our obligations under the merger agreement is not the cause of the failure to satisfy any condition of the offer on or before July 15, 2001, and (3) to waive any condition (other than the minimum condition), or otherwise to amend the offer in any respect, provided that we will not (a) make any change in the form of consideration to be paid, (b) decrease the consideration payable in the offer,
(c) reduce the maximum number of shares of Labtec common stock to be purchased in the offer, (d) impose conditions to the offer in addition to those set forth in the merger agreement, or (e) make any other change that is adverse to the holders of Labtec common stock. However, each condition to the offer, other than those involving the receipt of necessary governmental approvals, must be satisfied or waived prior to the expiration date.

   We will give oral followed by written notice of any delay, termination or amendment to the exchange agent and will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, an announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to shareholders in connection with the offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release via the PR Newswire.

 Exchange of Shares; Delivery of Cash and Logitech American Depositary Shares

   Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for exchange, and will exchange, promptly after the expiration date, shares validly tendered and not properly withdrawn during the initial offering period. If we elect to provide a subsequent offering period in the manner described below, shares validly tendered and not properly withdrawn during the subsequent offering period will be accepted for exchange, and be exchanged, promptly after they are tendered. We intend to exchange shares within three business days from the expiration date and also three business days from the date shares are tendered during a subsequent offering period. Pursuant to the merger agreement, Logitech and Labtec have agreed that if the conditions to the offer were not satisfied, Logitech would extend the offer period, as necessary, until July 15, 2001, in which case the latest time that shares validly tendered and not properly withdrawn during the offer period could be exchanged would be during the third week of July, 2001.

 Withdrawal Rights

   Shares of Labtec common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after April 23, 2001. Once we have accepted shares for purchase pursuant to the offer, all tenders become irrevocable.

 Subsequent Offering Period

   We may elect to provide a subsequent offering period of three to 20 business days after the acceptance of shares of Labtec common stock pursuant to the offer if the requirements under Rule 14d-11 of the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw Labtec common stock that you tender in any subsequent offering period. If we elect to provide a subsequent offering period, we will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period, and announcing the results of the offer, including the approximate number and percentage of shares tendered to date.

 Procedure for Tendering Shares

   For you to validly tender Labtec common stock pursuant to our offer:

  . you must properly complete and sign a letter of transmittal (or manually executed facsimile of that document), and include any required signature guarantees, or an agent's message, which is explained below, if you tender through a book-entry transfer, and any other required documents,

  . the exchange agent must have received all of these documents at one of its addresses set forth on the back cover of this prospectus, and

  . the exchange agent must have received your certificates for tendered shares of Labtec common stock at one of its addresses, or those shares of Labtec common stock must be tendered pursuant to the procedures for book-entry tender described in "The Offer--Procedure for Tendering Shares" (and a confirmation of receipt of the tender received by the exchange agent), or if you cannot comply with either of the two preceding delivery procedures described in this bullet, you must comply with the guaranteed delivery procedures set forth in "The Offer--Guaranteed Delivery."

   All of these procedures must be completed by the expiration date. For more information on how to exchange your shares in the offer, please see "The Offer--Procedure for Tendering Shares."

Risk Factors (Page 14)

   In deciding whether to tender your shares of Labtec common stock pursuant to the offer, you should read carefully this prospectus, the accompanying Schedule 14D-9 of Labtec and the documents to which we refer you. You should also carefully consider the following factors:

   Risk Factors Relating to the Offer and the Merger:

  . integrating business operations may be difficult and may have a negative impact on the operating results and financial condition of the combined businesses, including employee morale and retention, customer and supplier retention and marketing operations,

  . we may be required to recognize additional non-cash charges against earnings if our management were to determine in the future that the remaining balance of goodwill was impaired,

  . the need for governmental approvals may delay consummation of the offer and the merger, which, among a variety of other factors, may negatively affect the trading prices of Logitech ADSs and Labtec common stock,

  . the acceptance of shares of Labtec common stock in the offer may reduce the liquidity and market value of the remaining Labtec shares,

  . the rights of shareholders in Swiss corporations are different than the rights of shareholders in United States corporations,

  . the market price of Logitech ADSs may decline as a result of the merger,

  . Labtec's officers and directors have certain interests which may be different from the interests of Labtec's stockholders that could influence them to support or approve the offer and the merger,

  . we will incur significant indebtedness to finance the offer, which indebtedness could materially impact our financial condition, results of operations and business, and

  . failure to complete the offer and the merger could negatively impact
    Labtec's stock price and future business and operations.

   Risks Related to Logitech:

  . our quarterly operating results are difficult to predict, which means that our results could fall below investors' expectations, which could cause the price of Logitech ADSs and registered shares to decline significantly,

  . our success depends on the continued viability and financial stability of our distributors, resellers and OEM customers, as well as continued demand by these customers for our products,

  . product returns and effects of price protection that exceed our accruals may significantly impact our financial results,

  . to continue to be successful, we will need to effectively respond to future changes in the technology and customer demands,

  . a significant amount of our manufacturing operations are located in China which exposes us to risks associated with doing significant business in that country,

  . the effect of business, legal and political risks associated with foreign countries and markets may negatively affect us,

  . intense competition in our industry may result in decreased demand for our products, which may result in reduced revenues and gross margins and loss of market share,

  . our reliance on limited or sole suppliers of components used in our products could result in delays in shipments of our products and increased production costs,

  . if we lose our key personnel or are unable to attract and retain key personnel, our ability to pursue business opportunities or develop new products will be limited,

  . our effective tax rates may increase in the future, which would adversely affect our operating results,

  . we may be unable to protect our proprietary rights, and unauthorized use of our technology may result in development of products which compete with our products, and

  . pending lawsuits could adversely impact us.

Approval of the Merger (Page 46)

   If at the end of the offer we have received between 67% and 90% of the outstanding shares of Labtec common stock, we will, subject to the conditions to the merger set forth in the merger agreement, effect a long-form merger as permitted under Massachusetts law, which would require notice to and approval by Labtec stockholders. If at the end of the offer, however, we have received 90% or more of the outstanding shares of Labtec common stock, we will, subject to the conditions to the merger set forth in the merger agreement, effect a short-form merger as permitted under Massachusetts law, which would not require advance notice to or approval by Labtec stockholders.

Appraisal or Dissenters' Rights (Page 47)

   The offer does not entitle you to appraisal or dissenters' rights with respect to your Labtec common stock. If you do not tender your shares in the offer, upon the merger of Purchaser with and into Labtec, you will have a right to object and demand payment of the judicially appraised fair value of your Labtec shares under the Massachusetts Business Corporation Law, or MBCL. This value may be more or less than the $11.00 cash and the market value of the fraction of a Logitech ADS issuable for each share of Labtec common stock in the offer and the merger. See "The Merger; Appraisal Rights."

Certain U.S. Federal Income Tax Consequences (Page 56)

   The receipt of cash and Logitech ADSs in exchange for your shares of Labtec common stock pursuant to the offer will be a taxable transaction. You will recognize gain or loss equal to the difference between (a) the sum of the fair market value of the Logitech ADSs on, in general, the expiration date and cash received and (b) the aggregate tax basis of the Labtec common stock that you tendered. That gain or loss will be capital gain or loss (assuming you hold your Labtec common stock as a capital asset) and the capital gain or loss will be long term if, in general, as of that time, you have held the Labtec common stock for more than one year. Labtec stockholders receiving cash and Logitech ADSs in the merger will have the same federal income tax consequences, except that the fair market value of the Logitech ADSs will be determined as of the effective time of the merger and your holding period of your Labtec stock will, in general, end as of the effective time. See "Taxation."

Opinion of Labtec's Financial Advisors (Page 34)

   On February 7, 2001, Goldsmith, Agio, Helms Securities, Inc., financial advisor to Labtec, delivered its opinion to Labtec's board of directors that, as of February 7, 2001, the consideration to be received by holders of Labtec common stock pursuant to the merger agreement is fair from a financial point of view to those holders. The full text of the opinion of Goldsmith, Agio, Helms, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this prospectus as Annex B and is incorporated herein by reference. Labtec stockholders are urged to, and should, read the opinion in its entirety.

Comparative rights of Shareholders of Logitech and Labtec (Page 82)

   Logitech ADSs are being offered along with cash for your shares of Labtec common stock. Because Labtec is a corporation organized under the laws of Massachusetts and Logitech is a corporation organized under the laws of Switzerland, there are differences between the rights of Labtec stockholders and the rights of holders of Logitech ADSs and Logitech registered shares. For a discussion of some of these differences, see "Comparison of Rights of Labtec Stockholders and Logitech Shareholders."

Interests of Directors and Officers in the Transaction (Page 62)

   Directors and executive officers of Labtec hold stock awards which will become fully vested and exercisable when the offer is completed. As of February 20, 2001, executive officers of Labtec held an aggregate of 204,500 options that were unvested and that will become vested when the offer is completed. As of February 20, 2001, non-employee directors held an aggregate of 20,000 options that were unvested and that will become vested when the offer is completed.

   In the interest of ensuring the continuity of Labtec's business, Robert G. Wick, president and chief executive officer of Labtec, has agreed to serve as senior vice president and general manager of our newly formed audio business unit effective as of the effective time of the merger.

   As approved by Labtec's unaffiliated directors, upon consummation of the offer, Sun Multimedia Advisors, Inc. will receive a fee of $4.1 million in connection with the termination of a management agreement with a wholly owned subsidiary of Labtec as well as for services rendered by Sun Multimedia Advisors in connection with, among other things, the sale of Labtec. Sun Multimedia Advisors is owned by Marc J. Leder and Rodger R. Krouse, two of Labtec's directors, and is the general partner of Sun Multimedia Partners, L.P., the beneficial owner of approximately 48% of the outstanding shares of Labtec common stock.

   We have agreed that existing indemnification rights of present and former directors and officers of Labtec will continue after the effective time of the merger. We also have agreed to maintain in place for 6 years or until any claims are resolved an insurance policy for directors and officers of Labtec to the extent that the annual premium costs are less than 175% of Labtec's annual premium in effect on the date of the merger agreement.

Dividend Policy of Logitech (Page 30)

   Under Swiss law, a corporation pays dividends upon a vote of its shareholders. This vote typically follows the recommendation of the corporation's board of directors. Although Logitech has paid dividends in the past, its board of directors announced in 1997 its intention not to recommend to shareholders any payment of cash dividends in the future in order to retain any future earnings for use in the operation and expansion of Logitech's business.

Stockholder Agreements (Page 69)

   As an inducement to us to enter into the merger agreement, Sun Capital Venture Partners I, L.P., and Sun Multimedia Partners, L.P., which together beneficially own approximately 57% of the outstanding shares of Labtec common stock, entered into stockholder agreements. Under these agreements they agreed to tender in the offer, and not withdraw, all their shares of Labtec common stock. They also granted us proxies to vote all their shares of Labtec common stock in favor of adoption and approval of the merger agreement and approval of the merger, and against any other business combination involving Labtec. Logitech did not pay additional consideration to either of these stockholders in connection with the execution and delivery of the stockholder agreements.

Purchase Accounting Treatment (Page 54)

   Logitech will account for the acquisition of Labtec as a purchase for financial reporting purposes.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These safe harbor provisions are not available for forward-looking statements made in the context of the offer. However, you should understand that any statements we make regarding the benefits of the offer and merger on Logitech's financial condition and future business strategies, as well as expectations with respect to future sales, operating efficiencies, and product expansions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Logitech, that could cause results of Logitech and/or Labtec to differ materially from their respective management's current expectations. Factors that might affect these forward-looking statements include, among other things:

  . the ability to integrate Labtec into Logitech's operations;

  . the timing and successful completion of product development;

  . the risk that the acquisition cannot be completed successfully;

  . the risk that anticipated benefits from the acquisition are not realized;
    and

  . the ability to retain Labtec's employees and customers.

   For a description of some of the factors or uncertainties that exist in Logitech's operations and business environment that could cause actual results to differ, you should consult Logitech's Annual Report on Form 20-F for the year ended March 31, 2000, and its Reports of Foreign Issuer on Form 6-K for the periods ended June 30, 2000, September 30, 2000 and December 31, 2000, as filed with the SEC.

                                  RISK FACTORS

   In deciding whether to tender your shares of Labtec common stock pursuant to the offer, you should read carefully this prospectus, the accompanying Schedule 14D-9 of Labtec and the documents to which we refer you. You should also carefully consider the following factors:

               Risk Factors Relating to the Offer and the Merger

Integrating business operations may be difficult and may have a negative impact on the operating results and financial condition of the combined businesses, including employee morale and retention, customer and supplier retention and marketing operations.

   If we complete the proposed merger, we will integrate two companies that have previously operated independently. The successful integration of Labtec with Logitech will require, among other things, integration of Labtec's and our products, sales and marketing operations, information, software systems and supply chain systems, the coordination of employee retention, hiring and training operations and coordination of future research and development efforts. Integrating Labtec's operations and personnel with ours will be a complex process. We may not be able to integrate the operations of Labtec with our operations rapidly or without encountering difficulties, which, if they occur, may cause us to fail to realize the benefits we currently expect to result from integration and may cause material adverse short- and long-term effects on our operating results and financial condition. Among the difficulties may be negative employee morale, our inability to retain key Labtec employees or personnel, loss of key customers, loss of retail shelf space, disruption of manufacturing and marketing operations and maintaining relationships with Labtec's contract manufacturers.

We may be required to recognize additional non-cash charges against earnings if our management were to determine in the future that the remaining balance of goodwill was impaired.

   Based on a preliminary valuation of goodwill for purposes of presenting pro forma financial information, goodwill is estimated to total $86 million after the acquisition. Although we expect to amortize the goodwill from this transaction over 20 years, if our management were to determine in the future that the remaining balance of goodwill was impaired, we would be required to recognize non-cash charges that would reduce our earnings.

The need for governmental approvals may delay consummation of the offer and the merger, which, among a variety of other factors, may negatively affect the trading prices of Logitech ADSs and Labtec common stock.

   The offer is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act and the effectiveness of the Form F-4 registration statement of which this prospectus forms a part. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies with respect to the offer, the merger and the other transactions contemplated by the merger agreement relating primarily to antitrust issues, must be made and received prior to the consummation of the offer and the merger. Delays in the consummation of the offer and the merger, among a variety of other factors, may cause the trading price of Logitech ADSs to decline which could result in Labtec stockholders receiving Logitech ADSs with a market value lower than expected. In addition, you should be aware that, among other things:

  . all required regulatory approvals may not be obtained on any anticipated schedule,

  . restrictions on the combined operations of Logitech and Labtec, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals, and

  . operating restrictions and divestitures could decrease the value of the combined company.

   We and Labtec are seeking to obtain all required regulatory approvals. Please refer to "The Offer--Conditions to the Offer" and "-- Regulatory Approvals" for more information.

The acceptance of shares of Labtec common stock in the offer may reduce the liquidity and market value of the remaining Labtec shares.

   The acceptance of shares of Labtec common stock pursuant to the offer will reduce the number of holders of shares of Labtec common stock, and the number of shares of Labtec common stock that might otherwise trade publicly, after closing the offer and before closing the merger, and may therefore reduce the liquidity and market value of the shares of Labtec common stock held by the public during this period.

The rights of shareholders in Swiss corporations are different than the rights of shareholders in United States corporations.

   The rights of holders of Logitech registered shares and, therefore, some of the rights of holders of Logitech ADSs, are governed by Swiss law. As a result, the rights of our shareholders differ from, and may be more limited than, the typical rights of shareholders in a United States corporation such as Labtec. Among other things, under Swiss law shareholders who dissent from approving fundamental changes such as a merger do not have appraisal rights. In addition, there are no statutory quorum requirements under Swiss law for shareholders' meetings, except for fundamental corporate actions, which means important business decisions can be made by only a limited number of shareholders if the other shareholders choose not to participate in the meeting.

   U.S. securities laws may restrict the ability of U.S. persons who hold ADSs to participate in certain rights offerings or share or warrant dividend alternatives which we may undertake in the future in the event we are unable to register such securities under the U.S. securities laws and are unable to rely on an exemption from registration under such laws. While we are not currently planning any such transaction, we may take such actions in the future and it may not be feasible to include U.S. persons in any such transaction. If we issue any such securities in the future, they may be issued to the Depositary, which may sell the securities for the benefit of the holders of the ADSs. The Depositary may not receive the appropriate value upon the sale of the securities. See "Comparison of Rights of Labtec Stockholders and Logitech Shareholders" beginning on page 82.

The market price of Logitech ADSs may decline as a result of the merger.

   The market price of Logitech ADSs may decline as a result of the merger for a number of reasons including if:

  . the integration of Logitech and Labtec is unsuccessful;

  . we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

  . the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

Labtec's officers and directors have certain interests which may be different from the interests of Labtec's stockholders that could influence them to support or approve the offer and the merger.

   The officers and directors of Labtec participate in arrangements and have continuing indemnification against some liabilities that provide them with interests in the offer and the merger that may be different from, or in addition to, those of the stockholders of Labtec, including the following:

  . Sun Multimedia Advisors, Inc., a corporation owned by two of Labtec's directors, and the general partner of a limited partnership which beneficially owns approximately 48% of Labtec's outstanding shares of common stock, will be entitled to a fee of $4.1 million on the closing of the offer in connection with the termination of its management agreement with a wholly owned subsidiary of Labtec, as well as for services rendered by Sun Multimedia Advisors in connection with, among other things, the sale of Labtec;

  . the terms of Labtec's existing stock option agreements with its employees and directors provide for the acceleration of the vesting of 100% of unvested options upon consummation of the offer or the merger;

  . we have agreed to cause the surviving corporation in the merger to indemnify each Labtec officer and director against certain liabilities and to cause the surviving corporation to maintain officers' and directors' liability insurance to cover certain liabilities for the next six years; and

  . in the interest of ensuring the continuity of Labtec's business, Robert
    G. Wick, Labtec's president and chief executive officer, will continue as senior vice president and general manager of the division that will comprise the Labtec operations.

   For the above reasons, the directors and officers of Labtec could be more likely to vote to approve or recommend the offer, the merger and merger agreement than if they did not hold these interests.

We will incur significant indebtedness to finance the offer, which indebtedness could materially impact our financial condition, results of operations and business.

   We intend to finance the cash portion of the offer with approximately $84.6 million of borrowings under a bridge note facility to be provided by a commercial bank. The bridge note will mature on the earlier of a year after we first draw down funds on the facility and March 31, 2002. We will need to refinance this indebtedness prior to its maturity, either through a debt or equity financing or new bank facility. We may not be able to complete a financing or enter into a new bank facility on satisfactory terms or at all. If we are unable to refinance the indebtedness prior to its maturity and the lenders request repayment, we may not have funds necessary to repay the bridge note, which would significantly impact our business and financial condition and the value of your investment in us. In addition, if we refinance the indebtedness by effecting an equity financing, the equity financing would increase the number of our registered shares or ADSs available for sale in the public markets. Thus, the announcement or closing of an equity financing could cause the market price of Logitech ADSs to decline.

   The bridge note facility will include covenants that may restrict corporate and other actions that we would otherwise undertake, as well as covenants that we will need to satisfy on an ongoing basis. Failure to comply with or satisfy the covenants may constitute a default under the facility which could result in the acceleration of the maturity of the indebtedness as well as trigger defaults under our other credit facilities.

   As a result of the increased leverage, our principal and interest obligations will increase substantially. The degree to which we will be leveraged could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes. The increased leverage could also adversely affect our liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, we could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

Failure to complete the offer and the merger could negatively impact Labtec's stock price and future business and operations.

   If the offer is not completed for any reason, Labtec may be subject to a number of material risks, including the following:

  . Labtec may be required under limited circumstances to pay us a termination fee of up to $4.5 million;

  . the price of Labtec common stock may decline to the extent that the current market price of Labtec common stock reflects a market assumption that the offer and the merger will be completed; and

  . some costs incurred by Labtec related to the offer and the merger, such as regulatory filing and printing fees that would be payable upon completion of the merger by us, must be paid by Labtec if the offer is not completed.

                           Risks Related to Logitech

Our quarterly operating results are difficult to predict. This means that our results could fall below investors' expectations, which could cause the price of Logitech ADSs and registered shares to decline significantly.

   Our operating results in the past have varied significantly from quarter to quarter and these fluctuations are expected to continue in the future. Future quarterly operating results may vary significantly due to a number of factors, including:

  . the volume and timing of orders received during the quarter;

  . the maturation of product lines;

  . the timing of new product introductions by us and our competitors and their acceptance by the market;

  . the impact of competition on our average selling prices and operating expenses;

  . our inventory levels or inventory levels in the distribution channels;

  . changes in laws or regulations;

  . fluctuations in exchange rates;

  . changes in product or distribution channel mix;

  . price protection charges;

  . product returns from customers;

  . deferrals of customer orders in anticipation of new products or otherwise;

  . changes in technologies and their acceptance by the market;

  . the performance of our suppliers and third-party product manufacturers;
    and

  . the rate of economic growth in our principal geographic markets.

Many of these factors are beyond our control. In addition, due to the short product life cycles inherent in our markets, our failure to introduce new, competitive products consistently and in a timely manner would adversely affect results of operations for one or more product cycles.

   In addition, the volume and timing of orders received during a quarter are difficult to forecast. Customers generally order on an as-needed basis. Accordingly, we have operated with a relatively small backlog, and net sales in any quarter depend primarily on orders booked and shipped in that quarter. In spite of the difficulty in forecasting sales in advance of a quarter and the relatively small backlog at any given time, we generally must plan production, order components and enter into development, sales and marketing, and other operating commitments well before each quarter begins. This is particularly acute because substantially all of our products are manufactured in Asia, and we rely on suppliers who are located in many other parts of the world. Consequently, any shortfall in net sales in a given quarter may negatively impact our results of operations due to an inability to adjust expenses during such quarter. Excess inventory may negatively impact cash flows and result in charges associated with inventory write-offs. The foregoing means that our operating results could fall below investors' expectations, which could cause the price of Logitech ADSs and registered shares to decline significantly.

Our success depends on the continued viability and financial stability of our distributors, resellers and OEM customers, as well as continued demand by these customers for our products.

   We sell our products through a domestic and international network of distributors, resellers and OEM customers, and our success depends on the continued viability and financial stability of these customers, as well as continued demand by these customers for our products. The OEM, distribution and reseller industries have been historically characterized by rapid change, including periods of widespread financial difficulties and consolidations, and the emergence of alternative distribution channels. Our distributor and reseller customers generally offer products of several different companies, including products competitive with our products. Accordingly, there is a risk that these distributors and resellers may give higher priority, including greater retail shelf space, to products of other suppliers, which would reduce demand for, and sales of, our products.

Product returns and effects of price protection that exceed our accruals may significantly impact our financial results.

   As a manufacturer of consumer products, we are exposed to the risk of product returns, either through the exercise by customers of contractual return rights or as a result of our assistance in balancing inventories of retailers and distributors. In addition, we offer price protection to our distributors and retailers. A portion of our net sales has in the past resulted and may in the future result in increased inventory at our distributors and resellers, which has led and could lead to reduced orders by these customers in future periods. As a result, historical net sales may not be indicative of future net sales. Overstocking by our distributors and retailers has in the past led and may in the future lead to higher than normal returns. The short product life cycles of certain of our products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions or other factors affecting the computer industry would result in significant product returns. In addition, we continuously introduce product upgrades, enhancements and improved packaging, and thus may experience higher rates of return on our older products.

   We recognize revenue upon product shipment, less amounts for estimated returns and price protection. Amounts provided for returns and price protection are estimated based upon historical and anticipated experience and our assessment of inventory in the channels. Although we believe that we have provided adequate amounts for projected returns, from time to time we have experienced return levels in excess of amounts provided and our amounts provided may not be sufficient for actual returns in future periods. In addition, our accruals for price protection may not be sufficient in future periods, and any future price changes may have a significant adverse effect on our results of operations.

To continue to be successful, we will need to effectively respond to future changes in technology and customer demands.

   The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our success will depend to a substantial degree on our ability to develop and introduce in a timely manner new products and enhancements that meet changing customer requirements and emerging industry standards. The development of new, technologically-advanced products and enhancements is a complex and uncertain process requiring high levels of innovation as well as the anticipation of technology and market trends. We may not be able to identify, develop, manufacture, market, sell, or support new products and enhancements successfully, new products or enhancements may not achieve market acceptance, or we may not be able to respond effectively to technology changes, emerging industry standards or product announcements by competitors. In addition, some of our competitors may have patents or intellectual property rights which prevent us from being able to respond effectively to new or emerging technologies and changes in customer requirements. New product announcements by us could cause our customers to defer purchases of existing products or cause distributors to request price protection credits or stock rotations. Any of these events could materially harm our business, financial condition and results of operations.

A significant amount of our manufacturing operations are located in China, which exposes us to risks associated with doing significant business in that country.

   A significant amount of our manufacturing operations are located in China. These operations could be severely impacted by economic or political instability in China, including instability which may occur in connection with a change in leadership in China, by evolving interpretation and enforcement of legal standards, by strains on Chinese transportation, communications, trade and other infrastructures related to the rapid industrialization of an agrarian economy, by conflicts, embargoes, increased tensions or escalation of hostilities between China and Taiwan, and by other trade customs and practices that are dissimilar to those in the United States. Interpretation and enforcement of China's laws and regulations continue to evolve and we expect differences in interpretation and enforcement to continue in the foreseeable future. In addition, our Chinese employees in our Suzhou, China facilities are subject to a number of government regulations regarding employment practices and customs that are fundamentally different in many respects from those in the United States and Europe. The Suzhou facilities are managed by several of our key Taiwanese expatriate employees. The loss of these employees, either voluntarily or because of a deterioration in relations between China and Taiwan, may diminish the productivity and effectiveness of our Suzhou manufacturing operations.

The effect of business, legal and political risks associated with foreign countries and markets may negatively affect us.

   We transact a substantial portion of our business outside the United States. There are risks inherent in doing business in international markets, including:

  . tariffs, customs, duties and other trade barriers,

  . difficulties in staffing and managing foreign operations,

  . environmental and other related regulations,

  . political instability, expropriation, nationalization and other political risks,

  . foreign exchange controls, and

  . delays from customs brokers or government agencies.

   Any of these risks could adversely impact the success of our international operations and, in turn, have a material adverse effect on our business, financial condition and results of operations.

Intense competition in our industry may result in decreased demand for our products, which may result in reduced revenues and gross margins and loss of market share.

   Our business is characterized by intense competition, a trend of declining average selling prices in OEM and performance enhancements and new features of competing retail products. We expect that competition will continue to be intense and may increase from current or future competitors.

   We compete primarily with Creative Technology, Ezonics Corporation, Guillemot Corporation, Intel, Interact Multimedia, Kensington/Advanced Gravis, KYE/Mouse Systems, Microsoft, Mitsumi, Philips, Primax, Saitek Industries Ltd., and Xirlink Inc. Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases, than us.

   Our chief competitor is Microsoft in the market for pointing devices, gaming devices and keyboards. In the quarter ended December 31, 1999, Microsoft began shipping two new mouse products that were based on an optical sensing technology. We responded to Microsoft with optical offerings in the second quarter of fiscal 2001. In addition, we continued to focus on the advantages of our cordless offerings to the end user. Microsoft entered into the cordless mouse category in the second quarter of fiscal 2001, and we expect Microsoft to add a cordless keyboard to their line in the near future. We are also starting to see increased competition for cordless desktops from less established brands, at the lower price selling prices.

   Microsoft is also a leading producer of operating systems and applications with which our pointing and gaming devices are designed to operate. As a result of our position, Microsoft may be able to make improvements in the functionality of its pointing and gaming devices to correspond with ongoing modifications and enhancements to its operating systems and software applications before we are able to make such improvements. This ability could provide Microsoft with significant lead time advantages for product development. In addition, Microsoft may be able to offer pricing advantages on bundled hardware and software products that we are not able to offer.

   Our chief competitor in the market for PC video cameras is Intel. Intel has also begun offering a family of wireless products for use with a PC, including a mouse, a keyboard and a gamepad. These products are offered separately and in various combinations. These products are based on a wireless systems approach that requires the use of a base station that can connect multiple wireless devices. It remains to be seen how consumers will respond to this Intel offering. We also expect Microsoft to make a high profile entry into the PC video camera category at some point in calendar 2001.

   We expect to continue to experience increased competition, significant price reductions in OEM and performance enhancements of competing products in retail. This could result in decreased revenue, decreased gross margin, loss of market share and lack of acceptance of our products. In the event of significant price competition in the market for our products, we would be required to decrease costs at least proportionately to any price decreases in order to maintain our existing margin levels and would be at a significant disadvantage compared to competitors with substantially greater resources, which could more readily withstand an extended period of downward pricing pressure. We may not be able to compete successfully in the future, and competition may significantly harm our business, financial condition and results of operations.

Our reliance on limited or sole suppliers of components used in our products could result in delays in shipments of our products and increased production costs.

   Certain key components used in the manufacture of our products, as well as certain products, are currently purchased by us from single or limited sources that specialize in these components or products. At present, single-sourced components include certain of our application-specific integrated circuits, sensors, other integrated circuits and components, and balls used in some of our trackballs. We generally do not have long-term agreements with our single or limited sources of supply. Lead times and prices for materials and components ordered by us or our contract manufacturers can vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time we have experienced supply excesses shortages and fluctuation in component prices. Shortages or interruptions in the supply of components or subcontracted products, or our inability to procure these components or products from alternate sources at acceptable prices in a timely manner, could delay shipment of our products or increase our productions costs, which could decrease our revenue or gross margin. Delays could also adversely affect our business relationships.

If we lose our key personnel or are unable to attract and retain key personnel, our ability to pursue business opportunities or develop new products will be limited.

   Our success depends to a significant degree on the continued contributions of our senior management, and other key design, development, manufacturing, marketing, finance and sales personnel. The loss of any of these personnel could harm our business. Assimilation and retention of personnel may be made more difficult by the fact that our management and other key personnel are dispersed throughout various locations worldwide, thus requiring the coordination of organizations separated by geography and time zone and the integration of personnel with disparate business backgrounds, cultures and languages. In addition, we believe that our future success will depend on our ability to attract and retain highly skilled managerial, engineering, operations, marketing and sales personnel, and competition for whom is intense. We may not be successful in attracting and retaining these personnel, and the failure to attract and retain key personnel could harm our business.

Our effective tax rates may increase in the future, which would adversely affect our operating results.

   We operate in multiple jurisdictions and our profits are taxed pursuant to the tax laws of these jurisdictions. If our effective tax rate increases in a future period, our operating results in general will be adversely impacted, and specifically our net income and earnings per ADS and per registered share, will decrease. Our effective tax rate may be affected by changes in or interpretations of tax laws in any given jurisdiction, utilization of net operating losses and tax credit carry forwards, changes in transfer pricing that impact the recognition of net sales and allocation of expenses in our various subsidiaries, and changes in our management's assessment of matters such as the realizability of deferred tax assets. In the past, we have experienced substantial fluctuation in our effective income tax rate. Our effective income tax rates in a given fiscal year reflect a variety of factors that may not be present in the succeeding fiscal year or years. As a result, our effective income tax rate may increase in future periods.

We may be unable to protect our proprietary rights. Unauthorized use of our technology may result in development of products which compete with our products.

   Our future success depends in part on our proprietary technology, technical know-how and other intellectual property. We rely on a combination of patent, trade secret, copyright, trademark and other intellectual property laws, and confidentiality procedures and contractual provisions such as nondisclosure agreements and licenses, to protect our intellectual property.

   We hold various United States patents, together with corresponding patents from other countries, relating to some of the same inventions. We also have various United States patent applications pending, together with corresponding applications from other countries relating to some of the same inventions. Despite these patents and patent applications, it is possible that any patent owned by us will be invalidated, deemed unenforceable, circumvented or challenged, that the rights granted thereunder will not provide competitive advantages to us, or that any of our pending or future patent applications will not be issued with claims of the scope sought by us. In addition, other intellectual property laws, or our confidentiality procedures and contractual provisions, may not adequately protect our intellectual property. Also, our competitors may independently develop similar technology, duplicate our products, or design around our patents or other intellectual property rights. In addition, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Any of these events could significantly damage our business, financial condition and results of operations.

   We also rely on certain technologies that we license or acquire from others. We may find it necessary or desirable in the future to obtain licenses or other rights relating to one or more of our products or to current or future technologies. These licenses or other rights may not be available on commercially reasonable terms, or at all.

Pending lawsuits could adversely impact us.

   There has been substantial litigation in the technology industry regarding rights to intellectual property, and we are subject to the risk of claims against us for alleged infringement of the intellectual property rights of others. Through our U.S. and China subsidiaries, we are currently involved in several pending lawsuits with respect to patent infringement claims by third parties. We believe that all of these pending lawsuits are without merit and intend to defend against them vigorously. However, the defense of any of these actions may not be successful. Any judgment in or settlement of any of these lawsuits may have a material adverse impact on our business, financial condition and results of operations.

   Pending and future litigation involving us, whether as plaintiff or defendant, regardless of outcome, may result in significant diversion of effort by our technical and management personnel, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on our business, financial condition and results of operations. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. In addition, our efforts to protect our intellectual property through litigation may not prevent duplication of our technology or products.

                       SELECTED HISTORICAL FINANCIAL DATA

Logitech

   The financial data for the years ended March 31, 2000, 1999, 1998, 1997 and 1996, and the financial condition as of the years then ended have been derived from our consolidated financial statements. These consolidated financial statements were audited by PricewaterhouseCoopers LLP, our independent accountants. This financial data should be read with the consolidated financial statements for the years ended March 31, 2000, 1999 and 1998, which are incorporated by reference in this prospectus. The financial data for the nine months ended December 31, 2000 and 1999, and the financial condition as of the periods then ended have been derived from our unaudited consolidated financial statements. The financial data should be read with the unaudited consolidated financial statements for the periods then ended, which are incorporated by reference in this prospectus. Our consolidated results of operations are prepared in accordance with U.S. GAAP. The unaudited interim financial statements were prepared on a basis consistent with the audited financial statements and, in the opinion of our management, contain all adjustments necessary for fair presentation of results of operations and financial condition.

                         Nine Months Ended
                           December 31,                  Year Ended March 31,
                         ------------------  ------------------------------------------------
                           2000      1999      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                             (In thousands, U.S. dollars, except per share amounts)
OPERATING RESULTS:
Net sales............... $563,963  $439,739  $615,664  $470,741  $406,109  $430,007  $368,967
Cost of goods sold......  372,183   293,250   408,969   308,018   273,266   290,856   259,264
                         --------  --------  --------  --------  --------  --------  --------
Gross profit............  191,780   146,489   206,695   162,723   132,843   139,151   109,703
Operating expenses:
 Marketing and selling..   98,172    74,391   102,957    85,350    68,813    71,013    59,654
 Research and
  development...........   26,760    22,852    31,666    31,378    27,774    26,481    20,705
 General and
  administrative........   25,274    21,929    31,102    23,625    19,944    20,380    19,553
 Acquired in-process
  research and
  development (1).......      --        --        --      6,200       --        --        --
                         --------  --------  --------  --------  --------  --------  --------
Operating income........   41,574    27,317    40,970    16,170    16,312    21,277     9,791
Interest income
 (expense), net.........     (359)     (403)     (163)      906     1,592      (752)   (2,304)
Loss on sale of product
 line (2)...............      --        --        --     (7,272)   (3,174)      --        --
Other income (expense),
 net....................    1,602    (1,092)   (3,252)   (1,407)    2,222     2,305     1,747
                         --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................   42,817    25,822    37,555     8,397    16,952    22,830     9,234
Provision for income
 taxes..................    8,563     5,164     7,511     1,260     1,496     1,770     1,041
                         --------  --------  --------  --------  --------  --------  --------
Net income.............. $ 34,254  $ 20,658  $ 30,044  $  7,137  $ 15,456  $ 21,060  $  8,193
                         ========  ========  ========  ========  ========  ========  ========
Net income per share
 (4):
 Basic.................. $   8.15  $   5.25  $   7.55  $   1.85  $   4.09  $   6.50  $   2.51
 Diluted................ $   7.29  $   4.96  $   6.87  $   1.79  $   3.91  $   6.18  $   2.50
Net income per ADS (10
 ADS : 1 share):
 Basic.................. $    .82  $    .53  $    .76  $    .19  $    .41  $    .65  $    .25
 Diluted................ $    .73  $    .50  $    .69  $    .18  $    .39  $    .62  $    .25
Shares used to compute
 net income per share
 (4)
 Basic..................    4,201     3,937     3,977     3,867     3,776     3,241     3,260
 Diluted................    4,697     4,163     4,376     3,983     3,954     3,407     3,281
Cash dividend per share
 (3) (4)................ $    --   $    --   $    --   $    --   $    --   $    .48  $    --

                            December 31,                       March 31,
                          ------------------  ------------------------------------------------
                            2000      1999      2000      1999      1998      1997      1996
                          --------  --------  --------  --------  --------  --------  --------
                                          (In thousands of U.S. dollars)
SELECTED FINANCIAL DATA:
Working capital.........  $152,483  $ 99,476  $115,738  $ 70,357  $104,531  $ 81,661  $ 45,497
Intangible assets.......    11,593    15,100    14,007    18,247       --        --        --
Total assets............   416,055   329,234   334,077   294,489   214,701   216,423   181,321
Long-term debt..........     6,707     3,141     2,934     3,624     3,031     3,188     4,768
Total liabilities.......   195,467   162,206   154,108   154,735    81,967   104,732   109,883
Total shareholders'
 equity.................   220,588   167,028   179,969   139,754   132,734   111,691   181,321
OTHER FINANCIAL DATA:
EBITDA (5)..............    60,220    39,401    57,733    23,269    28,739    35,065    21,570
Cash flow provided by
 (used in):
 Operating activities...   (22,411)   13,650    32,866    16,799    43,473    27,450     8,810
 Investing activities...   (15,923)  (17,987)  (19,941)  (64,804)   (7,888)  (17,824)    5,372
 Financing activities...     6,908    (9,687)   (5,821)   19,065      (252)    1,093   (21,385)

--------
(1) In connection with acquisition of Connectix Corporation's PC video camera business, we recorded a one-time charge of $6.2 million for acquired in-process research and development.

(2) In fiscal 1998, we sold our scanner product line to Storm Technology Inc. and recorded a $3.2 million loss on the sale. In 1999, we wrote off $5.8 million related to a convertible note and common stock investment in Storm made in connection with the sale. The additional expenses in 1999 primarily relate to costs to conclude certain obligations exceeding our management's estimate made in 1998.

(3) Dividends were declared in Swiss francs and translated into U.S. dollars.

(4) We completed a two-for-one stock split which was effected in the form of a stock dividend and distributed on July 5, 2000 payable to stockholders of record as of July 4, 2000. All references to share and per share data for all periods presented have been adjusted to give effect to this two-for-one stock split.

(5) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is a widely accepted financial indicator of a company's historical ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results or as a measure of liquidity in accordance with generally accepted accounting principles. Additionally, EBITDA as defined herein may not be comparable to similarly titled measures reported by other companies.

Labtec

   The financial data for the years ended March 31, 2000, 1999, 1998, 1997 and 1996, and the financial condition as of the years then ended have been derived from Labtec's consolidated financial statements. The consolidated financial statements for the year ended March 31, 2000 were audited by Grant Thornton LLP, Labtec's independent accountants. The consolidated financial statements for the years ended March 31, 1999, 1998, 1997 and 1996 were audited by PricewaterhouseCoopers LLP, Labtec's independent accountants. The financial data for the years ended March 31, 2000 and 1999 should be read with the consolidated financial statements for the years then ended, which are included elsewhere in this prospectus. The financial data for the years ended March 31, 1998, 1997 and 1996 should be read with the consolidated financial statements for the years then ended, which are not included in this prospectus. The financial data as of and for the nine months ended December 31, 2000 and 1999 have been derived from Labtec's unaudited consolidated financial statements, which are included elsewhere in this prospectus. The financial data should be read with the unaudited consolidated financial statements for the periods then ended. Labtec's consolidated results of operations are prepared in accordance with U.S. GAAP. The unaudited interim financial statements were prepared on a basis consistent with the audited financial statements and, in the opinion of Labtec's management, contain all adjustments necessary for fair presentation of results of operations and financial condition.

                            Nine Months
                               Ended
                           December 31,             Year Ended March 31,
                          ---------------  -------------------------------------------
                           2000    1999     2000     1999     1998     1997     1996
                          ------- -------  -------  -------  -------  -------  -------
                          (In thousands, U.S. dollars, except per share amounts)
OPERATING RESULTS:
Net sales...............  $78,067 $64,566  $90,512  $64,273  $60,113  $61,943  $43,664
Cost of goods sold......   46,287  38,802   54,344   40,657   38,163   39,681   29,878
                          ------- -------  -------  -------  -------  -------  -------
Gross profit............   31,780  25,764   36,168   23,616   21,950   22,262   13,786
Operating expenses:
 Marketing and selling..   15,244  12,029   17,161   14,993   12,009    9,969    7,100
 Research and
  development...........    1,659   1,706    2,343    1,717    1,507    1,369      --
 General and
  administrative........    4,023   3,955    5,969    5,457    3,857    3,448    3,877
 Depreciation...........    1,196   1,186    1,514    1,444      943      723      562
 Amortization of
  goodwill and
  intangible assets.....      898   2,611    2,945    2,538    2,130    2,250    2,571
                          ------- -------  -------  -------  -------  -------  -------
Operating income
 (loss).................    8,760   4,277    6,236   (2,533)   1,504    4,503     (324)
Interest expense, net...    3,673   2,942    4,115    3,516    3,254    2,610    2,566
Other nonoperating
 (income) expense.......      107      62      153       (8)       2      (31)     --
                          ------- -------  -------  -------  -------  -------  -------
Income (loss) before
 extraordinary loss and
 income taxes...........    4,980   1,273    1,968   (6,041)  (1,752)   1,924   (2,890)
Provision (benefit) for
 income taxes...........    1,327     626      776   (1,370)      14    1,323     (312)
                          ------- -------  -------  -------  -------  -------  -------
Income (loss) before
 extraordinary loss.....    3,653     647    1,192   (4,671)  (1,766)     601   (2,578)
Extraordinary loss on
 extinguishments of
 debt, less applicable
 income tax benefit.....      --   (1,016)  (1,016)    (271)    (511)     --       --
                          ------- -------  -------  -------  -------  -------  -------
Net income (loss).......  $ 3,653 $  (369) $   176  $(4,942) $(2,277) $   601  $(2,578)
                          ======= =======  =======  =======  =======  =======  =======
Income (loss) per share
 before extraordinary
 items:
 Basic..................  $   .91 $   .18  $   .32  $ (1.87) $ (1.00) $   .48  $ (2.07)
 Diluted................  $   .91 $   .18  $   .32  $ (1.87) $ (1.00) $   .32  $ (2.07)
Net income (loss) per
 share:
 Basic..................  $   .91 $  (.10) $   .05  $ (1.98) $ (1.29) $   .48  $ (2.07)
 Diluted................  $   .91 $  (.10) $   .05  $ (1.98) $ (1.29) $   .32  $ (2.07)
Shares used to compute
 net income (loss) per
 share:
 Basic..................    4,013   3,575    3,684    2,494    1,770    1,253    1,248
 Diluted................    4,024   3,575    3,715    2,494    1,770    1,861    1,248

                           December 31,                    March 31,
                         -----------------  --------------------------------------------
                          2000      1999      2000     1999     1998     1997     1996
                         -------  --------  --------  -------  -------  -------  -------
                                      (In thousands of U.S. dollars)
SELECTED BALANCE SHEET
 DATA:
Working capital......... $14,426  $ 11,512  $ 13,078  $14,935  $19,544  $ 3,407  $ 2,997
Intangible assets.......  16,140    18,570    17,038    9,392    1,768    3,535    5,303
Total assets............  77,623    62,966    63,269   46,968   36,202   34,528   30,034
Long-term debt..........  25,400    29,489    28,747   26,086   31,986    4,407    6,598
Total liabilities.......  65,821    55,417    55,158   42,267   40,000   27,861   24,007
Total shareholders
 equity.................  11,802     7,549     8,111    4,701   (3,798)   6,667    6,027
OTHER FINANCIAL DATA:
EBITDA (1)..............  10,747     8,012    10,542    1,457    4,575    7,509    2,809
Cash flow provided by
 (used in):
 Operating activities...    (899)    3,140     3,374    3,635    1,190   (2,574)    (752)
 Investing activities...  (1,410)  (14,950)  (14,396)   2,156   (1,537)    (743)  (1,714)
 Financing activities...   2,384    11,890    11,645   (5,982)   1,264    3,046    2,568

--------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is a widely accepted financial indicator of a company's historical ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results or as a measure of liquidity in accordance with generally accepted accounting principles. Additionally, EBITDA as defined herein may not be comparable to similarly titled measures reported by other companies.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following selected unaudited pro forma combined financial data are presented to illustrate the effects of the merger on the historical financial position and operating results of Logitech and the historical financial position and pro forma operating results for Labtec. This pro forma financial data is derived from the unaudited pro forma combined financial information included elsewhere in this prospectus.

                                                 Year Ended   Nine Months Ended
                                               March 31, 2000   Dec. 31, 2000
                                               -------------- -----------------
                                               (In thousands, except per share
                                                            data)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
 DATA:
Revenues.....................................     $712,004        $642,030
Cost of revenues.............................      466,567         418,470
                                                  --------        --------
Gross profit.................................      245,437         223,560
                                                  --------        --------
Operating expenses:
  Marketing and selling......................      120,753         113,416
  Research and development...................       34,009          28,419
  General and administrative (1).............       46,747          36,104
                                                  --------        --------
    Total operating expenses.................      201,509         177,939
                                                  --------        --------
Income from operations.......................       43,928          45,621
Interest and other expense, net..............      (12,208)         (5,924)
                                                  --------        --------
Net income before income taxes...............       31,720          39,697
Provision for income taxes...................        6,977           8,037
                                                  --------        --------
Income before extraordinary loss.............     $ 24,743        $ 31,660
                                                  ========        ========
Income before extraordinary item:
  Earnings per share--basic..................     $   6.07        $   7.36
  Earnings per share--diluted................     $   5.51        $   6.58
Income before extraordinary item per ADS:
  Earnings per ADS--basic....................     $   0.61        $   0.74
  Earnings per ADS--diluted..................     $   0.55        $   0.66
Shares used in per share calculation--basic..        4,076           4,303
Shares used in per share calculation--
 diluted.....................................        4,488           4,809
OTHER FINANCIAL DATA:
EBITDA.......................................     $ 69,765        $ 70,967
Cash flow provided from (used in):
  Operating activities.......................       36,465         (23,310)
  Investing activities.......................      (21,210)        (17,333)
  Financing activities.......................        6,251           9,292

                                                                 Dec. 31, 2000
                                                                 -------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents.......................................   $ 16,722
Working capital.................................................     98,956
Intangible assets...............................................    112,327
Total assets....................................................    577,897
Convertible subordinated notes and other long-term obligations,
 excluding current portion......................................     22,792
Shareholders' equity............................................    249,707

--------
(1) A proposed FASB Statement of Financial Standards on Business Combinations would eliminate amortization of goodwill. Pro forma amortization of goodwill was $8,174,000 and $6,208,000 for the year ended March 31, 2000 and the nine month period ended December 31, 2000, respectively.

                          COMPARATIVE PER SHARE DATA

   The following tables present unaudited historical and pro forma per share data that reflect the completion of the acquisition based upon the historical financial statements of Logitech and Labtec. You should read this information in conjunction with our historical financial statements and related notes contained in the reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 4. You should also read this information in conjunction with the historical consolidated financial statements, including the related notes, of Labtec that are included elsewhere in this prospectus, and in conjunction with the pro forma financial information under the heading "Unaudited Pro Forma Combined Financial Information" on page 116. You should not rely on the pro forma information as being indicative of the historical results that we would have had if the acquisition had occurred before the periods indicated below or the future results that we will experience after the merger.

                                            Fiscal Year Ended Nine Months Ended
                                             March 31, 2000   December 31, 2000
                                            ----------------- -----------------
                                             Per               Per
                                            share  Per ADS(5) share  Per ADS(5)
                                            ------ ---------- ------ ----------
LOGITECH HISTORICAL PER SHARE DATA
Basic net income per common share.........  $ 7.55   $0.76    $ 8.15   $0.82
Diluted net income per common share.......  $ 6.87   $0.69    $ 7.29   $0.73
Book value per common share at period end
 (1)......................................  $43.23   $4.32    $51.55   $5.16

LABTEC HISTORICAL PER SHARE DATA
Basic income before extraordinary item per
 common share.............................  $ 0.32     --     $ 0.91     --
Diluted income before extraordinary item
 per common share.........................  $ 0.32     --     $ 0.91     --
Book value per common share at period end
 (1)......................................  $ 2.02     --     $ 2.94     --

UNAUDITED PRO FORMA COMBINED LOGITECH
Basic before extraordinary item income per
 common share (2).........................  $ 6.07   $0.61    $ 7.36   $0.74
Diluted before extraordinary item income
 per common share (2).....................  $ 5.51   $0.55    $ 6.58   $0.66
Book value per common share at period end
 (3)......................................     --      --     $57.04   $5.70

EQUIVALENT PRO FORMA COMBINED LABTEC (4)
Basic before extraordinary item income per
 common share.............................  $ 0.15   $0.15    $ 0.18   $0.18
Diluted before extraordinary item income
 per common share.........................  $ 0.14   $0.14    $ 0.16   $0.16
Book value per common share at period
 end......................................     --      --     $ 1.40   $1.40

Notes to Comparative Per Share Data

(1) Book value per share is computed by dividing stockholders' equity by, in the case of Logitech, the number of registered shares and ADSs, and, in the case of Labtec, the number of shares of common stock, in both cases outstanding at March 31, 2000 and December 31, 2000.

(2) Pro forma combined per share Logitech information combines financial information of Logitech for the year ended March 31, 2000 and the nine month period ended December 31, 2000 with the financial information of Labtec for the year ended March 31, 2000 and the nine month period ended December 31, 2000, respectively. This information also assumes the merger occurred as of April 1, 1999 and was accounted for using the purchase method.

   As illustrated in the above table, Logitech's pro forma basic and diluted net income per registered share and ADS would have declined compared to its historical data principally due to the effects of (i) increasing the average registered shares and ADSs outstanding in connection with the offer and the merger and (ii) the assumed incremental interest, goodwill and intangible asset amortization expense of $7.2 million and $6.2 million, net of tax, for the twelve month period ended March 31, 2000 and the nine month period ended December 31, 2000, respectively. These effects would be offset by incremental net income of $1.9 million and $3.6 million assumed to be contributed by Labtec on a pro forma basis for the twelve months ended March 31, 2000 and the nine month period ended December 31, 2000, respectively.

(3) Pro forma combined book value per is computed by dividing pro forma stockholders' equity at December 31, 2000 by the pro forma number of registered shares and Logitech ADSs which would have been outstanding had the acquisition been consummated as of December 31, 2000.

(4) The equivalent pro forma combined Labtec information is calculated by multiplying the Logitech pro forma combined per share amounts by an estimated exchange ratio of .2457 per Logitech ADS and .02457 per registered share. The actual exchange ratio will not be determined until three trading days prior to the actual expiration of the offer.

(5) Each Logitech ADS represents one-tenth of one Logitech registered share.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Logitech ADSs have been traded on the Nasdaq National Market under the symbol "LOGIY" since March 27, 1997, the date of our first offering of ADSs in the United States. In Labtec's initial public offering in December 1995, it was known as Spacetec IMC Corporation and its common stock traded on the Nasdaq National Market under the symbol "SIMC" from that time until February 1999, when its name was changed to Labtec Inc. From February 1999 until December 1999, Labtec's common stock traded on the Nasdaq National Market under the symbol "LABT." Since December 1999, Labtec's common stock has traded on the OTC Bulletin Board under the symbol "LABT.OB." Prior to the dates described above, there was no established public trading market in the United States for either company's capital stock. The following table sets forth for the periods indicated the quarterly high and low closing sale prices per share of Logitech ADSs as reported on the Nasdaq National Market and of Labtec common stock as reported on the OTC Bulletin Board and the Nasdaq National Market. The price data reflects all applicable share splits.

                                                    LOGITECH ADSs    LABTEC
                                                    ------------- -------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
   Fiscal Year Ended March 31, 1998:
     First Quarter................................. $ 9.50 $ 8.19 $27.38 $12.00
     Second Quarter................................   9.44   7.00  27.75  15.38
     Third Quarter.................................   9.38   7.50  23.25  17.25
     Fourth Quarter................................   8.38   6.69  21.38  18.38


   Fiscal Year Ended March 31, 1999:
     First Quarter.................................   7.88   6.56  21.75  15.38
     Second Quarter................................   7.19   4.63  18.75   9.38
     Third Quarter.................................   6.25   4.25  17.63   7.88
     Fourth Quarter................................   7.06   5.63  16.50  10.13


   Fiscal Year Ended March 31, 2000:
     First Quarter.................................   7.63   6.13  12.00   8.00
     Second Quarter................................   8.50   6.88   8.88   7.50
     Third Quarter.................................  15.38   7.94   9.31   4.75
     Fourth Quarter................................  37.50  13.73   8.75   5.75


   Fiscal Year Ended March 31, 2001:
     First Quarter.................................  36.50  25.38  10.25   6.00
     Second Quarter................................  38.50  26.00  12.00   8.13
     Third Quarter.................................  32.13  18.75   8.75   6.22
     Fourth Quarter (through February 21, 2001)....  32.06  23.50  17.44   6.22

 Recent Share Price

   The table below presents the per share closing prices of Logitech ADSs on the Nasdaq National Market and Labtec common stock on the OTC Bulletin Board and the pro forma equivalent market value of the $11.00 in cash and fraction of a Logitech ADS offered for each share of Labtec common stock in the offer as of the dates specified. February 6, 2001 was the last trading before the day of the announcement of the merger agreement. February 21, 2001 was the latest practicable trading day before the printing of this prospectus.

                                                                       Labtec
                                                                    Common Stock
                                                          Labtec     Equivalent
                                         Logitech ADSs Common Stock    Value
                                         ------------- ------------ ------------
   February 6, 2001.....................    $31.69        $11.88       $18.79
   February 21, 2001....................     27.50         17.40        17.43

   The equivalent per share price for Labtec common stock in the above table was determined by multiplying the closing prices of Logitech ADSs as of the specified dates by an assumed exchange ratio of .2457, and adding $11.00 in cash per Labtec share of common stock. However, the exact fraction of a Logitech ADS to be received by Labtec stockholders who tender their shares in the offer will be determined as follows:

  . If the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is equal to or between $25.64 and $31.34, the exchange ratio will be determined by dividing $7.00 by this 20-day average price.

  . If this 20-day average price is less than $25.64, the exchange ratio will be .2730 of a Logitech ADS for each share of Labtec common stock.

  . If this 20-day average price is more than $31.34, the exchange ratio will be .2234 of a Logitech ADS for each share of Labtec common stock.

   Labtec stockholders are advised to obtain current market quotations for Logitech ADSs and Labtec common stock. No assurance can be given as to the market prices of Logitech ADSs or Labtec common stock at any time before the consummation of the offer or the merger or as to the market price of Logitech ADSs at any time after the offer or merger. If the market price of a Logitech ADS declines below $25.64, the value of the total consideration you receive in exchange for your shares of Labtec common stock will decline, because the greatest fraction of a Logitech ADS that will be issued, together with $11.00 in cash, in exchange for a Labtec share is .2730.

Dividends

   Under Swiss law, a corporation pays dividends upon a vote of its shareholders. This vote typically follows the recommendation of the corporation's board of directors. Although we have paid dividends in the past, our board of directors announced in 1997 its intention not to recommend to shareholders any payment of cash dividends in the future in order to retain any future earnings for use in the operation and expansion of our business.

   Labtec has never declared or paid cash dividends on its capital stock. Pursuant to the merger agreement, Labtec has agreed not to pay cash dividends pending the effective time of the merger, without the written consent of Logitech.

                                 THE COMPANIES

Logitech

   We are a leader in the design, manufacture and marketing of human interface devices for personal computers. These products include corded and cordless mice and keyboards, trackballs, joysticks, gamepads, steering wheels, multimedia speakers and internet video cameras.

   Over the past 19 years, we have offered PC users a variety of means to access the world of digital information. Our products provide user-centric solutions intended to be easy to install and easy to use, and that are combined with integrated software for seamless compatibility and added functionality. These products allow users to personalize and enrich their computing environment, and to easily operate in a variety of applications.

   Logitech was founded in Switzerland in 1981, and in 1988 we listed our shares in an initial public offering in Switzerland. In March 1997, we sold 400,000 registered shares from treasury in a U.S. initial public offering in the form of 4,000,000 ADSs, and listed the ADSs on the Nasdaq National Market. We maintain our operational headquarters through our U.S. subsidiary in Fremont, California, with regional headquarters through local subsidiaries in Romanel-sur-Morges, Switzerland and Hsinchu, Taiwan. In addition, we have manufacturing operations in China, with distribution facilities in the United States, Europe and Asia.

   For further information about Logitech, please see the documents incorporated by reference into this document, as described under "Where You Can Find More Information" beginning on page 4.

Labtec

   Labtec is a leading developer and marketer of high-technology peripheral products and accessories for computing, communications, and entertainment. Labtec offers an array of proprietary products, including personal computer and game console speakers and subwoofers; PC Voice Access(TM) headsets and accessories, microphones, and telephony products; personal audio headphone and earphone products; and 3D motion controllers.

   Labtec's strategy is to offer an assortment of high-technology products through multiple channels of distribution. Labtec currently sells to numerous retailers, master distributors, and original equipment manufacturers. Labtec serves these multiple channels of distribution on a worldwide basis.

   Labtec maintains a leading market position in each of its product lines of PC speakers, PC Voice Access(TM) products, 3D motion controllers, and computer storage products, and a second market position for its personal audio product line. Labtec is establishing its market position in telephony products.

   For more information about Labtec see "Certain Information Regarding Labtec" beginning on page 93.

                             REASONS FOR THE OFFER

Reasons for the Logitech's Board Recommendation; Factors Considered

   In approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, Logitech's board of directors considered a number of factors. In its evaluation, the board considered several potential benefits of the acquisition of Labtec, the most important of which included the following:

  . the acquisition of Labtec would provide an opportunity for Logitech to increase its revenue and extend its leadership in the computer control and human interface device industries;

  . the acquisition would provide an opportunity for Logitech to expand its presence in the Internet voice communication applications market more quickly than Logitech would likely achieve on its own due to the combination of Logitech's video products with Labtec's voice access and telephony products;

  . the acquisition would allow Logitech to offer a more comprehensive product line by combining Labtec products with Logitech products, and thereby expand OEM and retail sales more than Logitech would on its own;

  . the acquisition would allow Logitech to leverage its European sales organization and contacts with the combined company's expanded product line;

  . the acquisition would allow Logitech to penetrate the United States retail market to a greater degree than Logitech would on its own due to the combined company's access to Labtec's existing retail relationships and Labtec's United States-focused sales organization;

  . the merger would allow Logitech the opportunity for increased profitability through cost savings, efficiencies in sales, marketing, distribution and other operating areas; and

  . the acquisition would allow Logitech to obtain talented and highly skilled employees with proven capabilities.

   Logitech's board of directors consulted with senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision. In its evaluation of the acquisition, the Logitech board reviewed several other factors, including, but not limited to, the following:

  . historical information concerning Logitech's and Labtec's respective businesses, financial performance and condition, operations, technology and management;

  . Logitech management's view of the financial condition, results of operations and businesses of Logitech and Labtec before and after giving effect to the acquisition and Logitech board's determination of the acquisition's effect on stockholder value;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration Labtec stockholders will receive in the offer or the merger in light of comparable transactions;

  . the belief by Logitech's senior management that the terms of the merger agreement are reasonable;

  . the potential impact of the acquisition on Logitech's and Labtec's customers and employees; and

  . discussions with management, legal and financial advisors as to the results of their due diligence investigations of Labtec.

   The Logitech board also considered the risk factors set forth under "Risk Factors--Risk Factors Relating to the Offer and the Merger."

   The foregoing discussion of the information and factors considered by the Logitech board is not intended to be exhaustive, but includes the material factors considered by the Logitech board. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the Logitech board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, our board of directors unanimously approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

Reasons for the Labtec's Board Recommendation; Factors Considered

   In making the determinations and recommendations described below, the Labtec board of directors considered a number of factors, including, without limitation, the following:

  . the amount and form of consideration to be received by Labtec's stockholders in the offer and the merger and Labtec's prospects after the merger;

  . Labtec's prospects if it were to remain independent, and the risks and benefits inherent in remaining independent, including the risk arising from the increasing investment required to compete in the market for PC peripherals and the dependence of Labtec on a steadily decreasing number of large customers;

  . the possible alternatives to the offer and the merger (including the possibility of continuing to operate Labtec as an independent entity), the range of possible benefits to Labtec's stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any of such alternatives;

  . information with regard to the financial condition, results of operations, business and prospects of Labtec, as well as current economic and market conditions (including current conditions in the industry in which Labtec competes);

  . the historical and recent market prices of the shares of Labtec common stock and the fact that the offer and the merger will enable the holders of the shares to realize a premium over the prices at which shares of Labtec common stock traded prior to the announcement of the merger agreement;

  . the opinion of Goldsmith Agio Helms to the effect that, as of such date, and based upon and subject to certain matters stated in such opinion, the merger consideration to be received by holders of shares of Labtec common stock (other than Logitech and its affiliates) in the offer and the merger, taken together as a whole and not separately, was fair, from a financial point of view, to such holders and the presentation made by Goldsmith Agio Helms to the board relating to the financial analysis performed by them in connection with such opinion. The full text of Goldsmith Agio Helms' written opinion, dated February 7, 2001, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Goldsmith Agio Helms, is set forth in Annex B to this prospectus. Goldsmith Agio Helms' opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received in the offer and the merger, taken together as a whole and not separately, by the holders of the shares of Labtec common stock (other than Logitech and its affiliates) and does not constitute a recommendation as to whether any stockholder should tender Labtec shares pursuant to the offer or how such stockholder should vote with respect to the merger. Holders of the shares are urged to read such opinion carefully in its entirety;

  . the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations; and

  . the high likelihood that the proposed acquisition would be consummated, in light of the fact that the offer and merger are not subject to any financing contingencies.

   The Labtec board also considered the actual and potential conflicts of interest described below under the caption "Interests of Certain Persons." The Labtec board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Labtec board assigned different weights to the various factors described above. After weighing all the different factors, Labtec's board of directors unanimously approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, and unanimously recommended that Labtec's stockholders accept the offer and approve and adopt the merger agreement and the merger.

Opinion of Labtec's Financial Advisor

   Labtec engaged Goldsmith Agio Helms to provide it with financial advisory services and a financial fairness opinion in connection with the offer and the merger. The Labtec board selected Goldsmith Agio Helms based on Goldsmith Agio Helms' qualifications, expertise and reputation and its knowledge of the business and affairs of Labtec. At the meeting of the Labtec board on February 6, 2001, Goldsmith Agio Helms rendered its oral opinion, subsequently confirmed in writing, that as of February 7, 2001, and based on and subject to the considerations in its opinion, the consideration to be received by the holders of shares of Labtec common stock pursuant to the merger agreement is fair from a financial point of view to those holders.

   The full text of Goldsmith Agio Helms' opinion dated February 7, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldsmith Agio Helms in rendering its opinion, is attached as Annex B to this prospectus and incorporated in it by reference. We urge you to read this opinion carefully and in its entirety. Goldsmith Agio Helms' opinion is directed to the Labtec board of directors, addresses only the fairness of the consideration to be received by the holders of shares of Labtec common stock pursuant to the merger agreement from a financial point of view to those holders and it does not address any other aspect of the offer or the merger or constitute a recommendation as to whether holders of shares of Labtec common stock should tender their shares in the offer or as to how holders of the shares should vote at any stockholders' meeting held in connection with the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Goldsmith Agio Helms, among other things:

  . reviewed the latest draft of the merger agreement;

  . analyzed financial and other information that is publicly available relating to Logitech;

  . analyzed certain internal financial and operating data of Labtec that had been made available to Goldsmith Agio Helms by Labtec;

  . visited certain facilities of Labtec and discussed with management of Labtec the financial condition, operating results, business outlook and prospects of Labtec;

  . discussed with management of Logitech the financial condition, operating results, business outlook and prospects of Logitech;

  . reviewed the financial and other terms of comparable merger and acquisition transactions;

  . reviewed premiums paid in comparable and other merger and acquisition transactions;

  . analyzed the valuations of publicly traded companies that Goldsmith Agio
    Helms deemed comparable to Labtec and Logitech;

  . performed a discounted cash flow analysis of Labtec based on financial projections that Labtec's management provided to Goldsmith Agio Helms; and

  . performed such other analyses and considered such other factors as Goldsmith Agio Helms deemed appropriate.

   Goldsmith Agio Helms assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to strategic, financial and operational benefits anticipated from the offer and the merger, Goldsmith Agio Helms assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Labtec and Logitech. In addition, Goldsmith Agio Helms assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement. Goldsmith Agio Helms assumed that, in connection with the receipt of all the necessary regulatory approvals for the offer and the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the offer and the merger. Goldsmith Agio Helms has not made any independent valuation or appraisal of the assets or liabilities of Labtec, nor has it been furnished with any appraisals regarding the assets or liabilities. Goldsmith Agio Helms' opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of February 7, 2001.

   Pursuant to the terms of Labtec's engagement of Goldsmith Agio Helms as its financial advisor, Labtec has agreed to pay Goldsmith Agio Helms an aggregate financial advisory fee, including expenses, of approximately $1.2 million, payable upon consummation of the offer. In addition, Labtec has agreed to pay Goldsmith Agio Helms a fee of $100,000 for its services in connection with providing its fairness opinion. Goldsmith Agio Helms has not during the past two years received, or performed other services entitling it to receive, any other compensation from Labtec. The fee to be paid for provision of the fairness opinion is not contingent on the consummation of the offer or the merger. Labtec also has agreed to indemnify Goldsmith Agio Helms and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Goldsmith Agio Helms' engagement.

   The following is a summary of all the material financial analyses performed by Goldsmith Agio Helms in connection with its oral opinion and the preparation of its written opinion.

Discounted Cash Flow Analysis

   Goldsmith Agio Helms analyzed financial projections for Labtec, based on three-year projections previously developed by Labtec's management for 2002-2004 but adjusted to reflect the updated estimate for fiscal year 2001 revenues. These projections incorporated an average 24% annual revenue growth. Projections for 2005-2006 were extrapolated by assuming annual revenue growth of 10% and EBIT margins consistent with 2004. Goldsmith Agio Helms performed a discounted cash flow analysis of Labtec based on those projections and a terminal value based on a perpetuity growth range of 3% to 5%. Goldsmith Agio Helms discounted the unlevered free cash flows of Labtec at 16.8%, representing an estimated weighted average cost of capital for Labtec. This discount rate took into account a small cap equity return premium of 2.2% and a beta of 1.29 based on an assumed industry debt to total capitalization ratio of 8.1%. The present values obtained equate to estimated Labtec enterprise values, which were then adjusted for Labtec's debt (net of cash), other off-balance sheet liabilities, and proceeds from the exercise of options, to arrive at an implied equity value per share. Based on this analysis, Goldsmith Agio Helms calculated values representing an implied equity value per share of Labtec common stock ranging from $14.76 to $17.71.

Comparable Public Company Analysis

   Goldsmith Agio Helms reviewed the current valuation of publicly traded companies in the computer audio peripherals, computer interface devices, and telephony headset devices sectors, which are considered to be comparable to Labtec. Goldsmith Agio Helms reviewed measures of valuation including historical and projected price to earnings ratios, and historical and projected enterprise value to EBITDA and EBIT before amortization (EBITA) ratios. The group of selected computer peripheral and telephony companies included Boston Acoustics, Inc., Creative Technologies, Ltd., Harman International Industries, Inc., Logitech, and Plantronics, Inc. While none of these companies has the exact products, strategy, markets, revenue size, or profitability as Labtec, these companies were selected because they participate in the same industries as Labtec and are subject to the same macroeconomic forces, such as customer demand, material supply, regulatory constraints, technological change, and barriers to entry. Goldsmith Agio Helms observed median trailing twelve month multiples in the comparable public companies of 0.9 times sales, 12.6 times EBITA, 8.0 times EBITDA, and 15.6 times net income. Applying these multiples to Labtec's trailing twelve-month performance resulted in implied equity share prices of $9.50, $25.85, $15.37, and $3.34 respectively. The mean and median per share equity values were $13.51 and $12.43.

Comparative Transaction Analysis

   Using publicly available information, Goldsmith Agio Helms reviewed recent historical transactions that were considered to be comparable to this transaction. While the mergers and acquisitions marketplace is quite active, very few comparable transactions exist in which target company and purchase price information is disclosed and available. The following sixteen transactions were selected because they involved the sale of companies that participate in the computer peripherals or telephony device industries (announcement dates in parentheses):

  . SBS Technologies acquisition of Bit-3 Computer Corp. (October 1996)

  . Greenwich Street Capital Partners acquisition of Mark IV Industries audio business (December 1996)

  . Continental Circuits Corp. acquisition of Hadco Corporation (February
    1998)

  . LSI Logic Corporation acquisition of Symbios (June 1998)

  . Gretag Imaging Group acquisition of Raster Graphics (October 1998)

  . 3Dfx Interactive acquisition of STB Systems (December 1998)

  . Pinnacle Systems acquisition of Truevision (December 1998)

  . Investor group acquisition of Emerson Radio Corp. (December 1998)

  . KE Acquisition Corp. acquisition of Kentek Information Systems (May 1999)

  . Intel Corp. acquisition of Dialogic Corp. (June 1999)

  . PSC acquisition of Percon (November 1999)

  . Mackie Designs acquisition of Eastern Acoustic Works (February 2000)

  . Welch Allyn acquisition of PSC (June 2000)

  . Electronics for Imaging acquisition of Splash Technology Holdings (August
    2000)

  . GN Netcom acquisition of Hello Direct (June 2000)

  . Solectron Corp. acquisition of Centennial Technologies (January 2001)

   Based on mean and median valuation multiples for revenues and EBITDA generated from these fifteen transactions, the implied equity valuation range for Labtec was $14.12 to $19.54 per share.

Transaction Premium Analysis

   Goldsmith Agio Helms reviewed historical transaction premiums paid on acquisitions of public companies valued between $100 million and $500 million since 1998, and Labtec's closing price as of January 30, 2001 of $9.875. The implied valuation range of Labtec is $13.06 to $14.73 per share based on the median 1-day, 1-week, and 4-week stock premiums. Goldsmith Agio Helms noted that the purchase price per share of Labtec common stock of $11.00 in cash and $7.00 in Logitech ADSs, subject to adjustment in the circumstances provided in the merger agreement, equated to $18.00 in the aggregate based on the 20-day average closing price of Logitech ADSs of $28.49 as of Tuesday, February 6, 2001 (the last trading day prior to the day of the announcement of the merger agreement). This $18.00 value represents a 37% premium to the closing price of Labtec common stock of $13.13 on February 6, 2001, an 82% premium to the closing price of Labtec common stock of $9.88 one week prior to February 6, 2001, and a 157% premium to the closing price of Labtec common stock of $7.00 four weeks prior to February 6, 2001.

Common Stock Trading History

   Goldsmith Agio Helms reviewed the historical trading ranges for the common stock of Labtec and the Logitech ADSs over a one-year and three-year period ending January 30, 2001. The one-year high and low of Labtec common stock was $12.00 on July 14, 2000 and $6.00 on May 23, 2000, and the weighted average price for the one-year period was $8.23. The one-year high and low of Logitech ADSs was $38.50 on July 6, 2000 and $18.75 on December 20, 2000, and the weighted average price for the one-year period was $29.59.

                            BACKGROUND TO THE OFFER

   As part of our long-term strategy to increase shareholder value and extend our leadership in the computer control and human interface device industries, we have, from time to time, considered various strategic transactions with other companies.

   Similarly, from time to time since March 1999, Labtec's management and board of directors have reviewed with their legal and financial advisors various strategic alternatives, including remaining an independent public company, the possibility of acquisitions or mergers with other companies and other transactions.

   In early 2000, several members of Labtec's board of directors discussed the possibility of more aggressively exploring those strategic alternatives in order to improve the return for Labtec's stockholders.

   On September 9, 2000, Labtec retained Goldsmith Agio Helms as its financial advisor to analyze and consider various financial and strategic alternatives available to Labtec, including a possible sale.

   In September and October 2000, Goldsmith Agio Helms worked with Labtec's management to prepare a confidential memorandum that described Labtec and its markets and, without disclosing Labtec's name, also contacted over 500 potential strategic and financial partners, including Logitech, to determine their interest in acquiring Labtec. Eighty of the potential buyers contacted agreed to sign confidentiality agreements that entitled them to receive additional information about Labtec. We signed a confidentiality agreement on October 20, 2000.

   In November 2000, Goldsmith Agio Helms distributed the confidential memorandum on behalf of Labtec, and requested interested parties to submit a non-binding indication of value for Labtec. Seven parties submitted an indication of interest, including Logitech.

   During December 2000, we retained the investment banking firm of SG Cowen Securities Corporation as financial advisor and the law firm of Wilson Sonsini Goodrich & Rosati to advise on the transaction.

   During December 2000 and January 2001, five prospective buyers, including Logitech, reviewed Labtec's operations and met with Labtec's management and representatives of Goldsmith Agio Helms at Labtec's facilities in Vancouver, Washington.

   In late December 2000, Goldsmith Agio Helms distributed supplemental due diligence information packages to the five prospective buyers, including Logitech, and asked them to submit final bids by January 22, 2001.

   From January 4, 2001 through January 22, 2001, we and the other prospective buyers continued due diligence, including site visits to Labtec's facilities, meetings with Labtec management, and meetings with Labtec's auditors.

   On January 17, 2001, our board of directors held a regularly scheduled meeting at which members of senior management and our financial and legal advisors provided the board with preliminary advice on the financial and legal issues presented by the transaction. The board of directors authorized senior management to submit a proposal to acquire Labtec.

   On January 22, 2001, Goldsmith Agio Helms received three proposals. We submitted a bid of $10.25 per share in cash for all of the issued and outstanding shares of Labtec common stock. Another buyer submitted an all-cash bid that was significantly higher. A third buyer proposed to acquire only certain audio operations from Labtec.

   On January 23, 2001, Goldsmith Agio Helms received a proposal that was slightly higher than the highest bid received the previous day. Goldsmith Agio Helms, at the direction of Marc J. Leder and Rodger R. Krouse, the co-chairmen of Labtec's board of directors, then informed us that our proposal did not justify further discussion. Goldsmith Agio Helms continued discussions with other parties regarding valuation and structure.

   Later on January 23, 2001, we contacted Goldsmith Agio Helms with SG Cowen to express interest in revising our bid if Labtec would be willing to receive Logitech stock as part of the consideration offered to Labtec's stockholders. Based on discussions with Labtec, Goldsmith Agio Helms told us that Labtec would entertain stock as a component of the consideration.

   On January 24, 2001, we submitted a revised proposal at approximately $18 per share, which included $11 in cash per share and .263 of a Logitech ADS per share (representing $7 per share based on the 10-day trailing average closing price of Logitech ADSs at the time of the proposal). We based our revised proposal on the assumption that we would not assume certain liabilities.

   Between January 23 and January 25, 2001, Goldsmith Agio Helms continued to have discussions with several parties regarding a potential acquisition of Labtec.

   On January 25, 2001, the Labtec board held a special meeting to review the various proposals and at which Labtec's legal counsel, Jenkens & Gilchrist Parker Chapin, and Goldsmith Agio Helms provided analyses of the proposals that had been received to date. The Labtec board did not approve any of the proposals but authorized further negotiations with two bidders, Logitech and the party that had made the highest all-cash proposal. The Labtec board authorized a counter-proposal to Logitech at $21 per share (in cash and stock), and assumption of all liabilities. The Labtec board authorized Messrs. Wick, Leder and Krouse to continue negotiations and to select a party with whom to negotiate exclusively if it became clear that the party's bid was superior to any of the alternatives.

   Thereafter, Messrs. Leder and Krouse left the meeting and the rest of Labtec's board discussed terminating the management agreement dated as of October 7, 1997 between Labtec Corporation (a corporation that became Labtec's wholly-owned subsidiary in February 1999) and Sun Multimedia Advisors. Sun Multimedia Advisors is owned by Messrs. Leder and Krouse and is the general partner of Sun Multimedia Partners, L.P., the beneficial owner of approximately 57% of the shares of Labtec common stock. The Labtec board was advised that Labtec owed Sun Multimedia Advisors an aggregate of $3.375 million in management fees under the approximately seven years remaining under the management agreement. The Labtec board also discussed the advisory fees payable to Sun Multimedia Advisors under the management agreement in connection with the merger and acquisition activities of Labtec and the role that Sun Multimedia Advisors played in providing strategic guidance to Labtec, in helping to analyze various alternatives for Labtec over a period of time, in managing the sale of Labtec to Logitech and in obtaining a more favorable purchase price for the Labtec stockholders than was initially discussed. Subject to completion of a satisfactory transaction, the Labtec board determined to have paid to Sun Multimedia Advisors an aggregate fee of $4.1 million, which the Labtec board believed represented the present value of the remaining management fees due under the management agreement plus the amount of an advisory fee for the services rendered by Sun Multimedia Advisors in connection with, among other things, the proposed transaction. The Labtec board was advised that the fee to be paid by Labtec to Sun Multimedia Advisors was within the range of fees paid to advisors of acquired companies in comparable transactions.

   On January 26, 2001, Goldsmith Agio Helms spoke with us to make a specific counter proposal that would be acceptable to Labtec. Goldsmith Agio Helms proposed $21 per share, and assumption of all liabilities.

   On January 27, 2001, SG Cowen on our behalf called Goldsmith Agio Helms with our response, which was $17.84 per share and assumption of all liabilities, including off-balance sheet contingent liabilities.

   Negotiations continued through January 30, 2001, when we proposed to pay $18 per share ($11 cash and $7 stock) . On the evening of January 30, 2001, Messrs. Leder and Krouse and Clarence E. Terry, also a director of Labtec, reviewed the final offers of both Logitech and the party that had submitted the highest all-cash bid. Messrs. Leder, Krouse and Terry believed that the total value of the consideration offered to Labtec's stockholders by Logitech was superior.

   On February 1, 2001, representatives of Labtec and Logitech discussed the timing of a possible transaction.

   During the period from February 2, 2001 through February 6, 2001, representatives of Logitech and Labtec and their respective counsels negotiated specific terms and provisions of the merger agreement, including the conditions to closing of the offer, the interim covenants, the circumstances under which a break-up fee would be payable, the non-solicitation provisions, the efforts required to seek regulatory approvals and the circumstances in which the parties could terminate the merger agreement.

   On February 6, 2001, our board of directors met. After discussions, which included updates regarding the financial and legal aspects of the proposed transaction from members of senior management and representatives of our legal and financial advisors, our board of directors unanimously approved the merger agreement.

   Also on February 6, 2001, Labtec held a special meeting of its board of directors. After discussion, which included review of all contacts between Goldsmith Agio Helms and prospective bidders since the meeting on January 25, 2001, updates regarding the financial and legal aspects of the proposed transaction from members of Labtec's management and from Jenkens & Gilchrist Parker Chapin, Goldsmith Agio Helms delivered its oral opinion to the effect that, as of that date, the consideration to be received by holders of shares of Labtec common stock pursuant to the merger agreement was fair from a financial point of view to those holders, and Labtec's board of directors unanimously approved the merger agreement and the transactions contemplated thereby (including the offer and the merger) in all respects and recommended that Labtec's stockholders accept the offer and approve and adopt the merger agreement and the merger.

   Thereafter, Messrs. Leder and Krouse left the meeting and the rest of the Labtec board discussed the fees to be paid to Sun Multimedia Advisors in connection with the termination of the management agreement and in connection with the services rendered by Sun Multimedia Advisors in connection with, among other things, the sale of Labtec. The Labtec board then unanimously approved the payment to Sun Multimedia Advisors of the $4.1 million fee discussed above.

   On February 7, 2001, Goldsmith Agio Helms delivered its written opinion to the effect that as of that date, the consideration to be received by holders of Labtec shares, was fair from a financial point of view to those holders, Labtec and Logitech executed the merger agreement and Logitech issued a press release announcing the transaction.

                                   THE OFFER

Basic Terms

   We are offering to exchange (1) $11.00 in cash and (2) a fraction of a Logitech ADS, for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal.

   Exchange Ratio. The fraction of a Logitech ADS into which, together with $11.00 in cash, each share of Labtec common stock will be exchanged will be determined as follows:

  . If the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is equal to or between $25.64 and $31.34, the exchange ratio will be determined by dividing $7.00 by this 20-day average price.

  . If this 20-day average price is less than $25.64, the exchange ratio will be .2730 of a Logitech ADS for each share of Labtec common stock.

  . If this 20-day average price is more than $31.34, the exchange ratio will be .2234 of a Logitech ADS for each share of Labtec common stock.

   We will announce the final exchange ratio by issuing a press release and filing that press release with the SEC no later than two business days before the offer expires.

   The method for calculating the exchange ratio was determined by negotiation between us and Labtec. The method was based on the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on February 6, 2001, the last trading day before the day of the announcement of the merger agreement. This 20-day average was $28.49. The minimum and maximum exchange ratios of .2234 and .2730 of a Logitech ADS for each share of Labtec common stock represent $7.00 divided by 110% and 90%, respectively, of $28.49.

   Illustrative Table of Exchange Ratios and Value of Offer/Merger Consideration. The columns in the following table present:

  . illustrative values of the average price of Logitech ADSs with a range of $22.00 to $34.00 per share,

  . the exchange ratio illustrating the number of Logitech ADSs that would be issued for one share of Labtec common stock at each of the average prices of Logitech ADSs presented in the table, and

  . illustrative values of the total consideration that would be issued in connection with the offer and the merger for one share of Labtec common stock.

                                      Value of Offer/Merger Consideration
                                   ------------------------------------------
   20-day Average Price of
   Logitech ADSs                   Exchange Ratio Value of ADSs  Cash  Total
   -----------------------         -------------- ------------- ------ ------
        $22.00....................     0.2730         $6.01     $11.00 $17.01
         24.00....................     0.2730          6.55      11.00  17.55
         26.00....................     0.2692          7.00      11.00  18.00
         28.00....................     0.2500          7.00      11.00  18.00
         30.00....................     0.2333          7.00      11.00  18.00
         32.00....................     0.2234          7.15      11.00  18.15
         34.00....................     0.2234          7.59      11.00  18.59

   The values of Logitech ADSs in the table above are illustrative only and do not represent the actual amounts per share of Labtec common stock that might be realized by any Labtec stockholder on or after consummation of the offer or the merger. The amount any Labtec stockholder will actually realize upon resale in the market of Logitech ADSs received by the stockholder in the offer or the merger will depend upon the market price of Logitech ADSs at the time of resale by the stockholder, which will fluctuate depending upon any number of reasons, including those specific to Logitech and those that influence the trading prices of equity securities generally.

   You will not receive any fractional Logitech ADSs. Instead, you will receive cash in an amount equal to the value of a Logitech ADS used to calculate the exchange ratio for any fractional shares you would otherwise have been entitled to receive as described below.

   The expiration date shall refer to 12:00 midnight, New York City time, on March 22, 2001, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

   Transfer Charges. If you are the record owner of your shares and you tender your shares directly to the Exchange Agent, you will not incur any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Any transfer taxes on the exchange of Labtec common stock pursuant to the offer that are imposed on the acquiror of the Labtec stock will be paid by us or on our behalf. Any transfer taxes on the exchange of shares of Labtec common stock pursuant to the offer that are imposed on the transferor of the Labtec shares will be paid by you.

   Merger. We are making this offer in order to acquire control and ultimately 100% of the stock of Labtec. We intend as soon as possible after completion of the offer to merge Thunder Acquisition Corp., our indirect wholly-owned subsidiary, with and into Labtec. At the effective time of the merger, each share of Labtec common stock which has not been exchanged or accepted for exchange in the offer would be converted into the right to receive the same amount of cash and the same number of Logitech ADSs as is paid in the offer.

   Conditions to the Offer. Our obligation to exchange cash and Logitech ADSs for Labtec shares pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer," including the minimum tender condition, the regulatory clearance condition and other conditions that are discussed below.

Timing

   Our offer is scheduled to expire at 12:00 midnight, New York City time, on March 22, 2001, but we are obligated, with some exceptions, to extend our offer from time to time as necessary until the earlier of the date all the conditions to the offer have been satisfied or waived or July 15, 2001. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."

Extension, Termination and Amendment

   We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend our offer, although the merger agreement, subject to exceptions, currently obligates us to do so until the earlier of the date on which all conditions to the offer have been satisfied or waived and July 15, 2001. During an extension, all Labtec shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Labtec shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

   Subject to the SEC's applicable rules and regulations and the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time, (1) to delay our acceptance for exchange or our exchange of any shares of Labtec common stock pursuant to our offer, regardless of whether we previously accepted shares of Labtec common stock for exchange,
(2) on or after July 15, 2001, to terminate our offer and not accept for exchange or exchange any shares of Labtec common stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied; provided that our failure to fulfill our obligations under the merger agreement is not the cause of the failure to satisfy any condition of the offer on or before July 15, 2001, and (3) to waive any condition, other than the minimum condition, or otherwise to amend the offer in any respect, provided that we will not (a) make any change in the form of consideration to be paid,
(b) decrease the consideration payable in the offer, (c) reduce the maximum number of shares of Labtec common stock to be purchased in the offer, (d) impose conditions to the offer in addition to those set forth in the merger agreement, or (e) make any other change that is adverse to the holders of Labtec common stock. However, each condition to the offer, other than those involving the receipt of necessary governmental approvals, must be satisfied or waived prior to the expiration date.

   We intend to request effectiveness of the registration statement filed with the SEC at least five business days before the initial expiration date of the offer, which would mean on or before March 15, 2001. If the registration statement has not been declared effective at the initial expiration of the offer, we intend to extend the offer and announce the extension via the PR Newswire no later than 9:00 a.m., New York City time, on March 23, 2001.

   We will make a public announcement of any extension, termination, amendment or delay as promptly as practicable. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release via the PR Newswire.

   If we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Labtec shares being sought or the consideration offered to you, that change will apply to all holders whose Labtec shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the 10th business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that 10 business day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Labtec shares in the offer if the requirements under the Exchange Act have been met. You will not have the right to withdraw Labtec shares that you tender in the subsequent offering period, if any. If we elect to provide a subsequent offering period, we will issue a press release via the PR Newswire announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period.

Exchange of Labtec Shares; Delivery of Consideration

   Upon the terms and subject to the conditions of our offer including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange, and will exchange, Labtec shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Labtec shares in order to comply with any applicable law. In all cases, exchange of Labtec shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Labtec shares (or a confirmation of a book-entry transfer of those Labtec shares in the exchange agent's account at The Depository Trust Company, which we refer to as the "DTC"), a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document and any other required documents.

   For purposes of the offer, we will be deemed to have accepted for exchange Labtec shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Labtec shares pursuant to the offer. The exchange agent will deliver Logitech ADSs and the cash component of the consideration (and cash instead of any fractional shares of Logitech ADSs) in exchange for Labtec shares pursuant to the offer as soon as practicable after receipt of our notice. The exchange agent will act as agent for Logitech for the purpose of receiving this consideration and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

   If we do not accept any tendered Labtec shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Labtec shares than are tendered, we will return certificates for the unexchanged Labtec shares to the tendering stockholder or, in the case of Labtec shares tendered by book-entry transfer of unexchanged Labtec shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Labtec shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

Fractional Shares

   We will not authorize issuance of certificates representing fractional Logitech ADSs pursuant to the offer. Instead, you will receive cash in an amount equal to the value of a Logitech ADS used to calculate the exchange ratio for any fractional shares you would otherwise have been entitled to receive.

Withdrawal Rights

   Your tender of Labtec shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Labtec shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after April 23, 2001. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Labtec shares that you tender in the subsequent offering period.

   For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus. Your notice must include your name, address, social security number, the certificate number(s) and the number of Labtec shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Labtec shares.

   A financial institution must guarantee all signatures on the notice of withdrawal unless those Labtec shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, or an "eligible institution." If Labtec shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Labtec shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Labtec shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

   Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Labtec shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Labtec shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

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

Procedure for Tendering Shares

   For you to validly tender shares of Labtec common stock pursuant to the offer:

  . you must properly complete and sign a letter of transmittal (or manually executed facsimile of that document), and include any required signature guarantees, or an agent's message which is explained below, if you tendered through a book-entry transfer, and any other required documents,

  . the exchange agent must have received all of these documents at one of its addresses set forth on the back cover of this prospectus, and

  . the exchange agent must have received your certificates for tendered shares of Labtec common stock at one of its addresses set forth on the back cover of this prospectus, or those shares of Labtec common stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of the tender received by the exchange agent (we refer to this confirmation below as a "book-entry confirmation"), or if you cannot comply with either of the two preceding delivery procedures described in this bullet, you must comply with the guaranteed delivery procedures set forth below.

   All of these procedures must be completed by the expiration date.

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Labtec shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

   The exchange agent will establish accounts with respect to the Labtec shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Labtec shares by causing DTC to transfer tendered Labtec shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Labtec shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Labtec shares are tendered either by a registered holder of Labtec shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for Labtec shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Labtec shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

   The method of delivery of Labtec share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash received pursuant to our offer, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to withholding of federal income tax by completing the substitute form W-9

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

included in the letter of transmittal. Some shareholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN or other Form W-8, signed under penalties of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

   If you wish to tender Labtec shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Labtec shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  . You make your tender by or through an eligible institution;

  . The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

  . The certificates for all tendered Labtec shares (or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq national market trading days after the date of execution of the notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

   In all cases, we will exchange Labtec shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Labtec shares (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

   The tender of Labtec shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Purpose of the Offer; The Merger

   Purpose. We are making this offer in order to acquire control and ultimately 100% of the stock of Labtec.

   The Merger. We intend, promptly after completion of the offer, to seek to merge Purchaser, our indirect wholly owned subsidiary and the purchaser in the offer, with and into Labtec. The purpose of the merger is to acquire all shares of Labtec common stock not tendered and exchanged pursuant to the offer. As a result, Labtec will become an indirect wholly owned subsidiary of Logitech. Each share of Labtec common stock which has not been exchanged or accepted for exchange in the offer, other than shares owned by us and shares held by Labtec's public stockholders, if any, who are entitled to and who properly exercise their dissenters' rights under the Massachusetts Business Corporation Law, as described below under "--Appraisal Rights," would be converted in the merger into the same amount of cash and the same number of Logitech ADSs as is paid in the offer.

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

   Approval of the Merger. If at the end of the offer we have received between 67% and 90% of the outstanding shares of Labtec common stock, we will effect a long-form merger as permitted under Massachusetts law, which would require notice to and approval by Labtec stockholders. If at the end of the offer, however, we have received 90% or more of the outstanding shares of Labtec common stock, we will effect a short-form merger as permitted under Massachusetts law, which would not require advance notice to or approval by Labtec stockholders.

   Appointment of Attorneys-in-Fact and Proxies. By executing a letter of transmittal as set forth above, you will irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Labtec shares tendered and accepted for exchange by us and with respect to any and all other Labtec shares and other securities (other than the Logitech ADSs) issued or issuable in respect of the Labtec shares on or after the date of execution of the letter of transmittal. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the cash and Logitech ADSs for Labtec shares that you have tendered with the exchange agent. All of these proxies will be considered coupled with an interest in the tendered Labtec shares and therefore will not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Labtec shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Labtec's stockholders or otherwise. We reserve the right to require that, in order for Labtec shares to be deemed validly tendered, immediately upon our exchange of those Labtec shares, we must be able to exercise full voting rights with respect to the tendered Labtec shares.

   We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Labtec shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Labtec shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer, other than the minimum condition, or any defect or irregularity in the tender of any Labtec shares. No tender of those Labtec shares will be deemed to have been validly made until all defects and irregularities in tenders of those Labtec shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Labtec shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

Appraisal Rights

   Under the Massachusetts Business Corporation Law, or MBCL, stockholders of Labtec who tender their shares of Labtec common stock in the offer may not exercise appraisal rights. If we complete the merger, then stockholders of Labtec who do not tender their shares in the offer and do not vote in favor of the merger (if the approval of Labtec stockholders is required by the MBCL to effect the merger) would have the right to demand an appraisal of the fair value of their shares of Labtec common stock in accordance with the provisions of Section 82(e) and Sections 86 through 98 of the MBCL. These sections set forth the rights and obligations of stockholders of Labtec demanding an appraisal and the procedures to be followed.

 The Appraisal Statute.

   Under Massachusetts law, if you follow the procedures of Section 82(e) and Sections 86 through 98 of the MBCL, you will be entitled to have a court appraise the fair value of your shares and to have us pay the fair value of your shares together with interest. The following is a summary of Section 82(e) and Sections 86 through 98 of the MBCL. We qualify this summary in its entirety by reference to the full text of Section 82(e) and Sections 86 through 98. Annex C sets forth the full text of these sections of the MBCL. If you fail to follow these procedures, you will lose your appraisal rights. Consequently, you should carefully review Annex C and consult your legal advisor if you would like to exercise your appraisal rights.

   You should execute any demand for appraisal in your name, as it appears on your stock certificates. If you own shares in a fiduciary capacity, such as in a capacity as a trustee, guardian or custodian, you should execute the demand in that capacity. If more than one person owns the shares, as in a joint tenancy or tenancy in common, all of the joint owners should execute the demand. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for such owner or owners.

   A record holder such as a broker who holds shares of Labtec common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, is required to exercise appraisal rights on behalf of those beneficial owners. In this case, the written demand for appraisal should set forth the number of shares covered by it. Unless a demand for appraisal specifies a number of shares, we will treat the demand as applying to all of the shares held in the name of the record holder. If you beneficially own shares through a nominee, you may also notify us of such beneficial ownership and your intention to exercise appraisal rights before we mail the notice discussed below.

 Required Notice and Demand.

   Within ten days following the consummation of the merger, we would notify the Labtec stockholders of record of:

  . the effective date of the merger;

  . the terms and conditions of the merger; and

  . the availability of appraisal rights under Section 82(e) and Sections 86 through 98.

   If you are entitled to appraisal rights, you would have the right, within 20 days after the date of mailing of the required notice, to demand in writing from us an appraisal of your shares of Labtec common stock. Any demand that reasonably informs us of your identity and your intent to demand an appraisal of the fair value of your shares would be sufficient. Failure to make such a timely demand would foreclose your right to appraisal.

   You can withdraw your demand for appraisal only with our approval. If you withdraw your demand for appraisal, you would be entitled to receive $11.00 in cash plus the fraction of a Logitech ADS paid by us in the offer for each share of Labtec common stock, without interest.

   If, following the merger, you perfect a demand for payment of your shares of Labtec common stock as provided above, and if we reach agreement with you on the fair value of the shares, we will pay you the fair value of the shares within 30 days after the expiration of the 20-day period during which the demand for appraisal may be made.

 The Court's Determination.

   If within that 30-day period we cannot reach agreement with you on the fair value of your shares of Labtec common stock, either of us may elect to have the fair value of the shares of all dissenting stockholders determined through judicial proceedings in the Massachusetts Superior Court for Middlesex County within four months after the 30-day period has expired. We are not under any obligation, and have no present intention, to elect to have the fair value of the shares of all dissenting stockholders determined through judicial proceedings.

   Although Massachusetts courts have broad discretion in determining the fair value of stock of dissenting stockholders, Massachusetts courts have generally used a weighted average of the market, earnings and asset values for the stock. The Massachusetts Supreme Judicial Court has recently held that this method is an

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

appropriate, but not mandated, approach to determining the fair value of stock of dissenting stockholders. The trial judge may determine the appropriate valuation method to apply. The MBCL requires us to pay a fair rate of interest on any award determined by the Court from the date Labtec's board of directors votes to approve the merger.

   If:

  . you do not file a suit to determine the value of your shares of Labtec common stock within four months of the expiration of the 30-day period during which we and any dissenting stockholders would try to reach agreement on the value of the dissenters' shares,

  . any suit you file to determine the value of your shares of Labtec common stock is dismissed, or

  . you withdraw your demand in writing with our written approval,

then you would only have the right to receive $11.00 in cash plus the fraction of a Logitech ADS paid by us in the offer for each share of Labtec common stock.

   Under Massachusetts statutory law, your right to receive payment for your shares in the manner provided by Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law is your exclusive remedy if you object to the merger, except if you object to the merger on the grounds that completing the merger will be or is illegal or fraudulent. In addition, the Massachusetts Supreme Judicial Court has held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in cases involving breaches of fiduciary duty.

   If you are considering seeking appraisal, you should bear in mind that the fair value of your shares determined under Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law could be more, the same or less than the consideration you would have received in the merger.

 Consequences of a Demand for Appraisal.

   After the effective date of the merger, you would not be entitled to vote your shares for any purpose and would not be entitled to receive payment of dividends or other distributions in respect of your shares of Labtec common stock.

   For federal income tax purposes, stockholders who receive cash for their shares of Labtec common stock upon exercise of dissenters' rights will realize taxable gain or loss. Shareholders who exercise dissenters' rights should consult their own tax advisors regarding tax consequences in light of their individual circumstances.

   The foregoing summary is not a complete statement of the procedures that you must follow to exercise your dissenting appraisal rights. The full text of the Massachusetts appraisal statute is attached to this prospectus as Annex C. You should read Annex C in its entirety because failing to comply with the procedures set forth in the Massachusetts appraisal statute will result in the loss of your appraisal rights.

Conditions of the Offer

   The offer is subject to a number of conditions, which we describe below.

 Minimum Condition

   There must be validly tendered and not withdrawn prior to the expiration of the offer a number of shares of Labtec common stock that, together with the shares of Labtec common stock then owned by Logitech and Purchaser, will constitute at least 67% of the total number of outstanding shares of Labtec common stock on a fully diluted basis (as though all options or other securities exercisable or exchangeable for, or convertible into, shares of Labtec common stock of Labtec common stock had been so exercised, exchanged or converted) as of the date that we accept the shares of Labtec common stock pursuant to our offer. Based on information supplied by Labtec, the number of shares of Labtec common stock needed to satisfy the minimum condition would have been 3,048,419 as of February 20, 2001.

 Antitrust Condition

   All waiting periods under the HSR Act and any applicable foreign antitrust laws must have expired or been terminated.

 Registration Statement Effectiveness Condition

   The registration statement on Form F-4 of which this prospectus is a part must have been declared effective by the SEC and must not be the subject of any stop order.

 Other Conditions of the Offer

   The offer is also subject to the conditions that, at or before the expiration date, there shall not be existing any of the following conditions:

   1. if, after the date of the merger agreement, there shall have been threatened or pending any suit, action or proceeding by any governmental body, agency, official or authority against the Logitech, Logitech Subsidiary, Purchaser, Labtec or any subsidiary of Labtec (i) seeking to make illegal, restrain or prohibit (A) the making of the offer, the acceptance for payment of, or payment for, any shares of Labtec common stock by Logitech Subsidiary, or (B) the consummation of the merger, or (ii) seeking to prohibit or impose any material limitations on Logitech's, Logitech Subsidiary's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or Labtec's businesses or assets, or to compel Logitech Subsidiary, Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Labtec or Logitech and their respective subsidiaries, in each case taken as a whole, or (iii) seeking to impose material limitations on the ability of the Logitech, Logitech Subsidiary or Purchaser effectively to exercise full rights of ownership of the shares of Labtec common stock, including, without limitation, the right to vote the shares of Labtec common stock purchased by it on all matters properly presented to Labtec's stockholders;

   2. there shall have been (i) entered, enforced or issued by any court of competent jurisdiction any judgment, order, injunction or decree that makes illegal, restrains or prohibits the making of the offer, the acceptance for payment of, or the payment for, any shares of Labtec common stock, by Logitech, Logitech Subsidiary or Purchaser or (ii) any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any governmental body, agency, official or authority applicable to
(A) Logitech, Logitech Subsidiary or Purchaser or Labtec, or (B) any transaction contemplated by the merger agreement, that in either instance would result, directly or indirectly, in any of the consequences referred to in clause (i) to (iii) of paragraph (a) above;

   3. the merger agreement shall have been terminated in accordance with its terms;

   4. a Triggering Event (as defined under the heading "The Merger Agreement-- Termination of the Merger Agreement--Termination by Logitech") shall have occurred;

   5. Labtec's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since March 31, 2000), were incorrect when made on February 7, 2001, and (A) the inaccuracy has or would reasonably be expected to have a material adverse effect on Labtec or on its ability to consummate the offer or the merger and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy;

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

   6. Labtec's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since March 31, 2000) are inaccurate at any time prior to consummation of the offer, and (A) the inaccuracy has or would reasonably be expected to have a substantial adverse effect on Labtec and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy;

   7. Labtec's representations and warranties as to its share capitalization were materially inaccurate when made on February 7, 2001 or are materially inaccurate at any time prior to consummation of the offer, and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy;

   8. Logitech's representations and warranties as to the absence of a material adverse change in its business since March 31, 2000 were inaccurate when made on February 7, 2001 and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Labtec of the inaccuracy;

   9. Labtec shall have breached or failed to perform any material obligation under the merger agreement or shall have failed to comply with any material agreement or covenant of Labtec under the merger agreement; or

   10. if, after the date of this Agreement, there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Swiss Stock Exchange or on the Nasdaq National Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Switzerland or the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any United States or Swiss governmental authority on the extension of credit generally by banks or other financial institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

   The conditions of the offer described above are solely for our benefit, and we may assert them regardless of the circumstances giving rise to them. We may, in our sole discretion, waive these conditions in whole or in part, other than the minimum condition (which may only be waived with Labtec's consent). The failure by us at any time to exercise any of the above rights shall not be deemed a waiver of that right and the right shall be deemed a continuing right which may be asserted at any time and from time to time up to the expiration date or, in the case of conditions involving the receipt of necessary governmental approvals, up to the time of acceptance for payment of shares of Labtec common stock. Notwithstanding anything to the contrary in this prospectus, we have agreed in the merger agreement that if one or more of the conditions to the offer are not satisfied, but are reasonably capable of being satisfied, we will extend the offer from time to time until July 15, 2001.

Required Regulatory Approvals

   Except as set forth in this prospectus, we are not aware of any licenses or regulatory permits that appear to be material to the business of Labtec and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of shares of Labtec common stock in the offer. In addition, except as set forth in this prospectus, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the shares of Labtec common stock. Should any approval or other action be required, we expect to seek that approval or action, except as described under "State Takeover Laws." Should any approval or other action be required, we cannot be certain that we would be able to obtain the approval or action required without substantial conditions or that adverse consequences might not result to Labtec's or its subsidiaries' businesses, or that parts of Labtec's, Logitech's or any of their respective subsidiaries' businesses might not have to be

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

disposed of or held separate in order to obtain the required approval or action. In that event, we may not be required to purchase any shares of Labtec common stock in the offer.

   State Takeover Laws. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the offer or the merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. Of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions.

   Chapters 110C, 110D and 110F of the MBCL prohibit, restrict or impose procedural and disclosure requirements with respect to the acquisition of more than 5% of the outstanding shares of a Massachusetts corporation, such as Labtec, and with respect to take-over bids and business combinations involving a Massachusetts corporation. Labtec and we have taken all actions necessary to ensure that Chapters 110C, 110D and 110F of the MBCL will not apply in connection with the offer or the merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets or shareholders, or whose business operations otherwise have substantial economic effects, in these states. Labtec, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. Logitech and the Purchaser do not believe that any of these takeover statutes are applicable to the offer or the merger and have not attempted to comply with any of these state takeover statutes in connection with the offer or the merger.

   Antitrust. The purchase of Labtec common stock pursuant to the offer is subject to review by the DOJ and the FTC to determine whether it is in compliance with antitrust laws. Under the provisions of the HSR Act, the offer may not be consummated until the waiting period requirements of that Act have been satisfied or terminated. Logitech and Labtec filed notification reports, together with requests for early termination for the waiting period, with the DOJ and the FTC on February 21, 2001. Unless the waiting period is extended or we receive a request for additional information and documentary material, the waiting period will expire on March 23, 2001, unless earlier terminated.

   The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the offer or the merger. At any time before or after the offer or the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the offer or the merger or seeking divestiture of substantial assets of Logitech or Labtec or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. We cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

   Foreign Approvals. Logitech and Labtec conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the offer or the merger. Logitech and Labtec are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. In the event a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that these approvals or consents will be granted and, if these approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In

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

addition, we cannot be certain that we will be able to cause Labtec or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Labtec or any subsidiary of Labtec after purchase of the shares of Labtec common stock pursuant to the offer or the merger.

   Securities Filing in Australia. We filed this prospectus and our other offer documents with the Australian Securities and Investments Commission, or ASIC, on February 23, 2001. We have also sought class order relief from the ASIC so that we may file this prospectus, which is a foreign offer document in Australia, with the ASIC. We will not accept tenders of shares of Labtec common stock from Labtec stockholders in Australia until the ASIC approves the content of this prospectus. If the ASIC has not contacted us or our advisers prior to the expiration date, we will be deemed to have obtained ASIC approval.

Certain Effects of the Offer

   Further Reduced Liquidity; Possibly no Longer Quoted. The tender of Labtec shares pursuant to the offer will reduce the number of holders of Labtec shares and the number of Labtec shares that might otherwise trade publicly and could further restrict the liquidity of the remaining Labtec shares held by the public and adversely effect their market value. Labtec shares are quoted by one or more market makers on the OTC Bulletin Board. Following consummation of the offer, it is possible that Labtec shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. However, the extent of the public market for the Labtec shares and the availability of quotations for Labtec shares would depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Labtec shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Labtec shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Labtec shares.

   According to Labtec, as of February 20, 2001 there were approximately 4,053,982 shares of Labtec common stock outstanding.

   Registration Under the Exchange Act. Labtec shares are currently registered under the Exchange Act. Labtec can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of Labtec shares. Termination of registration of the Labtec shares under the Exchange Act would reduce the information that Labtec must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Labtec shares. In addition, if Labtec shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Labtec. Furthermore, the ability of "affiliates" of Labtec and persons holding "restricted securities" of Labtec to dispose of these securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated.

Source and Amount of Funds

   We expect to obtain funds necessary to finance the offer and the merger partially from our internal resources and also from borrowings under the credit facility described below. Neither the offer nor the merger is conditioned upon any financing being obtained. In addition, subject to market conditions, we may elect to sell debt or equity securities with various maturities in the capital markets.

   Under the terms of a credit facility agreement we entered into with Credit Suisse and Banque Cantonale Vaudoise on March 5, 2001, up to $90,000,000 is available to us to finance all or a portion of (1) the cash

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consideration paid in the offer, (2) on the date of the merger, the remaining cash consideration payable in respect to the merger, if any, (3) the existing indebtedness of Labtec (to the extent required to be refinanced in connection with the offer and the merger), and (4) the related fees and expenses. The bridge financing facility matures on the earlier of the date that is one year after all conditions to our first draw down of funds under the facility are satisfied or waived and March 31, 2002. We currently expect that these conditions will be satisfied or waived on March 15, 2001.

   Our obligations under the credit facility agreement are secured by our pledge of all of the shares in Logitech Inc., a California corporation and our wholly-owned subsidiary through which we conduct our U.S. operations. The interest on funds advanced to us is 92.5 basis points above the LIBOR rate, each basis point representing 1/100th of a percent, during the first six months of the credit facility, and increasing to 130 basis points over LIBOR during the next three months, and then to 180 basis points over LIBOR during the subsequent three months. The credit facility agreement includes covenants that restrict corporate and other actions by us, as well as other covenants that we must satisfy on an ongoing basis. The above summary does not purport to describe all of the terms of the credit facility agreement, and it is qualified by the credit facility agreement. The complete text of the credit facility agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

   We currently expect to repay the bridge financing facility through a combination of possible sales in the capital markets of debt or equity securities, subject to market conditions, revenues from operations, and, if desirable, draw-downs on existing lines of credit. We have not determined the precise nature or terms of possible sales of securities.

Relationships with Labtec

   Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Labtec, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Labtec, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since April 1, 1998, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Labtec or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this prospectus, neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since April 1, 1998 had any transaction with Labtec or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

   In the ordinary course of business, Logitech and Labtec have engaged in commercial transactions. These transactions involve the purchase by Logitech from Labtec of headphones to be bundled with certain Logitech cameras. The aggregate amount of our purchases from Labtec represented less than 1% of Labtec's total consolidated revenues for its most recent fiscal year.

Accounting Treatment

   The acquisition of Labtec will be accounted for as a "purchase," as this term is used under generally accepted accounting principles, commonly referred to as "GAAP," for accounting and financial reporting purposes. Labtec will be treated as the acquired corporation for these purposes. Labtec's assets, liabilities and other items will be adjusted to their estimated fair value as of the closing date of the merger and combined with the historical book values of the assets and liabilities of Logitech. Applicable income tax effects of those adjustments will be included as a component of the combined company's deferred tax asset or liability. The

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difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be allocated to identifiable intangibles with any remaining amount recorded as goodwill. For further information concerning the amount of goodwill to be recorded in connection with the merger and the amortization thereof, see notes
(D) and (I) of the notes to the unaudited pro forma combined financial statements.

   We have prepared the unaudited pro forma financial information contained in this prospectus using the purchase accounting method to account for the offer and the merger. See "Pro Forma Consolidated Financial Statements."

Fees and Expenses

   We have retained SG Cowen Securities Corporation to act as our financial advisor in connection with the offer and the merger. SG Cowen will receive, in the aggregate, fees of $1.25 million for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of its counsel and other advisors.

   We have agreed to indemnify SG Cowen and related persons against liabilities and expenses in connection with their services as financial advisors, including liabilities and expenses under the U.S. federal securities laws. From time to time, SG Cowen and its affiliates may actively trade the equity securities of Logitech for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities.

   We have retained Georgeson Shareholder Communications, Inc. as information agent in connection with the offer. The information agent may contact holders of shares of Labtec common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the offer to beneficial owners of shares of Labtec common stock. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against liabilities and expenses in connection with the offer, including liabilities under the U.S. federal securities laws.

   In addition, we have retained The Bank of New York as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Labtec common stock pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

   Logitech ADSs are listed on the Nasdaq National Market under the symbol "LOGIY." The Logitech ADSs to be received by Labtec stockholders pursuant to the offer and the merger will be quoted on the Nasdaq National Market.

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

                                    TAXATION

   The following discussion sets forth the material United States federal income and Swiss tax consequences of the offer and the merger and of the ownership of Logitech ADSs by a holder that holds Labtec common stock, and will hold Logitech ADSs, as capital assets. This discussion represents the views of Fenwick & West LLP, tax counsel to Logitech, insofar as it relates to the U.S. federal income tax consequences of the offer and the merger. This discussion also represents the views of Fenwick & West LLP insofar as it relates to the U.S. federal income tax consequences associated with owning the Logitech ADSs received in the offer and the merger. In addition, this discussion represents the views of PricewaterhouseCoopers SA, Swiss tax advisors to Logitech, as to matters of Swiss tax law.

   This discussion is based on the tax laws of Switzerland and the United States, including the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, as in effect on the date of this document, as well as the Income Tax Convention Between the United States of America and Switzerland, which we call the "Treaty," all of which are subject to change or change in interpretation, possibly with retroactive effect. The statements in this documents that are described herein are not binding on the Internal Revenue Service or a court. As a result, Logitech and Labtec cannot assure you that the tax matters described herein will not be challenged by the Internal Revenue Service or that any challenge will not be sustained by a court.

   This discussion does not address tax issues that may be important to holders of Labtec common stock or Logitech ADSs in light of their particular circumstances or their particular tax status, including the following: tax-exempt entities; insurance companies; pension funds; financial institutions; dealers and traders in securities; holders liable for alternative minimum tax under the Code; holders that actually or constructively own 10% or more of the voting stock of Logitech; holders that hold Labtec common stock or Logitech ADSs as part of a straddle or a hedging or conversion transaction; holders whose functional currency is not the U.S. dollar; holders of Labtec common stock exercising dissenters' rights; and holders who acquired their Labtec common stock or Logitech ADSs, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

   For purposes of this discussion, a "U.S. holder" is any beneficial owner of Labtec common stock or Logitech ADSs that is:

  . a citizen or resident (as defined in Section 7701(b) of the Code) of the United States,

  . a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision of the United States,

  . an estate, the income of which is subject to United States federal income tax without regard to its source, or

  . in general, a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

   A "non-U.S. holder" is any beneficial holder of Labtec common stock or Logitech ADSs other than a U.S. holder or a foreign or domestic partnership. If a partnership holds Logitech ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Logitech ADSs, you should consult your own tax advisor.

   This discussion does not address any aspects of United States taxation other than federal income taxation. Thus, for example, this discussion does not address United States state, local, or estate and gift taxation. This discussion, moreover, does not address any aspects of Swiss taxation other than income and capital taxation. Holders are urged to consult their own tax advisors regarding the United States federal, state and local and the Swiss and other tax consequences of owning and disposing of Labtec common stock and Logitech ADSs based on their particular circumstances.

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

The Offer and the Merger--Swiss Taxation

   There are no Swiss tax consequences as a result of the offer and the merger to holders of Labtec common stock that are not residents of Switzerland for Swiss income tax purposes or not otherwise subject to a limited tax liability by virtue of maintaining a permanent establishment in Switzerland or not subject to taxation in Switzerland for any other reason. Any Swiss stamp duties potentially becoming due in connection with the merger will be the obligation of, and borne by, Logitech.

The Offer and the Merger--United States Federal Income Taxation

 U.S. Holders

  --A Labtec shareholder that receives cash and Logitech ADSs in exchange for that shareholder's Labtec common stock pursuant to the offer and merger will recognize gain or loss in an amount equal to the difference between:

    --the sum of the fair market value of the Logitech ADSs (in general, on the expiration date of the offer or at the effective time of the merger, as the case may be) and cash received, and

    --their adjusted tax basis in the surrendered shares of Labtec stock.

  --The gain or loss recognized by a U.S. holder will be capital gain or loss if the Labtec common stock was a capital asset in the hands of the U.S. holder and will be long-term capital gain or loss if the share has been held for more than one year as of, in general, the expiration date of the offer or at the effective time of the merger, as the case may be.

  --The aggregate adjusted tax basis of U.S. holders in the Logitech ADSs received would equal the fair market value of those ADSs at the date of the recognition of gain or loss discussed above, and the holding period for those ADSs would begin the day after the offer or the merger, depending upon which transaction the Logitech ADSs were received.

 Non-U.S. Holders

  --Non-U.S. holders generally will not recognize gain or loss for U.S.
   federal income tax purposes on the surrender of their Labtec common stock in exchange for Logitech ADSs and cash in the offer and the merger, unless
   (1) that gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States and, if a relevant income tax treaty is applicable to the non-U.S. holder, such gain is attributable to a permanent establishment or fixed base maintained in the United States by such non-U.S. holder, or (2) the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the offer and the merger and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on "effectively connected" gains recognized.

Ownership of Logitech ADSs--Swiss Taxation

 Dividends and Distributions

   Dividends paid and similar cash or in-kind distributions made by Logitech to a holder of Logitech ADSs (including dividends or liquidation proceeds and stock dividends) are subject to a Swiss federal anticipatory tax at a rate of 35%. The anticipatory tax must be withheld by Logitech from the gross distribution, and be paid to the Swiss Federal Tax Administration.

   A Swiss resident holder and beneficial owner of Logitech ADSs may qualify for a full refund of the Swiss anticipatory tax withheld from such dividends. A holder and beneficial owner of Logitech ADSs who is a non-

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

resident of Switzerland, but a resident of a country that maintains a double tax treaty with Switzerland, may qualify for a full or partial refund of the Swiss anticipatory tax withheld from such a dividends by virtue of the provisions of the applicable treaty between Switzerland and the country of residence of the holder and beneficial owner of the Logitech ADSs.

   In accordance with the Treaty, a mechanism is provided whereby a United States resident (as determined under the Treaty), and United States corporations, other than U.S. corporations having a "permanent establishment" or a fixed base as defined in the Treaty, in Switzerland, generally can obtain a refund of the Swiss anticipatory tax withheld from dividends in respect of Logitech ADSs, to the extent that 15% of the gross dividend is withheld as final withholding tax (i.e. 20% of the gross dividend may generally be refunded). In specific cases, U.S. companies not having a "permanent establishment" or a fixed base in Switzerland owning at least 10% of Logitech registered shares may receive a refund of the Swiss anticipatory tax withheld from dividends to the extent it exceeds 5% of the gross dividend (i.e. 30% of the gross dividend may be refunded). To get the benefit of a refund, holders must beneficially own Logitech ADSs at the time such dividend becomes due.

   The claim for refund must be filed with the Swiss Federal Tax Administration, Eigerstrasse 65, 3003 Berne, Switzerland. The form used for obtaining a refund is Swiss Tax Form 82 (82C for companies; 82E for other entities; 82I for individuals), which may be obtained from any Swiss Consulate General in the United States or from the Swiss Federal Tax Administration at the address above. The form must be filled out in triplicate with each copy duly completed and signed before a notary public in the United States. Swiss Tax Form 82 may be filed on or after July 1 or January 1 next following the date the dividend became due but not later than December 31 of the third year following the calendar year in which the dividend became due. The form must be accompanied by suitable evidence of the deduction of withholding tax withheld at the source. Logitech will examine the possibility of entering into arrangements to assist shareholders who will hold Logitech ADSs in obtaining appropriate refunds of Swiss anticipatory tax.

 Transfers of Logitech ADSs

   The sale of Logitech ADSs, whether by Swiss resident or non-resident holders (including U.S. holders), will not be subject to a Swiss securities transfer stamp duty unless it occurs through or with a Swiss bank or other "Swiss securities dealer" as defined in the Swiss Federal Stamp Tax Act. In addition to the stamp duty, the sale of Logitech ADSs by or through a member of the SWX Swiss Exchange may be subject to a stock exchange levy.

   Capital gains realized by a U.S. holder upon the sale of Logitech ADSs are not subject to Swiss income or gains taxes, unless such U.S. holder holds such shares as business assets of a Swiss business operation qualifying as a permanent establishment for the purposes of the Treaty. In the latter case, gains are taxed at ordinary Swiss individual or corporate income tax rates, as the case may be, and losses are deductible for purposes of Swiss income taxes.

Ownership of Logitech ADSs--United States Federal Income Taxation

   This section is based on the assumption that each obligation in the Deposit Agreement, dated as of March 27, 1997, as amended, between Logitech, the Bank of New York, as depositary, and the registered holders of the ADRs and the owners of a beneficial interest in the ADSs, and any related documents, will be performed in accordance with its terms. Based on this assumption, a U.S. holder who holds Logitech ADRs evidencing Logitech ADSs will be treated as the owner of the Logitech registered shares represented by the Logitech ADSs.

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Dividends and Distributions

 U.S. Holders

   Subject to the passive foreign investment company rules discussed below, U.S. holders will include in gross income the gross amount of any dividend paid by Logitech out of its current or accumulated earnings and profits, as determined under United States federal income tax principles, as ordinary income when the dividend is actually or constructively received by the U.S. holder. Distributions in excess of current and accumulated earnings and profits, as determined under United States federal income tax principles, will be treated as a return of capital to the extent of the U.S. holder's basis in its Logitech ADSs and thereafter as capital gain. Logitech believes that dividends should be income from sources outside the United States for foreign tax credit limitation purposes, and generally would be "passive income" or "financial services income," which are treated separately from other types of income for foreign tax credit limitation purposes. The dividend will not be eligible for the dividends-received deduction generally allowed to corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that must be included in income by a U.S. holder will be the U.S. dollar value of the payment made, determined at the spot rate of exchange on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss. This exchange gain or loss generally will be income from sources within the U.S. for foreign tax credit limitation purposes.

   Subject to certain limitations, the Swiss tax withheld and paid over to Switzerland will be creditable against the U.S. holder's United States federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Switzerland or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder's United States federal income tax liability, whether or not the refund is actually obtained. A U.S. holder also may elect to deduct, rather than credit, any Swiss tax withheld.

 Non-U.S. Holders

   A non-U.S. holder is not subject to United States federal income tax with respect to dividends paid on Logitech ADSs unless (1) the dividends are "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States and, if a relevant income tax treaty is applicable to the non-U.S. holder, such gain is attributable to a permanent establishment or fixed base maintained in the United States by such non-U.S. holder, or (2) the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on "effectively connected" gains recognized.

Transfers of Logitech ADSs

 U.S. Holders

   Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of Logitech ADSs generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the holder's tax basis, determined in U.S. dollars, in the Logitech ADSs. Capital gain of an individual (non-corporate) U.S. holder is generally taxed at reduced rates if the Logitech ADSs were held by the individual for more than one year. The deductibility of capital losses is subject to the normal limitations on capital losses applicable to U.S. taxpayers. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

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

 Non-U.S. Holders

   A non-U.S. holder is not subject to United States federal income tax with respect to sales and other dispositions of Logitech ADSs unless (1) the gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States and, if a relevant income tax treaty is applicable to the non-U.S. holder, such gain is attributable to a permanent establishment or fixed base maintained in the United States by such non-U.S. holder, or (2) the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on "effectively connected" gains recognized.

Additional United States Federal Income Tax Considerations

 Passive Foreign Investment Company Rules

   Logitech believes that Logitech ADSs should not be treated as stock of a passive foreign investment company for United States federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Logitech will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held Logitech ADSs, either at least 75% of the gross income of Logitech for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of Logitech's assets for the taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (excluding rents and royalties derived in the active conduct of a trade or business), annuities, and gains from assets that produce passive income other than sales of inventory. Certain exceptions may apply. For example, if Logitech owns, directly or indirectly, at least 25% of the value of the stock of another corporation, Logitech will be treated for purposes of applying the passive foreign investment company rules as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. If Logitech were to be treated as a passive foreign investment company, U.S. holders, upon a sale of the Logitech ADSs or upon receipt of certain distributions with respect to the ADSs, could be subject to tax as if the gain or distribution were ordinary income earned ratably over the holding period for the ADSs, including an interest charge on the deferred tax, and other adverse tax consequences.

Information Reporting and Backup Withholding

   A U.S. holder of ADSs may be subject to information withholding and backup withholding at a rate of 31% with respect to certain "reportable payments", including dividend payments and proceeds from the disposition of ADSs or received in the offer or merger through a broker. These rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) failed to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding, or (iv) if the Internal Revenue Service provides notification that the U.S. holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is creditable against the U.S. holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including, among others, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

   We will report to the U.S. holders of ADSs and to the Internal Revenue Service the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

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

   Although non-U.S. holders are generally exempt from information reporting and backup withholding, a non-U.S. holder may be required to comply with certification and identification procedures to establish its exemption from information reporting and backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

   The merger will be accounted for by use of the purchase method of accounting. This means that Logitech will record the excess of the purchase price of Labtec over the fair value of Labtec's identifiable assets, including intangible assets, and liabilities, as goodwill.

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                          INTERESTS OF CERTAIN PERSONS

   Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Labtec or its affiliates and Labtec's executive officers, directors or affiliates, or between Labtec or its affiliates and Logitech or the Purchaser or their respective executive officers, directors or affiliates, is either incorporated in this prospectus by reference or set forth below.

   Employment Offer. In the interest of ensuring continuity of Labtec's business, Robert G. Wick, president and chief executive officer of Labtec, has agreed to serve, effective as of the effective time of the merger, as senior vice president and general manager of our newly formed Audio Business Unit.

   Arrangement with Sun Multimedia Advisors. Upon consummation of the offer, Sun Multimedia Advisors, Inc. will receive a fee of $4.1 million in connection with the termination of the management agreement dated as of October 7, 1997 between Labtec Corporation (a corporation that became Labtec's wholly-owned subsidiary in February 1999) and Sun Multimedia Advisors and for the services rendered by it in connection with, among other things, the sale of Labtec. Sun Multimedia Advisors is owned by Marc J. Leder and Rodger R. Krouse, two of Labtec's directors, and is the general partner of Sun Multimedia Partners, L.P., the beneficial owner of approximately 57% of the outstanding shares of Labtec common stock. The Labtec board of directors approved the fee in light of Labtec's obligations under the management agreement and in consideration of the role that Sun Multimedia Advisors played in providing strategic guidance to Labtec, helping to analyze various alternatives for Labtec over a period of time, in managing the sale of Labtec to Logitech and in obtaining a more favorable purchase price for the Labtec stockholders than was initially discussed. The directors of Labtec who are not affiliated with Sun Multimedia Advisors unanimously approved the fee arrangement at a meeting held on January 25, 2001 and, upon negotiation of the terms of the transaction with Logitech, reaffirmed their approval of the arrangement at a meeting held on February 6, 2001.

   Treatment of Options. The merger agreement provides that Logitech and Labtec will take all action necessary so that each option to purchase shares of Labtec common stock shall, effective as of the consummation of the offer or the effective time of the merger (depending on the terms of the Labtec option plan under which the option was granted) will (a) become fully vested and fully exercisable by the holder of the option, (b) automatically convert into an option to purchase $11.00 in cash and the fraction of a Logitech ADS per Labtec share of common stock received by holders of Labtec common stock who exchanged their Labtec shares in the offer, and (c) have an exercise price equal to the exercise price of the option per share of Labtec common stock immediately before the offer or the merger. However, all options, if not exercised, will terminate at the effective time of the merger.

   Directors and executive officers of Labtec hold stock awards which will become fully vested and exercisable when the offer is completed. As of February 20, 2001, executive officers of Labtec held an aggregate of 204,500 options that were unvested and that will become vested when the offer is completed. As of February 20, 2001, non-employee directors held an aggregate of 20,000 options that were unvested and that will become vested when the offer is completed.

   Indemnification. The merger agreement provides that all rights to indemnification, defense, advancement of expenses and all limitations of liability in favor of the present and former directors and officers of Labtec under its articles of organization and bylaws will continue after the effective time of the merger and will continue in full force and effect for six years thereafter and, if later, the final disposition of all claims for which such indemnification, defense, advancement of expenses and all limitations of liability are provided. The merger agreement also provides that Logitech will cause the surviving corporation to maintain effective an officers' and directors' liability insurance policy in respect of acts and omissions occurring prior to the effective time of the merger to the extent that such policy may be obtained at an annual cost of not less than 175% of Labtec's annual premium in effect on the date of the merger agreement.

   Stockholder Agreement and Lock-Up Agreement. As an inducement to us to enter into the merger agreement, Sun Capital Venture Partners I, L.P. and Sun MultiMedia Partners, L.P. entered into stockholder agreements and a lock-up agreement. See the descriptions of these agreements in the section entitled "The Merger Agreement--Agreements with Labtec Principal Stockholders."

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                              THE MERGER AGREEMENT

   The following description of the merger agreement describes the material terms of the agreement but does not purport to describe all the terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this prospectus. All shareholders are urged to read the merger agreement in its entirety because it is the legal document that governs the offer and the merger.

The Offer

   Terms of the Offer. The merger agreement provides for the commencement by Purchaser of this offer to exchange $11.00 in cash and a fraction of a Logitech ADS for each outstanding share of Labtec common stock that is validly tendered and not properly withdrawn. The fraction of a Logitech ADS into which each share of Labtec common stock will be exchanged will be determined as follows:

  . If the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is equal to or between $25.64 and $31.34, the exchange ratio will be determined by dividing $7.00 by this 20-day average price.

  . If this 20-day average price is less than $25.64, the exchange ratio will be .2730 of a Logitech ADS for each share of Labtec common stock.

  . If this 20-day average price is more than $31.34, the exchange ratio will be .2234 of a Logitech ADS for each share of Labtec common stock.

   The merger agreement prohibits us from amending or waiving the minimum condition, without the consent of Labtec, or amending the offer to change the form of consideration to be paid, decreasing the consideration payable per share of Labtec common stock or the number of shares of Labtec common stock sought in the offer, extending the offer except as the merger agreement allows, imposing additional conditions to the offer or making any other change which is adverse to the holders of the shares of Labtec common stock.

   Mandatory Extensions of the Offer. If any of the conditions to the offer is not satisfied or waived on the initial or any subsequent scheduled expiration date and these conditions are reasonably capable of being satisfied, Purchaser will on the request of Labtec, unless the merger agreement is terminated pursuant to its terms, extend the offer, until the conditions to the offer are satisfied or waived; provided that Purchaser is not required to extend the offer beyond July 15, 2001.

   Optional Extensions of the Offer. Purchaser will have the right to extend the offer (a) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer or any period required by applicable law, (b) for one or more periods if, at the scheduled or extended expiration date of the offer, any of the conditions to the offer has not been satisfied or waived, until the conditions to the offer are satisfied or waived, or (c) for an aggregate period of not more than 10 business days if, as of the expiration date, all of the conditions to the offer have been satisfied or waived but the number of shares of Labtec common stock validly tendered and not withdrawn is less than 90% of the outstanding shares of Labtec common stock on a fully diluted basis.

   Prompt Payment for Shares of Labtec Common Stock after the Closing of the Offer. Subject to the conditions of the offer, Purchaser will accept for payment and pay for, as soon as practicable after the expiration of the offer, all shares of Labtec common stock validly tendered and not properly withdrawn pursuant to the offer.

The Merger

   The merger agreement provides that Purchaser will be merged with and into Labtec as soon as practicable following the satisfaction or waiver of the conditions to the merger set forth in the merger agreement. Under the terms of the merger agreement, at the effective time of the merger each share of Labtec common stock will

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be canceled and converted into the right to receive from Purchaser the same per share consideration received by holders of Labtec common stock who exchanged their shares of Labtec common stock in the offer without interest. Notwithstanding the foregoing, the merger consideration will not be payable in respect of shares of Labtec common stock held by Labtec as treasury shares or by Logitech, Purchaser or any of Logitech's or Purchaser's subsidiaries, or in respect of shares of Labtec common stock held by Labtec stockholders who properly exercise their dissenters' rights under Massachusetts law. See "-- Appraisal Rights" beginning on page 47.

   Effective Time of the Merger. The merger will become effective upon the filing of articles of merger with the Secretary of State of Massachusetts or at a later time as is agreed by Labtec and Logitech and specified in the articles of merger. The filing of the articles of merger will take place as soon as practicable after satisfaction or waiver of the conditions described below under "The Merger Agreement--Conditions of the Merger."

   Articles of Incorporation: Bylaws; Directors and Officers. The articles of incorporation of Labtec in effect at the effective time shall be the articles of incorporation of the surviving corporation until amended in accordance with the provisions of the articles of incorporation and as provided under Massachusetts law. The bylaws of Purchaser in effect at the effective time shall be the bylaws of the surviving corporation until amended in accordance with the provisions of the by-laws, the articles of incorporation of the surviving corporation and the MBCL.

   From and after the effective time and until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation's articles of incorporation and by-laws, the directors and officers of Purchaser at the effective time shall be the directors and officers of the surviving corporation.

Labtec Board of Directors

   Upon the acceptance for payment of shares of Labtec common stock pursuant to the offer, Logitech will be entitled to designate a number of Labtec directors (rounded up to the next whole number) that equals the product of (1) the total number of directors on Labtec's board of directors and (2) the percentage that the number of shares beneficially owned by Logitech and Purchaser bears to the total number of outstanding shares of Labtec common stock. At the same time, Labtec will use its best efforts to cause individuals designated by Logitech to constitute the same percentage of members on each committee of Labtec's board of directors as well as on each board of directors (and each committee of the board) of each subsidiary of Labtec. Until the merger has become effective, Labtec will use its commercially reasonable efforts to cause Labtec's board of directors to consist of at least two members who were directors of Labtec on February 7, 2001. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing Labtec directors (i.e., those directors not designated by Logitech) will be required to:

  . amend the agreement when it requires approval of Labtec's board of directors,

  . terminate the agreement on behalf of Labtec,

  . extend the time for performance of Logitech or Purchaser's obligations under the merger agreement,

  . waive compliance with any agreement or condition contained in the merger agreement for the benefit of Labtec, or

  . consent to or approve any action to be taken by Labtec's board of directors under the merger agreement.

   Treatment of Labtec Stock Options. The merger agreement provides that Logitech and Labtec will take all action necessary so that each option to purchase shares of Labtec common stock shall, effective as of the consummation of the offer or the effective time of the merger (depending on the terms of the Labtec option plan under which the option was granted) will (a) become fully vested and fully exercisable by the holder of the option, (b) automatically convert into an option to purchase $11.00 in cash and the fraction of a Logitech

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ADS per Labtec share of common stock received by holders of Labtec common stock who exchanged their Labtec shares in the offer, and (c) have an exercise price equal to the exercise price of the option per share of Labtec common stock immediately before the offer or the merger. However, all options, if not exercised, will terminate at the effective time of the merger.

Covenants and Representations and Warranties

   Access to Information. Until the consummation of the merger, Labtec will, upon reasonable notice, give Logitech reasonable access during normal business hours to its and its subsidiaries' employees, agents, properties, books and records in order that Logitech may have an opportunity to make reasonable investigations, provided that requests for access to Labtec's plants, facilities, employees or agents must be coordinated with Labtec's chief executive officer or his designee and not materially interfere with Labtec's business. Labtec will promptly furnish to Logitech other information as Logitech may reasonably request.

   Commercially Reasonable Efforts. The merger agreement provides that each of Logitech and Labtec will use its commercially reasonable efforts to take all actions necessary to close the offer and the merger.

   Conduct of Business of Labtec Pending Merger. The merger agreement obligates Labtec, until the closing of the merger, to conduct its operations in the usual, regular and ordinary course in substantially the same manner as previously conducted. The merger agreement expressly restricts the ability of Labtec to engage in certain material transactions as specified in the merger agreement, such as certain purchases and sales of assets or the sale or redemption of outstanding securities of Labtec, without the prior written consent of Logitech, which consent will not be unreasonably withheld or delayed.

   Expenses of the Company. See "Interests of Certain Persons."

   No Solicitation of Alternative Transactions. The merger agreement provides that, except in the circumstances described below, Labtec will not and will not authorize or permit any of its officers, directors, employees or representatives to directly or indirectly (1) initiate, solicit or encourage any Acquisition Proposal (as defined below), (2) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (3) agree to or approve or recommend any Acquisition Proposal.

   However, the merger agreement provides that prior to the expiration date, in response to a bona fide unsolicited written Acquisition Proposal that the Labtec board of directors (or a duly authorized committee of the board) concludes in good faith constitutes a Superior Proposal, Labtec may participate in discussions or negotiations with or furnish information to the third party making the Acquisition Proposal if Labtec's board of directors determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take these actions in order to comply with its fiduciary duties under applicable law. The merger agreement also provides that Labtec's board of directors may (1) take and disclose to Labtec's stockholders a position with respect to a tender or exchange offer by a third party required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (2) make any disclosure to Labtec's stockholders or otherwise which, in the reasonable judgment of Labtec's board of directors after consultation with its legal counsel, may be required under applicable law, rules or regulations, including, without limitation, those of any stock exchange.

   "Acquisition Proposal" means, other than Logitech's offer and the merger described in this prospectus, any tender offer or exchange offer, or any offer or proposal for (i) a merger or other business combination involving Labtec or any of its subsidiaries or (ii) the acquisition of 15% or more of the equity interests in, or 15% or more of the assets of, Labtec or any of its subsidiaries.

   "Superior Proposal" means an Acquisition Proposal relating to the acquisition of a majority of the outstanding voting securities, or all or substantially all of the assets, of Labtec with respect to which (A) if any

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cash consideration is involved, Labtec's board of directors has concluded in good faith (after consultation with Labtec's financial advisors) that the acquiring party is reasonably likely to obtain any necessary financing, and (B) Labtec's board of directors has concluded in good faith after consultation with its financial advisors that the Acquisition Proposal would, if consummated, result in a transaction more favorable from a financial point of view, to Labtec and its stockholders than Logitech's offer and the merger described in this prospectus.

   Duty to Provide Information. The merger agreement provides that Labtec will promptly, and in any case within one business day after receipt, advise Logitech of any request for information which Labtec reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal and the identity of the person or group making the request or Acquisition Proposal. Labtec will also keep Logitech informed of the status and details of the request or Acquisition Proposal. Labtec will also give Logitech notice at the same time and in the same manner of its board members of any meeting at which Labtec's board is reasonably expected to consider an Acquisition Proposal or to recommend a Superior Proposal to its stockholders.

   Duty to Recommend the Merger. The merger agreement provides that, subject to the fiduciary duties of Labtec's board of directors, prior to termination of the merger agreement, (1) Labtec will include in its proxy materials for the meeting of its shareholders to consider the merger, if required, the recommendation of its board of directors of approval by Labtec stockholders of the merger, and (2) Labtec shall use its commercially reasonable efforts to secure Labtec stockholder approval of the merger.

   Directors' and Officers' Insurance. See "Interests of Certain Persons."

   Labtec Employee Benefits. The merger agreement provides that Labtec will terminate its 401(k) plan and any group severance, separation or salary continuation plans or arrangements immediately prior to the effective time of the merger unless Logitech gives written notice to Labtec that these plans should not be terminated.

   Representations and Warranties. The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of each party expire at the effective time of the merger or termination of the merger agreement.


Conditions of the Offer

   See "The Offer--Conditions to the Offer."

Conditions of the Merger

   The obligations of Logitech, Purchaser and Labtec to consummate the merger are subject to the satisfaction of the following conditions:

  . to the extent required by applicable law, the merger shall have been approved by the Labtec stockholders,

  . any applicable waiting periods under the HSR Act and any applicable antitrust or competition laws of jurisdictions outside the United States shall have expired or been terminated,

  . no provision of any applicable law or regulation and no order, judgment or decree shall prohibit the consummation of the merger, and

  . Purchaser shall have purchased shares of Labtec common stock pursuant to the offer.

Termination of the Merger Agreement

   Termination by Mutual Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of Logitech and Labtec.

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   Termination by either Logitech or Labtec. The merger agreement may be terminated at any time prior to the effective time of the merger by either Logitech or Labtec if:

     1. the offer has not been consummated on or before July 15, 2001, unless the failure to consummate the offer is the result of a failure to fulfill any obligation of the merger agreement by the party seeking termination,

     2. if the merger is not approved by Labtec stockholders, if such approval is required, unless it is Logitech that seeks to terminate the merger agreement and Logitech did not vote Labtec shares it was legally entitled to vote in favor of the merger,

     3. if there is any applicable law or regulation making the merger illegal or any governmental authority shall have issued an order, judgment or decree or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the consummation of the offer or the merger, and the order, judgment or decree or other action shall have become final and nonappealable, or

     4. if the average closing bid price of Logitech ADSs for the 20 consecutive trading days ending on the third trading day prior to the expiration date of the offer is less than $18.00, but only if the offer has not yet been consummated.

   Termination by Labtec. The merger agreement may be terminated at any time prior to the consummation of the offer by Labtec if:

     1. Logitech's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since September 30, 2000), were incorrect when made on February 7, 2001, and (A) the inaccuracy has or would reasonably be expected to have a material adverse effect on Logitech or on its ability to consummate the offer or the merger and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Labtec of the inaccuracy;

     2. Logitech's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since September 30, 2000) are inaccurate at any time prior to consummation of the offer, and (A) the inaccuracy has or would reasonably be expected to have a substantial adverse effect on Logitech and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Labtec of the inaccuracy;

     3. Logitech's representations and warranties as to its share capitalization were materially inaccurate when made on February 7, 2001 or are materially inaccurate at any time prior to consummation of the offer, and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Labtec of the inaccuracy;

     4. Logitech's representations and warranties as to the absence of a material adverse change in its business since September 30, 2000 were inaccurate when made on February 7, 2001 and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Labtec of the inaccuracy; or

     5. if Logitech breaches or fails to perform any material agreement or covenant contained in the merger agreement which (A) cannot reasonably be cured or (B) has not been cured within 20 business days after written notice from Labtec of the breach or failure to perform.

   Termination by Logitech. The merger agreement may be terminated by Logitech if at any time prior to consummation of the Offer:

     1. Labtec's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since March 31, 2000), were incorrect when made on February 7, 2001, and (A) the inaccuracy has or would

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  reasonably be expected to have a material adverse effect on Labtec or on its ability to consummate the offer or the merger and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy,

     2. Labtec's representations and warranties in the merger agreement (other than representations and warranties as to its share capitalization and the absence of a material adverse change in its business since March 31, 2000) are inaccurate at any time prior to consummation of the offer, and (A) the inaccuracy has or would reasonably be expected to have a substantial adverse effect on Labtec and (B) (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy.

     3. Labtec's representations and warranties as to its share capitalization were materially inaccurate when made on February 7, 2001 or are materially inaccurate at any time prior to consummation of the offer, and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy,

     4. Labtec's representations and warranties as to the absence of a material adverse change in its business since March 31, 2000 were inaccurate when made on February 7, 2001 and (x) the inaccuracy cannot reasonably be cured or (y) has not been cured within 20 business days after written notice from Logitech of the inaccuracy,

     5. if Labtec breaches or fails to perform any material agreement or covenant contained in the merger agreement which (A) cannot reasonably be cured or (B) has not been cured within 20 business days after written notice from Logitech of the breach or failure to perform; or

     6. if at any time before the effective time of the merger a Triggering Event (as defined below) occurs.

   A "Triggering Event" will have occurred if, prior to the effective time of the merger: (i) Labtec's board of directors or any committee of the board approves or recommends to Labtec's stockholders any Acquisition Proposal, (ii) Labtec's board of directors or any committee of the board publicly withdraws or amends or modifies in a manner adverse to Logitech its recommendation in favor of the offer, the adoption and approval of the merger agreement or the approval of the merger; (iii) Labtec does not include these recommendations in the offer documents or the documents it provides to Labtec stockholders concerning the offer; (iv) Labtec breaches its agreements described in "--No Solicitation of Alternative Transactions" above in any material respect; or
(v) an Acquisition Proposal is commenced or otherwise publicly announced by a person unaffiliated with Logitech, and Labtec does not, within 10 business days after the commencement or public announcement, publicly recommend to Labtec's stockholders rejection of the Acquisition Proposal. However, a Triggering Event will not include a "stop look and listen" communication of the nature contemplated in Rule 14d-9(f) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with its terms, would constitute or result in an Acquisition Proposal.

Termination Fees

   Termination Fees Payable by Labtec to Logitech. The merger agreement provides that if Logitech terminates the merger agreement after a Triggering Event, Labtec will promptly, but in any event no later than one business day after the date of the termination, pay Logitech a fee equal to $4,500,000 in immediately available funds. In addition, if the merger agreement is terminated by Logitech or Labtec because the offer has not been consummated on or before July 15, 2001, without any material failure by Logitech to fulfill any obligation under the merger agreement having been the primary cause of the failure to consummate the Offer, and (i) after February 7, 2001 but before the merger agreement is terminated, any Acquisition Proposal was publicly announced or become publicly known, and (ii) within 12 months following the termination of the merger agreement, either a Company Acquisition (as defined below) is consummated, or Labtec enters into an agreement providing for a Company Acquisition, then Labtec will pay Logitech $4,500,000 promptly and as a condition to consummating or entering into a definitive agreement. The $4,500,000 payment shall be the sole and exclusive remedy of Logitech upon termination of the merger agreement if the fee has been paid, and

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remedies shall be limited to $4,500,000 regardless of the circumstances giving rise to the termination. However, no party will be relieved from liability for the willful breach of, or fraud in connection with, any of its representations, warranties, covenants or agreements set forth in the merger agreement.

   "Company Acquisition" means any of the following transactions (other than the offer and the merger): (i) a sale or other disposition by Labtec of a business or assets representing more than 35% of the consolidated net revenues, net income or assets of Labtec immediately prior to the sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Labtec), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 35% of any class of equity securities of Labtec; or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Labtec (other than a transactions in which Labtec's current stockholders retain more than 65%, directly or indirectly, of the surviving or successor corporation); it being understood that a widely distributed offering of Labtec common stock shall not constitute a Company Acquisition.

Amendments

   The merger agreement may be amended, modified and supplemented in writing by the parties to the merger agreement in any and all respects before the expiration date (notwithstanding the Labtec stockholder approval), by action taken by the respective boards of directors of Logitech and Labtec or by the respective officers authorized by the boards of directors or otherwise, as the case may be; provided, that after Labtec stockholder approval, no amendment shall be made which by law requires further approval by the stockholders of Labtec without obtaining further approval of the Labtec stockholders.

Agreements with Labtec Principal Stockholders

   As an inducement to us to enter into the merger agreement, Sun Capital Venture Partners I, L.P. and Sun MultiMedia Partners, L.P. entered into stockholder agreements and a lock-up agreement. We refer to these stockholders below as the "Principal Stockholders." The Principal Stockholders together beneficially own 2,032,161 shares of Labtec common stock representing approximately 50% of the outstanding Labtec shares. Neither of the Principal Stockholders or anyone else was paid or offered additional consideration in connection with the stockholder agreements or the lock-up agreement.

   While we believe that the descriptions in this section cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to the merger agreement attached as Annex A to this prospectus.

   In addition, Sun Multimedia Partners has agreed in its stockholder agreement to exercise any rights it has under an agreement with The KB Mezzanine Fund II, L.P. and Labtec to require KB Mezzanine to tender in the offer and/or vote all of the shares of Labtec common stock over which KB Mezzanine has control in the same manner that Sun Multimedia Partners is required to do so under its stockholder agreement. Collectively, KB Mezzanine and the Principal Stockholders beneficially own an aggregate of 2,386,783 shares of Labtec common stock representing approximately 59% of the outstanding Labtec shares.

 Stockholder Agreements

   Under the stockholder agreements with the Principal Stockholders, each of these stockholders agreed to tender to the offer, and not withdraw, all their shares of Labtec common stock, unless:

  . Labtec terminated the merger agreement in accordance with its terms,

  . without the prior consent of the stockholder, we amend our offer to reduce the amount of cash or Logitech ADSs we are offering to exchange for each share of Labtec common stock,

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  . we reduce the number of shares of Labtec common stock we are seeking to acquire in the offer, or

  . we change the form of consideration payable for Labtec shares in the offer.

   In addition, each of the Principal Stockholders through the stockholder agreements have irrevocably appointed Logitech their lawful attorney and proxy. These proxies give Logitech the limited right to vote the shares of Labtec common stock beneficially owned by these stockholders, including any shares of Labtec common stock acquired after the date of the stockholder agreements, as follows:

  . in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and the merger,

  . against approval of any proposal made in opposition to, or in competition with, our offer and the merger, and

  . against any other action that is intended, or could reasonably be expected to interfere with, delay, discourage or adversely affect our offer, the merger or any of the other transactions contemplated by the merger agreement.

   The stockholder agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

 Lock-Up Agreement

   As a further inducement to us to enter into the merger agreement, the Principal Stockholders executed a lock-up agreement. Under this lock-up agreement, these stockholders have agreed that they will not sell or otherwise dispose of Logitech ADSs until 60 days after the completion of the offer. At that time the lock-up restrictions will terminate as to 50% of their Logitech ADSs. The lock-up restrictions on these stockholders' Logitech ADSs will terminate completely 120 days after the completion of the offer.

   However, under the lock-up agreement the Principal Stockholders may at any time sell or otherwise dispose of Logitech registered shares, including Logitech registered shares that they receive upon surrender to the depositary for our ADRs of any ADSs these stockholders may own or receive in the offer or merger.

   This lock-up agreement terminates on termination of the merger agreement or if the offer has not been consummated by July 15, 2001.

                         DESCRIPTION OF LOGITECH SHARES

   Set forth below is a summary description of our registered shares based on material provisions of our articles of incorporation and the Swiss Code of Obligations, all as currently in effect. Because it is a summary, it does not contain all the information that may be important to you, and it is qualified by reference to our articles of incorporation and Swiss law. An English translation of our articles of incorporation is attached to our registration statement on Form F-4 of which this prospectus is a part. Many of the rights and restrictions affecting our registered shares are discussed in the section of this prospectus entitled "Comparison of Rights of Labtec Stockholders and Logitech Shareholders." If you would like more information about the rights of holders of Logitech ADSs, you should review the section of this prospectus entitled "Description of Logitech American Depositary Shares."

General

   We currently have only one class of capital stock outstanding, our registered shares with a par value of CHF 10.00 per share. As of January 31, 2001, our authorized share capital was CHF 42,858,530, divided into 4,285,853 registered shares, par value CHF 10.00 per share, all of which are issued and outstanding. An additional 2,024,147 registered shares have been authorized for issuance by our shareholders for certain limited purposes, including in connection with the exercise of stock options, the issuance of registered shares pursuant to our share purchase program and acquisitions. All of the issued and outstanding registered shares are fully paid, duly authorized, and validly issued, and are not subject to calls for additional payments of any kind. In the following description, a "shareholder" is the person registered in our share register as the holder of the relevant share. The depositary will be the shareholder registered in our share register with respect to the registered shares represented by Logitech ADSs against which ADRs will be issued pursuant to the deposit agreement.

   All shareholders have equal rights and obligations. By a duly adopted resolution of a shareholders' meeting registered shares may be converted at any time into bearer shares through a modification of the articles of incorporation.

General Meetings of Shareholders

   Shareholders exercise their rights in shareholders' meetings. Under Swiss law, an ordinary general meeting must be held within six months of the close of a corporation's fiscal year. Extraordinary general meetings may be convened by the board of directors. The board of directors is also required to convene an extraordinary meeting if so requested by one or more shareholders representing at least ten percent of the corporation's share capital. Shareholders holding registered shares with a nominal value of at least CHF 1,000,000 have the right to place a proposal on the agenda for the next general meeting. A general meeting is convened by sending a written notice to every shareholder at such shareholder's address appearing in our share register at least 20 days prior to such meeting.

   Under Swiss law, shareholders have the following powers:

  . to amend the articles of incorporation,

  . to elect and remove the directors and the statutory auditors,

  . to approve the annual report and the financial statements,

  . to set the annual dividend, and

  . to liquidate the company.

   Except as provided by the articles of incorporation or by Swiss law, there is no quorum requirement for shareholders' meetings. Our articles of incorporation do not provide for a quorum requirement. Each registered share carries one vote. Resolutions generally require the approval of a majority of the votes cast at a general meeting. A resolution adopted at a general meeting passed with the approval of at least two-thirds of the registered shares represented at the meeting is required under Swiss law for:

  . changes to the corporation's corporate purpose,

  . issuance of shares with privileged voting rights,

  . transfer restrictions on the registered shares, if any,

  . authorized or conditional increases in share capital,

  . increases in share capital against contributions in kind,

  . restriction or elimination of preemptive rights,

  . transfer of our registered office, or

  . a merger into another corporation.

   Each registered share confers one vote, and shareholders may be represented by proxy. At shareholders' meetings votes are taken by a show of hands unless a ballot is ordered by the chairman of the meeting or requested by at least 25 shareholders.

   There are currently no limitations under Swiss law or in our articles of incorporation restricting the rights of shareholders outside Switzerland to hold or vote registered shares or Logitech ADSs representing such shares.

Registered Share Certificates and Transfer

   Generally, the registered shares are held in book-entry form at a clearing organization for Swiss banks. Registered shares may be evidenced by certificates at the election of the holder. There are no restrictions on transfer of registered shares under either our articles of incorporation or Swiss law. However, only such holders of registered shares that are recorded as owners in our share register are recognized as shareholders, and a transfer of registered shares is valid only to the extent we are advised of such transfer.

Allocation of Annual Net Profits

   Swiss law requires that at least five percent of our annual net profits must be retained by us as general reserves for so long as these reserves amount to less than 20% of our nominal share capital. Any net profits remaining may be distributed as dividends.

   As provided by Swiss law, we may pay only one dividend with respect to each fiscal year and cannot pay interim dividends.

   Although we have paid dividends in the past, our board of directors decided in 1997 not to recommend to shareholders any payment of cash dividends in the future in order to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends in the near future.

Preemptive Rights

   Under Swiss law, shareholders have the right to subscribe for new shares issued in connection with an increase in the share capital, in proportion to the nominal amount of registered shares held by such shareholder. In certain circumstances, preemptive rights may be canceled by the approval of at least two-thirds of the registered shares represented at a shareholders' meeting.

   The registered shares represented by the ADSs are not subject to preemptive rights. In addition, due to the restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations, any offer of new registered shares to existing shareholders on the basis of their preemptive rights might not be opened to holders of ADRs.

Borrowing Powers

   Neither Swiss law nor our articles of incorporation restrict or limit our power to borrow and raise funds.

Conflicts of Interests

   Swiss corporate law does not have a general provision on conflicts of interests. However, the Swiss Code of Obligations contains a provision that requires directors to safeguard the interests of a corporation, and a duty of loyalty and a duty of care. Breach of these duties entails personal liability of the directors to the corporation and, in certain circumstances, to the shareholders and creditors of the corporation.

Repurchase of Registered Shares

   Swiss law limits the amount of registered shares that we may hold or repurchase. We may only repurchase registered shares if we have free reserves to pay the purchase price and if the amount of the nominal value of such registered shares does not exceed ten percent of our share capital. Registered Shares held by us may not be voted in a shareholders meeting. Furthermore, a reserve must be created on the balance sheet in the amount of the purchase price of the acquired shares.

Duration; Liquidation

   Our duration is unlimited. We may be dissolved at any time by a resolution of the shareholders. Under Swiss law, we may also be dissolved by a court order based upon the request of one or more shareholders representing at least ten percent of our share capital, asserting important grounds for our dissolution. Swiss law requires that any surplus arising out of a liquidation payment be distributed to shareholders.

               DESCRIPTION OF LOGITECH AMERICAN DEPOSITARY SHARES

   We are offering $11.00 in cash and a fraction of a Logitech ADS for each share of Labtec common stock. Logitech ADSs will be evidenced by American depositary receipts, or ADRs. The Bank of New York, acting as the depositary for the Logitech ADSs, will issue the ADRs in accordance with the Deposit Agreement, dated as of March 27, 1997, as amended, between us, The Bank of New York, as depositary, and the registered holders of ADRs and the owners of a beneficial interest in ADSs. Your rights as a holder of ADRs will be governed by the deposit agreement.

   The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR itself, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the deposit agreement and our articles of incorporation are also available for inspection at the corporate trust office of The Bank of New York, currently located at 101 Barclay Street, New York, New York 10286. The Bank of New York's principal executive office is located at 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

   Each Logitech ADS represents one-tenth of a Logitech registered share. An ADR may evidence any whole number of ADSs. The Logitech registered shares will be deposited with the custodian or any successor custodian under the deposit agreement. Each ADS will also represent securities, cash or other property deposited with the depositary as a result of a distribution we may make on the registered shares, but which are not distributed to ADS holders. The circumstances in which the depositary will deliver to you distributions we make on the registered shares are described below.

   You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. The ADR will be in physical form if held by you directly, and may be in book-entry or electronic form if held by a broker other financial institution on your behalf. This description assumes you hold your Logitech ADSs directly. If you hold your ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert your rights described in this section. You should consult with your broker or financial institution to find out what those procedures are.

   Because the depositary will actually own the registered shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are described in the deposit agreement.

   The deposit agreement and the ADRs are generally governed by New York law.

Dividends and Other Distributions

   The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent. You must hold the ADRs on the date established by us in order to be eligible for dividends and other distributions. If we do not establish the date, the depositary may establish it to determine who is eligible.

   For a discussion of the cash dividends we may make on the registered shares, see "Description of Logitech Shares--Allocation of Annual Net Profits."

   Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the government of Switzerland is needed and cannot be obtained, the agreement allows the depositary to distribute U.S. dollars only to those ADR holders to whom it is possible to do so. It will hold the currency it cannot convert into U.S. dollars for the account of the ADR holders who have not been paid. It will not invest the currency it cannot convert and it will not be liable for any interest.

   Before making a distribution, the depositary will deduct any withholding taxes that must be paid. For U.S. holders, it will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the Swiss currency, you may lose some or all of the value of the distribution.

   Registered shares. The depositary may distribute new ADRs representing any registered shares which we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will distribute new ADRs in proportion to the number of ADRs you already own. The depositary will only distribute whole ADRs. It will sell registered shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, each ADR will also represent the new registered shares.

   Rights to receive additional shares. If we offer holders of our securities any rights to subscribe for additional registered shares or any other rights, the depositary has discretion as to how these rights become available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or practical to make the rights available to you, or it could decide that it is only legal or practical to make the rights available to some but not all holders of the ADRs. The depositary may decide to sell the rights. If the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds in the same way as it does with cash. If the depositary decides that it is not legal or practical to make the rights available to you or to sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or practical to distribute the rights. However, the depositary is liable for damages if it acts negligently or in bad faith.

   If the depositary makes rights available to you, it will exercise the rights and purchase the registered shares on your behalf. The depositary will then deposit the registered shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

   U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the new ADRs freely in the United States. In this case, the depositary may issue the new ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

   Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADRs will also represent the newly distributed property.

   The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, registered shares, rights or other securities under the U.S. Securities Act or the Swiss securities laws. We also have no obligation to take any other action to permit the distribution of ADRs, registered shares, rights or anything else to ADR holders. This means you may not receive the distributions we make on our registered shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

   Method for the depositary to issue ADRs. The depositary will issue ADRs if you or your broker deposit registered shares or evidence of rights to receive registered shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

   Method for an ADR Holder to cancel ADRs and obtain registered shares. You may turn in your ADRs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying registered shares to an account designated by you to the extent legally permissible and (2) any other deposited securities underlying the ADR at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the registered shares at its office.

Voting Rights

   You may instruct the depositary to vote the shares underlying your ADRs. You could also exercise your right to vote if you withdraw the registered shares. However, you may not know about the meeting enough in advance to withdraw the registered shares.

   When we notify the depositary of an upcoming vote, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on, explain how you, if you hold the ADRs on a date specified by the depositary, may instruct the depositary to vote the registered shares or other deposited securities underlying your ADRs as you direct and to request a poll for each matter for which you gave directions. The materials will also include a statement that, if you do not give the depositary instructions, the depositary may give a discretionary proxy to a person that we designate. For your instructions to be valid, the depositary must receive them in writing on or before a date specified by the depositary. The depositary will try, as far as practical, subject to Swiss law and the provisions of our articles of incorporation, to vote or to have its agents vote the registered shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

   If you do not give the depositary instructions, you will be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us. However, no instruction will be deemed to have been given, and the depositary will not give a discretionary proxy, with respect to any matter we inform the depository that:

  (a) we do not wish such a proxy given;

  (b) substantial opposition exists; or

  (c) materially and adversely affects your rights.

   We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your registered shares are not voted as you requested.

Reports and Other Communications

   The depositary will make available for inspection by you at its corporate trust office any reports and communications, including any proxy soliciting material, received from us, which are received by the depositary as the holder of the ADSs and made generally available to the holders of such ADSs by us. The depositary will also send to you copies of such reports when furnished by us pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the United States Securities and Exchange Commission.

Fees and Expenses

   ADR holders must pay:                For:


   $5.00 or less per 100 ADSs           Each issuance of an ADR, including as a
                                        result of a distribution of registered
                                        shares or rights or other property Each
                                        cancellation of an ADR, including if the
                                        deposit agreement terminates


                                        Each cancellation of an ADR, including if the deposit agreement terminates


   $0.02 or less per ADS                Any cash payment


   Registration or transfer fees        Transfer and registration of registered
                                        shares on the share register of the foreign
                                        registrar from your name to the name of the
                                        depositary or its agent when you deposit or
                                        withdraw registered shares


   Expenses of the depositary           Conversion of Swiss francs to U.S. dollars


   Expenses of the depositary           Cable, telex and facsimile transmission
                                        expenses, as expressly provided in the
                                        deposit agreement


   Taxes and other governmental         As necessary
   charges the depositary or custodian
   have to pay on any ADR or
   registered share underlying an ADR,
   for example, stock transfer taxes,
   stamp duty or withholding taxes

Payment of Taxes

   The depositary may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

   If we:                              Then:


   . Change the nominal or par value   The cash, shares or other securities
     of our registered shares          received by the depositary will become
                                       deposited securities


   . Reclassify, split up or           Each ADR will automatically represent its
     consolidate any of the deposited  equal share of the newly deposited
     securities                        securities


   . Distribute securities on the      The depositary will, when we ask them to,
     registered shares that are not    distribute some or all of securities it
     distributed to you                received, or cash or other consideration in
                                       lieu of the securities


   . Recapitalize, reorganize, merge,  It may also issue new ADRs or ask you to
     liquidate, sell all or            surrender your outstanding ADRs in exchange
     substantially all of our assets,  for new ADRs representing the new deposited
     or take any similar action        securities

Amendment and Termination

   Amendment of the Deposit Agreement. We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary, or prejudices an important right of ADR holders, it will only become effective 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the amended deposit agreement.

   Termination of the Deposit Agreement. The depositary will terminate the deposit agreement if we ask to do so. The depositary may also terminate the deposit agreement if it has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 30 days before termination.

   After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

  (1) advise you that the deposit agreement is terminated,

  (2) collect distributions on the deposited securities, and

  (3) deliver registered shares and other deposited securities upon cancellation of ADRs.

   One year after termination, the depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest.

Limitations on Obligations and Liability to ADR Holders

   Limitations on our Obligations and the Obligations of the Depositary; Limitations on Liability to Holders of ADRs. The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  . are only obligated to take the actions specifically described in the deposit agreement without negligence or bad faith;

  . are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

  . are not liable if either of us exercises discretion permitted under the deposit agreement;

  . have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

  . may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

   In the deposit agreement, we agree to indemnify the depositary from any liability which may arise out of acts performed or omitted by the depositary other than those arising out of the depositary's bad faith or negligence.

Requirements for Depositary Actions

   Before the depositary will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of registered shares, the depositary may require:

  . payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any registered shares or other deposited securities;

  . production of satisfactory proof of the identity and genuineness of any signature of other information it deems necessary; and

  . compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

   The depositary may refuse to deliver, transfer or register transfers of ADRs generally when our transfer books or those of the depositary are closed or at any time if the depositary or we think it is advisable to do so.

Your Right to Receive the Logitech Shares Underlying your ADRs

   You have the right to cancel your ADRs and withdraw the underlying registered shares at any time except:

  . When temporary delays arises because: (1) the transfer books are closed by us or the depositary; (2) the transfer of registered shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on the registered shares;

  . When you or other ADR holders seeking to withdraw registered shares owe money to pay fees, taxes and similar charges; or

  . When it is necessary to prohibit withdrawals to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of registered shares or other deposited securities.

   This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

   In limited circumstances, subject to the provisions of the deposit agreement, the depositary may issue ADRs before deposit of the underlying registered shares. This is called a pre-release of the ADR. The depositary may also deliver registered shares upon cancellation of pre-released ADRs, even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying registered shares are delivered to the depositary. The depositary may receive ADRs instead of registered shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

  (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the registered shares or ADRs to be deposited;

  (2) the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

  (3) the depositary must be able to close out the pre-release on not more than five (5) business days' notice. In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

   The depositary, as it deems appropriate, may also subject the pre-release to additional indemnities and credit regulations.

                            NATURE OF TRADING MARKET

Logitech Registered Shares

   The principal trading market for our registered shares is the Swiss Exchange, on which our registered shares have been traded since 1988. As of January 31, 2001, there were 4,285,853 registered shares issued and outstanding held by 5,704 holders of record. In addition, the Logitech ADSs, each representing one-tenth of a registered share, have since March 27, 1997 been listed on the Nasdaq National Market under the symbol LOGIY.

 Logitech Registered Shares Price Information

   Prices for our registered shares on the Swiss Exchange are expressed in Swiss francs. The table below presents, for the periods indicated, (i) the high and low closing sales prices quoted in Swiss francs for our registered shares on the Swiss Exchange, and (ii) the U.S. dollar equivalent based on the Noon Buying Rate on the last trading day of the periods presented. The "Noon Buying Rate" is the rate in New York City for cable transfers in selected currencies as certified for customs purposes by the Federal Reserve Bank of New York.

                                                    Price per Registered Share
                                                    ---------------------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
                                                     CHF    CHF     $      $
   Fiscal year ending March 31, 1997:
     First quarter.................................  80.00  66.50  63.98  53.18
     Second quarter................................  79.50  63.00  63.32  50.18
     Third quarter.................................  97.25  64.50  72.63  48.17
     Fourth quarter................................ 149.50  95.25 103.96  66.24
   Fiscal year ending March 31, 1998:
     First quarter................................. 138.00 120.50  94.39  82.42
     Second quarter................................ 144.00 104.15  99.48  71.95
     Third quarter................................. 135.00 111.50  92.34  76.27
     Fourth quarter................................ 121.50 102.75  79.82  67.50
   Fiscal year ending March 31, 1999:
     First quarter................................. 120.00 100.75  79.21  66.50
     Second quarter................................ 107.50  65.15  77.86  47.17
     Third quarter.................................  88.00  55.75  64.07  40.59
     Fourth quarter................................ 102.50  76.60  69.38  51.86
   Fiscal year ending March 31, 2000:
     First quarter................................. 114.50  94.00  73.61  60.43
     Second quarter................................ 118.00 106.13  78.55  70.65
     Third quarter................................. 242.50 114.50 152.23  71.88
     Fourth quarter................................ 625.00 225.00 375.83 135.30
   Fiscal year ending March 31, 2001:
     First quarter................................. 600.00 350.14 424.50 259.33
     Second quarter................................ 624.00 384.78 450.00 260.09
     Third quarter................................. 569.00 313.57 332.00 197.22
     Fourth quarter (through February 21, 2001).... 530.00 324.00 368.00 229.94

   On February 21, 2001, the last reported price for a registered share on the Swiss Exchange was CHF 468.00.

 Trading Practices and Procedures on the Swiss Exchange

   The Swiss Exchange is a private organization comprised of 105 members. As of January 31, 2001, 415 Swiss companies and 163 foreign companies were listed on the Swiss Exchange. Securities traded on the Swiss Exchange include Swiss and foreign bonds, equities, investment funds, rights and warrants.

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

   The Swiss Exchange is an order-driven exchange system. Transactions on the Swiss Exchange are transmitted electronically via a high-speed computer processing center. Trading is divided into three separate phases: pre-opening, opening and continuous trading. During the pre-opening phase, the system is available for entries into the order book, inquiries and reporting off-exchange transactions, which are subject to additional regulations. During the opening phase, the system fixes the opening price for the particular security. During the continuous trading phase orders are matched. The Swiss Exchange interrupts, for limited periods, trading in a security that is subject to significant price fluctuation.

Logitech American Depositary Shares

   The Bank of New York serves as depositary with respect to the Logitech ADSs traded on the Nasdaq National Market. As of February 21, 2001, according to the records of The Bank of New York, approximately 1,149,150 Logitech ADSs were outstanding in the United States. At that date, the number of Logitech ADS holders of record with The Bank of New York was 94.

   See "Market Price and Dividend Information" for a table of the reported high and low quoted prices of Logitech ADSs on the Nasdaq National Market.

                              COMPARISON OF RIGHTS
                OF LABTEC STOCKHOLDERS AND LOGITECH SHAREHOLDERS

   In connection with the offer or the merger, holders of Labtec common stock will receive Logitech ADSs. Logitech is organized under the laws of Switzerland, and Labtec is incorporated under the laws of the Commonwealth of Massachusetts. The following is a summary comparison of material differences between the rights of a Labtec stockholder and a Logitech shareholder arising from the differences between the corporate laws of Massachusetts and of Switzerland, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. The following summary, however, is not a complete description of the laws of Massachusetts or of Switzerland, the other rules or laws referred to in this summary, the Labtec articles of organization, the Labtec by-laws or the Logitech articles of incorporation. You are encouraged to obtain and read these documents in their entirety. See "Where You Can Find More Information" beginning on page 4.

Voting Rights

 Labtec

   Under Labtec's by-laws, each stockholder is entitled to one vote for each share of capital stock held by the stockholder unless the articles of organization provide otherwise. The Labtec articles of organization do not alter the voting rights of holders of Labtec common stock.

   The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at any Labtec stockholders meeting constitutes a quorum. Proposals are passed upon a vote of the majority of the shares of Labtec common stock represented at a meeting at which a quorum is present. Under Massachusetts law, the consummation of a merger requires the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the corporation's common stock unless otherwise provided in the articles of organization. Labtec's articles of organization provide for the approval of mergers and consolidations by the affirmative vote of a majority of shares outstanding and entitled to vote.

 Logitech

   Each holder of Logitech ADSs is entitled to one vote for every ten Logitech ADSs held, subject to certain registration and declaration requirements and limitations described above under "Description of Logitech ADSs--Voting Rights." Votes are generally taken on a show of hands unless a written ballot is requested by at least 25 shareholders or if the chairman of the meeting so orders. The Logitech articles of incorporation do not require a minimum number of shareholders to be present in order to hold a shareholders' meeting.

   Under Swiss law, the shareholders pass resolutions and elect directors upon the vote of an absolute majority of the votes represented, unless provided otherwise by law or the articles of association. The articles of incorporation of Logitech provide that shareholders' resolutions are passed by the majority of the votes cast. Certain resolutions must be approved by at least 66 2/3% of the votes represented at the meeting, as described above under "Description of Logitech American Depositary Shares--Voting Rights."

Stockholder Proposals and Shareholder Nominations of Directors

 Labtec

   Under the Labtec by-laws, any stockholder entitled to vote at an annual meeting may bring business before the annual meeting, including nominations of directors, if the stockholder gives timely notice, in writing and in the proper form, of the stockholder's intention to bring the business before the meeting. To be timely, a stockholder notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting. In addition, SEC rules allow precatory resolutions to be included in management's proxy statement for annual meetings of stockholders if, among other conditions required to be met, advance notice is given to the corporation.

 Logitech

   Under Swiss law and the articles of incorporation of Logitech, shareholders holding shares with an aggregate nominal value of at least one million Swiss francs have the right to request that a specific proposal be put on the agenda and voted on at the next shareholders' meeting. The articles of incorporation of Logitech further specify that the proposals must be submitted in writing at least 60 days in advance of a meeting and must include the actual motion(s) to be put forward.

Sources and Payment of Dividends

 Labtec

   Labtec's articles of organization contain no provisions restricting dividends on Labtec common stock. However, under Massachusetts Corporation Law, stockholders to whom a corporation makes a distribution (i.e., dividend, redemption, or repurchase) which renders the corporation insolvent are liable to the corporation for the amount received or the amount which exceeds that which could have been distributed without rendering the corporation insolvent.

 Logitech

   The articles of incorporation of Logitech, pursuant to Swiss law, provide that at least 5% of annual net profits must be allocated to the general statutory reserve for so long as the reserves amount to less than 20% of Logitech's share capital. The remaining net profit is, subject to the provisions of the Swiss Code of Obligations, available for distribution to the shareholders or to be used to establish free or special reserves.

Rights of Purchase and Redemption

 Labtec

   Under Massachusetts law, any corporation may purchase or redeem its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. Stockholders to whom a corporation makes a distribution (i.e., dividend, redemption, or repurchase) which renders the corporation insolvent are liable to the corporation for the amount received or the amount which exceeds that which could have been distributed without rendering the corporation insolvent.

 Logitech

   Swiss law limits the number of its own shares a Swiss corporation may hold or repurchase. A Swiss corporation may repurchase its own shares only if it has sufficient free reserves to pay the purchase price, and if the aggregate nominal value of such shares does not exceed 10% of the nominal share capital. The same conditions and limits apply if shares of a corporation are repurchased by a subsidiary. Shares repurchased by a Swiss corporation and its subsidiaries do not carry any rights to vote at shareholders' meetings. Furthermore, the Swiss corporation must create a blocked reserve on its balance sheet in the amount of the purchase price of the shares held as treasury shares.

Appraisal Rights

 Labtec

   Under Massachusetts law, dissenting stockholders who follow prescribed statutory procedures would be entitled to have Labtec pay them the full value of their shares of Labtec capital stock when the stockholders approve:

  . the sale, lease or exchange of substantially all of Labtec's property or assets;

  . an amendment to Labtec's articles of organization which adversely affects the rights of the dissenting stockholders; or

  . a merger or consolidation with another corporation unless Labtec is the surviving corporation and a vote of the stockholders of Labtec was required to approve such merger or consolidation.

 Logitech

   There are no appraisal rights under Swiss law.

Preemptive Rights

 Labtec

   Under Massachusetts law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless preemptive rights are specifically granted in the articles of organization. No such rights are granted in Labtec's articles of organization.

 Logitech

   Under Swiss law, shareholders have the right to subscribe for new shares issued in connection with an increase in the share capital, in proportion to the nominal amount of registered shares held by such shareholder. In certain circumstances, preemptive rights may be canceled by the approval of at least two-thirds of the registered shares represented at a shareholders' meeting.

   The registered shares represented by the ADSs offered hereby are not subject to preemptive rights. In addition, due to the restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations, any offer of new registered shares to existing shareholders on the basis of their preemptive rights might not be opened to holders of ADRs.

Amendment of Governing Instruments

 Labtec

   Under Massachusetts law, unless the articles of organization require a greater vote, an amendment to the articles of organization requires the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment.

   Labtec, by a vote of a majority of the stock outstanding and entitled to vote, may authorize the amendment to the articles of organization.

   Under Massachusetts law, stockholders have the power to adopt, amend or repeal by-laws, but the articles of organization may give those powers to the directors of the corporation as well. The Labtec articles of organization and by-laws provide that a majority of the board of directors is authorized to make, amend or repeal the by-laws, without any action on the part of the stockholders, except with respect to any provision contained in the by-laws, which by law, the articles of organization or the by-laws requires approval by the stockholders.

 Logitech

   Under Swiss law, the articles of incorporation may be amended by the affirmative vote of the absolute majority of the votes represented at a shareholders' meeting. However, under the articles of incorporation of Logitech, the articles may be amended by the affirmative vote of the absolute majority of the votes cast, except for the resolutions which under the law require a vote of at least two-thirds of the votes represented at the meeting as described above under "Description of Logitech American Depositary Shares-- Voting Rights."

Preferred Stock

 Labtec

   The Labtec articles of organization authorize the Labtec board of directors to provide for the issuance of one or more series of preferred stock. At the date of this document, no preferred stock was outstanding.

 Logitech

   Under Swiss law, the shareholders may, in accordance with the articles of incorporation, or by way of an amendment of the articles of incorporation, resolve or authorize the issuance of preferred shares. Logitech's articles of incorporation do not provide for preferred shares.

Annual or General Meetings

 Labtec

   A Massachusetts corporation is required to hold an annual meeting of stockholders within 6 months after the end of the fiscal year. The Labtec by-laws provide that all meetings of stockholders are to be held at any place designated by the co-chairmen or the majority of the Labtec board of directors.

 Logitech

   Under Swiss law and the articles of incorporation of Logitech, an annual ordinary shareholders' meeting must be held within six months after the end of Logitech's financial year. Ordinary shareholders' meetings may be convened by the board of directors or, in exceptional circumstances, by the statutory auditors.

Special Meetings

 Labtec

   Labtec's by-laws state that special meetings of the stockholders may be called by the majority of the board of directors, any of the co-chairmen of the board, the president of the corporation or shall be called by the clerk or an officer upon written application by one or more stockholders holding at least 40% of Labtec's common stock entitled to vote at the special meeting.

 Logitech

   Under Swiss law and the articles of incorporation of Logitech, an extraordinary shareholders' meeting may be convened whenever the board of directors or the auditors consider it necessary. The board of directors is required to convene an extraordinary shareholders' meeting if so resolved in a preceding shareholders' meeting or requested by one or more shareholders representing together at least 10% of the nominal share capital of Logitech, or if required under the Swiss Code of Obligations.

Notices

 Labtec

   The Labtec by-laws provide that notice of each meeting of stockholders must be mailed or personally delivered to stockholders entitled to receive notice of an annual or special meeting at least 7 days prior to the meeting. However, in the case of any special meeting called upon the written application of stockholders, then at least 15 days notice prior to the meeting shall be provided.

 Logitech

   Under the articles of incorporation of Logitech, a written notice to every shareholder is required to be provided by mail at least 20 days prior to a shareholders' meeting.

   The invitation to Logitech's shareholders' meetings must specify the items on the agenda and proposals put forward. No later than 20 days prior to the ordinary shareholders' meeting, Logitech must make available to its shareholders its annual report and the auditors' report. Each shareholder has the right to ask for immediate delivery of these reports.

Proxy Statements and Reports

 Labtec

   Under the U.S. proxy rules, Labtec must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholders' meetings.

 Logitech

   As a foreign private issuer, Logitech is not subject to U.S. proxy solicitation rules. However, Logitech must comply with the notice and disclosure provisions of the Nasdaq National Market in respect of shareholder meetings.

   Under the listing rules of the SWX Swiss Exchange, Logitech must publish interim financial reports (audited or non-audited) in addition to the audited annual report. This interim report must cover a time frame of six months or less.

   Under the listing rules of the SWX Swiss Exchange, Logitech is in general required to inform the market of any price-sensitive facts that have arisen in its sphere of activity and are not public knowledge ("ad hoc publicity"). Moreover, Logitech has certain additional reporting obligations under the rules of the SWX Swiss Exchange as a condition to maintaining its listing.

   As a foreign private issuer, Logitech is not required to file with the SEC all of the reports and notices that Labtec, as a reporting public company under the Exchange Act, is required to file. Logitech must, however, file an annual report on Form 20-F with the SEC within six months of the end of each fiscal year pursuant to the requirements of the Exchange Act and must also provide certain other information on Form 6-K upon the occurrence of significant corporate events.

Shareholders' Votes On Certain Transactions

 Labtec

   Generally, under Massachusetts law, unless the articles of organization provide for the vote of a larger portion of the stock, completion of a merger, a consolidation, or the sale, lease or exchange of all or substantially all of a corporation's assets or dissolution of the corporation requires:

  . the approval of the board of directors; and

  . the approval by a vote of the holders of 66 2/3% of the outstanding stock.

   However, Labtec's articles of organization provide that a majority vote of the outstanding stock of the corporation is required for the above transactions.

 Logitech

   Under Swiss law, a resolution passed at a shareholders meeting with a majority of 66 2/3% of the votes represented is required for the dissolution of Logitech other than by liquidation, including by way of a merger.

Rights of Inspection

 Labtec

   Under Massachusetts law, a corporation's stockholders are entitled to inspect and copy its charter, by-laws, records of stockholders meetings, and stock and transfer records. These documents must be either at the corporation's principal office, the transfer agent's office, or at the office of the corporation clerk or resident agent. If access to these documents is refused, the corporation is liable to the requesting stockholder for any actual damages which result from the refusal. However, the corporation is not obligated to produce the document for which the inspection is being sought to secure a list of stockholders or information to be sold or used for purposes unrelated to the person's interest as a stockholder.

 Logitech

   Under Swiss law, company books and correspondence may be inspected only with the express authorization of the shareholders, given at a shareholders' meeting, or by resolution of the board of directors and subject to the Swiss laws regarding the safeguarding of business secrets. At the shareholders' meeting, any shareholder is entitled to request information from the board of directors concerning the affairs of the corporation and from the corporation's auditors concerning the execution and results of their examination. The information will be given to the extent necessary to exercise shareholders' rights. It may be refused if business secrets or other interests of the corporation are jeopardized.

   In addition, if the shareholders' inspection and information rights prove to be insufficient, each shareholder may propose to the shareholders' meeting that specific facts be examined by a special commissioner in a special inspection. If the shareholders' meeting approves the proposal, the corporation or any shareholder may, within thirty days from the shareholders' meeting, ask the courts at the corporation's domicile to appoint the special commissioner. If the shareholders' meeting rejects the request, one or more shareholders who hold at least 10% of the share capital or shares in an aggregate nominal value of at least CHF 2 million may ask the courts to order the appointment of a special commissioner. Such an order will be granted if the petitioners can prima facie show that the board of directors, any member thereof or an officer of the corporation infringed the law or the articles of incorporation and damaged the corporation or the shareholders. The costs of the investigation are generally allocated to the corporation and only in exceptional cases to the petitioner(s).

Standard of Conduct For Directors

 Labtec

   Massachusetts law sets forth a standard of conduct for directors. A director is required to act in good faith and in a manner that he reasonably believes to be in the best interest of the corporation and with such care as an ordinary prudent person in a like position would use in the circumstances.

 Logitech

   Under Swiss law, the directors and senior officers of a corporation have to perform their duties with due care, to safeguard the interests of the corporation in good faith, and to extend under equal circumstances, equal treatment to the shareholders.

Classification of the Board of Directors

 Labtec

   Massachusetts law permits the directors to be divided into one, two or three classes, with the term of office of one class of directors to expire each year. However, Labtec's articles of organization stipulate that the board of directors consists of a single class serving a one-year term.

 Logitech

   The Logitech articles of association provide that the term of office of each director is three years, with the interval between two annual general meetings being deemed a year for this purpose. The initial term of office of each director is fixed in a way to assure that approximately one fourth of all the members has to be re-elected every year.

Removal of Directors

 Labtec

   Massachusetts law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors. The articles of organization of Labtec provide further that directors may be removed for cause only, at a special meeting, called at least in part for that purpose, by the affirmative vote of a majority of shares present in person or by proxy at such meeting.

 Logitech

   Under Swiss law, the shareholders appoint the members of the board of directors and may remove directors at any time in a shareholders' meeting. Directors may be re-elected by the shareholders. The Logitech articles of association do not modify this legal standard.

Vacancies on the Board of Directors

 Labtec

   Under Massachusetts law, unless otherwise provided in the by-laws, vacancies on a board of directors resulting from death, resignation, removal or other cause and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office.

   The Labtec by-laws provide that vacancies on the Labtec board resulting from death, resignation, removal or other causes or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum. The Labtec by-laws also provide that any directors so chosen to fill a vacancy or newly created directorship will serve for the remainder of the full term of the relevant directorship and until such director's successor has been elected and qualified.

   The Labtec by-laws provide that the Labtec board of directors may fix the number of directors from time to time, without decreasing the number to less than three.

 Logitech

   The Logitech articles of incorporation provide that vacancies may be filled by a shareholders' resolution passed by a majority of the votes cast at a shareholders meeting. Members whose term of office has expired are eligible for re-election.

Liability of Directors and Officers

 Labtec

   Massachusetts law permits a corporation's articles of organization to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

  . any transaction from which the director derives an improper personal benefit.

 Logitech

   Under Swiss law, directors and senior officers who act in violation of their statutory duties--whether dealing with bona fide third parties or performing any other acts on behalf of the corporation--may become liable to the corporation, its shareholders and, in bankruptcy, its creditors for damages. The directors' liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation's business purpose.

Indemnification of Directors and Officers

 Labtec

   Massachusetts law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, reasonably incurred by him in connection with the action, through the articles of organization or a by-law adopted by the stockholders or a vote adopted by a majority of the shares of stock entitled to vote for the election of directors if the officer or director was adjudicated to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

   The Labtec by-laws provide that, to the extent permitted by Massachusetts law, Labtec will indemnify any person who is or was a director or officer or is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Labtec, or is or was serving at the request of Labtec as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with the proceeding.

   Labtec maintains directors' and officers' insurance for its directors and officers.

 Logitech

   Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, unless arising from his or her gross negligence or willful misconduct, including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or preceding by reason of having been the representative of or serving at the request of the corporation.

   Logitech has indemnity agreements with each director and officer, and also maintains directors' and officers' insurance for its directors and officers.

Shareholders' Suits

 Labtec

   Under Massachusetts law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself.

 Logitech

   As a general principle, the board of directors of a Swiss corporation has the power to institute lawsuits on behalf of the corporation. This authority may also be granted to specific attorneys-in-fact. A shareholder may not, by virtue of his or her interest as shareholder, institute a derivative action on behalf of the corporation except in limited circumstances. However, the shareholders may invoke the personal liability of the directors if an action by the directors damages the corporation.

   Swiss law permits a shareholder to take legal action against resolutions of the shareholders' meeting that violate the law or the articles of incorporation by filing a suit within two months after the shareholders' meeting has taken place. If the suit is dismissed, the court allocates the costs in its discretion between the corporation and the plaintiff.

Limitations on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws

   Logitech is a Swiss company headquartered in Switzerland. Some of the directors and officers of Logitech are residents of countries other than the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

  . effect service within the U.S. upon Logitech and the directors and officers of Logitech located outside the U.S.;

  . enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts;

  . enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S.; and

  . enforce against those persons located outside the U.S., whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

   For more information see "Limitations on Enforcement of U.S. Laws against Logitech, its Management and Others."

"Short Swing" Profits

 Labtec

   Directors and officers of Labtec are subject to rules under the Securities Exchange Act that may require directors and officers to forfeit to Labtec any "short swing" profits realized from purchases and sales, as determined under the Securities Exchange Act and the related rules, of Labtec securities over short periods.

 Logitech

   Swiss law does not explicitly address "short swing" profits. However, short swing profits realized from purchases and sales by directors and officers of a Swiss company may constitute insider trading, which is a criminal offense under the Swiss penal code.

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Certain Provisions Relating to Share Acquisitions

 Labtec

   Massachusetts law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

  . the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

  . after completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 90% of the voting stock of the corporation not including (a) shares held by directors who are also officers and (b) shares held by certain employee benefit plans; or

  . after the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

 Logitech

   Swiss law does not prohibit business combinations with an interested shareholder.

Anti-Takeover Measures

 Labtec

   Massachusetts law imposes procedural and disclosure requirements with respect to takeover bids for more than 10% of the outstanding shares of a Massachusetts corporation, such as Labtec, unless, among other things:

  . the board of directors of the corporation has consented to the takeover bid and recommended its acceptance to stockholders; and

  . the terms of the bid, including any inducements to officers and directors not made available to all stockholders, have been furnished to stockholders.

 Logitech

   According to the Swiss Stock Exchange Act, from the moment a takeover offer is published until the result is announced, the board of directors of the target company may not enter into legal transactions that would have the effect of altering significantly the assets or liabilities of the company. Decisions taken by the general shareholders' meeting are not subject to this restriction and may be implemented irrespective of whether they were adopted before or after publication of an offer.

Disclosure of Interests in Shares

 Logitech

   Under the applicable provisions of the Swiss Stock Exchange Act, persons who, directly or indirectly, acting alone or in concert with others, acquire or dispose of shares and thereby reach, exceed or fall below any of the thresholds of 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the voting rights of a Swiss listed corporation must notify the corporation and the SWX Swiss Exchange of such transactions, whether or not the voting rights can be exercised. Following receipt of such notification, the corporation must inform the public of those transactions. An additional disclosure requirement exists under Swiss company law, according to which Logitech must disclose the identity of all of its shareholders who hold more than five percent of its voting rights. This disclosure must be made once a year in an annex to the financial statements as published in Logitech's annual report.

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

                    LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
                  AGAINST LOGITECH, ITS MANAGEMENT AND OTHERS

   Logitech International S.A. is a Swiss corporation. Some of our directors and executive officers, including some of the persons who signed the registration statement on Form F-4, of which this prospectus is a part, and some of the experts named in this document, reside outside the United States, and a substantial portion of Logitech's assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons or to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

   We have been advised by Lenz & Staehelin, our Swiss counsel, that the United States and Switzerland do not currently have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. Therefore, the recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles laid out in the Swiss Federal Act on Private International Law. This statute provides that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if
(i) the foreign court had jurisdiction (pursuant to the Swiss Federal Act on Private International Law), (ii) the judgment of the foreign court has become final and non-appealable, (iii) the judgment of the foreign court does not contravene Swiss public policy, and (iv) the court procedures and the service of documents leading to the judgment was in compliance with the principles of due process of law (as defined in the Swiss Federal Act on Private International Law).

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

                      CERTAIN INFORMATION REGARDING LABTEC

Overview of Labtec's Business

   Labtec is a leading developer and marketer of high-technology peripheral products and accessories for computing, communications, and entertainment. Labtec offers an array of proprietary products, including personal computer and game console speakers and subwoofers; PC Voice Access(TM) headsets and accessories, microphones, and telephony products; personal audio headphone and earphone products; and 3D motion controllers.

   Labtec's strategy is to offer an assortment of high-technology products through multiple channels of distribution. Labtec currently sells to numerous retailers (e.g., Best Buy, CompUSA, Dixons, Fry's Electronics, Media Mart, Musicland, Office Depot, Sears, Staples, Target, Vobis, and Wal-Mart), master distributors (e.g., Avnet, Ingram Micro, Merisel, and Tech Data), and original equipment manufacturers, or OEMs, (e.g., ABS, Compaq, Dell, Gateway, Hewlett Packard, and IBM). Labtec serves these multiple channels of distribution on a worldwide basis.

   Labtec maintains a leading market position in each of its product lines of PC speakers, PC Voice Access(TM) products, 3D motion controllers, and computer storage products, and a second market position for its personal audio product line. Labtec is establishing its market position in telephony products.

   Labtec first introduced the PC speaker in the early 1990s and continues to provide breadth of product, a recognized industry brand name, and consistent technological innovations. In the fall of 2000, Labtec introduced its first speakers designed specifically for the expanding game console market. Through its personal audio line, Labtec has also taken advantage of growing consumer trends by offering the first high-quality headphone marketed specifically for MP3 and other Internet-based music applications.

   Labtec believes it was the first to commercialize PC headsets and accessories, and microphones, beginning in 1996. According to PC Data, Labtec's PC Voice Access(TM) products have the leading share of the United States market, as well as a rapidly growing market share in Europe. Labtec Management believes its PC Voice Access(TM) products will continue to rapidly expand to support the demand for voice-over-IP and speech recognition applications. In the fall of 2000, Labtec introduced its first telephony products, i.e. products which have dual functionality between the PC and the telephone.

   Labtec's 3D Motion Control Division is a leading developer and marketer of controllers and related software enabling the user to manipulate three-dimensional graphical images in real-time. Unlike traditional hardware controllers such as keyboards, gamepads, mice, trackballs and joysticks, Labtec's products enable the user to manipulate images as if the user were moving actual objects or moving through actual scenes in the real world. Labtec's products are used in the engineering and design computer-aided design market, the consumer market, and the emerging desktop market supported by the Internet.

   Labtec's computer storage products are offered through its subsidiary, Connector Resources Unlimited, Inc., or CRU, which it acquired in August 1999.

   Labtec was incorporated in Massachusetts in April 1991 under the name Spacetec IMC Corporation. On February 17, 1999, SIMC Acquisition Corporation ("SIMC"), a newly formed, wholly owned subsidiary of the company presently known as Labtec, merged with and into Labtec Corporation. Labtec Corporation was the surviving legal entity in its merger with SIMC. After the completion of the merger, Spacetec IMC Corporation changed its name to Labtec Inc. and contributed substantially all of its assets, except cash and cash equivalents, and all of its liabilities to a newly formed, wholly owned subsidiary, Spacetec Corporation.

The Industry

   Labtec competes in the worldwide market for personal computer and workstation products that is estimated at approximately $200 billion for calendar year 1999 by International Data Corporation. Personal

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

computer shipments increased approximately 22% to 110 million units in 1999, from 90 million units in 1998, according to IDC. The workstation market increased approximately 9% in 1999 to 2.5 million units, compared to
2.3 million units in the prior year, according to IDC. Despite this growth, the home penetration rate for PCs in the United States is still far below that of many other consumer electronic items such as televisions or VCR's. Furthermore, worldwide PC penetration is substantially lower than in the United States.

Labtec's Products

   Within the category of PC peripheral products, Labtec's product lines are broadly grouped into five types: PC and game console speakers, PC Voice Access(TM) products, 3D motion controllers, personal audio products, and computer data storage products.

 PC and Game Console Speakers

   In fiscal 2000, the PC speaker category represented Labtec's largest product category, contributing 42.3% of its gross sales. In the fall of 2000, Labtec introduced its first speakers designed specifically for the expanding game console market. Labtec presently offers a line of 11 retail speaker models, ranging in suggested retail price from $19.99 to $149.99, which utilize proprietary technology such as Dynamic Bass Equalization circuitry, M3D matrix decoding of surround sound program material, high performance Flat Panel speakers, and a patented band-pass enclosure. Product positioning covers both entry-level and upgrade speaker segments, encompassing most addressable industry volume. Labtec seeks to provide the best performing product based on sound quality, industrial design, and product features at each retail price point.

   Labtec believes the following industry trends will influence growth of the PC and game console speaker segment: (i) s hipments of new computer systems with installed multimedia capabilities, often with low-quality, inexpensive speakers; (ii) increasing capability and demand for MP3 and other Internet-based audio; (iii) the growing popularity and increased feature-content of game consoles; and (iv) introduction of new software titles with ever-improving audio capabilities.

   Labtec's line of PC and game console speakers is oriented toward three different user groups: Edutainment for the users of basic multimedia software such as educational or basic music software, Audio Enthusiasts desiring crisp audio sound for music, and Gamers desiring a strong bass component in their systems. Labtec offers a variety of models across a wide price range targeted at users in each of these groups.

 PC Voice Access(TM)

   Labtec offers a complete line of headsets and accessories, microphones, and telephony products sold under Labtec's PC Voice Access(TM) brand name. This product line, which represented 30.5% of total gross sales in fiscal 2000, is Labtec's fastest growing business segment, with sales increasing 73.6% compared with fiscal 1999. This line is designed to complement several emerging applications, including basic PC telephony (voice mail, call forwarding, etc.), voice-over-IP communications (Internet long distance), speech recognition and voice command software, gaming (multi-player interaction), and Internet-based audio (including MP3).

   The PC Voice Access(TM) line is composed of 21 retail and OEM products ranging from $9.99 to $129.99 that break into three product classes: (i) headsets with boom microphones that allow comfortable hands-free use of voice-over-IP and speech recognition applications; (ii) PC microphones that allow for effective voice input for voice command and speech recognition software and Internet formats; and (iii) telephony products that have dual functionality between the PC and the telephone. An important element of this emerging industry is the need for the personal computer to clearly recognize voice input, in addition to delivering quality sound. Labtec developed and utilizes Noise Canceling and Amplification Technology (NCAT(TM) and NCAT2(TM)) which improves performance (i) by focusing on direct voice input, dramatically reducing ambient background noise, and (ii) through a high output internal amplification stage, ensuring output compatibility with virtually all Soundblaster standard soundcards.

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

 3D Motion Controllers

   Labtec is a leading provider of hardware controllers and software for use with 3D graphical applications used on workstations, PC's, and specialized graphical and/or digital video design systems. Labtec's technology and products provide simultaneous six degrees of freedom (6D) through all three possible axes of motion, thereby enabling a user to intuitively manipulate 3D images in real-time, as if the user were in the real world. Labtec believes its 3D motion control technology is the most robust life-like 3D motion control user interface available commercially. This product line represented 7.7% of Labtec's gross sales in fiscal 2000.

   Three-dimensional graphical capability, once found only in UNIX workstations, is now widely available and used by computer-aided design engineers, architectural engineers, industrial designers, film, video and broadcast television animators, graphic artists, and video game developers. Labtec believes the use of 3D graphical capability will be influenced by Microsoft and Intel's present efforts to promote 3D graphical interfaces.

 Personal Audio

   Personal audio was Labtec's first product line beginning in 1982. This innovative group of headphones and earphones provides quality audio technology and lightweight, stylish designs through 23 products ranging from $3.99 to $29.99. In 1999, Labtec produced the first high-quality headphone marketed specifically for use with MP3 and other Internet-based audio. As a result, this product line grew over 36.1% in fiscal 2000 and represented 11.4% of Labtec's gross sales for the year.

   Labtec is currently the second leading brand in the headphone and earphone market in the U.S. retail sector. This line of products has been significantly refreshed, including many new products with compelling designs and innovative new packaging. The line has been segmented to specifically appeal to popular customer profiles, specifically value-oriented, fashion-oriented, performance-oriented, and eAudio-oriented customers. The eAudio family of products will further efforts to capitalize on the emerging market for Internet audio based on MP3 and other electronic music standards.

 Computer Storage

   In August 1999, Labtec acquired CRU, a leading supplier of computer storage products. CRU's patented products include removable storage modules sold under the brand name DataPort(TM), external drive enclosures, Redundant Array of Independent Disks (RAID) subsystems, and associated mounting kits, cabling and hardware.

   CRU's DataPort(TM) product line has an installed-base of more than 1,000,000 units. Compatibility and patent issues help protect this base from competitive pressures. Labtec is focused on growing sales further through increased product development and greater distribution. In addition, recent events and their corresponding media coverage have amplified security concerns throughout government and industry, creating further opportunities for CRU's products with their security and mobility features.

Customers

   Labtec's customers consist of many of the largest retailers, master distributors, and OEMs in the United States and Europe. Because Labtec's customer base is so diverse, no customer accounted for more than 10% of net sales during fiscal 2000. Ingram Micro accounted for 8.0%, 15.7%, and 14.6 % of net sales in fiscal 2000, 1999 and 1998, respectively. However, the loss of this customer or a substantial decrease in sales to such customer could have a material adverse effect on Labtec's sales and operating results. In addition, customers may demand price concessions from Labtec that could adversely affect profit margins.

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

Research and Development

   Product development at Labtec begins with understanding customers' needs and requirements. This process is typically accomplished through a combination of primary market research; solicitation of suggestions from retail, master distributor, and OEM partners; collaboration of industry partners; and internal brainstorming sessions to anticipate future needs. In addition, technology developments and the competitive environment are key inputs to Labtec's development efforts.

   Throughout the development process, Labtec involves internal engineers, outside consultants, and its contract manufacturers to minimize the time to market and to maximize the probability of a successful product. The product development process can last up to 12 months for a brand new product, whereas a derivative can take as little as three months.

   Industrial, mechanical, electrical, and acoustical design is managed by Labtec's in-house engineering team in Vancouver, WA. Labtec's software and firmware engineers with capabilities in both UNIX and Windows NT are also located in Vancouver, WA. The engineering team utilizes Labtec's Hong Kong subsidiary to search for components that meet desired specifications. Labtec believes this interaction between design engineers and component manufacturers enables Labtec to develop and produce innovative, high-performance, low-cost products. Final specification of all components and designs is the responsibility of the United States-based engineering team.

   During the years ended March 31, 2000, 1999, and 1998, Labtec expended $2.34 million, $1.72 million, and $1.51 million, respectively, on its research and development efforts.

Patents and Proprietary Rights

   Labtec relies on a combination of utility and design patents, trademarks, copyrights, trade secrets, confidentiality procedures, and license arrangements to establish and protect its proprietary technology.

   Labtec has obtained 18 patents in the United States, Japan, Canada, Australia, Germany, France, the United Kingdom, and other certain European countries covering its core technologies relating to audio input and output, and sensing input of its 3D motion controllers. Labtec also has 38 pending patent applications in the United States and elsewhere related to its core technologies. In addition, Labtec has four issued patents and four pending patent applications covering other technologies.

   In addition to the protection afforded by patent, trademark, copyright, and trade secret laws, Labtec employees and consultants are generally required to execute non-disclosure, non-use, and assignment agreements designed to protect Labtec's intellectual property. Additionally, certain senior officers and technical personnel are required to sign non-competition agreements.

Manufacturing

   Labtec contracts its production requirements with a number of manufacturers in Hong Kong, Taiwan, and China. From Labtec's Hong Kong office, Labtec personnel supervise daily production activities, initiate placement of orders, expedite shipments, arrange and track transportation, and provide quality assurance. The 20-person team at Labtec's Hong Kong office plays an important role in assuring a steady and timely supply of products to distribution centers in the United States, Europe, and Canada.

Marketing and Distribution

   Labtec's sales and distribution strategy is to offer a broad line of high-technology, multimedia peripheral products through multiple channels of distribution. Labtec currently sells through numerous retailers, master distributors, and OEM accounts. In addition, Labtec sells through each of these three channels both domestically and worldwide.

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

   Retailers. Labtec maintains an extensive North American retail distribution network, selling high-technology multimedia peripheral products to computer superstores, consumer electronic chains, mass merchandisers, software retailers, office superstores, and wholesale clubs. In fiscal 2000, Labtec's retail sales grew 19.8% and represented 64.3% of Labtec's total gross revenues.

   Master Distributors. Labtec serves many small to mid-sized accounts through master distributors, including Avnet, Ingram Micro, Merisel, and Tech Data.

   OEM Accounts. Retail and master distributor sales are complemented by Labtec's sales in the OEM marketplace. Customers include primary computer manufacturers, component manufacturers, Internet product suppliers, and "bundlers"--firms which package Labtec's PC speakers, PC Voice Access products, and 3D motion controllers with other hardware components or complete systems.

   Labtec profitably serves such OEM customers as Compaq, Dell, Gateway, Hewlett Packard, and IBM, though Labtec focuses its efforts on serving the mid/small OEM market due to its growth potential. Labtec has grown its base of OEM customers from less than 15 in 1995 to over 50 today. In fiscal 2000, Labtec's sales through OEM distribution grew 23.3% and represented 19.9% of total gross revenues.

   International Sales. Labtec's international distribution includes more than 40 distributors serving 24 countries. Key retail customers include Byte (U.K.), Dixon's (U.K.), Fnac (France), Media Market (Germany), Staples (U.K.), Virgin Megastores (U.K.), and Vobis (Germany). The establishment of subsidiary sales offices in the U.K. and Germany has enhanced Labtec's performance in Europe. International gross sales grew 24.0% and represented 21.1% of total sales in fiscal 2000.

Competition

   The computer peripherals industry is intensely competitive and rapidly changing. Labtec's competitors vary by product line. In the PC speaker business, competitors include Altec Lansing Technologies, Inc. and Creative Technology, Ltd. In the headset, microphone, and telephony markets into which Labtec sells its PC Voice Access(TM) products, competitors include Plantronics, Inc. and Telex Communications, Inc. In the 3D graphical applications market, Labtec's competitors include LogiCad 3d GmbH and LogiCad 3d Inc., each partially owned by Logitech. For the personal audio market, Labtec's primary competitor is Sony Corporation of America. In the computer data storage market, Labtec's competitors include Kingston Technology Company and Lian Li Industrial Co., Ltd. Within each market, these competitors offer similar products to Labtec and target the same customers as Labtec. Further, many of these competitors are substantially larger and have significantly greater financial, technical, and marketing resources than Labtec.

Employees

   Labtec currently employs approximately 145 individuals, including 110 in the United States and 35 who staff Labtec's U.K., Germany, and Hong Kong subsidiaries. Labtec is not subject to any collective bargaining agreements, has never been subject to a work stoppage, and believes that its employee relations are generally good.

Properties

   Labtec's corporate headquarters is located in 17,822 square feet of office space in Vancouver, WA. Labtec also leases an 80,000 square foot warehouse facility and a 6,000 square foot warehouse facility in Vancouver, WA. The leases for the headquarters and the larger warehouse facility have terms through April 2006. The lease for the smaller warehouse facility is a month-to-month agreement. Labtec also leases a 10,000 square foot facility in Milpitas, CA, with a term through March 31, 2001. In addition, Labtec maintains offices in the U.K., Germany, and Hong Kong. Labtec's management believes its current facilities are adequate to meet its requirements for the near term.

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

Legal Proceedings

   Labtec filed a lawsuit in the Clark County Superior Court, State of Washington, on or about December 9, 1999, against a competitor which has infringed the intellectual property rights of Labtec related to the industrial and electrical design of certain computer speakers. Labtec will vigorously pursue protection of its intellectual property rights and believes it will prevail in the lawsuit.

   In an action related to the above lawsuit, Labtec filed a lawsuit in the U.S. District Court of the Western District of Washington, on or about September 15, 2000, against the manufacturer of the infringing computer speaker products.

   Labtec is engaged in litigation with a former sales representative firm which was terminated for good cause. The former sales representative firm filed the action in the Hennepin County District Court, State of Minnesota, on or about December 20, 1999, and Labtec subsequently removed the action to the U.S. District Court for the District of Minnesota on January 18, 2000. Labtec will vigorously defend itself and believes it will prevail in the lawsuit. Upon information and belief, Labtec believes that the former sales representative firm has or will commence another action in the Hennepin County District Court, State of Minnesota, asserting related claims which the former sales representative firm failed to timely bring in the U.S. District Court.

   Labtec's subsidiary, Labtec Europe Ltd., is engaged in litigation with a licensing company claiming infringement of a patent for a certain implementation of a flat panel speaker. The licensing company filed the action in the United Kingdom High Court of Justice, Chancery Division, Patents Court, on or about August 10, 2000. Labtec's subsidiary will vigorously defend itself and believes it will prevail in the lawsuit.

   Labtec is engaged in litigation with a former employee who voluntarily terminated his employment. The former employee filed the action in the Superior Court for the County of Middlesex, Commonwealth of Massachusetts, on or about August 21, 2000. Labtec will vigorously defend itself against the former employee's claims of national origin discrimination and other claims, and believes it will prevail in the lawsuit.

   Except as stated above, neither Labtec nor any of its properties are subject to any pending material legal proceedings, and to the knowledge of Labtec, no such legal proceedings are threatened.

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

Labtec's Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing in this prospectus starting at page F-1.

   This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the personal computer and workstation industries; general economies, both domestic and international; lower than expected customer orders or variations in customer order patterns; competitive factors, including increased competition, new product offerings by competitors and pricing pressures; the availability of parts and components; changes in product mix; resource constraints encountered in developing new products; and product shipment interruptions due to manufacturing difficulties. The forward-looking statements contained in the MD&A regarding industry trends, product development and liquidity and future business activities should be considered in light of these factors.

   On August 20, 1999, Labtec completed the acquisition of CRU. As a result, Labtec acquired all the outstanding shares of CRU for $13,145,956 in cash, and $1,500,000 in debt. Concurrent with the acquisition of CRU, Labtec entered into a $43,000,000 credit facility with a bank and also sold 312,500 shares of common stock for $1,000,000. The net proceeds from the credit facility and proceeds from the stock sale were used to retire outstanding debt and accrued interest of $23,400,000; to pay issuance costs and loan fees on the new credit facility; to pay for certain acquisition costs related to the purchase of CRU; and to fund the purchase of CRU. CRU designs, develops, and markets computer peripheral products principally in North America.

Results of Operations

   The following table sets forth certain operating data as a percentage of net sales for the years ended March 31, 2000, 1999 and 1998 and the nine month periods ended December 31, 2000 and 1999

                                            Nine Month
                                           Period Ended    Fiscal Year Ended
                                           December 31,        March 31,
                                           --------------  -------------------
                                            2000    1999   2000   1999   1998
                                           ------  ------  -----  -----  -----
   Net sales.............................   100.0%  100.0% 100.0% 100.0% 100.0%
   Cost of sales.........................    59.3    60.1   60.0   63.3   63.5
                                           ------  ------  -----  -----  -----
   Gross margin..........................    40.7    39.9   40.0   36.7   36.5
   Selling and marketing.................    19.5    18.6   19.0   23.3   20.0
   General and administrative............     5.2     6.1    6.6    8.5    6.4
   Research and development..............     2.1     2.6    2.6    2.7    2.5
   Depreciation and amortization.........     2.7     5.9    5.0    6.2    5.1
                                           ------  ------  -----  -----  -----
   Income (loss) from operations.........    11.2     6.6    6.8   (4.0)   2.5
   Interest expense and other, net.......     4.8     4.7    4.6    5.5    5.4
                                           ------  ------  -----  -----  -----
   Income (loss) before extraordinary
    loss and income taxes................     6.4     2.0    2.2   (9.5)  (2.9)
   Provision (benefit) for income taxes..     1.7     1.0    0.9   (2.1)  (0.0)
   Extraordinary loss on extinguishment
    of debt..............................     --     (1.6)  (1.1)  (0.4)  (0.8)
                                           ------  ------  -----  -----  -----
   Net income (loss).....................     4.7    (0.6)   0.2   (7.8)  (3.7)
                                           ======  ======  =====  =====  =====

Three and Nine Months Ended December 31, 2000 and December 31, 1999 (dollars in thousands)

   Net sales were $29,800 for the three months ended December 31, 2000 compared to $27,379 for the three months ended December 31, 1999 and $78,067 for the nine months ended December 31, 2000 compared to $64,566 for the nine months ended December 31, 1999. The increase in net sales over the periods was

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due primarily to the increase in sales for Labtec's personal audio and the PC
Voice Access(TM) line of products. Also, Labtec's North American retail business increased substantially. Labtec's largest customer represented 10.5% of sales for the nine months ended December 31, 2000, as compared to 9.4% of sales for nine months ended December 31, 1999.

                            Three Months Ended         Nine Months Ended
                               December 31,               December 31,
                         -------------------------- --------------------------
                          2000     1999    % Change  2000     1999    % Change
                         -------  -------  -------- -------  -------  --------
                          (dollars in thousands)     (dollars in thousands)
Net Sales............... $29,800  $27,379       9%  $78,067  $64,566      21%

   Cost of sales increased for the three and nine months ended December 31, 2000 compared to the three and nine months ended December 31, 1999 primarily as a result of higher net sales. Cost of sales as a percentage of net sales decreased for the three and nine months ended December 31, 2000 compared to the three and nine months ended December 31, 1999 primarily as a result of the change in product mix from a larger portion of higher cost products (speakers) to a larger portion of lower cost products (PC Voice Access(TM) and personal audio).

                            Three Months Ended         Nine Months Ended
                               December 31,               December 31,
                         -------------------------- --------------------------
                          2000     1999    % Change  2000     1999    % Change
                         -------  -------  -------- -------  -------  --------
                          (dollars in thousands)     (dollars in thousands)
Cost of sales........... $17,579  $16,526       6%  $46,287  $38,802      19%
As a % of net sales.....    59.0%    60.4%             59.3%    60.1%

   Selling and marketing expenses increased by $530 to $5,286 for the three months ended December 31, 2000 from $4,756 for the three months ended December
31, 1999. For the nine months ended December 31, 2000 selling and marketing expenses increased by $3,215. As a percentage of net sales, selling and marketing expenses increased slightly to 19.5% for the nine months ended
December 31, 2000 from 18.6% for the nine months ended December 31, 1999. The dollar increase was primarily a result of additional sales personnel, higher travel costs to support the increased sales volume, increased variable costs
(such as freight, commissions and coop advertising) related to the increased sales volume, and increased marketing efforts in the North American retail portion of the business to maintain market share in this very competitive market.

                            Three Months Ended         Nine Months Ended
                               December 31,               December 31,
                         -------------------------- --------------------------
                          2000     1999    % Change  2000     1999    % Change
                         -------  -------  -------- -------  -------  --------
                          (dollars in thousands)     (dollars in thousands)
Selling and marketing... $ 5,286  $ 4,756    11.1%  $15,244  $12,029    26.7%
As a % of net sales.....    17.7%    17.4%             19.5%    18.6%

   General and administrative expenses, which include Labtec's corporate finance, legal, human resources, and administrative functions, decreased by $154, or 9.5%, for the three months ended December 31, 2000 as compared to the three months ended December 31, 1999. For the nine months ended December 31, 2000 general and administrative expenses increased by $68 from the nine months ended December 31, 1999. As a percentage of net sales, general and administrative expenses decreased to 5.2% for the nine months ended December
31, 2000 from 6.1% for the prior period. The dollar decrease for the three months ended December 31, 2000, was due primarily to savings in labor costs related to the downsizing of administrative personnel after the CRU acquisition. As a percentage of net sales, general and administrative expenses decreased primarily due to increased net sales.

                            Three Months Ended         Nine Months Ended
                               December 31,               December 31,
                         -------------------------- --------------------------
                          2000     1999    % Change  2000     1999    % Change
                         -------  -------  -------- -------  -------  --------
                          (dollars in thousands)     (dollars in thousands)
General and
 administrative......... $ 1,466  $ 1,620    (9.5)% $ 4,023  $ 3,955     1.7%
As a % of net sales.....     4.9%     5.9%              5.2%     6.1%

   Research and development expenses decreased by $47 for the nine months ended December 31, 2000 as compared to the nine months ended December 31, 1999, primarily due to the decreased investment related to new product introductions, which was partially offset by an increase in hiring of employees working in research and development. As a percentage of net sales, research and development decreased primarily due to increased net sales.

                                  Three Months Ended      Nine Months Ended
                                     December 31,            December 31,
                                  --------------------  ------------------------
                                  2000  1999  % Change   2000    1999   % Change
                                  ----  ----  --------  ------  ------  --------
                                     (dollars in
                                      thousands)        (dollars in thousands)
Research and development......... $535  $633   (15.5)%  $1,659  $1,706    (2.8)%
As a % of net sales..............  1.8%  2.3%              2.1%    2.6%

   Depreciation dollar amounts increased slightly for the nine months ended December 31, 2000 compared to the nine months ended December 31, 1999 as the result of increased capital expenditures for computer equipment and software and tooling/molds for new products being developed. Depreciation decreased as a percentage of net sales primarily due to the increase in net sales.


                                Three Months Ended        Nine Months Ended
                                   December 31,              December 31,
                              ------------------------  ------------------------
                               2000    1999   % Change   2000    1999   % Change
                              ------  ------  --------  ------  ------  --------
                              (dollars in thousands)    (dollars in thousands)
Depreciation................. $  416  $  427    (2.6)%  $1,196  $1,186     0.8%
As a % of net sales..........    1.4%    1.6%              1.5%    1.8%

   Amortization decreased in dollar amount in the three and nine months ended
December 31, 2000 compared to the three and nine months ended December 31, 1999. As a percentage of net sales, amortization decreased for the three and nine months ended December 31, 1999 compared to the same periods ended December
31, 1999. This decrease was primarily the result of changing the Spacetec amortization of goodwill from three years to 10 years. Goodwill (the purchase price paid for Spacetec and CRU in excess of the fair value of net tangible assets) is being amortized over 10 years for Spacetec and 20 years for CRU.

                                Three Months Ended        Nine Months Ended
                                   December 31,              December 31,
                              ------------------------  ------------------------
                               2000    1999   % Change   2000    1999   % Change
                              ------  ------  --------  ------  ------  --------
                              (dollars in thousands)    (dollars in thousands)
Amortization................. $  299  $  682   (56.2)%  $  898  $2,611   (65.6)%
As a % of net sales..........    1.0%    2.5%              1.2%    4.0%

   Interest expense increased in dollar amount for the three and nine months ended December 31, 2000 compared to the three and nine months ended December
31, 1999. The increase was primarily the result of Labtec refinancing and increasing its debt in conjunction with the purchase of CRU in August 1999.

                                Three Months Ended        Nine Months Ended
                                   December 31,              December 31,
                              ------------------------  ------------------------
                               2000    1999   % Change   2000    1999   % Change
                              ------  ------  --------  ------  ------  --------
                              (dollars in thousands)    (dollars in thousands)
Interest expense, net........ $1,232  $1,179     4.5%   $3,673  $2,942    24.8%
As a % of net sales..........    4.1%    4.3%              4.7%    4.6%

   The provision for income taxes was $551 for the three months ended December 31, 2000, as compared to $371 for the same period in fiscal 2000. The provision for income taxes was $1,327 for the nine months ended December 31, 2000, as compared to $626 for the same period in fiscal 2000. The primary reason for the increase was the increase in pre-tax income. During the three months ended December 31, 2000, Labtec reduced its deferred tax valuation allowance by the amount of $739 due to an increase in the limitation on the amount of net operating losses that Labtec may utilize in any one year.

 Fiscal 2000 Compared to Fiscal 1999 (dollars in thousands)

   Net sales for fiscal 2000 increased $26,239 to $90,512 from $64,273 for fiscal 1999. The increase in net sales over the periods was primarily due to the increase in sales for Labtec's PC Voice Access line of products, and the addition of sales from the 3D motion control and data storage product lines. Also, Labtec's North American retail and international business increased substantially. Labtec's largest customer represented 8.7% of sales for fiscal 2000, as compared to 15.7% of sales for fiscal 1999.

                                                        Year Ended March 31,
                                                      --------------------------
                                                       2000     1999    % Change
                                                      -------  -------  --------
                                                      (in thousands, except %)
   Net sales......................................... $90,512  $64,273     41%

   Cost of sales increased $13,686 to $54,344 in fiscal 2000 from $40,657 in fiscal 1999. The increase over the periods was primarily the result of an increase in net sales. As a percentage of net sales, cost of sales decreased to 60.0% for fiscal 2000 as compared to 63.3% for fiscal 1999. The decrease as a percentage of net sales was attributable to a change in product mix to a larger portion of lower cost products (PC Voice Access and 3D motion controllers) from a larger portion of higher cost products (speakers), as well as to a higher proportion of lower cost retail sales versus higher cost OEM sales.

                                                        Year Ended March 31,
                                                      --------------------------
                                                       2000     1999    % Change
                                                      -------  -------  --------
                                                      (in thousands, except %)
   Cost of Sales..................................... $54,344  $40,657     34%
   As a % of net sales...............................    60.0%    63.3%

   Selling and marketing expenses increased over the periods by $2,168 to $17,161 from $14,994. As a percentage of net sales, selling and marketing expenses decreased to 19.0% from 23.3%. The dollar increase was primarily a result of additional sales personnel, higher travel costs to support the increased sales volume, increased variable costs related to the increased sale volume, and increased marketing efforts in the North American retail portion of the business to maintain market share in this very competitive market.

                                                        Year Ended March 31,
                                                      --------------------------
                                                       2000     1999    % Change
                                                      -------  -------  --------
                                                      (in thousands, except %)
   Selling and marketing............................. $17,161  $14,993     14%
   As a % of net sales...............................    19.0%    23.3%

   General and administrative expenses, which include Labtec's corporate finance, legal, human resources, and administrative functions, increased over the periods by $512 to $5,969 from $5,457. As a percentage of net sales, general and administrative expenses decreased to 6.6% from 8.5%. The dollar increase was due primarily to building lease expense related to moving to a larger warehouse, and to bonuses paid to Labtec's executives. As a percentage of net sales, general and administrative expenses decreased primarily due to increased net sales.

                                                        Year Ended March 31,
                                                      --------------------------
                                                       2000     1999    % Change
                                                      -------  -------  --------
                                                      (in thousands, except %)
   General and administrative........................ $ 5,969  $ 5,457      9%
   As a % of net sales...............................     6.6%     8.5%

   Research and development expenses increased over the periods by $627 to $2,343 from $1,716,705, primarily due to the increased investment in the development of new speaker and PC Voice Access(TM) products and to the enhancement of current products. Also, the dollar increase reflects the increased hiring of employees working in research and development.

                                                         Year Ended March 31,
                                                        ------------------------
                                                         2000    1999   % Change
                                                        ------  ------  --------
                                                        (in thousands, except
                                                                  %)
   Research and development............................ $2,343  $1,717     36%
   As a % of net sales.................................    2.6%    2.7%

   Depreciation increased over the periods by $70 to $1,514 from $1,444. The increase was primarily the result of increased capital expenditures for computer equipment, retail displays, and tooling and molds for new products being developed. Depreciation decreased as a percentage of net sales primarily due to the increase in net sales.

                                                         Year Ended March 31,
                                                        ------------------------
                                                         2000    1999   % Change
                                                        ------  ------  --------
                                                        (in thousands, except
                                                                  %)
   Depreciation........................................ $1,514  $1,444      5%
   As a % of net sales.................................    1.7%    2.2%

   Amortization increased over the periods by $387 to $2,945 from $2,538. This entire increase was the result of amortization of goodwill associated with the Spacetec merger and the acquisition of CRU. Goodwill (the purchase price paid for Spacetec and CRU in excess of the fair value of net tangible assets) is being amortized over 10 years for Spacetec and 20 years for CRU, which resulted in an increase in the dollar amount. However, amortization decreased as a percentage of net sales primarily due to the increase in net sales.

                                                         Year Ended March 31,
                                                        ------------------------
                                                         2000    1999   % Change
                                                        ------  ------  --------
                                                        (in thousands, except
                                                                  %)
   Amortization........................................ $2,945  $2,538     16%
   As a % of net sales.................................    3.3%    3.9%

   Interest expense increased over the periods by $598 to $4,115 from $3,517, primarily as the result of Labtec's refinancing and increasing its debt in conjunction with the purchase of CRU. Net interest expense as a percentage of net sales decreased due to the increase in net sales.

                                                         Year Ended March 31,
                                                        ------------------------
                                                         2000    1999   % Change
                                                        ------  ------  --------
                                                        (in thousands, except
                                                                  %)
   Interest expense, net............................... $4,115  $3,516     17%
   As a % of net sales.................................    4.5%    5.5%

   The provision for income taxes was $776 for fiscal 2000, as compared to a benefit for income taxes of $1,370 in fiscal 1999. The primary reason for the provision in fiscal 2000 compared to a benefit in fiscal 1999 was the pre-tax income of $1,968.

   In fiscal 2000 there was an extraordinary loss of $1,016, after tax benefit of $677, which was due to the write off of debt issuance costs related to the extinguishment of debt in August 1999.

 Fiscal 1999 Compared to Fiscal 1998 (dollars in thousands)

   Net sales for fiscal 1999 increased $4,160, or 6.9%, to $64,273 for 1999 from $60,113 for 1998. The increase in net sales over the period was primarily due to the increase in sales for Labtec's European operation.

Labtec's largest customer represented 15.7% of sales for fiscal 1999, as compared to 14.6% of sales for fiscal 1998.

   Cost of sales increased $2,494, or 6.5%, to $40,657 in fiscal 1999 from $38,163 in fiscal 1998. The increase over the periods was primarily the result of an increase in net sales. As a percentage of net sales, the cost of sales decreased slightly to 63.3% for fiscal 1999 as compared to 63.5% for fiscal 1998. The decrease as a percentage of net sales is attributable to a change in product mix to a larger portion of lower cost products (PC Voice Access(TM) and personal audio) from a larger portion of higher cost products (speakers), as well as to a higher proportion of lower cost retail sales versus higher cost OEM sales.

   Selling and marketing expenses increased over the periods by $2,984, or 24.9%, to $14,994 from $12,009. As a percentage of net sales, selling and marketing expenses increased to 23.3% from 20.0%. The dollar increase and the increase as a percentage of net sales are due primarily to costs incurred relating to the introduction of the new PC Voice Access(TM) products and increased sales efforts in the European and United States markets.

   General and administrative expenses, which include Labtec's corporate finance, legal, human resources, and administrative functions, increased over the periods by $1,600, or 41.5%, to $5,457 from $3,857. As a percentage of net sales, general and administrative expenses increased to 8.5% from 6.4%. The dollar increase and the increase as a percentage of net sales are due primarily to costs related to the Spacetec merger, compensation expense on Common Stock sold to management, and severance costs incurred by Labtec in connection with the termination of three Company officers during 1999.

   Research and development expenses increased over the periods by $210, or 13.9%, to $1,717 from $1,507, primarily due to the increased investment in the development of new speaker and PC Voice Access(TM) products and the enhancement of current products.

   Depreciation increased over the periods by $501, or 53.1%, to $1,444 from $943. The increase was primarily the result of increased capital expenditures for tooling, molds, equipment, and retail displays during fiscal 1999 and 1998.

   Amortization increased over the periods by $408, or 19.2%, to $2,538 from $2,129. This entire increase was the result of amortization of goodwill associated with the Spacetec merger.

   Interest expense increased over the periods by $263, or 8.1%, to $3,517 from $3,254, primarily due to the increased borrowing on Labtec's line of credit.

   The benefit for income taxes was $1,370 for fiscal 1999, as compared to a provision for income taxes of $13,555 in fiscal 1998. The primary reason for the large benefit in fiscal 1999 was the loss of $6,042.

   In fiscal 1999 there was an extraordinary loss of $271, after tax benefit of $78, which was due to the write off of debt issuance costs related to the extinguishment of debt on February 17, 1999.

 Liquidity and Capital Resources (dollars in thousands)

   As of December 31, 2000, Labtec had $1,456 in cash and cash equivalents and working capital of $14,426. The working capital balance increase from March 31, 2000, was primarily due to the increase in accounts receivable and inventories, which was partially offset by the increase in borrowing on the line of credit and accounts payable.

   Net cash used for operating activities was $899 for the nine months ended December 31, 2000, compared to cash provided by operating activities of $3,140 for the same period in fiscal 2000. The increase in net cash used for by operating activities was primarily due to the increase in accounts receivable and inventories, which was offset by the increase in net income over the prior year net loss and the increase in accounts payable.

   Net cash used in investing activities was $1,410 for the nine months ended December 31, 2000, compared to net cash used in investing activities of $14,950 in fiscal 2000. The decrease was primarily due to the purchase of CRU in the period during fiscal 2000.

   Financing activities provided net cash of $2,384 for the nine months ended December 31, 2000, principally due to the increase in short-term borrowing, which was partially offset by the repayment of long-term debt.

   At December 31, 2000, the long-term loans were accruing interest at the LIBOR rate plus 3.00--3.50%, the subordinated note at 12%, the line of credit at the prime rate plus 1.50%, and the promissory notes at 10% and 6%, respectively. In December 1999, Labtec entered into an interest rate swap agreement with its primary lender in order to fix the interest rate on a portion of its long-term debt. At December 31, 2000, the amount of debt subject to the fixed rate was $11,725, for which the rate was 9.44%.

   Labtec believes that its existing cash and revolving line of credit, together with future funds from operations, will satisfy its need for working capital and other cash requirements for at least the next twelve-month period.

Disclosure Regarding Private Securities Litigation Reform Act of 1995

   From time to time, Labtec, through its management, may make forward-looking public statements in press releases or other communications, such as statements concerning then expected future revenues or earnings or alliances, product development, and commercialization, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases, or in oral statements made with the approval of an authorized executive officer. The words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

   Labtec wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. Various factors could affect Labtec's financial or other performance, and could cause Labtec's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement. These facts include, but are not limited to: business conditions and growth in the personal computer and workstation industries and general economies, both domestic and international; dependence on a limited number of retail customers; dependence on a limited number of source suppliers; lower than expected customer orders or variations in customer order patterns due to changes in demand for customers' products and customers' inventory levels; competitive factors, including increased competition, new product offerings by competitors and pricing pressures; changes in product mix; dependence on proprietary technology; assertion of intellectual property rights by third parties; technological difficulties and resource constraints encountered in developing new products; product shipment interruptions and other factors discussed herein and in Labtec's other filings with the Securities and Exchange Commission.

   Labtec will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to reevaluate such forward-looking statements.

Change In Independent Accountants

   On February 8, 2000, Labtec dismissed PricewaterhouseCoopers LLP as its independent public accountants. The decision to dismiss PricewaterhouseCoopers was approved by Labtec's board of directors.

   PricewaterhouseCoopers' report on the financial statements of Labtec for each of the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

   In connection with the audits by PricewaterhouseCoopers of Labtec's financial statements for its two most recent fiscal years, and the subsequent interim period through February 8, 2000, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreements in connection with its audit report with respect to financial statements of Labtec for the two most recent fiscal years. The term "disagreement" is utilized in accordance with Instruction 4 to Item 304 of Regulation S-K.

   During Labtec's two most recent fiscal years, and the subsequent interim period through February 8, 2000, there were no "reportable events," as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

   On February 8, 2000, Labtec selected Grant Thornton LLP as Labtec's independent public accountants. The decision to change auditors was approved by Labtec's board of directors.

   During the two most recent fiscal years and the subsequent interim period through February 8, 2000, neither Labtec nor anyone on behalf of Labtec consulted Grant Thornton regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of Labtec or any matter that was either the subject of a disagreement, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

                              LABTEC'S MANAGEMENT

Directors and Executive Officers

 Terms of Directors

   Prior to Labtec's 1999 Annual Meeting of Stockholders, the directors were divided into three classes. At each annual meeting, the term of one class would expire. Directors in each class served three-year terms. As of the date hereof, the directors whose terms do not expire at the 2000 Annual Meeting of Stockholders to be held in 2001 will serve out the remaining year of their respective terms and commencing at the 2001 Annual Meeting of Stockholders all directors will be elected to terms to expire at the next subsequent annual meeting of stockholders and until their respective successors are chosen and qualified.

   The directors and executive officers of Labtec, their ages and present positions with Labtec are as follows:

 Name                               Age Position with Labtec
 ----                               --- --------------------
 Robert G. Wick...................   38 President, Chief Executive Officer and
                                         Director
 Marc J. Leder....................   38 Co-Chairman, Senior Vice President--
                                         Finance, Chief Financial Officer,
                                         Treasurer, and Director
 Rodger R. Krouse.................   38 Co-Chairman, Clerk, and Director
 Clarence E. Terry................   54 Vice President and Director
 Bradley A. Krouse................   34 Director
 Joseph Pretlow...................   32 Director
 George R. Rea....................   62 Director
 Patrick J. Sullivan..............   44 Director

Information About Directors

   The following is a brief summary of the background of each director:

   Robert G. Wick has been President and a director of Labtec since February 1999. In August 1999, Mr. Wick became Chief Executive Officer of Labtec. Prior thereto, Mr. Wick had been employed by Labtec Corporation, Labtec's wholly-owned subsidiary ("Labtec Corporation"), since November 1998, and became Labtec's President in December 1998. Prior thereto, Mr. Wick spent four years as Vice President of Finance and Logistics at Weiser Lock, a division of Masco Corporation. In addition, Mr. Wick is a director of JTECH Communications, Inc.

   Marc J. Leder has been Co-Chairman, Senior Vice President--Finance, Chief Financial Officer, Treasurer and a director of Labtec since February 1999. Mr. Leder has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1987, most recently as a Senior Vice President. In addition, Mr. Leder is a director of Nailite International, Inc. and The Atlas Companies, Inc.

   Rodger R. Krouse has been Co-Chairman, Clerk, and a director of Labtec since February 1999. Mr. Krouse has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1984, most recently as a Senior Vice President. In addition, Mr. Krouse is a director of Nailite International, Inc., The Atlas Companies, Inc. and World Airways, Inc. Mr. Krouse is the brother of Bradley Krouse.

   Clarence E. Terry has been a director of Labtec since February 2000. Mr. Terry has been a Managing Director of Sun Capital Partners, Inc. since September 1, 1999. Prior thereto, Mr. Terry was Vice President of Consumer Products at Rainbird Sprinkler Manufacturing Corporation, where he was employed from 1973 through August 1999.

   Bradley A. Krouse has been a director of Labtec since February 1999. Mr. Krouse has been an attorney at Klehr, Harrison, Harvey, Branzburg & Ellers LLP in Philadelphia since 1995, and a partner since 1997. Mr. Krouse was an associate at Ballard Spahr Andrews & Ingersoll in Philadelphia from 1990 to 1994. Mr. Krouse is the brother of Rodger Krouse.

   Joseph Pretlow has been a director of Labtec since February 1999. Mr. Pretlow joined Bain Capital in 1992 and has been a principal since 1996. Prior to joining Bain Capital, Mr. Pretlow spent two years at Lehman Brothers, Inc. in investment banking, where he specialized in mergers and acquisitions and corporate finance transactions for retail companies. Previously, he worked as a consultant at Sibson & Company. Mr. Pretlow is a director of Artisan Entertainment and Bentley's Luggage.

   George R. Rea has been a director of Labtec since September 1997. Mr. Rea had been the Acting Chief Executive Officer of Labtec from July 1998 to February 1999. Mr. Rea was a consultant and investor in Labtec since 1997. Prior thereto, Mr. Rea was Executive Vice President of Conner Peripherals Inc. from 1992 until his retirement in 1994. In addition, Mr. Rea is a director of Imaging Technologies International LLC.

   Patrick J. Sullivan has been a director of Labtec since February 1997. Mr. Sullivan has extensive consumer electronics and computer industry experience, having served as Vice President of the Merchandising Group of Digital Equipment Corporation, a computer manufacturer, since 1993.

   Pursuant to a stockholder agreement dated September 28, 2000 among Labtec, The KB Mezzanine Fund, II, L.P., or KBMF, and Sun MultiMedia Partners, L.P., KBMF has agreed that, until a promissory note in the aggregate principal amount of $4.5 million issued by Labtec to it has been paid in full, KBMF will vote all its shares of Labtec common stock in favor of the election of any designee of Sun MultiMedia Partners to the Labtec board of directors. KBMF is entitled to accelerate payment of the promissory note on closing of the offer.

Information About Non-Director Executive Officers

   The following is a brief summary of the background of each executive officer of Labtec who is not also a director of Labtec:

 Name                                   Age        Position with Labtec
 ----                                   ---        --------------------
 Michael Kalb..........................  30 Vice President
                                            Senior Vice President--3D Motion
 Joyce Ouellette.......................  42 Control
                                            Senior Vice President--Operations
 Yudhi Patel...........................  46 and Logistics
                                            Senior Vice President and General
 Russell B. Weed.......................  37 Counsel
                                            Senior Vice President--Technology
 Todd Yuzuriha.........................  47 and Engineering

   The following is a brief summary of the background of each non-director executive officer:

   Michael Kalb has been a vice president of Labtec since February 2000. Since March 1999, Mr. Kalb has served as a vice president of Sun Capital Partners, Inc. From January 1998 to March 1999, Mr. Kalb served as a Vice President of Unicapital Corporation. From 1993 to December 1997, Mr. Kalb served as a Senior Associate of Goldsmith, Agio, Helms Securities, Inc.

   Joyce Ouellette has been acting General Manager of Labtec's 3D Motion Control division since January 1999. From 1991 to January 1999, Ms. Ouellette served as Senior Vice President of Sales of Labtec's 3D Motion Control division.

   Yudhi Patel has been Senior Vice President, Operations and Logistics since March 1999. From 1996 to 1999, Mr. Patel was employed by Tektronix, Inc. as a New Products Material Manager leading the strategic sourcing of major components for key new products. From 1990 to 1996, Mr. Patel was Director of Operations at Weiser Lock, a division of Masco Corporation.

   Russell B. Weed has been Senior Vice President, General Counsel since December 1999. In addition to providing legal counsel to Labtec, Mr. Weed is engaged in business development for Labtec. From August 1999 to December 1999, Mr. Weed was a solo practitioner at the Law Office of Russell B. Weed, P.C. From October 1996 to August 1999, Mr. Weed was an associate at Sussman Shank Wapnick Kaplan & Stiles LLP, a law firm. From October 1991 to October 1996, Mr. Weed was an associate at McEuen Grisvold Rankan & Stewart LLP, a law firm.

   Todd Yuzuriha has been Senior Vice President--Technology and Engineering since April 1999. From Agust 1991 to March 1999, Mr. Yuzuriha was Senior Director at Sharp Microelectronics, where he directed Sharp's ventures in flat panel display development.

Compensation Committee Interlocks and Insider Participation

   As of March 31, 2000, the Compensation Committee consisted of Bradley A. Krouse, Rodger R. Krouse, Marc J. Leder, George R. Rea and Patrick Sullivan. Rodger R. Krouse is Co-Chairman and Clerk of Labtec, and Marc J. Leder is Co-Chairman, Senior Vice President--Finance, Chief Financial Officer and Treasurer of Labtec.

Compensation of Directors

   Directors receive no compensation for their services. The Labtec board of directors, in its discretion, may grant options to the directors from time to time under the 1997 Plan, which was approved by the stockholders.

Meetings of the Board

   During the fiscal year ended March 31, 2000, the Labtec board of directors held seven meetings. Each incumbent director, except Joseph Pretlow, attended at least 75% (i) of the aggregate number of meetings of the Labtec board of directors that occurred during his directorship and (ii) of meetings of all committees of the Labtec board of directors on which such directors served in fiscal 2000.

Committees of the Board

   The Compensation Committee, of which Messrs. B. Krouse, R. Krouse, Leder, Rea, and Sullivan are currently members, acts for the Labtec board of directors with respect to Labtec's compensation practices and implementation thereof. The Compensation Committee's primary functions are to set or amend the compensation of any employee of the Vice President level and above or whose annual compensation is equal to or exceeds $100,000. The Compensation Committee held one meeting in fiscal 2000.

   The Labtec board of directors does not have a standing nominating committee.

   The Audit Committee, of which Messrs. B. Krouse, R. Krouse, Leder, Rea and Sullivan are currently members, is responsible for providing the Labtec board of directors with an independent review of the financial health of Labtec and its financial controls and reporting. The Audit Committee did not meet in fiscal 2000. The Audit Committee currently plans to hold its first meeting with Grant Thornton LLP, the independent auditors of Labtec, in 2001 to discuss the scope of the audit for the year ended March 31, 2001.

   The functions of the Audit Committee include reviewing Labtec's financial reporting process, systems of internal control and audit process, as well as Labtec's process for monitoring compliance with the laws, regulations and Labtec's code of conduct. The Committee also recommends independent auditors to the Labtec board of directors, reviews and approves the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, reviews the independence of the independent auditors, approves all assignments to be performed by the independent auditors, reviews transactions between the Company and its officers and directors and instructs the independent auditors, as deemed appropriate, to undertake special assignments.

Executive Compensation

 Summary Compensation Table

   The following table provides summary information concerning the cash compensation and certain other compensation paid, awarded, or accrued by Labtec to Labtec's President and four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2000 and whose salary and bonus exceeded $100,000 for the 2000 fiscal year, for services in all capacities to Labtec during the 2000, 1999 and 1998 fiscal years.

                                     Annual Compensation          Long-Term Compensation
                                ------------------------------ -----------------------------
                                                               Securities
  Name and Principal                              Other Annual Underlying      All Other
       Position         Year     Salary   Bonus   Compensation Options (#)  Compensation ($)
  ------------------    ----    -------- -------- ------------ -----------  ----------------
Robert G. Wick......... 2000(a) $197,917 $207,602      --           --              --
 President and Chief
  Executive             1999(b) $ 43,750      --       --        71,500             --
 Officer, and Director  1998         --       --       --           --              --

Gregory Jones (c)...... 2000    $150,833 $ 71,553      --           --          $ 1,150(d)
 Senior Vice President, 1999    $162,116 $  3,583      --           --          $57,515(e)
 Worldwide Sales        1998    $  7,500      --       --        48,501(f)          --

Joyce Ouellette........ 2000    $150,000 $ 92,198      --            --         $ 1,536(d)
 Senior Vice President, 1999    $110,000 $ 32,594      --         3,333             --
 3D Motion Control      1998    $ 98,300 $ 54,545      --         4,917             --

Yudhi Patel............ 2000    $128,000 $ 39,000      --        47,500         $   975(d)
 Senior Vice President, 1999    $  7,640      --       --           --              --
 Operations and
  Logistics             1998         --       --       --           --              --

Todd Yuzuriha ......... 2000    $126,583 $ 39,000      --        22,500         $   975(d)
 Senior Vice President, 1999         --       --       --           --              --
 Technology and
  Engineering           1998         --       --       --           --              --

--------
(a) Mr. Wick became Chief Executive Officer of Labtec in August 1999.

(b) Mr. Wick became President of Labtec in February 1999.

(c) Mr. Jones employment with Labtec terminated on April 14, 2000.

(d) Represents Labtec's contribution to 401(k) plan account of the executive officer.

(e) Represents the excess of the fair market value of shares of Labtec common stock purchased by Mr. Jones pursuant to a stock purchase program, over the purchase price of those shares.

(f) Mr. Jones' employment by Labtec, and his options to purchase 48,501 shares of Labtec common stock granted under the 1997 Plan, terminated on April 14, 2000.

 Option Grants in Last Fiscal Year

   The table below describes the stock options granted to each of the executive officers named in the summary compensation table during Labtec's fiscal year ended March 31, 2000.

                                                                                Potential Realizable Value
                                                                                  at Assumed Annual Rates
                            Number of      % of Total                           of Stock Price Appreciation
                           Securities    Options Granted                             for Option Terms
                           Underlying     to Employees   Exercise or Expiration ----------------------------
          Name           Options Granted in Fiscal 2000  Base Price     Date       5% ($)        10% ($)
------------------------ --------------- --------------- ----------- ---------- ------------- --------------
Yudhi Patel.............    47,500(a)         35.4%        $10.00     5/28/09   $     298,725 $     757,028
Todd Yuzuriha...........    22,500(b)         16.7%        $10.00     5/28/09   $     141,501 $     358,592

--------
(a) The options are exercisable as to 11,875 shares commencing on each of the first four anniversaries of the commencement of Mr. Patel's employment with Labtec on March 8, 1999.

(b) The options are exercisable as to 5,625 shares commencing on each of the first four anniversaries of the commencement of Mr. Yuzuriha's employment with Labtec on April 12, 1999.

 Option Exercises and Fiscal Year-End Values

   The table below describes the options exercised by the executive officers named in the summary compensation table during Labtec's fiscal year ended March 31, 2000 and the year-end value of these executives' options.

   The merger agreement provides that Logitech and Labtec will take all actions necessary to provide that each outstanding option to acquire shares of Labtec common stock granted under or governed by Labtec's Amended and Restated 1997 Stock Option Plan, Labtec's Amended and Restated Director Option Plan and Labtec's Amended and Restated 1993 Option Plan, whether or not such options are then exercisable and vested will, effective as of the consummation of the offer or the effective time of the merger (depending on the terms of the plan under which the option was granted) (a) become fully vested and fully exercisable by the holder of the option, (b) automatically convert into an option to purchase $11.00 in cash and the fraction of a Logitech ADS per Labtec share of common stock received by holders of Labtec common stock who exchanged their Labtec shares in the offer, and (c) have an exercise price equal to the exercise price of the option per share of Labtec common stock immediately before the offer or the merger. However, all options, if not exercised, will terminate at the effective time of the merger.

                                                     Number of Securities        Value of Unexercised
                           Shares                   Underlying Unexercised       in-the-Money Options
                          Acquired      Value     Options at Fiscal Year End      at Fiscal Year End
          Name           on Exercise Realized ($) Exercisable/Unexercisable  Exercisable/Unexercisable(a)
------------------------ ----------- ------------ -------------------------- ----------------------------
Robert G. Wick..........       0         $ 0            21,625/94,875                   $0/$0
Gregory Jones (b).......       0         $ 0            24,251/24,250              $67,938/$67,938
Joyce Ouellette.........       0         $ 0            8,250/0                         $0/$0
Yudhi Patel.............       0         $ 0            11,875/35,625                   $0/$0
Todd Yuzuriha...........       0         $ 0            5,625/16,875                    $0/$0

--------
(a) Based on the closing price of $7.25 per share of Common Stock at March 31, 2000.

(b) Mr. Jones' employment by Labtec, and his options to purchase 48,501 shares of Labtec stock granted under the 1997 Plan, terminated on April 14, 2000.

 Employment Agreements

   Labtec has no employment agreements with any of the executive officers named on the above summary compensation table.

                        LABTEC'S PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the ownership of Labtec common stock as of February 20, 2001 by (1) persons known by Labtec to be beneficial owners of more than 5% the Labtec common stock, (2) the executive officers named in the Summary Compensation Table set forth below, (3) the current directors of Labtec and (4) all current executive officers and directors of Labtec as a group and the percentage of shares of Labtec common stock represented thereby. See--"Option Exercises and Fiscal Year--End Values" for a discussion on the merger agreement's treatment of currently unvested and unexercisable options.

                                              Number of
                                                Shares
                                             Beneficially Percent Beneficially
Name and Address of Beneficial Owner(a)        Owned(b)          Owned
---------------------------------------      ------------ --------------------
5% Stockholders:
Sun Multimedia Partners, L.P.(c)(d) ........  2,291,483           56.5%
 5355 Town Center Road, Suite 802
 Boca Raton, FL 33486
The KB Mezzanine Fund II, L.P...............    354,622            8.7%
 405 Lexington Avenue, 21st Floor
 New York, NY 10174

Directors:
Bradley A. Krouse(e)........................      5,000              *
Rodger R. Krouse(c)(d)(e)(f)................  2,391,783           58.9%
Marc J. Leder(c)(d)(e)(f)...................  2,391,783           58.9%
Joseph Pretlow(e)...........................      5,000              *
George R. Rea (g)...........................     19,834              *
Patrick J. Sullivan(h)......................     19,334              *
Clarence E. Terry(i)........................          0              *
Robert G. Wick(j)...........................          0              *

Named Executive Officers:
Gregory Jones...............................      6,859              *
Joyce Ouellette(k)..........................     11,583              *
Yudhi Patel(l)..............................     11,875              *
Todd Yuzuriha(m)............................      5,625              *

Directors and executive officers as a group
 (12 persons)(n)............................  2,476,893           60.2%

--------
 *  Less than one percent.

(a) Except as otherwise indicated, the address of each individual listed is c/o Labtec Inc., 1499 S.E. Tech Center Place, Suite 350, Vancouver, Washington 98683

(b) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Labtec common stock underlying exercisable options. The inclusion herein of any shares of Labtec common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(c) Includes 354,622 shares owned by The KB Mezzanine Fund II, L.P. as to which Sun Multimedia Partners, L.P., Sun Multimedia Advisors, Inc., Marc J. Leder and Rodger R. Krouse exercise shared voting and dispositive power under a stockholder agreement dated September 28, 2000 among Labtec, KB Mezzanine and Sun Multimedia Partners. The stockholder agreement is described above under the caption "Information About Directors." Sun Multimedia Partners, L.P., Sun Multimedia Advisors, Inc., Marc J. Leder and Rodger R. Krouse disclaim beneficial ownership of the shares owned by KB Mezzanine.

(d) Sun Multimedia Advisors is the general partner of Sun Multimedia Partners, and Marc J. Leder and Rodger R. Krouse each owns 50% of Sun Multimedia Advisors. As a result, Sun Multimedia Advisors, Marc J. Leder and Rodger R. Krouse may be deemed to be the beneficial owner of shares beneficially owned by Sun Multimedia Partners, with shared voting and dispositive power with respect to those shares.

(e) Includes 5,000 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan. Does not include 5,000 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(f) Includes (1) 1,936,861 shares of Labtec common stock owned by Sun Multimedia Partners and (2) 95,300 shares of Labtec common stock owned by Sun Venture Capital Partners I, L.P. Sun Multimedia Partners, L.P., Sun Multimedia Advisors, Inc., Marc J. Leder and Rodger R. Krouse disclaim beneficial ownership of the shares owned by KB Mezzanine. Sun Venture Advisors, Inc. is the general partner of Sun Venture Capital Partners I, and Marc J. Leder and Rodger R. Krouse each owns 50% of Sun Venture Advisors. As a result, Sun Venture Advisors, Marc J. Leder and Rodger R. Krouse may be deemed to be the beneficial owner of shares beneficially owned by Sun Venture Capital Partners I, with shared voting and dispositive power with respect to those shares.

(g) Includes 10,000 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan, 3,334 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1995 Plan, and 6,500 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1993 Plan. Does not include 5,000 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(h) Includes 10,000 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan, 3,334 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1995 Plan, and 5,000 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1993 Plan. Does not include 5,000 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(i) Does not include 35,000 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(j) Does not include 78,250 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(k) Includes 8,250 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1993 Plan. Does not include 10,000 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(l) Includes 11,875 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan. Does not include 35,625 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(m) Includes 5,625 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan. Does not include 16,875 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

(n) Includes 30,875 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1997 Plan, 6,668 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1995 Plan, and 19,750 shares of Labtec common stock issuable upon exercise of vested and exercisable options granted under the 1993 Plan. Does not include 204,500 shares of Labtec common stock issuable upon exercise of unvested and unexercisable options granted under the 1997 Plan that will become vested and exercisable in connection with the consummation of the transactions contemplated by the merger agreement.

                   LABTEC'S TRANSACTIONS WITH RELATED PARTIES

   On April 11, 1997, the Compensation Committee of the Labtec board of directors repriced certain outstanding stock options granted to then-current employees, including options held by Dennis T. Gain, a former Director, President and Chief Executive Officer of Labtec.

   On July 18, 1997, Labtec completed a tender offer for the outstanding shares of SSL, a stockholder of Labtec. At the time of the tender offer, Mr. Jagelman, Chairman of the Board of SSL, was a director and stockholder of Labtec. Pursuant to the tender offer, Labtec exchanged (i) two shares of the common stock for fifteen shares of SSL and (ii) one share of common stock for every option to purchase twelve shares of SSL. Concurrent with the completion of the tender offer, all shares of common stock owned by SSL at the time of the tender offer were canceled and the license agreement between Labtec and SSL was terminated. As a result of this transaction, the number of outstanding shares of Labtec did not change.

   On October 7, 1997, Labtec entered into a ten-year management agreement with Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P., which is Labtec's majority stockholder. Marc J. Leder and Rodger R. Krouse each own 50% of the outstanding capital stock of Sun Multimedia Advisors, Inc. Pursuant to the terms of the management agreement, Sun Multimedia Advisors, Inc. receives a management fee of $500,000 per annum, and receives advisory fees associated with merger and acquisition activities of Labtec, which included an advisory fee of $391,000 it received with respect to its participation in the structuring and negotiation of the acquisition by Labtec (then known as Spacetec IMC Corporation) of Labtec Corporation (then known as Labtec Inc.) and an advisory fee of $360,000 it received with respect to its participation in the structuring and negotiation of Labtec's acquisition of Connector Resources Unlimited, Inc. See "Interests of Certain Persons."

   Mr. Gain entered into a Separation Agreement with Labtec on March 18, 1998. The Separation Agreement provided that Labtec shall pay to or on behalf of Mr.
Gain: (i) severance payments in an aggregate of $12,000 per month for the next twenty months, (ii) the health insurance premium for his then-existing health coverage for the next twenty-four months and (iii) a $1,000 automobile allowance for the next twenty months. In addition, all incentive stock options previously granted to Mr. Gain, other than 12,000 options of an option grant on April 29, 1994, converted into non-qualified stock options and Mr. Gain exercised and sold 12,000 incentive stock options on May 22, 1998. Further, Labtec sold an automobile purchased by it in March 1997 to Mr. Gain for $28,471, $11,929 below the fair market value of the automobile. The Labtec board of directors agreed, subject to its fiduciary and other legal duties, to nominate Mr. Gain for election to the Labtec board of directors at the 1998 annual meeting of stockholders of Labtec. In connection therewith, Mr. Gain agreed to return all proprietary information of Labtec, release all claims and causes of action relating to his employment with Labtec, and to execute a non-competition, non-disclosure and non-solicitation agreement with Labtec.

   On June 5, 1998, Labtec contributed its Open Motion technology and certain assets related thereto having a net book value of approximately $50,000 to 3D Open Motion, LLC, which was established by Mr. Gain, majority owner of 3D Open Motion, in exchange for an initial 20% non-voting interest in 3D Open Motion, which has since been reduced to 14.6% as a result of subsequent equity financing in which Labtec did not participate. In connection with the transaction, Labtec received an option, exercisable beginning January 1, 2000 through May 31, 2000 upon payment of $250,000 to 3D Open Motion, to obtain a 50% discount from the most favorable terms offered to any other customer on all commercial products developed by 3D Open Motion. Such option was not exercised by Labtec. Simultaneously with Labtec's contribution, Mr. Gain contributed 291,667 shares of Labtec's common stock to 3D Open Motion. Labtec repurchased the 291,667 shares on June 17, 1998 from 3D Open Motion pursuant to its stock buyback plan at $2.40 per share, a 20% discount from the closing price of Labtec's common stock on the Nasdaq National Market on June 3, 1998, the date on which Labtec and 3D Open Motion agreed to the terms of the joint venture.

   Effective October 20, 1998, Labtec entered into a consulting agreement with American Asset Management, a management consulting firm wholly owned by Julian Rubinstein, who served as a director of Labtec from October 1999 until December 1999, to assist in reviewing and reorganizing Labtec's operations. The agreement, which terminated March 2000, provided for payment of $30,000 per month. The agreement also contained non-disclosure provisions, assignment of inventions and provisions regarding a twelve-month non-compete with certain competitors and a twelve-month non-solicitation of employees.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial statements are presented to illustrate the effects of the acquisition on the historical financial position and operating results of Logitech and the historical financial position and proforma operating results for Labtec. The pro forma statements were prepared as if the acquisition had been completed as of April 1, 1999 for statement of operations purposes and as of December 31, 2000 for balance sheet purposes. The pro forma operating results for Labtec for the fiscal year ended March 31, 2000 combine the historical results of Labtec for that period with the results of operations of Connector Resources Unlimited, Inc. ("CRU") for the period from April 1, 1999 to August 19, 1999. CRU was acquired by Labtec on August 20, 1999 in a purchase business combination. The pro forma statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of Logitech and Labtec. For Logitech, those financial statements are included in Logitech's Report of Foreign Issuer on Form 6-K for the nine months ended December 31, 2000, and its Annual Report on Form 20-F for the fiscal year ended March 31, 2000. For Labtec, those financial statements are included with this prospectus.

   The pro forma statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of Labtec. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of Labtec's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the acquisition. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that are different from the preliminary estimates of these amounts. To the extent that a portion of the purchase price is allocated to in-process research and development as is anticipated, a charge will be recognized for the period in which the acquisition occurs. Any change to depreciation and amortization expenses may be material to Logitech's results of operations.

   The pro forma statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Logitech would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

   The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Logitech, and other financial information pertaining to Logitech including "Logitech Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference, and the historical financial statements and notes thereto of Labtec, and other financial information pertaining to Labtec including "Labtec Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                         Historical
                                      ----------------  Pro Forma      Pro Forma
                                      Logitech Labtec  Adjustments     Combined
                                      -------- ------- -----------     ---------
ASSETS
------
Current assets:
 Cash and cash equivalents..........  $ 15,266 $ 1,456  $    --      A $ 16,722
 Accounts receivable, net...........   179,129  26,305       --         205,434
 Inventories, net...................   121,256  24,398       --         145,654
 Deferred taxes and other current
  assets............................    28,707   2,688       --          31,395
                                      -------- -------  --------       --------
    Total current assets............   344,358  54,847                  399,205
Investments.........................    19,661     --        --          19,661
Property, plant and equipment, net..    39,453   2,498       --          41,951
Deferred taxes......................       --    1,953     2,600     B    4,553
Debt issuance costs.................       --    1,957    (1,757)    C      200
Goodwill, net.......................     3,311  16,140    69,826     D   89,277
Intangible assets, net..............     8,282     --     13,550     D   21,832
Other assets........................       990     228       --           1,218
                                      -------- -------  --------       --------
    Total assets....................  $416,055 $77,623  $ 84,219       $577,897
                                      ======== =======  ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Line-of-credit.....................  $    --  $16,647  $(16,647)    E $    --
 Short-term debt....................     6,707   2,736    84,600     F   94,043
 Accounts payable...................   117,944  17,114       --         135,058
 Accrued and other liabilities......    67,224   3,924       --          71,148
                                      -------- -------  --------       --------
    Total current liabilities.......   191,875  40,421    67,953        300,249
Long term debt......................     3,068  25,400    (6,200)    E   22,268
Other liabilities...................       524     --        --             524
Deferred taxes......................       --      --      5,149     G    5,149
                                      -------- -------  --------       --------
    Total liabilities...............   195,467  65,821    66,902        328,190
                                      -------- -------  --------       --------
Total shareholders' equity..........   220,588  11,802    17,317     H  249,707
                                      -------- -------  --------       --------
    Total liabilities and
     shareholders' equity...........  $416,055 $77,623  $ 84,219       $577,897
                                      ======== =======  ========       ========

  See accompanying notes to unaudited pro forma combined financial statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2000
                     (in thousands, except per share data)

                                         CRU                            Labtec
                          Historical  Pro Forma  Pro Forma Historical  Pro Forma  Pro Forma
                            Labtec   Adjustments  Labtec    Logitech  Adjustments Combined
                          ---------- ----------- --------- ---------- ----------- ---------
Revenues................   $90,512     $5,828     $96,340   $615,664    $   --    $712,004
Cost of revenues........    54,344      3,254      57,598    408,969        --     466,567
                           -------     ------     -------   --------    -------   --------
Gross profit............    36,168      2,574      38,742    206,695        --     245,437
                           -------     ------     -------   --------    -------   --------
Operating expenses:
 Marketing and selling..    17,161        635      17,796    102,957        --     120,753
 Research and
  development...........     2,343         --       2,343     31,666        --      34,009
 General and
  administrative........    10,428        681      11,109     31,102      4,536 I   46,747
                           -------     ------     -------   --------    -------   --------
   Total operating
    expenses............    29,932      1,316      31,248    165,725      4,536    201,509
                           -------     ------     -------   --------    -------   --------
Income from operations..     6,236      1,258       7,494     40,970     (4,536)    43,928
Interest (expense) and
 other, net.............    (4,268)        (9)     (4,277)    (3,415)    (4,516)J  (12,208)
                           -------     ------     -------   --------    -------   --------
Income before income
 taxes..................     1,968      1,249       3,217     37,555     (9,052)    31,720
Provision for income
 taxes..................       776        496       1,272      7,511     (1,806)K    6,977
                           -------     ------     -------   --------    -------   --------
Income before
 extraordinary item ....   $ 1,192     $  753     $ 1,945   $ 30,044    $(7,246)O $ 24,743
                           =======     ======     =======   ========    =======   ========

Income before
 extraordinary item per
 share:
 Basic..................   $   .32         --     $   .53   $   7.55         --   $   6.07
 Diluted................   $   .32         --     $   .52   $   6.87         --   $   5.51
Income before
 extraordinary item per
 ADS: (N)
 Basic..................        --         --          --   $    .76         --   $    .61
 Diluted................        --         --          --   $    .69         --   $    .55
Shares used in per share
 calculation:
 Basic..................     3,684         --       3,684      3,977         99 L    4,076
 Diluted................     3,715         --       3,715      4,376        112 L    4,488
Other Financial Data:
 EBITDA (M).............        --         --     $12,032   $ 57,733         --   $ 69,765
 Cash flow provided by
  (used in):
  Operating activities
   .....................        --         --     $ 3,599   $ 32,866         --   $ 36,465
  Investing activities..        --         --     $(1,269)  $(19,941)        --   $(21,210)
  Financing activities..        --         --     $11,532   $ (5,281)        --   $  6,251

  See accompanying notes to unaudited pro forma combined financial statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 2000
                     (in thousands, except per share data)

                                          Historical
                                       -----------------   Pro Forma  Pro Forma
                                       Logitech  Labtec   Adjustments Combined
                                       --------  -------  ----------- ---------
Revenues.............................  $563,963  $78,067    $   --    $642,030
Cost of revenues.....................   372,183   46,287        --     418,470
                                       --------  -------    -------   --------
Gross profit.........................   191,780   31,780        --     223,560
                                       --------  -------    -------   --------
Operating expenses:
 Marketing and selling...............    98,172   15,244        --     113,416
 Research and development............    26,760    1,659        --      28,419
 General and administrative..........    25,274    6,117      4,713 I   36,104
                                       --------  -------    -------   --------
   Total operating expenses..........   150,206   23,020      4,713    177,939
                                       --------  -------    -------   --------
Income from operations...............    41,574    8,760     (4,713)    45,621
Interest (expense) and other income,
 net.................................     1,243   (3,780)    (3,387)J   (5,924)
                                       --------  -------    -------   --------
Income before income taxes...........    42,817    4,980     (8,100)    39,697
Provision for income taxes...........     8,563    1,327     (1,853)K    8,037
                                       --------  -------    -------   --------
Net income...........................  $ 34,254  $ 3,653    $(6,247)O $ 31,660
                                       ========  =======    =======   ========
Net income per share:
 Basic...............................  $   8.15  $   .91        --    $   7.36
 Diluted.............................  $   7.29  $   .91        --    $   6.58
Net income per ADS: (N)
 Basic...............................  $    .82      --         --    $    .74
 Diluted.............................  $    .73      --         --    $    .66
Shares used in per share calculation:
 Basic...............................     4,202    4,013        101 L    4,303
 Diluted.............................     4,697    4,024        112 L    4,809
Other Financial Data:
 EBITDA (M)..........................  $ 60,257  $10,744        --    $ 70,967
 Cash flow provided by (used in):
  Operating activities...............  $(22,411) $  (899)       --    $(23,310)
  Investing activities...............  $(15,923) $(1,410)       --    $(17,333)
  Financing activities...............  $  6,908  $ 2,384        --    $  9,292

  See accompanying notes to unaudited pro forma combined financial statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

   On February 7, 2001, Logitech announced it had executed an agreement to acquire Labtec in a transaction to be accounted for as a purchase. Under the terms of the merger agreement, each outstanding share of Labtec common stock at the closing of the offer or the effective time of the merger will be exchanged for $11.00 in cash and a fraction of a Logitech ADS, with the fraction being between .2234 and .2730 depending on Logitech's 20-day trailing closing average bid price on the date ending three business days prior to the actual expiration of the offer. Assuming the acquisition was consummated on February 7, 2001, the stock and option holders of Labtec would have received approximately 1,118,000 Logitech ADSs and $50.0 million in cash based on an assumed per ADS 20-day average of $28.49 and an assumed exchange ratio of .2457 Logitech ADSs for each share of Labtec common stock, and assuming the exercise of all outstanding Labtec options with an exercise price below $18.00. The estimated purchase price is based on shares and options to purchase shares of Labtec common stock outstanding at February 7, 2001. The actual number of Logitech ADSs and options to be issued by Logitech will depend on the actual price of Logitech ADSs as determined under the merger agreement and the actual number of shares of Labtec common stock and options outstanding on the closing date. The average market price of Logitech ADSs of $31.34 is based on the average closing market price as of February 7, 2001, the date the proposed merger was announced, and for the two trading days prior to and two trading days subsequent to February 7, 2001. Under Labtec's option plans, outstanding options will accelerate in full at the closing date. The options were valued by applying the Black-Scholes valuation model.

   The purchase consideration is estimated as follows (in thousands):

     ADS shares....................................................... $ 30,908
     Assumption of Labtec options.....................................    1,511
     Cash payment to stockholders.....................................   50,049
     Cash payment for debt immediately payable........................   22,847
     Estimated transaction costs......................................    3,200
                                                                       --------
       Total consideration............................................ $108,515
                                                                       ========

   Based on the timing of the closing of the transaction, the finalization of the valuation and purchase price allocation, finalization of the integration plans and other factors, the final purchase price allocation and related depreciation and amortization expenses may differ materially from the purchase price allocation presented in these pro forma combined financial statements. A change in the values assigned to long-term tangible andintangible assets, liabilities and in-process research and development ("IPR&D") could result in a reallocation of the purchase price and a change in the related research and development expenses, and depreciation and amortization expense, which could materially affect net income. The statement of operations effects of these changes will depend on the nature and amount of the assets or liabilities adjusted. The purchase price allocation, which is subject to change based on Logitech's final analysis, is as follows (in thousands):

     Tangible assets acquired....................................... $ 59,526
     Deferred tax assets............................................    2,600
     Intangible assets acquired:
       Patents and core technology..................................    2,900
       Existing technology..........................................    3,800
       Trademark/tradename..........................................    4,100
       Workforce....................................................    2,750
       Goodwill.....................................................   85,966
     In-process research and development............................    3,300
     Liabilities assumed (includes approximately $21 million in assumed debt).................................................  (51,278)
     Deferred tax liabilities.......................................   (5,149)
                                                                     --------
         Total consideration........................................ $108,515
                                                                     ========

   The tangible assets acquired represent the estimated fair value of the net tangible assets of Labtec Inc. as of December 31, 2000.

   In estimating the value of the patents and core technology and trademark and tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of the company's earnings, equal to the after-tax royalty that would have been paid for the use of the patents and core technology, can be attributed to the company's possession of the patents and core technology and trademark and tradename. The patents and core technology and trademark and tradename will each be amortized on a straight-line basis over their estimated useful lives of four years and five years respectively.

   The value of the workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the workforce will be amortized on a straight-line basis over its estimated useful life of four years.

   Where development projects have reached technological feasibility, they will be classified as existing technology. The existing technology will be amortized on a straight-line basis over its estimated useful life of four years.

   Where the development projects have not reached technological feasibility and have no future alternative uses, they will be classified as in-process research and development ("IPR&D"), which will be expensed upon the consummation of the merger. The value of IPR&D was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present valued and then applying a percentage of completion to the calculated value as defined below.

  . Net cash flows. The net cash flows from the identified project are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility. The estimated revenue is based on projections of Labtec Inc. for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Labtec Inc. business and its competitors.

   Projected gross margins and operating expenses approximate Labtec Inc.'s recent historical levels.

  . Discount rate. Discounting the net cash flows back to their present valued is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 16%. The discount rate used in discounting the net cash flows from IPR&D is 28%, a 12 basic point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates describes above.

  . Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 25% to 65%.

   If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

   Goodwill represents the excess of the purchase consideration over the values of the net tangible and identifiable intangible assets acquired and liabilities assumed and will be amortized over its estimated useful life of 20 years. A proposed FASB Statement of Financial Standards on Business Combinations would eliminate amortization of goodwill.

2. PRO FORMA ADJUSTMENTS

   The pro forma statements give effect to the allocation of the total purchase consideration to the assets and liabilities of Labtec based on their respective fair values and to the amortization of intangible assets at their fair values over the respective useful lives. The following pro forma adjustments have been made to the Unaudited Pro Forma Combined Financial Statements:

(A) To record the net cash proceeds of zero arising from short-term borrowings under a term note payable of $84,600,000 (see footnote F), reduced by payments to be made upon closing. The payments comprise financing fees of $200,000, repayment of existing Labtec long-term debt of $6,200,000, repayment of Labtec line of credit of $16,647,000, payment of obligations under other Labtec contracts of $5,800,000, payment of expenses of the acquisition of $5,704,000 including $2,504,000 of expenses incurred by Labtec, and payment of cash consideration of $50,049,000. The payments due under other Labtec contracts relate to settlement payments to terminate a management contract with a major shareholder of Labtec of $4,100,000 and payments of obligations to selling shareholders' arising from Labtec's reverse acquisition in 1997; these payments are triggered by and contingent upon the completion of the acquisition of Labtec by Logitech.

(B) To adjust Labtec's deferred tax assets to the amount expected to be realizable.

(C) To eliminate deferred debt issuance costs.

(D) To record intangible assets at their preliminary estimated fair values comprising patent and core technology of $2,900,000, existing technology of $3,800,000, trademark and tradename of $4,100,000, workforce of $2,750,000 and goodwill of $85,966,000 and to eliminate Labtec's goodwill of $16,140,000.

(E) To reflect repayment of Labtec's existing line of credit and certain long term debt payable upon closing.

(F) To reflect borrowings of $84.6 million under a Senior Multi-currency Bullet Term Loan Credit Facility ("Bridge Loan") with Credit Suisse. The Bridge Loan is for acquisition costs of up to $100 million, and is repayable on the earlier of one year from the closing date or March 31, 2002. The Bridge Loan will bear interest at an annualized rate of LIBOR plus 0.925 percent for the first six month period, LIBOR plus 1.30 percent for months seven, eight and nine, and LIBOR plus 1.80 percent for months ten, eleven and twelve.

(G) To reflect the income tax effect of pro forma adjustments for non-goodwill intangible assets at a tax rate of 38%.

(H) To eliminate Labtec historical shareholders' equity, record the issuance of common stock as purchase consideration of $32,419,000, and reduce shareholders' equity for in-process research and development costs of $3,300,000. The pro forma combined shareholders' equity, after appropriate reclassifications, comprises the following (in thousands):

     Registered shares................................................ $ 31,033
     Additional paid-in capital.......................................  121,497
     Treasury shares..................................................   (1,185)
     Retained earnings................................................  115,320
     Other comprehensive loss.........................................  (16,958)
                                                                       --------
       Total shareholders' equity..................................... $249,707
                                                                       ========

(I) To record the incremental amortization of goodwill and other identifiable intangible assets related to the merger as if the transaction occurred on April 1, 1999. Goodwill is amortized over twenty years and other intangible assets are amortized over four to five years. The $3.3 million amount preliminarily allocated to in-process research and development has not been included in the Unaudited Pro Forma Combined Statement of Operations as it is nonrecurring, but is included as a reduction of shareholders' equity in the Unaudited Pro Forma Combined Balance Sheet. This amount will be expensed in the period the acquisition is consummated. A proposed FASB Statement of Financial Accounting Standards on Business Combinations would eliminate goodwill amortization. Pro forma amortization of goodwill was $8,174,000 and $6,208,000 for the year ended March 31, 2000 and the nine month period ended December 31, 2000, respectively.

(J) To reflect incremental interest expense resulting from borrowings under the Bridge Loan, less interest expense incurred under Labtec's existing line of credit and certain long term debts payable upon closing.

(K) To reflect the income tax effect of pro forma adjustments for non-goodwill intangible assets and interest expense at a tax rate of 38%.

(L) Shares used to calculate pro forma basic earnings per share were determined by adding approximately 98,000 unrestricted shares to be issued in exchange for the outstanding Labtec shares to Logitech's weighted average ADS shares outstanding (10 ADS = approximately 1 share). Shares used to calculate pro forma diluted earnings per share were calculated by adding the assumed number of additional shares of options to be issued determined based on the treasury method to Logitech's weighted average ADS share equivalents outstanding, if dilutive.

(M) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is a widely accepted financial indicator of a company's historical ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results or as a measure of liquidity in accordance with generally accepted accounting principles. Additionally, EBITDA as defined herein may not be comparable to similarly titled measures reported by other companies.

(N) Each ADS equivalent share represents one tenth of one registered share.

(O) Due to their non-recurring nature, the effects of the write-off of Labtec's debt issuance costs of $1,757,000, the recording of Labtec's acquisition related expenses of $2,504,000, the payment of obligations under other Labtec contracts of $5,800,000, and the expensing of acquired in-process research and development of $3,300,000 have been excluded from the pro forma statements of operations. However they are reflected in the pro forma balance sheet. Also, the extraordinary loss of $1,016,000 on extinguishment of debt previously recorded in Labtec's statement of operations for the year ended March 31, 2000, was excluded from the pro forma statement of operations.

                                    EXPERTS

   The consolidated financial statements of Logitech, incorporated in this prospectus by reference from Logitech's Annual Report on Form 20-F for the year ended March 31, 2000 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers SA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Labtec as of March 31, 2000 and for the year then ended included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Labtec as of March 31, 1999 and for the two years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Connector Resources Unlimited Inc. as of March 31, 1999 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     VALIDITY OF LOGITECH REGISTERED SHARES

   The validity of the registered shares represented by the Logitech ADSs offered by this prospectus will be passed upon by Lenz & Staehelin, our Swiss counsel.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
LABTEC INC.

Report of Independent Certified Public Accountants .......................   F-2

Report of Independent Accountants.........................................   F-3

Consolidated Balance Sheets at March 31, 1999 and 2000....................   F-4

Consolidated Statement of Operations and Comprehensive Income (Loss) for
 the years ended March 31, 1998, 1999 and 2000............................   F-5

Consolidated Statement of Changes in Shareholders' Equity (Deficit) for
 the years ended March 31, 1998, 1999 and 2000............................   F-6

Consolidated Statement of Cash Flows for the years ended March 31, 1998,
 1999 and 2000............................................................   F-7

Notes to Consolidated Financial Statements................................   F-8

CONNECTOR RESOURCES UNLIMITED, INC.

Report of Independent Accountants.........................................  F-22

Consolidated Balance Sheets at March 31, 1999 and June 30, 1999...........  F-23

Consolidated Statement of Operations for the year ended March 31, 1999 and for the three months ended June 30, 1999 and 1998........................  F-24

Consolidated Statement of Changes in Shareholders' Equity for the year ended March 31, 1999 and for the three months ended June 30, 1999........  F-25

Consolidated Statement of Cash Flows for the year ended March 31, 1999 and for the three months ended June 30, 1999 and 1998........................  F-26

Notes to Consolidated Financial Statements................................  F-27

LABTEC INC.

Unaudited Consolidated Balance Sheets at March 31, 2000 and December 31,
 2000.....................................................................  F-33

Unaudited Consolidated Statement of Operations and Comprehensive Income
 (Loss) for the three and nine months ended December 31, 1999 and 2000....  F-34

Unaudited Consolidated Statement of Cash Flows for the nine months ended
 December 31, 1999 and 2000...............................................  F-35

Notes to Unaudited Consolidated Financial Statements......................  F-36

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Labtec Inc.

   We have audited the accompanying consolidated balance sheets of Labtec Inc. and its subsidiaries as of March 31, 2000 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Labtec Inc. and its subsidiaries as of March 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Grant Thornton LLP

Portland, Oregon
May 15, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Labtec Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Labtec Inc. and its subsidiaries (the Company) at March 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion express above.

/s/ PricewaterhouseCoopers LLP

May 21, 1999

                                  LABTEC INC.

                          CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                March 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                          ASSETS
                          ------
Current assets
  Cash..................................................... $  1,373  $    768
  Accounts receivable, net.................................   22,120    17,890
  Interest and other receivables...........................       16       211
  Income taxes receivable..................................      --        595
  Inventories..............................................   13,955    10,662
  Prepaid expenses.........................................      171       160
  Current deferred income taxes............................    1,854       830
                                                            --------  --------
    Total current assets...................................   39,489    31,116
Property and equipment--net................................    2,332     2,330
Noncurrent deferred income taxes...........................    1,953     1,893
Debt issuance costs........................................    2,277     1,984
Other noncurrent assets....................................      180       253
Goodwill, net..............................................   17,038     9,392
                                                            --------  --------
                                                            $ 63,269  $ 46,968
                                                            ========  ========

           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

Current liabilities
  Lines of credit.......................................... $ 10,761  $  4,000
  Current portion of long-term debt........................    2,900       --
  Accounts payable.........................................    9,411     8,492
  Income taxes payable.....................................      185       --
  Accrued payroll and benefits.............................    1,359     1,589
  Accrued interest.........................................      256       223
  Other accrued expenses...................................    1,539     1,877
                                                            --------  --------
    Total current liabilities..............................   26,411    16,181
Long-term debt.............................................   28,747    26,086
                                                            --------  --------
                                                              55,158    42,267
                                                            --------  --------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, par value $.01, 1,000 shares authorized
   and no shares outstanding at March 31, 2000 or 1999.....      --        --
  Common stock, par value $.01, 25,000 shares authorized,
   4,013 and 6,904 shares issued and outstanding at March
   31, 2000 and 1999.......................................       40        69
  Additional paid-in capital...............................   23,806    20,551
  Common stock subscription receivable.....................      --        (26)
  Accumulated deficit......................................  (15,688)  (15,864)
  Accumulated other comprehensive income (loss):
    Cumulative foreign currency translation adjustment.....      (47)      (29)
                                                            --------  --------
                                                               8,111     4,701
                                                            --------  --------
                                                            $ 63,269  $ 46,968
                                                            ========  ========

        The accompanying notes are an integral part of these statements.

                                  LABTEC INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                    (In thousands, except per share amounts)

                                                      Years Ended March 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Net sales........................................... $90,512  $64,273  $60,113
Cost of sales.......................................  54,344   40,657   38,163
                                                     -------  -------  -------
Gross profit........................................  36,168   23,616   21,950
                                                     -------  -------  -------
Operating expenses:
  Selling and marketing.............................  17,161   14,993   12,009
  General and administrative........................   5,969    5,457    3,857
  Research and development..........................   2,343    1,717    1,507
  Depreciation......................................   1,514    1,444      943
  Amortization of goodwill..........................   2,945    2,176    1,768
  Amortization of noncompete agreement..............     --       362      362
                                                     -------  -------  -------
                                                      29,932   26,149   20,446
                                                     -------  -------  -------
Income (loss) from operations.......................   6,236   (2,533)   1,504
Interest expense, net...............................   4,115    3,516    3,254
Other nonoperating (income) expense.................     153       (8)       2
                                                     -------  -------  -------
Income (loss) before extraordinary loss and income
 taxes..............................................   1,968   (6,041)  (1,752)
Provision (benefit) for income taxes................     776   (1,370)      14
                                                     -------  -------  -------
Income (loss) before extraordinary loss.............   1,192   (4,671)  (1,766)
Extraordinary loss on extinguishments of debt, less
 applicable income tax benefit of $677, $78, and
 $263, respectively.................................  (1,016)    (271)    (511)
                                                     -------  -------  -------
    Net income (loss)............................... $   176  $(4,942) $(2,277)
                                                     =======  =======  =======
Net income (loss) per share before extraordinary
 loss
  Basic............................................. $   .32  $ (1.87) $ (1.00)
                                                     =======  =======  =======
  Diluted........................................... $   .32  $ (1.87) $ (1.00)
                                                     =======  =======  =======
Net income (loss) per share
  Basic............................................. $   .05  $ (1.98) $ (1.29)
                                                     =======  =======  =======
  Diluted........................................... $   .05  $ (1.98) $ (1.29)
                                                     =======  =======  =======

Comprehensive income (loss)

Net income (loss)................................... $   176  $(4,942) $(2,277)
Foreign currency translation adjustment.............     (18)     (29)     --
                                                     -------  -------  -------
    Comprehensive income (loss)..................... $   158  $(4,971) $(2,277)
                                                     =======  =======  =======

        The accompanying notes are an integral part of these statements.

                                  LABTEC INC.

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (Deficit)

                   Years ended March 31, 2000, 1999 and 1998
                                 (In thousands)

                            Preferred                                                            Accumulated
                              stock        Common stock     Additional Common stock                 other
                          --------------  ----------------   paid-in   subscription Accumulated comprehensive
                          Shares Amount    Shares   Amount   capital    receivable    deficit      income      Total
                          ------ -------  --------  ------  ---------- ------------ ----------- ------------- --------
Balance at March 31,
 1997...................    34   $ 2,500        79  $   1    $  7,924     $(171)     $ (3,588)      $--       $  6,666
 Payments on common
  stock subscription....   --        --        --     --          --         36           --         --             36
 Preferred stock
  dividend..............   --        --        --     --          --        --           (435)       --           (435)
 Preferred stock
  converted to common
  stock.................   (34)   (2,500)       34      1       2,499       --            --         --            --
 Compensation expense on
  stock options
  granted...............   --        --        --     --           73       --            --         --             73
 Exercise of warrants
  (including
  cancellation of "put"
  rights)...............   --        --          5    --        1,902       --            --         --          1,902
 Exercise of stock
  options...............   --        --         19    --        1,873       --            --         --          1,873
 8.5823 to 1 stock
  split.................   --        --      1,039     10         (10)      --            --         --            --
 Repurchase and
  retirement of common
  stock.................   --        --     (1,017)   (10)    (14,261)      --         (3,557)       --        (17,828)
 Issuance of common
  stock.................   --        --      1,050     10       5,900       --            --         --          5,910
 Issuance of shares to
  subordinated debt
  holder                   --        --         50      1         281       --            --         --            282
 20 to 1 stock split....   --        --     23,906    239        (239)      --            --         --            --
 Net loss...............   --        --        --     --          --        --         (2,277)       --         (2,277)
                           ---   -------  --------  -----    --------     -----      --------       ----      --------
Balance at March 31,
 1998...................   --        --     25,165    252       5,942      (135)       (9,857)       --         (3,798)
 Repurchase and
  retirement of common
  stock ................                   (1,217)   (12)       (183)       135           --         --           (60)
 Translation
  adjustment............                       --     --          --        --            --         (29)          (29)
 Issuance of common
  stock to management...                     1,032     10       1,062       (26)          --         --          1,046
 Reduction to common
  stock outstanding
  related to merger.....                  (11,133)  (111)         111       --            --         --            --
 Issuance of shares for
  Spacetec IMC
  Corporation
  acquisition...........                     6,847     68      12,735       --            --         --         12,803
 Common stock issued for
  the Spacetec employee
  stock purchase plan...                        18    --            4       --            --         --              4
 Dividend declared to
  former Labtec owners..                       --     --          --        --         (1,065)       --         (1,065)
 Stock options granted
  to Spacetec
  employees.............                       --     --          742       --            --         --            742
 1 to 3 reverse stock
  split.................                   (13,808)  (138)        138       --            --         --            --
 Net loss...............                       --     --          --        --         (4,942)       --         (4,942)
                                          --------  -----    --------     -----      --------       ----      --------
Balance at March 31,
 1999...................                     6,904     69      20,551       (26)      (15,864)       (29)        4,701
 Repurchase and
  retirement of common
  stock.................                       (27)   --         (171)      --            --         --           (171)
 Translation
  adjustment............                       --     --          --        --            --         (18)          (18)
 Issuance of common
  stock.................                       313      3         997       --            --         --          1,000
 Payment on stock
  subscription..........                       --     --          --         26           --         --             26
 Stock options
  exercised.............                        11    --           45       --            --         --             45
 Debt for equity swap...                       411      4       2,348       --            --         --          2,352
 1 to 2 reverse stock
  split.................                    (3,599)   (36)         36       --            --         --            --
 Net income.............                       --     --          --        --            176        --            176
                                          --------  -----    --------     -----      --------       ----      --------
Balance at March 31,
 2000...................                     4,013  $  40    $ 23,806     $ --       $(15,688)      $(47)     $  8,111
                                          ========  =====    ========     =====      ========       ====      ========

        The accompanying notes are an integral part of these statements.

                                  LABTEC INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                      Years ended March 31,
                                                    ---------------------------
                                                      2000     1999      1998
                                                    --------  -------  --------
Cash flows from operating activities:
  Net income (loss)...............................  $    176  $(4,942) $ (2,277)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
   Depreciation...................................     1,514    1,444       943
   Amortization of goodwill.......................     2,945    2,176     1,768
   Amortization of noncompete agreement...........       --       362       362
   Amortization of debt issuance costs............       433      383       475
   Change in deferred income taxes................       302     (794)     (350)
   Loss on disposal of assets.....................       --       --          1
   Compensation expense on common stock sold to
    management....................................       --       781       --
   Compensation expense on stock options..........        10      --         73
   Write-off of debt issuance costs...............     1,693      348       296
   Write-off of unamortized discount on refinanced
    subordinated debt.............................       --       --        307
  Changes in current assets and liabilities, net
   of effects of acquisition:
   Accounts receivable............................    (1,885)  (3,084)   (3,143)
   Inventories....................................    (1,074)   2,724     3,433
   Interest and other receivables.................       195       47         5
   Income taxes receivable........................       595     (595)      --
   Prepaid expenses...............................        (2)      32       --
   Accounts payable...............................      (535)   3,225      (273)
   Income taxes payable...........................      (150)    (285)       27
   Accrued interest...............................        33       21        76
   Accrued payroll and other expenses.............      (876)   1,792      (533)
                                                    --------  -------  --------
     Net cash provided by operating activities....     3,374    3,635     1,190
                                                    --------  -------  --------
Cash flows from investing activities:
  Costs associated with purchase of CRU...........   (13,146)     --        --
  Costs associated with purchase of Spacetec......       --    (1,633)      --
  Capital expenditures............................    (1,323)  (1,437)   (1,473)
  Other assets....................................        73       20       (64)
  Proceeds from sale of securities purchased from
   Spacetec.......................................       --     5,206       --
                                                    --------  -------  --------
     Net cash provided by (used in) investing
      activities..................................   (14,396)   2,156    (1,537)
                                                    --------  -------  --------
Cash flows from financing activities:
  Net increase in short-term credit facility......     6,761    1,500     2,500
  Net decrease in short-term borrowing facility...       --       --    (15,673)
  Proceeds from issuance of long-term debt........    27,000      --     33,000
  Repayments of long-term debt....................   (20,587)  (7,590)   (5,750)
  Debt issuance costs.............................    (2,419)    (100)   (2,820)
  Proceeds from exercise of stock options and
   warrants.......................................        35      --      2,323
  Repurchase and cancellation of common stock.....      (171)     (61)  (17,828)
  Proceeds from issuance of common stock..........     1,000        4     5,911
  Preferred stock dividend........................       --       --       (435)
  Payments on common stock subscription...........        26      265        36
                                                    --------  -------  --------
     Net cash provided by (used in) financing
      activities..................................    11,645   (5,982)    1,264
                                                    --------  -------  --------
Effect of foreign currency on cash................       (18)     (29)      --
                                                    --------  -------  --------
Net increase (decrease) in cash...................       605     (220)      917
Cash at beginning of year.........................       768      988        71
                                                    --------  -------  --------
     Cash at end of year..........................  $  1,373  $   768  $    988
                                                    ========  =======  ========
Cash paid during the year for:
  Interest........................................  $  3,649  $ 3,160  $  2,758
  Income taxes....................................  $    --   $   200  $     76

        The accompanying notes are an integral part of these statements.

                                  LABTEC INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Dollar amounts in thousands, except per share amounts)

NOTE A--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

   Labtec Inc. (Labtec) was formed October 7, 1997. On February 17, 1999, Labtec Inc. acquired Spacetec IMC Corporation (Spacetec) (see Note B). On August 20, 1999, Labtec Inc. acquired Connector Resources Unlimited, Inc. (CRU) (see Note B). The Company designs, manufactures and distributes multimedia computer peripheral, three-dimensional motion control and data storage products. Its worldwide customers include original computer equipment manufacturers, distributors and retailers. The Company's products are manufactured by various factory suppliers located in Asia and are imported to the Company's headquarters in Vancouver, Washington and to warehouses in California, Great Britain, the Netherlands and Canada for distribution.

   The principal accounting policies followed by Labtec Inc. and its subsidiaries in maintaining their financial records and preparing these consolidated financial statements are as follows:

1. Principles of Consolidation

   The accompanying financial statements include the accounts of the Company, as well as all of the accounts of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2. Revenue Recognition

   Revenues are recognized upon shipment of the Company's products, net of an estimated allowance for sales returns. Gross sales revenues from one customer were $10.1 million and $8.8 million for the years ended March 31, 1999 and 1998, respectively. Each of these revenue amounts accounted for more than 10% of consolidated sales for the respective period. There were no individual customers that accounted for more than 10% of consolidated sales for the year ended March 31, 2000.

3. Fair value of financial instruments

   The recorded amounts of cash, accounts receivable, accounts payable, lines of credit and current portion of long-term debt, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments. The recorded amount of long-term debt approximates fair value because actual interest rates approximate current competitive rates.

4. Accounts receivable

   Accounts receivable are net of allowances for doubtful accounts and for sales returns. The allowance for doubtful accounts was $706 and $938 at March 31, 2000 and 1999, respectively. The allowance for returns of merchandise was $584 and $505 at March 31, 2000 and 1999, respectively. At March 31, 2000 and 1999, 13%, and 18%, respectively, of receivables were from one customer.

5. Concentration of credit risk

   The Company is subject to credit risk primarily from its accounts receivable. The Company mitigates its credit risk on receivables by control procedures to monitor the credit worthiness of its customers and utilization of credit limits. The Company's customers are concentrated in the technology industry. Therefore, the Company's operations and collection of its accounts receivables are directly associated with the results of the technology industry.

                                  LABTEC, INC.

6. Inventories

   Inventories are stated at the lower of landed cost (first-in, first-out method) or market. Landed cost includes the cost of merchandise, freight, duty and handling fees.

7. Property and equipment

   Property and equipment are stated at cost. Depreciation is provided on the straight-line method for financial reporting purposes and on an accelerated method for tax purposes over estimated useful lives ranging from three to seven years. Depreciation expense for the years ended March 31, 2000, 1999 and 1998 was $1,514, $1,444 and $943, respectively. Repair and maintenance costs are expensed as incurred.

8. Debt issuance costs

   Debt issuance costs, including bank fees of $2,419 and other transaction fees relating to the Company's debt, are included in debt issuance costs and represent all costs and fees incurred to obtain bank financing for the refinancing of debt in August 1999 (see Notes B and F). These costs are being amortized over the term of the related debt. Debt of $19.25 million was paid off in August 1999. Therefore, debt issuance costs of $1,693 were written off and included in extraordinary loss on extinguishments of debt in fiscal 2000. Debt of $5 million was paid off on February 17, 1999. Therefore, debt issuance costs of $349 were written off and included in extraordinary loss on extinguishments of debt in fiscal 1999. Debt issuance costs of $296 related to financing arrangements prior to the Recapitalization (see Note I) were written off and included in extraordinary loss on extinguishments of debt in October 1997. Amortization expense for fiscal years 2000, 1999 and 1998 was $433, $383 and $286, respectively, and is included in interest expense.

9. Goodwill and other intangible assets

   Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on a straight-line basis over estimated useful lives ranging from five to twenty years. Periodically, the Company reviews the recoverability of its intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying value of the intangible assets. If the aggregate future cash flows are less than the carrying value, a write-down would be required, measured by the difference between the fair value and the carrying value of the intangible assets. The Company has not recorded any provision related to impairment of intangible assets.

10. Discount of subordinated debt

   In connection with the Recapitalization, the Company issued 93 shares of common stock to a subordinated lender and recorded the $282 of fair value of these shares as a discount on the face amount of the debt. This non-cash transaction is excluded from the accompanying statement of cash flows. The discount is being amortized using the effective interest method over eight years, which is the life of the subordinated note. Amortization during fiscal years 2000, 1999 and 1998 aggregated $35, $35 and $18 respectively.

11. Stock subscription

   During fiscal year 1999, the Company sold shares of common stock to certain members of management for a note aggregating $26. This note receivable was recorded as a reduction of shareholders' equity and was fully repaid during fiscal 2000.

   In fiscal year 1995 the Company issued 28 shares of common stock to the Company's president in exchange for a note aggregating $177. This note receivable was recorded as a reduction to shareholders' equity. During fiscal year 1999, the unpaid balance of $135 was forgiven.

                                  LABTEC, INC.

12. Research and development costs

   Research and development costs are expensed as incurred.

13. Advertising expenses

   The Company expenses advertising costs when incurred. Total advertising expenses for the years ended March 31, 2000, 1999 and 1998 were $674, $782 and $819, respectively.

14. Income taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, SFAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

15. Foreign currency translation

   The financial statements and transactions of the Company's foreign subsidiaries are maintained in their functional currency and translated into U.S. dollars for purposes of consolidation. Translation adjustments are accumulated as a separate component of shareholders' equity. The translation adjustment for 1998 was not significant.

16. Earnings per share

   Basic earnings per share (EPS) is computed by dividing net income (loss) by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted to common stock. All amounts below and earnings per share amounts in the statement of operations are calculated after retroactively considering the stock splits that occurred during fiscal 2000 and 1999, and the conversion of Labtec shares as discussed in Note B.

                                  LABTEC, INC.

   The following table sets forth the reconciliation of the denominator utilized in the computation of basic and diluted income (loss) per share (in thousands, except per share amounts).

                                                             Fiscal 2000
                                                      --------------------------
                                                      Income   Average Per share
                                                      (loss)   shares   amount
                                                      -------  ------- ---------
   Income before extraordinary item.................. $ 1,192   3,684   $  .32
   Extraordinary loss, net of tax....................  (1,016)  3,684     (.27)
                                                      -------           ------
       Income per common share.......................     176   3,684      .05
   Effect of dilutive securities:
     Stock options...................................     --       31      --
                                                      -------   -----   ------
       Income per share--assuming dilution........... $   176   3,715   $  .05
                                                      =======   =====   ======

                                                             Fiscal 1999
                                                      --------------------------
                                                      Income   Average Per share
                                                      (loss)   shares   amount
                                                      -------  ------- ---------
   Loss before extraordinary item.................... $(4,671)  2,493   $(1.87)
   Extraordinary loss, net of tax....................    (271)  2,493     (.11)
                                                      -------           ------
       Loss per common share.........................  (4,942)  2,493    (1.98)
   Effect of dilutive securities:
     Stock options...................................     --      --       --
                                                      -------   -----   ------
       Loss per share--assuming dilution............. $(4,942)  2,493   $(1.98)
                                                      =======   =====   ======

                                                             Fiscal 1998
                                                      --------------------------
                                                      Income   Average Per share
                                                      (loss)   shares   amount
                                                      -------  ------- ---------
   Loss before extraordinary item.................... $(1,766)  1,770   $(1.00)
   Extraordinary loss, net of tax....................    (511)  1,770     (.29)
                                                      -------           ------
       Loss per common share.........................  (2,277)  1,770    (1.29)
   Effect of dilutive securities:
     Stock options...................................     --      --       --
                                                      -------   -----   ------
       Loss per share--assuming dilution............. $(2,277)  1,770   $(1.29)
                                                      =======   =====   ======

17. Comprehensive income

   The Company adopted SFAS No. 130, Reporting Comprehensive Income as of April 1, 1998. Comprehensive income is defined by SFAS No. 130 as the changes in equity of a business enterprise during a period that results from transactions and other economic events and circumstances from non-shareholder sources. It includes all changes in equity during a period except those resulting from investments by shareholders. Consequently, the Company has reported its Foreign Currency Translation Adjustment, as required by SFAS No. 130, as other comprehensive income in the appropriate consolidated financial statements presented herein.

18. Segment reporting

   The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information in fiscal year 1999. This statement establishes standards for reporting information about operating

                                  LABTEC, INC.

segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. The Company does not have separate operating segments which meet the requirements for SFAS No. 131 disclosure. The Company does sell its products internationally. Sales to Europe and Asia were as follows:

                                                           Year ended March 31
                                                          ----------------------
                                                           2000    1999    1998
                                                          ------- ------- ------
   Europe................................................ $18,071 $13,397 $9,561
   Asia.................................................. $ 1,322 $   770 $1,168

19. Related parties

   The former controlling shareholders of the Company provided certain management services for which they charged a monthly fee of approximately $15 for April 1, 1998 through September 1, 1998 (prior to the Recapitalization (see
Note I)).

   The majority shareholders charge an annual management services fee of $500, of which $500, $500 and $250 was charged during fiscal 2000, 1999 and 1998, respectively, and $375 and $750 remained payable at March 31, 2000 and 1999, respectively.

20. Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and judgments made by the Company include items such as the collectibility of accounts receivable; the level of sales returns; realizability of inventories and relizability of intangible assets and deferred income tax assets.

21. Recent accounting pronouncements

   In June 1998 the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. The Statement is effective beginning with the Company's fiscal year ended March 31, 2002, and will require the Company to record all derivative instruments at fair value on its balance sheet. The Company has not elected to adopt the statement early, and does not expect the standard to have a material effect on the Company's financial position or results of operations upon adoption.

NOTE B--ACQUISITIONS

Purchase of Spacetec IMC Corporation

   Effective February 17, 1999, Labtec merged with Spacetec IMC Corporation, a publicly traded company. Spacetec is involved in the development, manufacture and distribution of three-dimensional (3D) input controller devices for the PC and workstation marketplace used in both CAD/CAM industrial applications and in consumer electronic games. The merger called for issuance of 0.55430739 (pre-stock split) of Spacetec common shares for each Labtec common share outstanding. As a result of the merger, Labtec shareholders acquired 67% of Spacetec and therefore, Labtec has accounted for the transaction as a purchase of Spacetec in a "reverse acquisition."

                                  LABTEC, INC.

   The acquisition of Spacetec for 3,424 common shares valued at $12.8 million has been accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of Spacetec's liabilities and include its operating results from the date of the acquisition.

   The following sets forth the reconciliation of fair value of the assets acquired and the liabilities assumed.

   Purchase price...................................................... $12,804
   Fair value of tangible assets acquired..............................  (8,528)
   Liabilities assumed.................................................   2,539
   Fair value of options granted to Spacetec employees.................     742
   Direct costs of acquisition.........................................   2,243
                                                                        -------
     Excess of purchase price over fair value of tangible assets....... $ 9,800
                                                                        =======

   The excess of purchase price over fair value of tangible assets acquired is being amortized over an estimated useful life of ten years (see Note C).

   In conjunction with the closing of the merger, Spacetec issued a six year promissory note in the principal amount of $1,065 payable to the holders of Labtec common stock outstanding just prior to the time of the merger. This transaction was accounted for as a dividend distribution. This note is unsecured and accrues interest at the rate of 10% per year.

   In conjunction with the acquisition, the Company accrued costs associated with closing of certain acquired facilities and severance payments to terminate employees of the acquired company. The following table presents the activity in the related accrued liabilities:

                                                      Facility
                                                      closure  Employee
                                                       costs   severance Total
                                                      -------- --------- ------
   Balance at March 31, 1999.........................   $426     $873    $1,299
     Payments in fiscal 2000.........................    118      750       868
                                                        ----     ----    ------
       Balance at March 31, 2000.....................   $308     $123    $  431
                                                        ====     ====    ======

   These items are included in accrued payroll costs and other accrued liabilities in the accompanying balance sheet.

Purchase of Connector Resources Unlimited, Inc. (CRU)

   On August 20, 1999, the Company completed the acquisition of all the outstanding shares of CRU for $13,146 in cash and $1,500 in debt. Concurrent with the acquisition of CRU, Labtec entered into a $43,000 credit facility with a lender and also sold 313 shares of common stock for $1,000. The net proceeds from the credit facility and proceeds from the stock sale were used to retire outstanding debt and accrued interest totaling $23,400; to pay debt issuance costs and loan fees on the new credit facility; to pay for certain acquisition costs related to the purchase of CRU; and to fund the purchase of CRU. CRU designs, develops, and markets computer peripheral products principally in North America. The acquisition was accounted for as a purchase and therefore the operations of CRU have been included with those of the Company since August 20, 1999.

                                  LABTEC, INC.

   The following sets forth the reconciliation of fair value of the assets acquired and the liabilities assumed.

   Purchase price...................................................... $14,646
   Fair value of tangible assets acquired..............................  (5,338)
   Liabilities assumed.................................................   2,098
   Direct costs of acquisition.........................................     755
                                                                        -------
     Excess of purchase price over fair value of tangible assets....... $12,161
                                                                        =======

   The excess of the purchase price over fair value of tangible assets acquired is being amortized over an estimated useful life of twenty years.

   In conjunction with the acquisition, the Company accrued costs associated with closing of certain acquired facilities and severance payments to terminate employees of the acquired company. The following table presents the activity in the related accrued liabilities:

                                                        Facility
                                                        closure  Employee
                                                         costs   severance Total
                                                        -------- --------- -----
   Balance at March 31, 1999...........................   $--      $--     $--
     Additions.........................................    335      420     755
     Payments in fiscal 2000...........................    158      154     312
                                                          ----     ----    ----
       Balance at March 31, 2000.......................   $177     $266    $443
                                                          ====     ====    ====

   These items are included in accrued payroll costs and other accrued liabilities in the accompanying balance sheet.

   The following unaudited pro forma information presents the results of the Company's operations assuming both the Spacetec and the CRU acquisitions occurred at the beginning of each period presented:

                                                       Year ended March 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     ------- --------  -------
                                                           (Unaudited)
   Net sales........................................ $96,422 $ 70,411  $66,704
   Net income (loss)................................     243  (11,424)  (8,351)
   Net income (loss) per share:
     Basic and diluted.............................. $   .06 $  (2.29) $ (2.36)

   The pro forma financial information is not necessarily indicative of the operating results that would have occurred had both the Spacetec and the CRU acquisitions been consummated as of the beginning of each period, nor is it necessarily indicative of future operating results.

NOTE C--GOODWILL

   Cost in excess of the fair value of tangible assets of CRU acquired in fiscal 2000 (Note B) consisted of goodwill associated primarily with the existing technology acquired and was recorded at $11,406. Direct costs of acquisition totaled $755. These costs have also been capitalized as part of cost in excess of fair value of tangible assets acquired. Amortization expense recognized related to this goodwill was $355 for the year ended March 31, 2000.

   Cost in excess of the fair value of tangible assets of Spacetec acquired in fiscal 1999 (Note B) consisted of goodwill associated primarily with the existing technology acquired and was recorded at $7,558. Direct costs of

                                  LABTEC, INC.

acquisition totaled $2,243. These costs have also been capitalized as part of cost in excess of fair value of tangible assets acquired. In the fourth quarter of the year ended March 31, 2000, the Company determined that the estimated life for goodwill associated with Spacetec should be revised from three to ten years. This change was accounted for prospectively as of January 1, 2000 and reduced goodwill amortization in the quarter by approximately $597. Amortization expense recognized related to this goodwill was $2,590 and $408 in fiscal 2000 and 1999, respectively.

   Costs in excess of the fair value of the net tangible assets of Labtec acquired in fiscal 1995 consisted primarily of goodwill associated with product trade names originally recorded at $8,838 and a $3,350 noncompete agreement with the former owner. Goodwill was being amortized using the straight-line method over 5 years, which represents the estimated lives of the underlying product trade names. The noncompete agreement was being amortized using the double-declining balance method over the agreement's life of 5 years to reflect management's belief that the noncompete provision has more value in the earliest years of the noncompete period. Amortization expense recognized related to this goodwill was $1,768 for years ended March 31, 1999 and 1998. Amortization expense recognized related to the noncompete agreement was $0, $362 and $362 for the years ended March 31, 2000, 1999 and 1998, respectively.

NOTE D--INVENTORIES

   Inventories represent merchandise produced for the Company by foreign factories subcontracted by the Company. Of the total inventories, $450 and $2,170 was in transit at March 31, 2000 and 1999, respectively.

NOTE E--PROPERTY AND EQUIPMENT

   Property and equipment consist of:

                                                                  March 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Leasehold improvements..................................... $   256  $   239
   Tooling and molds..........................................   2,588    2,329
   Furniture and equipment....................................   2,473    1,879
   Retail displays............................................   2,145    1,527
                                                               -------  -------
                                                                 7,462    5,974
   Less accumulated depreciation and amortization.............  (5,130)  (3,644)
                                                               -------  -------
                                                               $ 2,332  $ 2,330
                                                               =======  =======

NOTE F--LONG-TERM DEBT

   In conjunction with the purchase of CRU in August 1999, the Company repaid its $7,500 revolving line of credit and $19,250 long-term loan with funds obtained from a $27,000 long-term loan and a $16,000 revolving line of credit with other lenders. Also a $1,500 seven and one-half year promissory note was issued to the prior shareholders of CRU. Fees related to the extinguished credit line are included in the extraordinary loss on extinguishments of debt. At March 31, 2000 the long-term loans and a portion of the revolving line of credit were accruing interest at LIBOR plus 3.25-3.50% and the remaining portion of the revolving line of credit was accruing interest at the prime rate plus 1.75%. In December 1999, the Company entered into an interest rate swap agreement with its primary lender in order to fix the interest rate on a portion of its long-term debt. At March 31, 2000 the amount of debt subject to the fixed rate was $12,800 for which the rate was 9.69%. The bank line of credit is collateralized by substantially all of the Company's assets. Loan fees paid to the banks

                                  LABTEC, INC.

and transaction fees relating to the term loan, revolving line of credit, and promissory note were $2,419 and have been recorded in debt issuance costs. The current line of credit expires in September 2005 and the long-term debt expires June 30, 2005.

   Long-term debt consists of:

                                                                    March 31,
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Bank note payable with varying quarterly payments, interest at the bank's LIBOR rate plus 3.25-3.50%, (9.69% at March
    31, 2000), with the final payment due June 30, 2005,
    collateralized by the Company's assets.....................  $25,600 $   --
   Bank note payable with varying quarterly payments, interest at the bank's Eurodollar rate plus 3%, (8% at March 31,
    1999), with the final payment due September 30, 2004,
    collateralized by the Company's assets.....................      --   19,250
   Bank subordinated note payable (net of $194 and $229
    discount at March 31, 2000 and 1999 respectively) at 12%
    with principal due October 1, 2005.........................    4,306   5,771
   Note payable to former Labtec shareholders; interest at 10%,
    with principal due February 17, 2005 (Note B)..............      241   1,065
   Note payable to former CRU shareholders; interest at 6%,
    with principal due February 28, 2005 (Note B)..............    1,500     --
                                                                 ------- -------
                                                                  31,647  26,086
   Less amounts payable in one year............................    2,900     --
                                                                 ------- -------
     Total long-term debt......................................  $28,747 $26,086
                                                                 ======= =======

   The bank line of credit agreement and long-term debt agreements are subject to certain restrictive covenants. The Company was in compliance with these covenants for all periods presented in the accompanying financial statements.

   Interest payments for the years ended March 31, 2000, 1999 and 1998 were $3,649, $3,160 and $2,758, respectively.

   Principal repayments of the long-term debt are required as follows:

   Fiscal year:
     2001.............................................................. $ 2,900
     2002..............................................................   3,000
     2003..............................................................   3,300
     2004..............................................................   3,700
     2005..............................................................   4,341
     Thereafter........................................................  14,600
     Less debt discount................................................    (194)
                                                                        -------
                                                                        $31,647
                                                                        =======

NOTE G--EMPLOYEE BENEFITS

   The Company has a defined contribution profit sharing plan for its employees who meet certain requirements of age and length of service. Employees may voluntarily contribute up to a maximum of 20% of their annual compensation to the plan. During fiscal year 2000, the Company matched 50% of the employee

                                  LABTEC, INC.

contributions up to a maximum of 6%. There was no Company match during fiscal 1999 and during a portion of fiscal 1998 the Company matched 50% of the employee contributions up to a maximum of 5%. For the years ended March 31, 2000, 1999 and 1998, matching contributions for eligible employees amounted to $29, $0 and $56, respectively.

   Discretionary bonuses of $991, $141 and $175 were awarded to employees for the years ended March 31, 2000, 1999 and 1998, respectively.

NOTE H--INCOME TAXES

   The income tax provision (benefit) consists of the following:

                                                   Fiscal year ended March 31,
                                                   -----------------------------
                                                    2000      1999       1998
                                                   ------------------  ---------
   Current tax expense (benefit).................. $   474 $     (576) $    364
   Deferred tax expense (benefit).................     302       (794)     (350)
                                                   ------- ----------  --------
                                                      $776 $   (1,370) $     14
                                                   ======= ==========  ========

   Deferred tax assets are comprised of the following:

                                                                  March 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Nondeductible accruals and allowances...................... $ 1,214  $   652
   Capitalized inventory costs................................      69      177
   Property and equipment depreciation........................     707      536
   Intangibles................................................   1,203    1,357
   Research and experimentation credits.......................     522      523
   Net operating loss carryforward............................   2,691    2,986
                                                               -------  -------
   Gross deferred tax asset...................................   6,406    6,231
   Valuation allowance........................................  (2,599)  (3,508)
                                                               -------  -------
     Net deferred tax assets.................................. $ 3,807  $ 2,723
                                                               =======  =======

   The net decrease of $909 in the valuation allowance for fiscal year 2000 relates to a portion of the net operating loss carryforwards and research and experimentation credits resulting from the acquisition of Spacetec in fiscal year 1999. The Company's net operating loss carryforwards aggregate approximately $7.7 million at March 31, 2000 and expire in 2012-2014. The utilization of the Spacetec net operating loss carryforwards are limited to approximately $600 per year for income tax purposes as well as being limited to the taxable earnings of Spacetec. The credit carryforwards also have a yearly limitation amount as well as being limited to taxable earnings of Spacetec and expire in 2012 and 2013. As of March 31, 2000, a valuation allowance has been provided for a portion of these deferred tax assets because management cannot conclude that it is presently more likely than not that such deferred income tax assets will be utilized.

                                  LABTEC, INC.

   The income tax provision is reconciled to the tax computed at the statutory federal rate as follows:

                                           Fiscal year ended March 31,
                                          ---------------------------------
                                            2000        1999        1998
                                          ---------   ---------   ---------
   Tax expense (benefit) at federal
    statutory rate.......................     34.00 %    (34.00)%    (34.00)%
   Foreign taxes.........................     (7.65)        .09         .39
   Foreign sales corporation benefit.....    (39.01)        --          --
   Permanent differences.................     17.71       11.41       35.38
   Other.................................     34.39        (.18)      (1.00)
                                          ---------   ---------   ---------
                                              39.44 %    (22.68)%       .77 %
                                          =========   =========   =========

   Permanent differences primarily include nondeductible goodwill and nondeductible meals and entertainment expense. Other differences include state income taxes net of the Federal benefit.

NOTE I--SHAREHOLDERS' EQUITY

   On October 7, 1997 the Company undertook the Recapitalization whereby the
Company: (i) refinanced its existing debt by obtaining a $13 million line of credit, a $27 million term note and a $6 million subordinated term note, and by issuing 550 shares of common stock for aggregate proceeds of $6,192 representing approximately 87.4% of the stock ownership of the Company; and
(ii) repurchased 509 shares of its previously existing outstanding stock for aggregate cash consideration of $17,828, including direct expenses of approximately $690. The repurchase of existing stock resulted in the old shareholder group maintaining an approximate 12.6% interest in the Company.

   All holders of common stock are entitled to one vote per share and are entitled to dividends, provided that equivalent dividends are declared and paid on all outstanding shares of common stock. The Company has granted stock options and warrants to purchase shares of Class A common stock of the Company.

   In fiscal year 1996, the Company authorized and issued 34 shares of preferred stock. At March 31, 1996 and 1997, 34 shares were issued and outstanding. During fiscal year 1998 all shares of preferred stock were converted to shares of common stock. The shares were converted in accordance with the original terms of the preferred stock, resulting in no beneficial conversion interests.

   Certain employees of Spacetec were eligible to participate in an Employee Stock Purchase Plan. This plan terminated upon Spacetec being acquired by Labtec and 9 shares were issued at such time.

   On September 30, 1998 the Company sold 96 shares of common stock (post stock splits) to certain members of management for $3.05 per share. Of this, $265 was received in cash and the remaining $26 in proceeds was recorded as a stock subscription receivable. The difference between the fair market value of the Company's common stock and the proceeds received was recorded as compensation expense aggregating $781 during the year ended March 31, 1999. During the year ended March 31, 1998, the Company effected a 8.5853 to 1 stock split followed by a second split at 20 to 1. On February 17, 1999, directly following the acquisition of Spacetec, the Company effected a 1 for 3 reverse stock split. On December 1, 1999, the Company effected a 1 for 2 reverse stock split. All share and per share amounts in the consolidated statement of operations and comprehensive income (loss) and the notes to consolidated financial statements have been retroactively adjusted for these splits.

   The Company provided an employee stock option plan (the Plan) which commenced on January 27, 1995. Options under the Plan were granted at the discretion of the Board of Directors. The exercise price of these options generally was the fair market value of shares at the date of grant as determined by the Board of Directors. Such options were exercisable generally over ten years from the time the options were granted, and vested over a period of three years. Compensation cost recognized on the Company's stock option grants which

                                  LABTEC, INC.

provided an exercise price below the fair value on the date of the grant was $73 for the year ended March 31, 1998.

   The Plan allowed the granting of options to purchase up to an aggregate of 496 shares (before considering stock splits) of the Company's Class A common stock. Options granted under the Plan were nonqualified stock options as defined by the Internal Revenue Code. All options were exercised and the Plan was terminated pursuant to the completion of the Recapitalization in October of 1997.

   In connection with the Recapitalization, the Company established a new employee stock option plan, which commenced on October 7, 1997 (the New Plan). The Company reserved 443 shares of common stock for issuance to certain employees under the New Plan. The exercise price of these options range from $3.0481 (estimated fair value based upon the price paid for new shares) to $9.1444 per share. Such options may be exercised generally over 10 years from the time the options are granted, and vest over a period of four years.

   The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized. Pro forma information regarding net income per share is required by SFAS No. 123, Accounting for Stock Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The 1998 options were valued using the minimum value pricing model as prescribed by SFAS 123 for nonpublic companies. The options issued subsequent to fiscal 1998 have been valued using the Black-Scholes pricing model as prescribed by SFAS 123.

   The following weighted-average assumptions have been used for grants of stock options.

                                                       2000     1999     1998
                                                      -------  -------  -------
   Risk-free interest rate...........................    5.45%    5.20%    5.61%
   Expected dividend yield...........................     --       --       --
   Expected lives.................................... 5 years  5 years  5 years
   Expected volatility...............................     103%      71%     --

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

   Using the Black-Scholes option valuation model, the weighted-average grant date value of options granted during fiscal 2000 and 1999 was $7.98 and $8.06 per option, respectively.

   The pro forma effect of applying FAS 123 would have an immaterial effect for fiscal 1998 and 1997 based on the above assumptions. The Company's pro forma information for fiscal 2000 and 1999 is as follows:

                                            Year ended         Year ended
                                          March 31, 2000     March 31, 1999
                                        ------------------ -------------------
                                        Reported Pro Forma Reported  Pro Forma
                                        -------- --------- --------  ---------
   Net income (loss) (in thousands)....  $ 176     $(166)  $(4,942)   $(4,988)
   Net income loss per share:
     Basic and diluted.................  $0.05     $(.04)  $ (1.98)   $ (2.00)

                                  LABTEC, INC.

   The following table summarizes the stock option transactions under the Plan and New Plan described above.

                                                             Shares    Average
                                                             Under    Exercise
                                                             Option     Price
                                                            --------  ---------
   Balance, March 31, 1997.................................    1,730  $1,082.44
     Options exercised.....................................   (1,730)  1,082.44
     Options granted.......................................  358,591       5.08
     Options cancelled.....................................  (34,182)      5.08
                                                            --------
   Balance, March 31, 1998.................................  324,409       5.08
     Options granted.......................................  153,925      14.78
     Options cancelled..................................... (233,510)      5.08
                                                            --------
   Balance, March 31, 1999.................................  244,824      12.24
     Options granted.......................................  216,325       9.50
     Options exercised.....................................   (6,925)      5.08
     Options cancelled.....................................  (82,892)      5.08
                                                            --------
   Balance, March 31, 2000.................................  371,332  $    9.24
                                                            ========

   A summary of options outstanding and exercisable at March 31, 2000 is as follows:

                                Options Outstanding        Options Exercisable
                          ------------------------------- ---------------------
                                      Weighted- Weighted-             Weighted-
                                       Average   Average               Average
                            Number    Remaining Exercise    Number    Exercise
                          Outstanding   Life      Price   Exercisable   Price
                          ----------- --------- --------- ----------- ---------
   $0.00-$5.00...........    78,777     3.42     $ 3.05     28,447     $ 3.05
   $5.01-$9.00...........    71,029     8.10     $ 7.68      3,292     $ 6.33
   $9.01-$10.00..........   109,812     8.08     $ 9.69     30,583     $ 9.48
   $10.01-$20.00.........   111,714     7.89     $14.15     61,839     $16.89

                                  LABTEC, INC.

NOTE J--COMMITMENTS AND CONTINGENCIES

1. Commitments

   The Company is contractually obligated under various operating lease agreements for warehouse and office space until April of 2006. The total rent expense related to warehouse and office space under leases amounted to $982, $621 and $352 for the fiscal years ended March 31, 2000, 1999 and 1998, respectively.

   Future minimum lease payments under these leases are as follows:

   Fiscal year:
   ------------
     2001............................................................... $  989
     2002...............................................................    968
     2003...............................................................    903
     2004...............................................................    860
     2005...............................................................    838
     Thereafter.........................................................    911
                                                                         ------
       Total minimum lease payments..................................... $5,469
                                                                         ======

2. Contingencies

   Pursuant to the Recapitalization agreement, the shareholder group that received redemption proceeds are contingently entitled to receive from the Company up to $1,500 upon a "Change in Control" (as defined in the Stockholders Agreement), or up to $3,000 in the event of an "Initial Public Offering" (as defined in the Stockholders Agreement).

   The Company becomes involved in litigation, disputes, employment matters and other proceedings in the normal course of its business. In the opinion of management, and after consultation with legal counsel, the Company's liability, if any, under any pending matters would not materially affect its financial condition or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Connector Resources Unlimited, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Connector Resources Unlimited, Inc. and its wholly-owned subsidiary at March 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

   As described in Note 11, on August 20, 1999, all of the Company's common stock was purchased by a subsidiary of Labtec, Inc. The accompanying financial statements do not include any adjustments relative to this matter.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
October 8, 1999

                      CONNECTOR RESOURCES UNLIMITED, INC.

                           CONSOLIDATED BALANCE SHEET

                        March 31, 1999 and June 30, 1999

                                                         March 31,   June 30,
                                                            1999       1999
                                                         ---------- -----------
                                                                    (Unaudited)
                         ASSETS
                         ------

Current assets:
  Cash and cash equivalents............................. $  112,255 $  132,565
  Accounts receivable, net..............................  1,583,905  2,423,177
  Inventories, net......................................  2,023,548  1,786,137
  Note receivable.......................................     50,000     50,000
  Other current assets..................................      2,500      3,375
  Deferred income taxes.................................    192,501    192,501
                                                         ---------- ----------
    Total current assets................................  3,964,709  4,587,755
Furniture and equipment, net............................    157,755    163,220
Deferred income taxes...................................     47,698     47,698
                                                         ---------- ----------
                                                         $4,170,162 $4,798,673
                                                         ========== ==========

          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Line of credit........................................ $   72,681 $   21,000
  Accounts payable......................................  1,366,403  1,015,387
  Accrued expenses......................................     71,353    132,180
  Income taxes payable..................................    241,168    463,422
  Current portion of notes payable......................     56,488        --
                                                         ---------- ----------
    Total current liabilities...........................  1,808,093  1,631,989
Notes payable, less current portion.....................      5,342        --
                                                         ---------- ----------
                                                          1,813,435  1,631,989
                                                         ---------- ----------

Commitments and contingencies (Notes 5, 6 and 10)

Shareholders' equity:
  Common stock, no par value, 2,500,000 shares
   authorized, 889,307 shares issued and outstanding....    471,880    471,880
  Retained earnings.....................................  1,884,847  2,694,804
                                                         ---------- ----------
    Total shareholders' equity..........................  2,356,727  3,166,684
                                                         ---------- ----------
                                                         $4,170,162 $4,798,673
                                                         ========== ==========

   The accompanying notes are an integral part of these financial statements.

                      CONNECTOR RESOURCES UNLIMITED, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Year Ended March 31, 1999 and
                   Three Months Ended June 30, 1999 and 1998

                                                           Three Months Ended
                                              Year Ended        June 30,
                                               March 31,  ---------------------
                                                 1999        1998       1999
                                              ----------- ---------- ----------
                                                               (Unaudited)
Sales........................................ $12,158,162 $3,093,543 $3,958,900
Cost of sales................................   7,382,551  2,146,293  2,025,163
                                              ----------- ---------- ----------
    Gross profit.............................   4,775,611    947,250  1,933,737
                                              ----------- ---------- ----------
Operating Expenses:
  Selling and marketing......................   1,543,255    326,460    396,949
  General and administrative.................     985,808    187,712    255,474
  Depreciation...............................      10,087      4,461      3,426
  Amortization...............................       8,397      3,156        --
                                              ----------- ---------- ----------
                                                2,547,547    521,789    655,849
                                              ----------- ---------- ----------
    Income from operations...................   2,228,064    425,461  1,277,888

Interest expense, net........................      41,916     16,965      1,970
Other non-operating expense..................      14,013        --         --
                                              ----------- ---------- ----------
Income before income taxes...................   2,172,135    408,496  1,275,918
Provision for income taxes...................     834,948    176,395    465,961
                                              ----------- ---------- ----------
    Net income............................... $ 1,337,187 $  232,101 $  809,957
                                              =========== ========== ==========


   The accompanying notes are an integral part of these financial statements.

                      CONNECTOR RESOURCES UNLIMITED, INC.

             CONSOLIDATED STATEMENT CHANGES IN SHAREHOLDERS' EQUITY

                     For the Year Ended March 31, 1999 and
                        Three Months Ended June 30, 1999

                                             Common     Retained
                                  Shares      Stock     Earnings     Total
                                 ---------  ---------  ----------  ----------
Balance, April 1, 1998.......... 1,111,157  $ 561,250  $  767,660  $1,328,910
Net income......................                        1,337,187   1,337,187
Repurchase and retirement of
 common stock...................  (236,410)  (100,000)   (220,000)   (320,000)
Exercise of stock options.......    14,560     10,630         --       10,630
                                 ---------  ---------  ----------  ----------
Balance, March 31, 1999.........   889,307    471,880   1,884,847   2,356,727

Net income (unaudited)..........                          809,957     809,957
                                 ---------  ---------  ----------  ----------

Balance, June 30, 1999
 (unaudited)....................   889,307  $ 471,880  $2,694,804  $3,166,684
                                 =========  =========  ==========  ==========





   The accompanying notes are an integral part of these financial statements.

                      CONNECTOR RESOURCES UNLIMITED, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                     For the Year Ended March 31, 1999 and
                    Three Month Ended June 30, 1999 and 1998

                                                          Three Months Ended
                                              Year Ended       June 30,
                                              March 31,   --------------------
                                                 1999       1998       1999
                                              ----------  ---------  ---------
                                                              (Unaudited)
Cash flows from operating activities:
  Net income................................. $1,337,187  $ 232,101  $ 809,957
  Adjustments to reconcile net income to net
   cash from operating activities:
    Depreciation and amortization............    111,266     25,921     13,926
    Deferred income taxes....................   (127,539)       --         --
    Loss on disposal of fixed assets.........     14,013        --         --
  Changes in certain current assets and
   current liabilities:
    Accounts receivable......................   (232,729)  (415,345)  (839,272)
    Inventories..............................   (545,878)   331,694    237,411
    Other current assets.....................      4,131     (4,036)      (875)
    Accounts payable.........................    417,884   (166,679)  (351,016)
    Accrued expenses.........................    (69,065)   (55,446)    60,827
    Income taxes payable.....................     67,740        263    222,254
                                              ----------  ---------  ---------
      Net cash provided by (used in)
       operating activities..................    977,010    (51,527)   153,212
                                              ----------  ---------  ---------
Cash flows from investing activities:
  Issuance of note receivable................    (50,000)       --         --
  Purchases of property and equipment........   (146,169)    (9,403)   (19,391)
                                              ----------  ---------  ---------
      Net cash used in investing activities..   (196,169)    (9,403)   (19,391)
                                              ----------  ---------  ---------
Cash flows from financing activities:
  Payments on line of credit.................   (300,000)       --    (201,681)
  Borrowings on line of credit...............     72,681        --     150,000
  Proceeds from issuance of notes payable....    225,952        --         --
  Principal payments on notes payable........   (517,316)   (34,166)   (61,830)
  Exercise of stock option...................     10,630        --         --
  Repurchase of common stock.................   (320,000)       --         --
                                              ----------  ---------  ---------
      Net cash used in financing activities..   (828,053)   (34,166)  (113,511)
                                              ----------  ---------  ---------
Net (decrease) increase in cash and cash
 equivalents.................................    (47,212)   (95,096)    20,310
Cash and cash equivalents at beginning of
 period......................................    159,467    159,467    112,255
                                              ----------  ---------  ---------
      Cash and cash equivalents at end of
       period................................ $  112,255  $  64,371  $ 132,565
                                              ==========  =========  =========


   The accompanying notes are an integral part of these financial statements.

                      CONNECTOR RESOURCES UNLIMITED, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Company

   Connector Resources Unlimited, Inc. (the "Company"), a California corporation formed in 1986, designs, develops, and markets computer peripheral products principally in North America.

Revenue recognition

   Revenues are recognized upon shipment of the Company's products, net of an estimated allowance for sales returns. Gross revenues in fiscal 1999 from one customer were $2.9 million or 23.8% of total sales.

Fair value of financial instruments

   The recorded amounts of cash, accounts receivable, accounts payable, notes payable, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments.

Concentration of credit risk

   The Company is subject to credit risk primarily from its accounts receivable. The Company mitigates its credit risk on receivables by control procedures to monitor the credit worthiness of its customers and utilization of credit limits. The Company's customers are concentrated in the technology industry. Therefore, the Company's operations and collection of its accounts receivable are directly associated with the results of the technology industry.

Cash and cash equivalents

   The Company considers short-term investments which are highly liquid, readily convertible into cash and have original maturities of less than three months to be cash equivalents.

Inventories

   Inventories, net of reserves of $89,739 and $80,055 as of March 31, 1999 and June 30, 1999, respectively, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) method. Inventories consist primarily of assemblies and purchased finished goods produced for the Company by foreign factories subcontracted by the Company. Of the total inventories, $476,120 was in transit at March 31, 1999. The Company takes title upon shipment from the foreign port.

Furniture and equipment

   Furniture and equipment are stated at cost. Depreciation is provided on the straight-line method for financial reporting purposes and on an accelerated method for tax purposes over estimated useful lives ranging from three to seven years. Depreciation expense for the year ended March 31, 1999 was $102,870. Depreciation expense included in cost of sales for the year ended March 31, 1999 was $92,783.

   Repair and maintenance costs are expensed as incurred.

Advertising

   The Company expenses advertising costs when incurred. Total advertising expenses were $378,501 for the year ended March 31, 1999.

                      CONNECTOR RESOURCES UNLIMITED, INC.

Income taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and judgements made by the Company include items such as the collectibility of accounts receivable, the level of sales returns, realizability of inventories and realizability of deferred income tax assets.

Interim financial information

   The accompanying balance sheet as of June 30, 1999 and the statements of operations and of cash flows for the three-month periods ended June 30, 1998 and 1999, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the three months ended June 30, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending March 31, 2000.

Research and development costs

   Research and development costs are expensed as incurred.

Comprehensive income

   The Company has adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income as of April 1, 1998. Comprehensive income equals net income in all periods presented.

Segment reporting

   The Company competes in one segment, computer peripherals, and sells their products mainly in the United States. Accordingly, no further segment disclosures are necessary.

2. Accounts Receivable

   Accounts receivable are net of allowances for doubtful accounts and for sales returns as follows:

                                                        March 31,    June 30,
                                                           1999        1999
                                                        ----------  -----------
                                                                    (Unaudited)
     Accounts receivable............................... $1,727,913  $2,486,020
     Less:
       Allowance for bad debts.........................    (20,137)    (20,137)
       Allowance for sales returns.....................   (123,871)    (42,706)
                                                        ----------  ----------
                                                        $1,583,905  $2,423,177
                                                        ==========  ==========

   At March 31, 1999, 27.4% of accounts receivable were from one customer.

                      CONNECTOR RESOURCES UNLIMITED, INC.

3. Note Receivable

   Note receivable consists of an unsecured note from the Company's primary shareholder. The note bears interest at a rate of 6% per annum. At March 31, 1999 and June 30, 1999, $50,000 was outstanding. The note was repaid in August 1999.

4. Furniture and Equipment

   Furniture and equipment consist of:

                                                          March 31,   June 30,
                                                            1999        1999
                                                          ---------  -----------
                                                                     (Unaudited)
     Leasehold improvements.............................. $  44,655   $  44,655
     Tooling and molds...................................   355,345     359,645
     Furniture and equipment.............................   173,584     188,675
                                                          ---------   ---------
                                                            573,584     592,975
     Less accumulated depreciation.......................  (415,829)   (429,755)
                                                          ---------   ---------
                                                          $ 157,755   $ 163,220
                                                          =========   =========

5. Borrowings

   Notes payable consist of a note payable to a bank. The note is collateralized by all of the Company's assets and is due in monthly installments of $4,707, plus interest at the prime rate plus 0.5% (8.25% at March 31, 1999) per annum. The note was repaid in full during May 1999.

   On December 15, 1998, the Company entered into a line of credit agreement with a bank. Borrowings under the agreement are collateralized by all assets of the Company, bear interest at the prime rate plus 0.5% (8.25% at March 31, 1999) and are limited to the lesser of $1,500,000 or 80% of eligible accounts receivable. At March 31, 1999 and June 30, 1999, $72,681 and $21,000,
respectively, was outstanding on the Company's line of credit. The line of credit agreement requires the Company to comply with various financial covenants. At March 31, 1999, the Company was not in compliance with the quick ratio covenant under the line of credit. The Company obtained a waiver from the bank. The current line of credit expires in December 2002.

   Interest payments for the year ended March 31, 1999 and the three months ended June 30, 1998 and 1999 were $45,070, $16,965 and $2,931, respectively.

   Notes payable mature as follows:

     Year ending
      March 31,
     -----------
       2000............................................................ $56,488
       2001............................................................   5,342
                                                                        -------
                                                                        $61,830
                                                                        =======

6. Employee Benefit Plan

   The Company has implemented a 401(k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions of up to 8% of employees' compensation. Matching contributions of approximately $13,100, $4,613 and $4,357 were made during the year ended March 31, 1999 and the three months ended June 30, 1998 and 1999, respectively.

                      CONNECTOR RESOURCES UNLIMITED, INC.

7. Income Taxes

   The provision of income taxes consists of the following:

                                                                     Year ended
                                                                     March 31,
                                                                        1999
                                                                     ----------
     Current
       Federal...................................................... $ 761,109
       State........................................................   201,378
                                                                     ---------
                                                                       962,487
                                                                     ---------
     Deferred
       Federal......................................................  (119,170)
       State........................................................    (8,369)
                                                                     ---------
                                                                      (127,539)
                                                                     ---------
                                                                     $ 834,948
                                                                     =========

   Deferred taxes are due to timing differences in recognizing deductions, primarily related to depreciation, amortization and certain accrued expenses for income tax and financial reporting purposes.

   The income tax benefit differs from the amount computed by applying the statutory federal income tax rate to pretax income as a result of the following differences:

                                                                      Year ended
                                                                      March 31,
                                                                         1999
                                                                      ----------
     Statutory federal tax rate......................................    34.0 %
     Increase (decrease) in rates resulting from:
       State taxes...................................................     8.9
       Other.........................................................    (4.5)
                                                                         ----
                                                                         38.4 %
                                                                         ====

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                                       March 31,
                                                                         1999
                                                                       ---------
     State income tax................................................. $ 70,179
     Allowance for doubtful accounts and returns......................   51,174
     Allowance for obsolete inventory.................................   35,723
     Accrued expenses.................................................    9,460
     Inventory adjustment, IRC Section 263(a).........................   25,965
                                                                       --------
       Current deferred tax asset                                      $192,501
                                                                       ========
     Property and equipment........................................... $ 35,979
     Other miscellaneous..............................................   11,719
                                                                       --------
       Long-term deferred tax asset................................... $ 47,698
                                                                       ========

   Income taxes paid during the year ended March 31, 1999 and the three months ended June 30, 1998 and 1999 were $878,815, $176,132 and $243,708, respectively.

                      CONNECTOR RESOURCES UNLIMITED, INC.

8. Shareholders' Equity

   In January 1999, the Company entered into an agreement with a former minority shareholder to repurchase 236,410 shares of common stock for $320,000. The common stock was retired upon repurchase. The excess of the cost of the common stock repurchased, $320,000, less the stated value of the common stock repurchased, $100,000, was charged to retained earnings.

9. Stock Options

   The Company provided a stock option plan (the Plan) which commenced in September 1993. Options under the Plan were granted at the discretion of the Board of Directors. The exercise price of these options generally was the fair market value of shares at the date of grant as determined by the Board of Directors. Such options were exercisable generally at the time the options were granted.

   The Plan allowed the granting of options to purchase up to an aggregate of 58,248 shares of the Company's common stock. Options granted under the Plan were either incentive stock options or nonqualified stock options as defined by the Internal Revenue Code.

   The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized. Pro forma information regarding net income per share is not required by SFAS No. 123, "Accounting for Stock-Based Compensation", as all stock options were granted and were fully vested as of October 1, 1993, which was before the release of SFAS 123.

   The following table summarizes the stock option transactions for the year ended March 31, 1999, under the plan described above.

                                                                 Options
                                                          ---------------------
                                                            Number      Price
                                                          outstanding per share
                                                          ----------- ---------
     Balance, April 1, 1998..............................    14,560     $.73
      Granted............................................       --      --
      Exercised..........................................   (14,560)     .73
      Terminated.........................................       --       --
                                                            -------
     Balance, March 31, 1999.............................       --
                                                            =======

10. Commitments

   The Company leases its facilities under operating lease agreements which expire through May 2001. The leases require monthly payments of approximately $9,200. Rent expense paid under these leases was approximately $113,000 for the year ended March 31, 1999.

   The Company also leases equipment under operating lease agreements with monthly payments totaling approximately $900. The leases expire through October 2001. Rent expense under these leases was approximately $12,200 for the year ended March 31, 1999.

                      CONNECTOR RESOURCES UNLIMITED, INC.

   Future minimum annual lease payments required under these agreements are as follows:

     Year ending
      March 31
     -----------
       2000........................................................... $ 99,674
       2001...........................................................  100,780
       2002...........................................................   19,008
                                                                       --------
                                                                       $219,462
                                                                       ========

   The Company becomes involved in litigation and other proceedings arising in the normal course of its business. In the opinion of management, the Company's liability, if any, under any pending litigation would not materially affect its financial condition or results of operations.

11. Subsequent Events

Stock repurchase

   On July 7, 1999, the Company entered into an agreement with a minority shareholder to repurchase 65,527 shares of the Company's common stock for $750,000. The excess of the original cost of the common stock repurchased, less the stated value of the common stock repurchased, $450,000, was charged to retained earnings.

Sale of the Company

   On August 20, 1999, the Company entered into a stock purchase agreement with CRU Acquisition Corporation, a wholly owned subsidiary of Labtec, Inc., whereby all of the outstanding shares of the Company's common stock were sold to CRU Acquisition Corporation for $12,000,000 in cash and debt in the amount of $1,500,000. At that time the Company became a wholly owned subsidiary of Labtec, Inc.

                             FINANCIAL INFORMATION

                                  LABTEC, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                         December 31, March 31,
                                                             2000        2000
                                                         ------------ ---------
                                                         (Unaudited)
                         ASSETS
                         ------
Current Assets:
  Cash..................................................   $  1,456   $  1,373
  Accounts receivable, net..............................     26,305     22,120
  Interest and other receivables........................         23         16
  Inventories...........................................     24,398     13,955
  Prepaid expenses......................................         93        171
  Current deferred income taxes.........................      2,572      1,854
                                                           --------   --------
    Total current assets................................     54,847     39,489
Property and equipment, net.............................      2,498      2,332
Noncurrent deferred income taxes........................      1,953      1,953
Debt issuance costs.....................................      1,957      2,277
Other noncurrent assets.................................        228        180
Goodwill, net...........................................     16,140     17,038
                                                           --------   --------
                                                           $ 77,623   $ 63,269
                                                           ========   ========

     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
     ----------------------------------------------

Current Liabilities:
  Line of credit........................................   $ 16,647   $ 10,761
  Current portion of long-term debt.....................      2,736      2,900
  Accounts payable......................................     17,114      9,411
  Income taxes payable..................................      1,456        185
  Accrued payroll and benefits..........................        676      1,359
  Accrued interest......................................        360        256
  Other accrued expenses................................      1,432      1,539
                                                           --------   --------
    Total current liabilities...........................     40,421     26,411
Long-term debt..........................................     25,400     28,747
                                                           --------   --------
                                                             65,821     55,158
                                                           --------   --------

Commitments and contingencies

Shareholders' Equity (Deficit):
  Preferred stock, par value $.01, 1,000 shares
   authorized and no shares outstanding at December 31,
   or March 31, 2000....................................        --         --
  Common stock, par value $.01, 25,000 shares
   authorized, 4,015 and
   4,013 shares issued and outstanding at December 31,
   and March 31, 2000, respectively.....................         40         40
  Additional paid-in capital............................     23,835     23,806
  Accumulated deficit...................................    (12,035)   (15,688)
  Accumulated other comprehensive income (loss):
    Cumulative foreign currency translation adjustment..        (38)       (47)
                                                           --------   --------
                                                             11,802      8,111
                                                           --------   --------
                                                           $ 77,623   $ 63,269
                                                           ========   ========

   The accompanying notes are an integral part of these financial statements.

                                  LABTEC, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                 Three Months Ended         Nine Months Ended
                              ------------------------- -------------------------
                              December 31, December 31, December 31, December 31,
                                  2000         1999         2000         1999
                              ------------ ------------ ------------ ------------
Net sales...................    $29,800      $27,379      $78,067      $64,566
Cost of sales...............     17,579       16,526       46,287       38,802
                                -------      -------      -------      -------
Gross profit................     12,221       10,853       31,780       25,764
                                -------      -------      -------      -------
Operating expenses:
  Selling and marketing.....      5,286        4,756       15,244       12,029
  General and
   administrative...........      1,466        1,620        4,023        3,955
  Research and development..        535          633        1,659        1,706
  Depreciation..............        416          427        1,196        1,186
  Amortization of goodwill..        299          682          898        2,611
                                -------      -------      -------      -------
                                  8,002        8,118       23,020       21,487
                                -------      -------      -------      -------
    Income from operations..      4,219        2,735        8,760        4,277
Interest expense, net.......      1,232        1,179        3,673        2,942
Other nonoperating expense..        (22)           3          107           62
                                -------      -------      -------      -------
    Total other expense.....      1,210        1,182        3,780        3,004
                                -------      -------      -------      -------
Income before income taxes..      3,009        1,553        4,980        1,273
Provision for income taxes..        551          371        1,327          626
                                -------      -------      -------      -------
    Net income before
     extraordinary items....      2,458        1,182        3,653          647
Extraordinary loss..........                                            (1,016)
                                -------      -------      -------      -------
    Net income (loss).......    $ 2,458      $ 1,182      $ 3,653      $  (369)
                                =======      =======      =======      =======
Weighted average shares
 outstanding
  Basic.....................      4,015        3,751        4,013        3,575
  Diluted...................      4,024        3,790        4,024        3,575
Net income per share before
 extraordinary loss
  Basic.....................    $  0.61      $  0.32      $  0.91      $  0.18
                                =======      =======      =======      =======
  Diluted...................    $  0.61      $  0.31      $  0.91      $  0.18
                                =======      =======      =======      =======
Net income (loss) per share
  Basic.....................    $  0.61      $  0.32      $  0.91      $ (0.10)
                                =======      =======      =======      =======
  Diluted...................    $  0.61      $  0.31      $  0.91      $( 0.10)
                                =======      =======      =======      =======
Comprehensive income (loss):
  Net income (loss).........    $ 2,458      $ 1,182      $ 3,653      $  (369)
  Change in cumulative
   translation adjustment...         (8)          (8)           9          (18)
                                -------      -------      -------      -------
    Comprehensive income
     (loss).................    $ 2,450      $ 1,174      $ 3,662      $  (387)
                                =======      =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

                                  LABTEC, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                            Nine Months Ended
                                                              December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Cash flow from operating activities:
  Net income (loss)........................................ $  3,653  $   (369)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities
    Depreciation...........................................    1,196     1,186
    Amortization of goodwill...............................      898     2,611
    Amortization of debt issuance costs....................      329       330
    Change in deferred income taxes........................     (718)       13
    Compensation expense on stock options..................       11       --
    Write-off of debt issuance costs.......................      --      1,693
  Changes in current assets and liabilities:
    Accounts receivable....................................   (4,185)   (3,182)
    Inventories............................................  (10,443)    1,363
    Interest and other receivables.........................       (7)      144
    Income taxes receivables...............................      --        163
    Prepaid expenses.......................................       78       (25)
    Accounts payable.......................................    7,703     1,008
    Income taxes payable...................................    1,271      (449)
    Accrued interest.......................................      104       (12)
    Accrued payroll and other expenses.....................     (789)   (1,334)
                                                            --------  --------
      Net cash provided by (used in) operating activities..     (899)    3,140
                                                            --------  --------
Cash flow from investing activities:
  Capital expenditures.....................................   (1,341)     (992)
  Other assets.............................................      (69)      (57)
  Costs associated with CRU purchase.......................            (13,901)
                                                            --------  --------
      Net cash used in investing activities................   (1,410)  (14,950)
                                                            --------  --------
Cash flow from financing activities:
  Net increase (decrease) in short-term credit facility....    5,886     5,202
  Proceeds from issuance of long-term debt.................             28,500
  Repayment of long-term debt..............................   (3,512)  (20,276)
  Debt issuance costs......................................       (8)   (2,419)
  Proceeds from exercise of stock options..................       18        28
  Proceeds from issuance of common stock...................              1,000
  Collection on stock subscription.........................                  9
  Repurchase and cancellation of common stock..............               (154)
                                                            --------  --------
      Net cash provided by financing activities............    2,384    11,890
                                                            --------  --------
Effect of foreign currency on cash.........................        8       (18)
                                                            --------  --------
Net increase (decrease) in cash............................       83        62
Cash at beginning of period................................    1,373       768
                                                            --------  --------
Cash at end of period...................................... $  1,456  $    830
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                                  LABTEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)
                                  (Unaudited)

1. Basis of Presentation

   The accompanying consolidated financial statements are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results for the interim periods. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements and notes should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended March 31, 2000. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

   Reclassifications have been made to amounts in prior years to conform to the current year presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

2. Accounts Receivable

   Accounts receivable are net of allowances for doubtful accounts and for sales returns of $1,322 and $1,290 at December 31 and March 31, 2000, respectively. At December 31 and March 31, 2000, 14.4% and 11%, respectively, of receivables were from one customer.

3. Inventories

   Inventories are manufactured by foreign factories subcontracted by the Company. Of total inventories, $414 and $450 was in transit at December 31, and March 31, 2000, respectively.

4. Property and Equipment

   Property and equipment consists of the following:

                                                          December 31, March 31,
                                                              2000       2000
                                                          ------------ ---------
     Leasehold improvements..............................   $   127     $   256
     Tooling and molds...................................     1,931       2,588
     Furniture and equipment.............................     2,827       2,473
     Retail displays.....................................     1,588       2,145
                                                            -------     -------
                                                              6,473       7,462
     Less: accumulated depreciation......................    (3,975)     (5,130)
                                                            -------     -------
                                                            $ 2,498     $ 2,332
                                                            =======     =======

5. Stock

   On December 1, 1999 the Company completed a one-for-two reverse stock split of its common stock. Subsequent to the reverse stock split, one of the Company's subordinate debt holders converted $1,500 principal amount of its Senior Subordinated Note due October 1, 2005 for 262 shares of common stock. Also, the Company's majority shareholder converted $824 of the Unsecured Subordinated Promissory Note due February 17, 2005 and $28 of accrued interest for 149 shares of common stock.

                                  LABTEC, INC.

6. Earnings Per Share

   Net income (loss) per share on a diluted basis is based on the weighted average number of shares of common stock and all potentially dilutive securities outstanding during the periods, computed using the treasury stock method for stock options. Given the Company's net loss for the nine months ended December 31, 1999, the dilutive effect of stock options has been excluded from the computation of the weighted average shares outstanding. For the three and nine months ended December 31, 2000, the dilutive impact of stock options are included in the computation of net income per share in accordance with FAS 128. On December 1, 1999 the Company had a one-for-two reverse stock split. The weighted average shares outstanding in 1999 have been adjusted to reflect the reverse split.

   Weighted average shares outstanding consist of the following:

                                                    For the Three For the Nine
                                                    Months Ended  Months Ended
                                                    December 31,  December 31,
                                                    ------------- -------------
                                                     2000   1999   2000   1999
                                                    ------ ------ ------ ------
     Weighted average shares outstanding (basic)..   4,015  3,751  4,013  3,575
     Effect of dilutive stock options.............       9     39     11    --
                                                    ------ ------ ------ ------
     Weighted average shares outstanding
      (diluted)...................................   4,024  3,790  4,024  3,575
                                                    ====== ====== ====== ======

7. Purchase of Connector Resources Unlimited, Inc.

   On August 20, 1999, Labtec, Inc. ("Labtec") completed the acquisition of all of the outstanding shares of Connector Resources Unlimited, Inc. ("CRU") for approximately $13,146 in cash and $1,500 in debt. CRU designs, develops and markets computer peripheral products principally in North America. The acquisition was accounted for as a purchase and therefore the operations of CRU have been included with those of the Company since August 20, 1999.

   The following sets forth the reconciliation of fair value of the assets acquired and the liabilities assumed.

     Purchase price................................................... $14,646
     Fair value of tangible assets acquired...........................  (5,338)
     Liabilities assumed..............................................   2,098
     Direct costs of acquisition......................................     755
                                                                       -------
       Excess of purchase price over fair value of tangible assets.... $12,161
                                                                       =======

   The excess of the purchase price over fair value of tangible assets acquired is being amortized over an estimated useful life of twenty years.

                                  LABTEC, INC.

   The following unaudited pro forma information presents the results of the Company's operations assuming the CRU acquisition occurred at the beginning of the respective three and nine month periods, after giving effect to adjustments for amortization of goodwill, estimated increase in interest expense and the estimated impact on the income tax provision.

                                                Three Months     Nine Months
                                                    Ended           Ended
                                                December 31,    December 31,
                                               --------------- ---------------
                                                2000    1999    2000    1999
                                               ------- ------- ------- -------
                                                 (unaudited)     (unaudited)
   Net sales.................................. $29,800 $27,379 $78,067 $70,475
   Net income (loss)..........................   2,458   1,182   3,653     575
   Net income (loss) per share before
    extraordinary loss:
     Basic.................................... $  0.61 $  0.32 $  0.91 $  0.15
     Diluted..................................    0.61    0.31    0.91    0.15

   The unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred had the CRU acquisition been consummated as of the beginning of each period, nor is it necessarily indicative of future operating results. The unaudited pro forma information should be read in conjunction with the current report of the Company on Form 8-K dated August 20, 1999 and the current report of the Company on Form 8-K/A filed November 2, 1999.

8. Borrowings

   In conjunction with the purchase of CRU in August 1999, the Company repaid its $7,500 revolving line of credit and $19,250 long-term loan with funds obtained from a $27,000 long-term loan and a $16,000 revolving line of credit with other lenders. Also, a $1,500 seven and one-half year promissory note was issued to the prior shareholders of CRU. Fees related to the extinguished credit line are included in the extraordinary loss on extinguishment of debt. At December 31, 2000, the long-term loans and a portion of the revolving line of credit were accruing interest at LIBOR plus 3.00-3.50% and the remaining portion of the revolving line of credit was accruing interest at the prime rate plus 1.50%. In December 1999, the Company entered into an interest rate swap agreement with its primary lender in order to fix the interest rate on a portion of its long-term debt. At December 31, 2000, the amount of debt subject to the fixed rate was $11,725 for which the rate was 9.44%. The bank line of credit is secured by substantially all of the Company's assets. Loan fees paid to the banks and transaction fees relating to the term loan, revolving line of credit and promissory note were $2,419 and have been recorded in debt issuance costs. The current line of credit expires in September 2005 and the long-term debt expires June 30, 2005.

                                                                         Annex A


                          AGREEMENT AND PLAN OF MERGER

                                     among

                                  LABTEC INC.

                          LOGITECH INTERNATIONAL S.A.

                                 LOGITECH INC.

                                      and

                           THUNDER ACQUISITION CORP.

                             Dated February 7, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 Preamble................................................................   A-1

 Recitals................................................................   A-1

 Article I   The Offer..................................................    A-2
             Section 1.1   The Offer....................................    A-2
             Section 1.2   Action by the Company........................    A-3
             Section 1.3   Directors....................................    A-4
             Section 1.4   Stockholder Agreement........................    A-5
             Section 1.5   Material Adverse Effect......................    A-5
             Section 1.6   Substantial Adverse Effect...................    A-5

 Article II  The Merger.................................................    A-6
             Section 2.1   The Merger...................................    A-6
             Section 2.2   Effective Time...............................    A-6
             Section 2.3   Closing......................................    A-6
             Section 2.4   Conversion of Shares.........................    A-6
             Section 2.5   Dissenters' Rights...........................    A-7
             Section 2.6   Exchange of Certificates.....................    A-8
             Section 2.7   No Further Ownership Rights in Shares........    A-9
             Section 2.8   No Liability.................................    A-9
             Section 2.9   Lost, Stolen or Destroyed Certificates.......    A-9
             Section 2.10  Withholding Rights...........................    A-9
             Section 2.11  Termination of Exchange Fund; Charges and
                           Expenses.....................................    A-9
             Section 2.12  Treatment of Company Options.................   A-10

 Article III The Surviving Corporation..................................   A-10
             Section 3.1   Articles of Organization.....................   A-10
             Section 3.2   Bylaws.......................................   A-10
             Section 3.3   Directors and Officers.......................   A-10
             Section 3.4   Purpose......................................   A-10
             Section 3.5   Authorized Stock.............................   A-10

 Article IV  Representations and Warranties of the Company..............   A-11
             Section 4.1   Corporate Existence and Power; Organizational
                           Documents....................................   A-11
             Section 4.2   Corporate Authorization; Binding Effect......   A-11
             Section 4.3   Governmental Authorization...................   A-11
             Section 4.4   Non-Contravention............................   A-12
             Section 4.5   Capitalization...............................   A-12
             Section 4.6   Subsidiaries.................................   A-12
             Section 4.7   Public Information...........................   A-13
             Section 4.7A  No Undisclosed Liabilities...................   A-13
             Section 4.8   Absence of Certain Changes...................   A-14
             Section 4.9   Litigation...................................   A-14
             Section 4.10  Tax..........................................   A-14
             Section 4.11  Employee Benefit Plans; Employee Matters.....   A-16
             Section 4.12  Compliance with Laws; Licenses...............   A-17
             Section 4.13  Environment..................................   A-17
             Section 4.14  Restrictions on Business Activities..........   A-18
             Section 4.15  Title to Property............................   A-18
             Section 4.16  Intellectual Property........................   A-19
             Section 4.16A Agreements, Contracts and Commitments........   A-20
             Section 4.17  Insurance....................................   A-21

                                                                           Page
                                                                           ----
              Section 4.18  Customers...................................   A-21
              Section 4.19  Finders' Fees...............................   A-21
              Section 4.20  Opinion of Financial Advisor................   A-21
              Section 4.21  State Takeover Statutes.....................   A-22
              Section 4.22  Company Disclosure Documents................   A-22

 Article V    Representations and Warranties of Logitech Subsidiary and
               Merger Sub...............................................   A-22
              Section 5.1   Corporate Existence and Power;
                            Organizational Documents....................   A-22
              Section 5.2   Corporate Authorization; Binding Effect.....   A-23
              Section 5.3   Governmental Authorization..................   A-23
              Section 5.4   Non-Contravention...........................   A-23
              Section 5.5   Finders' Fees...............................   A-24
              Section 5.6   Financing...................................   A-24
              Section 5.7   Interested Stockholder......................   A-24
              Section 5.8   Merger Sub's Operations.....................   A-24
              Section 5.9   Capitalization..............................   A-24
              Section 5.10  Public Information..........................   A-25
              Section 5.11  Absence of Certain Changes..................   A-25
              Section 5.12  Litigation..................................   A-25
              Section 5.13  Compliance with Laws; Licenses..............   A-26
              Section 5.14  Offer Documents.............................   A-26

 Article VI   Covenants of the Company..................................   A-26
              Section 6.1   Conduct of the Company......................   A-26
              Section 6.2   Access to Information.......................   A-28
              Section 6.3   No Solicitation.............................   A-29
              Section 6.4   Termination of 401(k) Plan..................   A-30

 Article VII  Covenants of Logitech Subsidiary and Merger Sub...........   A-30
              Section 7.1   Obligations of Merger Sub...................   A-30
              Section 7.2   Director and Officer Liability..............   A-30
              Section 7.3   Matters Regarding ADRs......................   A-31
              Section 7.4   Expenses of the Company.....................   A-31

 Article VIII Covenants of the Parties..................................   A-31
              Section 8.1   Commercially Reasonable Efforts; Notice.....   A-31
              Section 8.2   Conveyance Tax Filings......................   A-32
              Section 8.3   Conveyance Taxes............................   A-32
              Section 8.4   Third Party Consents........................   A-32
              Section 8.5   Special Meeting; Company Disclosure
                            Documents...................................   A-32
              Section 8.6   Affiliates of the Company...................   A-33

 Article IX   Conditions to the Merger..................................   A-34
              Section 9.1   Conditions to Obligations of Each Party.....   A-34

 Article X    Termination...............................................   A-34
              Section 10.1  Termination.................................   A-34
              Section 10.2  Effect of Termination.......................   A-37

 Article XI   Miscellaneous.............................................   A-37
              Section 11.1  Costs and Expenses..........................   A-37
              Section 11.2  Notices.....................................   A-38
              Section 11.3  Survival of Representations and Warranties..   A-39
              Section 11.4  Amendment...................................   A-39

                                                                          Page
                                                                          ----
                  Section 11.5   No Waiver..............................  A-39
                  Section 11.6   Section Headings.......................  A-40
                  Section 11.7   Successors and Assigns; Guarantee of
                                 Merger Sub Obligations.................  A-40
                  Section 11.8   Governing Law..........................  A-40
                  Section 11.9   Jurisdiction...........................  A-40
                  Section 11.10  Severability...........................  A-40
                  Section 11.11  Parties in Interest....................  A-40
                  Section 11.12  Public Announcements...................  A-41
                  Section 11.13  Entire Agreement.......................  A-41
                  Section 11.14  Counterparts; Effectiveness............  A-41
 Signatures.............................................................. A-42

                                     Annex

 Annex A          Conditions to the Offer...............................  A-43

                                    Exhibits

 Exhibit A        Stockholder Agreement.................................  A-45
 Exhibit B        Form of Company Affiliate Letter......................  A-58

                          Company Disclosure Schedules

 Schedule 4.3     Governmental Authorizations
 Schedule 4.4     Non-Contravention
 Schedule 4.5     Capitalization
 Schedule 4.6     Company Subsidiaries
 Schedule 4.7     Public Information
 Schedule 4.7A    No Undisclosed Liabilities
 Schedule 4.8     Absence of Certain Changes
 Schedule 4.9     Litigation
 Schedule 4.11(a) Employee Benefit Plans
 Schedule 4.11(d) ERISA Obligations
 Schedule 4.15    Real Property
 Schedule 4.16    Company Intellectual Property
 Schedule 4.16A   Agreements, Contracts and Commitments
 Schedule 4.18    Customers
 Schedule 4.21    State Takeover Statutes
 Schedule 6.1     Conduct of the Company

                                     A-iii

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (as the same may be amended, supplemented or modified in accordance with the terms hereof, this "Agreement") dated
February 7, 2001 is among Labtec Inc., a Massachusetts corporation (together with its successor and assigns, the "Company"), for the purposes of Sections
1.1(b) and 11.7 only, Logitech International S.A., a Swiss corporation
(together with its successor and assigns, "Parent"), Logitech Inc., a California corporation and a wholly-owned subsidiary of Parent (together with its successors and assigns, "Logitech Subsidiary"), and Thunder Acquisition
Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Logitech Subsidiary (together with its successor and assigns, "Merger Sub").

Recitals

   The parties desire that Logitech Subsidiary acquire the Company, upon the terms and conditions set forth herein and in accordance with the Massachusetts
Business Corporation Law and Chapter 156B of the Massachusetts General Laws
(collectively, the "MBCL").

   In furtherance of such acquisition, it is proposed that Merger Sub shall, and Logitech Subsidiary shall cause Merger Sub to, make an exchange offer (as it may be amended from time-to-time as permitted under this Agreement, the "Offer") to acquire, upon the terms and subject to the conditions of this Agreement and the Offer, all of the issued and outstanding shares (each, a "Share" and collectively, the "Shares") of the Company's common stock, par value $.01 per share ("Company Common Stock"), at a price for each Share of (i)
$11.00 in cash (such price, or such higher price per share in cash that may be made pursuant to the Offer, is referred to as the "Cash Portion"), and (ii) a fraction of an American depositary share (each, a "Parent ADS") of Parent equal to the Stock Portion (as defined in Section 1.1(d) below) (each Parent ADS representing one-tenth of a registered share, par value CHF 10 per share, of Parent and evidenced by an American depositary receipt ("Parent ADR") issued in accordance with the Deposit Agreement dated as of March 27, 1997 among Parent, The Bank of New York, as depositary, and all owners from time to time of Parent
ADSs, as amended on July 5, 2000 (as so amended, the "Deposit Agreement").

   Also in furtherance of such acquisition, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company (the
"Merger") and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive both cash and a fraction of a Parent ADS in the amounts set forth in Section 2.4(c) hereof.

   The respective boards of directors of the Company, Parent, Logitech
Subsidiary and Merger Sub have authorized, adopted and approved this Agreement and deem this Agreement, the Offer and the Merger desirable and in the best interests of their respective corporations and stockholders.

   This Agreement and the Merger have been adopted and approved by Logitech
Subsidiary as the sole stockholder of Merger Sub and will be submitted to the stockholders of the Company for their adoption and approval.

   Concurrently herewith, Logitech Subsidiary and two stockholders of the Company have entered into a Stockholder Agreement (the "Stockholder Agreement") in the form attached hereto as Exhibit A, providing that, among other things, such stockholders will tender their Shares pursuant to the Offer and vote their Shares and those Shares over which they have voting power in favor of the adoption and approval of this Agreement, and that the Parent ADSs to be received by such stockholders shall be subject to a contractual lock-up as provided therein.

                                      A-1

Agreement

   Logitech Subsidiary, Merger Sub and the Company agree as follows:

                                   ARTICLE I

The Offer

   Section 1.1 The Offer

   (a) Provided that this Agreement shall not have been terminated and subject to the provisions of this Agreement and the conditions set forth on Annex A hereto, as promptly as practicable after the date hereof, but in no event later than ten business days following the public announcement of the terms of this Agreement, Merger Sub shall, and Logitech Subsidiary shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer. The obligation of Merger Sub to, and of Logitech Subsidiary to cause Merger Sub to, accept for payment any Shares tendered in the Offer shall be subject to the satisfaction of only those conditions set forth on Annex A. The initial expiration date of the Offer shall be the 20th "business day" (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (determined using
Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Merger Sub and Logitech
Subsidiary expressly reserve the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not, and Logitech Subsidiary shall not cause Merger Sub to,
(i) reduce the number of shares of Company Common Stock subject to the Offer,
(ii) reduce the Cash Portion or reduce the Stock Portion, (iii) waive or change the Minimum Condition (as defined in Annex A), (iv) modify in any manner adverse to the holders of Company Common Stock or add to the conditions to the obligation of Merger Sub to, or Logitech Subsidiary to cause Merger Sub to, accept for payment any Shares tendered in the Offer set forth in Annex A, (v) except as provided in the next two sentences, extend the Offer or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Merger Sub may, and Logitech Subsidiary may cause Merger Sub to, without the consent of the Company, (x) extend the Offer for any period required by any rule, regulation, interpretation of the Securities and Exchange Commission (the
"SEC") or the staff thereof; (y) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; or (z) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or
(y) of this sentence if on such expiration date there shall not have been tendered (and not properly withdrawn) at least 90% of the outstanding Shares on a Fully Diluted Basis. Logitech Subsidiary and Merger Sub agree that, if any one or more of the conditions to the Offer set forth on Annex A are not satisfied then, provided that such conditions are reasonably capable of being satisfied, Merger Sub shall, at the request of the Company, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred; provided, however, that in no event shall Merger Sub be required to extend the Offer beyond July 15, 2001.
Following expiration of the Offer, Merger Sub may, and Logitech Subsidiary may cause Merger Sub to, make available a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Logitech
Subsidiary shall cause Merger Sub to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. With respect to any such Shares the Cash
Portion shall be net to the seller thereof in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller.

   (b) On the date of commencement of the Offer, Parent shall file with the SEC a Registration Statement on Form F-4, which will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act to register the offer and sale of Registered Parent Shares represented by Parent ADSs pursuant to the Offer (as the same may be supplemented or amended, the "Form F-4"). On the date of commencement of the Offer, Logitech Subsidiary and Merger Sub shall file with the SEC a Tender
Offer

                                      A-2

Statement on Schedule TO (together with any communications filed with the SEC under cover of Schedule TO prior to commencement of the Offer in accordance with Rule 14d-2(b) under the Exchange Act, and as such Schedule TO may be supplemented or amended, the "Schedule TO") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO, the Form F-4 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Logitech
Subsidiary, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Logitech Subsidiary and Merger Sub shall, upon becoming aware that such information shall have become false or misleading in any material respect, take all steps necessary to amend or supplement the Offer Documents and to cause the Schedule TO and Form F-4 as so amended or supplemented to be filed with the SEC and for the other Offer Documents, as so amended or supplemented, to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Logitech Subsidiary and Merger
Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the stockholders of the Company. Logitech Subsidiary and Merger
Sub shall provide the Company and its counsel in writing with any comments
Logitech Subsidiary or Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Logitech Subsidiary and/or Merger
Sub to such comments. Parent shall not issue certificates or scrip representing fractional Parent ADSs pursuant to the Offer. Logitech Subsidiary will pay cash in lieu of fractional Parent ADSs in accordance with the provision set forth in the last two sentences of Section 2.4(d) hereof.

   (c) Logitech Subsidiary and Merger Sub shall, and Logitech Subsidiary shall cause Merger Sub to, provide or cause to be provided to the Exchange Agent (as defined in Section 2.6 below) on, prior to or promptly after the expiration of the Offer (and thereafter on a timely basis) Parent ADRs and funds necessary to make payment for any Shares that Logitech Subsidiary or Merger Sub become obligated to purchase pursuant to the Offer.

   (d) The "Stock Portion" shall be determined as follows:

       (i) if the Average Market Price (as defined below) is equal to a price that is not more than $31.34 or not less than $25.64, the Stock
    Portion shall be equal to (x) $7.00 divided by (y) the Average Market
    Price;

       (ii) if the Average Market Price is more than $31.34, the Stock
    Portion shall be equal to 0.2234; and

       (iii) if the Average Market Price is less than $25.64, the Stock
    Portion shall be equal to 0.2730.

   (e) "Average Market Price" means the average closing bid price for a Parent
ADS as reported by Bloomberg Financial Markets (or such other source as the parties hereto shall agree in writing), on the 20 consecutive trading days ending on and including the trading day that is three business days prior to the day on which the Offer actually expires.

   Section 1.2 Action by the Company

    (a) Subject to Section 6.3, the Company hereby (i) approves of and consents to the Offer, (ii) represents that its board of directors (the "Company
Board"), at a meeting duly called and held, has (A) unanimously determined that each of the Offer, the Merger and this Agreement are in the best interests of the Company's stockholders, approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects, and
(B) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders, and (iii) consents to the inclusion of such recommendation and approval in the Offer Documents.

                                      A-3

   (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule
14D-9 with respect to the Offer, including an information statement (such
Schedule 14D-9, as amended and supplemented from time to time, the "Schedule
14D-9") that shall describe the recommendations referred to in Section 1.2(a), or any permitted withdrawal or modification in accordance with Section 6.3, and shall mail the Schedule 14D-9, together with the Offer Documents that are required to be so mailed, to the holders of Company Common Stock. Each of the Company, Logitech Subsidiary and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, upon becoming aware that such information shall have become false or misleading in any material respect, take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule
14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Logitech
Subsidiary and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and shall give
Logitech Subsidiary and Merger Sub and their counsel a reasonable opportunity to participate in the Company's response to such comments.

   (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with a recent list of the names and addresses of the holders of record of Shares, mailing labels and a securities position listing to the extent within the Company's access. The Company shall also provide
Merger Sub with such additional information (including, without limitation, updated lists of stockholders, mailing labels and securities position listings) and assistance as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. All such information shall be considered
Confidential Information (as such term is defined in the Confidentiality
Agreement dated as of October 20, 2000 (the "Confidentiality Agreement") between Goldsmith Agio Helms & Lynner Ltd., on behalf of the Company, and
Logitech Subsidiary), which shall remain in full force and effect after the date hereof.

   (d) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

   Section 1.3 Directors

   (a) Effective upon the acceptance for payment by Merger Sub of any Shares, Merger Sub shall be entitled to designate the number of directors, rounded up to the next whole number, to the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section or the resignation of any individuals who are directors on the date hereof) and (ii) the percentage obtained by dividing the number of Shares beneficially owned
(within the meaning of Rule 13d-3 under the Exchange Act), other than shares beneficially owned by the Company, by Merger Sub by the total number of Shares that are issued and outstanding at the time of such acceptance, and the Company shall take all action necessary to cause Merger Sub's designees to be elected or appointed to the Company Board. Effective upon such acceptance, the Company shall use its best efforts to cause the individuals designated by Logitech
Subsidiary to constitute the same percentage as is on the Company Board of (x) each committee of the Company Board, (y) each board of directors of each subsidiary of the Company (subject to applicable law) and (z) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof (the "Continuing Directors") shall remain members of such Board until the Effective Time (as defined in Section
2.2). If a Continuing Director resigns from the Company Board, Logitech
Subsidiary, Merger Sub and the Company shall permit the remaining Continuing
Director or Directors to appoint the resigning Director's successor who shall be deemed to be a Continuing Director.

                                      A-4

   (b) The Company's obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.3.
Merger Sub shall, and Logitech Subsidiary shall cause Merger Sub to, supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

   (c) From and after the time, if any, that any of Merger Sub's designees have been so elected or appointed to the Company Board (and prior to the Effective
Time), any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Logitech Subsidiary or Merger Sub hereunder, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder or in connection with the transactions contemplated hereby shall require the concurrence of a majority of the Continuing Directors.

   Section 1.4 Stockholder Agreement

   Concurrently with the execution and delivery of this Agreement, Sun
Multimedia Partners, L.P., a Delaware limited partnership, and Sun Venture
Capital Partners I, L.P., a Delaware limited partnership (collectively, the
"Principal Stockholders"), are each executing and delivering a Stockholder
Agreement.

   Section 1.5 Material Adverse Effect

   When used in connection with the Company or any Company Subsidiaries (as defined in Section 4.6(a) below), or Parent or any Parent Subsidiaries (as defined in Section 5.3 below), as the case may be, the term "Material Adverse
Effect" means any one or more changes, effects, events or circumstances that, individually or when taken together with all other such changes, effects, events or circumstances that occurred prior to the date of determination (and are continuing as of such date), (a) is materially adverse to the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as the case may be, in each instance taken as a whole, or (b) prevents or materially delays the consummation of the transactions contemplated hereby.

   Section 1.6 Substantial Adverse Effect

   When used in this Agreement in connection with the Company or any Company
Subsidiaries or Parent or any Parent Subsidiaries, as the case may be, the term
"Substantial Adverse Effect" means, as of any date, any one or more changes, effects, events or circumstances that, individually or when taken together with all other such changes, effects, events or circumstances that occurred prior to such date (and are continuing as of such date), is materially adverse to the financial condition as of such date, the results of operations through such date or properties on such date of the Company and the Company Subsidiaries or
Parent and the Parent Subsidiaries, as the case may be, in each instance taken as a whole; provided, however, that in no event shall a Substantial Adverse
Effect include any one or more changes, effects, events or circumstances to the extent they arise out of, result from or are caused by:

   (a) the announcement of this Agreement or any of the transactions contemplated hereby, including, without limitation, any action, suit or proceeding on or after the date hereof brought by a current or former stockholder or current or former purported stockholder of the Company against the Company or Parent or any of their respective officers, directors or affiliates in connection with this Agreement or any of the transactions contemplated hereby;

   (b) any change, effect, event or circumstance that generally affects the PC peripheral sector;

   (c) any change in the market price of Company Common Stock, Parent
Registered Shares or Parent ADRs;

                                      A-5

   (d) regional, national or global industry or economic conditions;

   (e) regional, national or international financial markets or conditions; or

   (f) fluctuations in sales or profitability in the ordinary course of business or the failure of the Company or Parent, as the case may be, to meet analysts' expectations;

provided, further, however, that in no event shall a Substantial Adverse
Effect, as of any date, include any one or more changes, effects, events or circumstances that is, as of such date, materially adverse to the prospects of the Company and the Company Subsidiaries or Parent and Parent Subsidiaries, as the case may be, in each instance taken as a whole on such date, except to the extent that such change, effect, event or circumstance is materially adverse to the financial condition as of such date, results of operations prior to such date or properties on such date of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as the case may be, in each instance taken as a whole.

                                   ARTICLE II

The Merger

   Section 2.1 The Merger

   Upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined in Section 2.2 below), Merger Sub shall be merged with and into the Company in accordance with the MBCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

   Section 2.2 Effective Time

   As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article IX of this Agreement, the Company and Merger Sub shall file the articles of merger with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by the MBCL in connection with the Merger.
The Merger shall become effective on such date as the articles of merger shall have been accepted for filing by the Secretary of State of the Commonwealth of Massachusetts, or at such later date as is agreed to in writing by the parties and as is specified in the articles of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger
Sub, all as provided under the MBCL.

   Section 2.3 Closing

   The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date specified by the parties, which (subject to the prior satisfaction or waiver of the conditions set forth in Section 9.1 of this Agreement) shall be no later than the fifth business day after the day on which the conditions set forth in Section 9.1 have been satisfied or waived, at the offices of Wilson
Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, or at such other time, date or place as is agreed to in writing by the parties
(the "Closing Date").

   Section 2.4 Conversion of Shares

   At the Effective Time by virtue of the Merger and without any action on the part of Logitech Subsidiary, Merger Sub or any holder of Shares:

   (a) Each share of Company Common Stock held by the Company as treasury stock and each Share owned by Parent, Logitech Subsidiary, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

                                      A-6

   (b) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   (c) Except as otherwise provided in Section 2.4(a), or as provided in
Section 2.5 with respect to Shares as to which appraisal rights shall have been exercised, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) the Cash Portion in cash per Share from the Surviving Corporation, without any interest thereon and (y) a fraction of a Parent ADS equal to the Stock Portion (the Cash Portion and the Stock
Portion are collectively referred to as the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a certificate (a "Certificate") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger
Consideration therefor upon the surrender thereof in accordance with Section
2.6 hereof.

   (d) No certificates or scrip representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates pursuant to this Article
II, no dividend or distribution of Parent shall relate to such fractional interests, and such fractional interests will not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs. For purposes of this Section
2.4(d), all fractional Parent ADSs to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to four decimal places. Logitech Subsidiary shall pay to each former holder of Company Common
Stock an amount in cash equal to the product obtained by multiplying (x) the fractional interest to which such former holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (y) (i) the Average Market Price if the Average Market Price is not more than $31.34 or not less than $25.64, (ii) $31.34 if the Average Market Price is more than $31.34, or (iii) $25.64 if the Average Market Price is less than $25.64. Logitech Subsidiary will deposit or will cause to be deposited a sufficient amount of cash with the Exchange Agent to cover the payments required to be made pursuant to this Section 2.4(d).

   Section 2.4A Adjustments to the Stock Portion and the Cash Portion.

   The Stock Portion and the Cash Portion shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend
(including any dividend or distribution of securities convertible into Company
Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time. The Stock Portion shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend
(including any dividend or distribution of securities convertible into Parent
Registered Shares or Parent ADSs), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Registered Shares or the Parent ADSs occurring on or after the date hereof and prior to the Effective
Time.

   Section 2.5 Dissenters' Rights

   (a) Any Shares that are outstanding immediately prior to the Effective Time and that are held by a holder of Shares who has not voted such Shares to adopt and approve this Agreement and who has properly exercised, preserved and perfected dissenters' rights with respect to such Shares in accordance with the MBCL, including Sections 86 through 98 thereof (the "Dissenting Provisions") and, as of the Effective Time, has neither effectively withdrawn nor lost its right to exercise such dissenters' rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.4(c), but the holder thereof will be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenting
Provisions.

   (b) If any holder of Shares who demands dissenters' rights with respect to such holder's Shares under the MBCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as

                                      A-7

of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.4(c), without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares.

   (c) The Company will give Logitech Subsidiary (x) prompt notice of any written intent to demand payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the MBCL received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to dissenters' rights under the MBCL. The Company may not voluntarily make any payment with respect to any exercise of dissenters' rights and may not, except with the prior written consent of Logitech
Subsidiary, settle or offer to settle any such dissenters' rights.

   Section 2.6 Exchange of Certificates

   (a) Prior to the Effective Time, Logitech Subsidiary shall (i) designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as exchange agent for the payment of the Merger
Consideration (the "Exchange Agent") upon surrender of Certificates, (ii) deposit, or cause to be deposited, with the Exchange Agent (A) an amount in cash equal to the product of the Cash Portion and the number of Shares that are issued and outstanding at the Effective Time and (B) ADRs representing a number of Parent ADSs equal to the product of the Stock Portion and the number of Shares outstanding at the Effective Time, and (iii) the cash amount payable in lieu of fractional Shares in accordance with Section 2.4(d). For purposes of determining the aggregate Merger Consideration to be so deposited, Parent shall assume that, other than with respect to stockholders of the Company with respect to whom the Company has been informed intend to exercise their appraisal rights (the Company shall give Parent prompt notice of the receipt by the Company of its receipt of notice of any such intent), Parent shall assume that no stockholder of the Company shall perfect any right of appraisal of his, her or its shares. If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this Section 2.6(a), Logitech Subsidiary shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Exchange
Agent sufficient to make all payments required under this Agreement, and Logitech Subsidiary and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

   (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.4(c):

       (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Logitech Subsidiary may reasonably specify); and

       (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

   (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the Merger Consideration and the number of Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, the proper amount of cash and Parent ADSs may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a

                                      A-8

person other than the registered holder of such Certificate the Merger
Consideration or establish to the satisfaction of Logitech Subsidiary that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

   Section 2.7 No Further Ownership Rights in Shares

   The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate. At the Effective Time the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

   Section 2.8 No Liability

   To the fullest extent permitted by applicable law, none of Parent, Logitech
Subsidiary, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash or Parent ADSs from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 4.3 below)), any such Merger Consideration in respect thereof shall, to the fullest extent permitted by applicable law, become the property of the Surviving
Corporation, free and clear of all claims or interests of any person previously entitled thereto.

   Section 2.9 Lost, Stolen or Destroyed Certificates

   In the event that any Certificate shall have been lost, stolen or destroyed, the Surviving Corporation or Exchange Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Exchange Agent, as the case may be; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger
Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving
Corporation or the Exchange Agent with respect to such Certificate.

   Section 2.10 Withholding Rights

   Logitech Subsidiary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Logitech Subsidiary is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the
"Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Logitech Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Logitech Subsidiary.

   Section 2.11 Termination of Exchange Fund; Charges and Expenses

   (a) Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be returned to Logitech Subsidiary, upon demand, and any holder of Shares shall look as a general creditor only to Logitech Subsidiary for payment of such cash and Parent ADSs to which such holder may be due subject to applicable law.

   (b) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash and Parent
ADSs for Shares.

                                      A-9

   Section 2.12 Treatment of Company Options

   Logitech Subsidiary and the Company shall take all actions necessary to provide that each outstanding employee and/or director stock option to acquire shares of Company Common Stock granted under or governed by the Company's
Amended and Restated 1997 Stock Option Plan, the Company's Amended and Restated
Director Option Plan and the Company's Amended and Restated 1993 Option Plan
(collectively, the "Company Option Plans"), whether or not such options are then exercisable and vested (each such option a "Company Option"), shall, effective as of the consummation of the Offer or the Effective Time, as the case may be (in accordance with the terms of the Company Option Plan pursuant to which such Company Options were granted), (a) become fully exercisable and vested, (b) represent an option solely to acquire a unit consisting of (i) the Cash Portion and (ii) the Stock Portion, and (c) have an exercise price per such unit equal to the exercise price of such Company Option per share of Company Common Stock immediately prior to the Effective Time. Unless exercised prior thereto, all of the Company Options shall terminate at the Effective
Time.

                                  ARTICLE III

The Surviving Corporation

   Section 3.1 Articles of Organization

   The articles of organization of the Company in effect at the Effective Time shall be the articles of organization of the Surviving Corporation until amended in accordance with applicable law.

   Section 3.2 Bylaws

   The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   Section 3.3 Directors and Officers

   From and after the Effective Time, the directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their earlier resignation or removal.

   Section 3.4 Purpose

   From and after the Effective Time, the purpose of the Surviving Corporation shall be as set forth in Article II of the articles of organization of the Surviving Corporation.

   Section 3.5 Authorized Stock

   From and after the Effective Time, the total number of shares of stock that the Surviving Corporation shall be authorized to issue, the par value of the shares of stock that the Surviving Corporation shall be authorized to issue and a description of the preferences, voting powers, qualifications and special or relative rights or privileges of each class of stock of the Surviving
Corporation or any series thereof shall each be as set forth in the articles of organization of the Surviving Corporation.

                                      A-10

                                   ARTICLE IV

Representations and Warranties of the Company

   The Company represents and warrants to Logitech Subsidiary and Merger Sub that:

   Section 4.1 Corporate Existence and Power; Organizational Documents

   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material
Adverse Effect.

   (b) The Company has previously furnished to Logitech Subsidiary a complete and correct copy of its articles of organization and bylaws, each as amended to date (together, the "Company Charter Documents"). The Company Charter Documents and the organizational documents of each Company Subsidiary (as defined in Section 4.6 below) are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no Company Subsidiary is in violation of its equivalent organizational documents except where the violation of the Company Charter Documents or any such organizational documents of a Company Subsidiary would not, individually or in the aggregate, have a Material Adverse Effect.

   Section 4.2 Corporate Authorization; Binding Effect

   The Company has the corporate power to execute, deliver and, subject, with respect to the Merger, to approval of the stockholders of the Company of the Merger (if required), perform this Agreement and all other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement, and, subject, with respect to the Merger, to approval of the stockholders of the Company of the Merger (if required), has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and such related documents. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and principles now or hereafter in effect, affecting creditors' rights generally, (b) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, or (c) the exercise of the discretionary powers of any court or other authority before which a proceeding may be brought seeking equitable remedies, including specific performance and injunctive relief.

   Section 4.3 Governmental Authorization

   Except as set forth in Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the Company to obtain any consent of, or to make any filing with, any governmental body, agency, official or authority (each, a "Governmental Entity") other than: (a) the filing of the articles of merger in accordance with the MBCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the applicable antitrust or competition laws and regulations of jurisdictions outside the United States (the "Foreign
Filings"), (c) compliance with any applicable requirements of the Nasdaq Over-the-Counter Market or the Exchange Act, including without limitation, the filing with the SEC of the Schedule 14D-9 and a Schedule 14A, proxy statement, proxy card and other related materials in connection with the Special Meeting
(as defined in Section 6.2 below) and (d) such other consents and filings which, if not obtained or made, would not have a Material Adverse Effect.

                                      A-11

   Section 4.4 Non-Contravention

   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, except as set forth in Schedule 4.4 and assuming compliance with the matters referred to in Section 4.3, (a) contravene or conflict with the articles of organization or bylaws of the Company or the organizational documents of any Company Subsidiary, (b) contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or any of their respective properties or assets, (c) with or without the giving of notice or passage of time or both, constitute a breach or default under, or impair the rights of the Company or any Company Subsidiary under, or give any rights of termination, amendment, acceleration or cancellation to any third parties under, any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any License (as defined in Section 4.12 below) held by the Company or any Company Subsidiary, or (d) result in the creation or imposition of any lien (each, a "Lien") on any asset of the Company or any Company Subsidiary, except with respect to the foregoing clauses (c) or
(d) such contraventions, conflicts, violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse
Effect and will not materially impair the ability of the Company to consummate the transactions contemplated hereby.

   Section 4.5 Capitalization

   (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). There are (a) 4,014,982 shares of Company Common Stock issued and outstanding, (b) no shares of Company Common
Stock held by the Company in its treasury, and (c) 534,897 shares of Company
Common Stock reserved for issuance pursuant to outstanding stock options under the Company Option Plan. No shares of Preferred Stock are issued or outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above or as set forth in Schedule 4.5, (i) no shares of capital stock of the Company are issued, reserved for issuance or are outstanding, (ii) no securities of the Company or of any Company Subsidiary convertible into or exchangeable for shares of capital stock of the Company are outstanding and
(iii) there are no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in Schedule 4.5, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

   (b) Schedule 4.5 sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company
Option; (iv) the date on which such Company Option was granted; and (v) the date on which such Company Option expires. The Company has made available to Logitech Subsidiary accurate and complete copy of the Company Option Plans pursuant to which Company has granted Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company
Options. The Company Option Plans are the only plan, contract, arrangement or understanding currently in force (x) pursuant to which the Company has granted currently outstanding options or other rights to acquire Company Common Stock or other securities of the Company or (y) the terms of which govern any such options or other rights.

   Section 4.6 Subsidiaries

   (a) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all power
(corporate or other) and authority to own its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it

                                      A-12

or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Company Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. Schedule 4.6 sets forth all Company Subsidiaries and their respective jurisdictions of organization , authorized capitalization, the Company's ownership interest therein, and, to the knowledge of the Company, the ownership interests of any other security holders of such subsidiary. Except as set forth in Schedule 4.6, the Company does not own, directly or indirectly, any securities or other ownership interests in any other corporation or other entity.

   (b) Except as set forth on Schedule 4.6, all of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of all Liens. All of the outstanding capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule
4.6, there are no outstanding (i) securities of the Company or any Company
Subsidiary convertible into or exchangeable for shares of capital stock or other ownership interests in any Company Subsidiary, or (ii) options or other rights to acquire from the Company or any Company Subsidiary, and no other obligation of the Company or any Company Subsidiary to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or ownership interests in, any Company
Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"); and there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

   Section 4.7 Public Information

   The Company has made available to Logitech Subsidiary a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "Company Filings") since March 31, 1999, which, except as set forth on Schedule 4.7, are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Company Filings did not, and the Company's Quarterly Report on Form 10-Q for the nine-month period ended
December 31, 2000 (the "Third Quarter 10-Q") will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the Company Filings complied, and the Third Quarter 10-Q will comply, in all material respects, with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Company Filings and in the Company's press release dated January 22, 2001 as released on PR Newswire (the "Third Quarter Release") were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, as permitted by Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at said dates and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended. For purposes of this Agreement, "Balance Sheet Date" means March 31, 2000.

   Section 4.7A No Undisclosed Liabilities.

   Neither the Company nor any Company Subsidiary has any liabilities
(absolute, accrued, contingent or otherwise) except (i) liabilities provided for in the Company's balance sheet as of December 31, 2000 set forth in the Third Quarter Release, (ii) liabilities incurred since December 31, 2000 in the ordinary course of business, which liabilities in the aggregate do not materially affect such December 31, 2000 balance sheet and (iii) liabilities set forth on Schedule 4.7A.

                                      A-13

   Section 4.8 Absence of Certain Changes

   Since the Balance Sheet Date, or except as set forth in Schedule 4.8, or as explicitly contemplated by this Agreement, the Company and the Company
Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

   (a) any Material Adverse Effect;

   (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or, except in connection with the exercise of Company Options pursuant to the Company's stock option and other compensation plans and arrangements, any repurchase, redemption or other acquisition by the Company or any Company
Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary;

   (c) any incurrence, assumption or guarantee by the Company or any Company
Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent in all material respects with past practices;

   (d) any creation or assumption by the Company or any Company Subsidiary of any Lien on any asset other than in the ordinary course of business consistent with past practice;

   (e) any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by law or generally accepted accounting principles;

   (f) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Company Subsidiary, or (iii) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Company Subsidiary, in each case, other than pursuant to employment contracts or arrangements in effect on the Balance Sheet
Date, Plans (as defined in Section 4.11 below) in effect on the Balance Sheet
Date, or in the ordinary course of business consistent with past practices;

   (g) entry by the Company or any Company Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any Company
Intellectual Property (as defined in Section 4.16) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC; or

   (h) any revaluation by the Company of any of its material assets, other than in the ordinary course of business.

   Section 4.9 Litigation

   Except as set forth in the Company Filings or on Schedule 4.9, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Company Subsidiary or any Plan (as defined in Section 4.11 below) or the assets of any Plan or any of their respective properties before any court or arbitrator or any Governmental
Entity which, if determined or resolved adversely to the Company or any Company
Subsidiary in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect.

   Section 4.10 Tax

   (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use

                                      A-14

and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor entity.

   (b) Tax Returns and Audits.

       (i) The Company and each Company Subsidiary have timely filed all federal, state, local and foreign returns, estimates, forms, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each Company Subsidiary with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. All such Returns were correct and complete in all material respects, and the Company and each Company Subsidiary have paid all Taxes shown to be due on such Returns, other than any Taxes being contested in good faith through appropriate procedures.

       (ii) The Company and each Company Subsidiary have withheld with respect to its employees or other persons all federal and state income
    Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes with respect the failure to so withhold would not, individually or in the aggregate, have a Material
    Adverse Effect.

       (iii) There is no material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any Company Subsidiary. Neither Company or any Company Subsidiary has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

       (iv) To the knowledge of the Company, no audit or other examination of any Return of the Company or any Company Subsidiary by any Tax authority is presently in progress, nor has Company or any Company
    Subsidiary been notified of any request for such an audit or other examination.

       (v) No adjustment relating to any Returns filed or required to be filed by the Company or any Company Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Company Subsidiary or any representative thereof.

       (vi) Neither the Company nor any Company Subsidiary has any liability for any material unpaid Taxes (whether or not required to be shown on any Return) which has not been accrued for or reserved on the Balance Sheet Date in accordance with generally accepted accounting principles, consistently applied, whether asserted or unasserted, contingent or otherwise, which are, individually or in the aggregate material to Company, other than any liability for unpaid Taxes that may have accrued since the Balance Sheet Date in connection with the operation of the business of Company and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of the Company or any Company Subsidiary, other than liens that would not, individually or in the aggregate, have a Material Adverse
    Effect, or customary liens for current Taxes not yet due and payable

       (vii) There is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party; including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.
    There is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section
    4999 of the Code.

           (viii) Neither the Company nor any Company Subsidiary has filed any consent agreement under Section 341(f) of the Code.

                                      A-15

       (ix) Neither the Company nor any Company Subsidiary is party to or has any obligation under any tax sharing, tax indemnity or tax allocation agreement or arrangement.

       (x) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section
    355 of the Code (x) since February 7, 1999 or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

       (xi) To the knowledge of the Company, the Company and each Company
    Subsidiary is in substantial compliance with the material terms and conditions of agreements with any foreign taxing authority to which Company or a subsidiary is a party relating to any tax exemption, tax holiday or other reduction of tax and the consummation of the Merger will not have an adverse effect on the continued validity and effectiveness of such agreements.

   Section 4.11 Employee Benefit Plans; Employee Matters

   (a) Except as set forth in the Company Filings or on Schedule 4.11(a), all employee benefit plans that have ever been maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of employees or former employees of the Company or any Company
Subsidiaries ("Plans") have been administered substantially in accordance with their respective terms and, to the extent subject to the Employee Retirement
Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") and, to the extent applicable, the Code and all other applicable laws, and are in material compliance with ERISA, the Code and all other applicable laws. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (each, a "Company Pension
Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and such Company Pension Plan has been administered in substantial compliance with Code Section 401(a). Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Company Pension Plan that would subject the Company or any of Company Subsidiary to a material tax or material penalty imposed by either Sections 4975 through 4980 of the Code or Section
502(i) of ERISA. Each Plan (other than any stock option plan) can be amended, terminated, or otherwise discontinued after the Effective Time, without material liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses). There are no audits, inquiries, or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, Department of Labor, or any other governmental agency or entity with respect to any Plan. Neither a Plan, nor the Company or any Company Subsidiary has represented provided, or has any liability to provide retiree health to any person for any reason, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

   (b) No material liability under Subtitles C or D or Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiaries with respect to any ongoing, frozen or terminated Company Pension Plan, currently or formerly maintained, contributed to, or required to be contributed to by any of them, or the Plans of any person which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. No legal or administrative action has been taken by the Pension Benefit Guaranty
Corporation ("PBGC") to terminate or to appoint a trustee to administer the Company Pension Plan and no liability to the PBGC under Title IV of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full. Each Company Pension Plan is fully-funded on a termination basis and no pension Plan has incurred a reportable event within the meaning of
Section 4043 of ERISA and no Company Pension Plan has incurred any event described in Section 4041, 4062, or 4063 of ERISA.

   (c) Neither any Company Pension Plan nor any single-employer plan of the Company or any Company Subsidiaries has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

                                      A-16

   (d) Except to the extent set forth on Schedule 4.11(d) or as may result from the termination of the 401(k) plan referred to, and as contemplated by, Section
6.4 below, the execution and delivery of this Agreement does not, and the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events), constitute an event under any of the Plans that will result in any payment
(whether of severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits
(such resulting events being collectively referred to as the "ERISA
Obligations") with respect to any employee of the Company or any of its Subsidiaries, which ERISA Obligations could reasonably be expected to have a Material Adverse Effect.

   (e) (i) Neither the Company nor any Subsidiary is a party to a collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or any Subsidiary, (ii) there is no pending or, to the Company's knowledge, threatened union organizational effort, material labor dispute, strike or similar work stoppage against the Company or any Company
Subsidiary and (iii) to the Company's knowledge, there is no pending or threatened charge or complaint against the Company or any Company Subsidiaries by the National Labor Relations Board or any comparable state agency.

   (f) Each Plan that has been adopted or maintained by the Company or any Company Subsidiary, whether informally or formally, or with respect to which the Company or any Company Subsidiary will or may have any liability, for the benefit of current or former employees who perform services outside the United
States (collectively, the "International Employee Plan") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective
Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Logitech Subsidiary from terminating or amending any International Employee Plan at any time for any reason without liability to Parent, Logitech Subsidiary, the Company or Company Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

   Section 4.12 Compliance with Laws; Licenses

   (a) Neither the Company nor any Company Subsidiary is or has been in violation of any applicable provisions of any laws, statutes, ordinances or regulations except where such violations would not have a Material Adverse
Effect.

   (b) Each of the Company and the Company Subsidiaries has and is in compliance with all permits, licenses and authorizations (collectively, "Licenses") which are necessary for it to conduct its business in the manner in which it is presently conducted except where the failure to have any such permits, licenses and authorizations would not have a Material Adverse Effect.

   Section 4.13 Environment

   (a) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, any Environmental Laws (as defined in Section
4.13(c)(ii) below) or any order, judgment or decree under any Environmental
Law, applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, except where such conflict, default or violation does not have a Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, nor has any governmental or regulatory body or authority indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect.

   (b) The Company has not disposed of, released, discharged or emitted any Hazardous Materials (as defined in Section 4.13(c)(i) below) into the soil or groundwater at any properties owned or leased at any time

                                      A-17

by the Company, or, to the knowledge of the Company, at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any material liability or clean-up obligation of any kind or nature to the Company.
To the knowledge of the Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by the Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by the Company, so as to give rise to any material liability or clean-up obligation under any Environmental Laws.

   (c) Definitions.

       (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

       (ii) "Environmental Laws" are all applicable Laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and
    Conservation Act of 1976, the Federal Water Pollution Control Act, the
    Clean Air Act, the Hazardous Materials Transportation Act, the Clean
    Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

   Section 4.14 Restrictions on Business Activities

   There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or the Company Subsidiaries or to which the Company or any Company Subsidiary is a party that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

   Section 4.15 Title to Property

   (a) Neither Company nor any Company Subsidiary owns any material real property. The Company and each Company Subsidiary has good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

   (b) All leases (the "Leases") pursuant to which the Company or any Company
Subsidiary leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any Company
Subsidiary or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which Company or such the Company Subsidiary has not taken adequate steps to prevent such default from occurring), except for any defaults or events of default that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

   (c) Schedule 4.15 sets forth a list of all real property currently leased by the Company. The Company has provided Logitech Subsidiary with true, complete and correct copies of each such Lease; no term or condition of any such Lease has been modified, amended or waived except as shown in such copies; each such Lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to the Company's use or occupancy of any of the premises described in such

                                      A-18

Leases. The Company has not transferred or assigned any interest in any such Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity.

   (d) To the knowledge of the Company, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

   (e) There is not pending or, to the Company's knowledge, threatened condemnation or similar proceeding affecting any leased property or any portion thereof.

   Section 4.16 Intellectual Property

   (a) The Company and the Company Subsidiaries own, or possess, free and clear of any material liens, adequate licenses or other valid rights to use
(including the right to sublicense to customers, suppliers, or others as needed), all of the material Company Intellectual Property (as defined below) that is used in the conduct of Company's or Company Subsidiaries' businesses.
Schedule 4.16 sets forth a complete list of all registered Company Intellectual
Property. Schedule 4.16 lists all material contracts, licenses and agreements to which Company or any Company Subsidiary is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements relating to the sale or distribution of the Company's products entered into in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material intellectual property to Company which is incorporated in the Company's current products.

   (b) Neither the Company nor any of the Company Subsidiaries has received from a third party any written notice of infringement or misappropriation of or conflict with, in any material respects, Company Intellectual Property. To the knowledge of the Company, the use of such Company Intellectual Property in connection with the business and operations of the Company and the Company's
Subsidiaries does not infringe, in any material respects, on the rights of any person or entity. No material claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property owned by the Company or any of the Company Subsidiaries, is currently outstanding or is, to the knowledge of the Company, threatened. The Company has not received any written notices of any material infringement or misappropriation by any third party with respect to the Company Intellectual
Property. Neither the Company nor any Company Subsidiary is aware of any claim by any other person or entity that any of the products, processes or business methods of the Company or any Company Subsidiary infringe or may infringe upon any intellectual property rights of any other person or entity. The Company and each of the Company Subsidiaries have taken reasonable actions to maintain and protect its Company Intellectual Property, except for those actions, which the failure to take, individually or in the aggregate, would not have a Material
Adverse Effect.

   (c) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patent, patent rights, patent applications, industrial models, inventions, designs, utility models, inventor rights, software, computer programs, computer systems, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, used or held for use in connection with the businesses of the Company and/or the Company Subsidiaries as currently conducted by them, together with all applications currently pending or in process for any of the foregoing.

   (d) The Company and each of the Company Subsidiaries has taken reasonable steps to protect the Company's and the Company Subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any Company Subsidiary, and, without limiting the foregoing, each of the Company and the Company Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each

                                      A-19

employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Logitech Subsidiary and all current and former employees and contractors of the Company and any Company
Subsidiary have executed such an agreement, except where the failure to do so is not, individually or in the aggregate, reasonably likely to materially impair the Company's or the Company Subsidiaries' rights in the Company
Intellectual Property.

   Section 4.16A Agreements, Contracts and Commitments.

   Except as set forth in Schedule 4.16A, neither Company nor any Company
Subsidiary is a party to or is bound by:

   (a) any written employment or consulting agreement, contract or commitment with any officer, director, employee or member of the Board of Directors of the Company or any Company Subsidiary, other than (i) those that are terminable by Company or any Company Subsidiary on no more than 30 days' notice without liability or financial obligation to Company, all Company Benefit Plans and International Benefit Plans and (ii) employment or similar agreements with foreign employees;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any material agreement of indemnification or any material guaranty, other than inter-company guaranties;

   (d) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any Company Subsidiary to compete with any person or entity in any line of business or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any Company Subsidiary after the date of this Agreement of assets not in the ordinary course of business or pursuant to which Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

   (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any Company Subsidiary have continuing material obligations to jointly market any product, technology or service and which may not be cancelled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any Company
Subsidiary have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any Company Subsidiary and which may not be canceled without penalty upon notice of 90 days or less;

   (g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with manufacturers, distributors or sales representative in the normal course of business cancelable without penalty upon notice of 90 days or less and substantially in the form previously provided to Logitech Subsidiary;

   (h) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology;

   (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments evidencing the borrowing of money or extension of credit;

                                      A-20

   (j) any settlement agreement under which Company or any Company Subsidiary has ongoing obligations; or

   (k) any agreement with a customer of the Company involving revenues to the Company for the fiscal year ended March 31, 2000 in excess of $500,000.

   Neither the Company nor any Company Subsidiary, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither the Company nor any Company Subsidiary has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company
Subsidiary is a party or by which it is bound that are required to be disclosed pursuant to this Article IV (any such agreement, contract or commitment, a "Company Contract").

   Section 4.17 Insurance

   The Company maintains and will continue to maintain insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company
Subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and the Company Subsidiaries. There is no material claim by the Company or any Company Subsidiary pending under any of the material
Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

   Section 4.18 Customers

   Schedule 4.18 sets forth a complete and accurate list of each customer of the Company that accounted for more than 5% of the revenues of the Company during the first nine months of the Company's fiscal year 2001. All sales of the Company's products to such customers were made in accordance with the Company's standard form terms and conditions, a copy of which the Company has provided to Logitech Subsidiary. During such period the Company has not extended credit terms, paid additional or discretionary marketing allowances, or made commitments as to price protection or return rights of such customers that are not provided for in such standard form terms and conditions.

   Section 4.19 Finders' Fees

   No broker, investment banker, financial advisor or other person, other than Goldsmith Agio Helms (the "Financial Advisor") and the general partner of one of the Principal Stockholders, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has provided to Logitech Subsidiary true and correct copies of the engagement letters pursuant to which the Financial Advisor and the general partner of one of the Principal Stockholders are entitled to the fees referred to in the prior sentence. Transaction fees incurred by the Company in connection with the consummation of the transactions contemplated hereby, including, without limitation, any fees incurred by the Company on behalf of one of the Principal
Stockholders, (excluding fees payable to the general partner of one of the Principal Stockholders) shall not exceed $2,500,000.

   Section 4.20 Opinion of Financial Advisor

   The Company has received the opinion of the Financial Advisor, dated the date hereof, to the effect that, as of the date hereof, the Merger
Consideration is fair to the Company's stockholders from a financial point of view and will provide to Logitech Subsidiary a copy of the written confirmation of such opinion promptly after receipt thereof.

                                      A-21

   Section 4.21 State Takeover Statutes

   The Board of Directors of the Company has approved the Offer, this Agreement and the consummation of the other transactions contemplated hereby and, assuming the accuracy of the representation of Logitech Subsidiary and Merger
Sub in Section 5.7, such approval is, except as set forth on Schedule 4.21, sufficient to render inapplicable to the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, the provisions of Chapters 110C, 110D and 110F of the Massachusetts General Laws to the extent, if any, such chapters are applicable to the transactions contemplated hereby.
No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby or thereby.

   Section 4.22 Company Disclosure Documents

   The Proxy Statement and the Schedule 14D-9 referred to in Section 1.2(b)
(collectively, the "Company Disclosure Documents"), when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and will not,
(i) with regard to the Proxy Statement or any amendment or supplement thereto, at the time it is first mailed to stockholders of the Company and as at the date of the Special Meeting (as the same may be amended or supplemented prior to the date it is first mailed to stockholders of the Company or at the Special
Meeting, as applicable), and (ii) with regard to the Schedule 14D-9, at the time of filing thereof or at the time of the consummation of the Offer and the Effective Time (as the same may be amended or supplemented prior to the consummation of the Offer or the Effective Time, as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing covenant shall not apply to information with respect to Parent, Parent Subsidiaries or Merger Sub furnished to the Company in writing by Logitech Subsidiary specifically for use in the Company Disclosure Documents.
The information furnished by the Company to Logitech Subsidiary in writing for use in the Offer Documents will not contain, at the time of filing thereof, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V

Representations and Warranties of Logitech Subsidiary and Merger Sub

   Logitech Subsidiary and Merger Sub jointly and severally represent and warrant to the Company that:

   Section 5.1 Corporate Existence and Power; Organizational Documents

   (a) Each of Parent, Logitech Subsidiary and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to own its properties and assets and to carry on its business as presently conducted.
Each of Parent and Logitech Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

   (b) Logitech Subsidiary has previously furnished to the Company a complete and correct copy of its and Parent's articles of incorporation and bylaws, each as amended to date (together, the "Parent Charter Documents"). The Parent
Charter Documents and the organizational documents of each Parent Subsidiary
(as defined in Section 5.3 below) are in full force and effect. Parent is not in violation of any of the provisions of

                                      A-22

the Parent Charter Documents, and no Parent Subsidiary is in violation of its equivalent organizational documents except where the violation of the Parent
Charter Documents or any such organizational documents of a Parent Subsidiary would not, individually or in the aggregate, have a Material Adverse Effect.

   Section 5.2 Corporate Authorization; Binding Effect

   Each of Parent, Logitech Subsidiary and Merger Sub each have the corporate power to execute, deliver and perform this Agreement and all other documents executed and delivered or to be executed and delivered by either of them pursuant to this Agreement have taken all necessary corporate action to authorize the execution, delivery and performance by each of them of this Agreement and such related documents. This Agreement has been duly executed and delivered by Parent, Logitech Subsidiary and Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent, Logitech Subsidiary and Merger Sub, enforceable against Parent, Logitech Subsidiary and Merger Sub in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and principles now or hereafter in effect, affecting creditors' rights generally, (b) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, or (c) the exercise of the discretionary powers or any court or other authority before which a proceeding may be brought seeking equitable remedies, including specific performance and injunctive relief.

   Section 5.3 Governmental Authorization

   The execution, delivery and performance by Parent, Logitech Subsidiary and Merger Sub of this Agreement and the consummation by Parent, Logitech
Subsidiary and Merger Sub of the transactions contemplated hereby do not require Parent, Logitech Subsidiary or Merger Sub to obtain any consent of, or to make any filing with, any Governmental Entity other than (a) the filing of the articles of merger in accordance with the MBCL, (b) compliance with any applicable requirements of the HSR Act or the Foreign Filings, (c) compliance with any applicable requirements of the Securities Act, the Swiss Stock
Exchange, the Nasdaq National Market or the Exchange Act, including, without limitation, the filing with the SEC of the Schedule TO and (d) such other consents and filings which, if not obtained or made, would not have a Material
Adverse Effect. For purposes of this Agreement, "Parent Subsidiaries" is the collective reference to each corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent.

   Section 5.4 Non-Contravention

   The execution, delivery and performance by Parent, Logitech Subsidiary and Merger Sub of this Agreement and the consummation by Parent, Logitech
Subsidiary and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of incorporation of Parent or the articles of organization of Logitech Subsidiary or Merger Sub or the bylaws of any of them, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with, or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon Parent, Logitech Subsidiary or Merger Sub or any of their respective properties or assets, or any governmental licenses, authorizations, consents and approvals held by Parent, Logitech Subsidiary or Merger Sub, (c) with or without the giving of notice or passage of time or both, constitute a breach or default under any agreement, contract or other instrument binding upon Parent, Logitech Subsidiary or Merger Sub, or (d) result in the creation or imposition of any Lien on any asset of Parent, Logitech Subsidiary or Merger Sub except with respect to the foregoing clauses (c) or (d) such contraventions, conflicts, violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of the Parent, Logitech Subsidiary or Merger Sub to consummate the transactions contemplated hereby.

                                      A-23

   Section 5.5 Finders' Fees

   No broker, investment banker, financial advisor or other person, other than SG Cowen Securities, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Logitech Subsidiary or Merger Sub.

   Section 5.6 Financing

   Logitech Subsidiary and Merger Sub have or will have upon receipt by Logitech Subsidiary of the funding of Logitech Subsidiary described in the commitment letter dated as of the date hereof, a copy of which Logitech
Subsidiary has provided to the Company, pursuant to its terms sufficient immediately available funds to purchase all of the Shares and to make all payments in respect of all Company Options as required by this Agreement, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

   Section 5.7 Interested Stockholder

   As of the date hereof (excluding any beneficial ownership that may be attributed to Parent, Logitech Subsidiary or Merger Sub by virtue of any transaction contemplated by this Agreement or by the execution of this Agreement), (a) none of Parent, Logitech Subsidiary, Merger Sub nor any of their respective affiliates is, with respect to the Company, an "Interested
Stockholder," as such term is defined in Chapter 110F of the MBCL and (b) none of Parent, Logitech Subsidiary or Merger Sub nor, to the knowledge of Logitech
Subsidiary or Merger Sub, any of their respective affiliates, beneficially owns any Shares.

   Section 5.8 Merger Sub's Operations

   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and since its date of incorporation has not engaged in any activities or conducted any operations other than in connection with the transactions contemplated hereby.

   Section 5.9 Capitalization

   (a) As of December 31, 2000, (i) the share capital of Parent amounted to CHF
42,794,240 divided into 4,279,424 registered shares with a par value of CHF 10 each, all of which are issued and outstanding (the "Parent Registered Shares");
(ii) 13,742 of the Parent Registered Shares were held by Parent in treasury;
and (iii) the conditional share capital of Parent amounted to CHF 10,305,760 divided into 1,030,576 registered shares with a par value of CHF 10 each, of which 816,554 were reserved for issuance upon exercise of options granted to current or former employees and directors of Parent and Parent Subsidiaries and 214,022 were reserved for issuance upon ungranted options. As of the date hereof, (i) the total of the share capital and conditional share capital of Parent amounts to CHF 50,310,000, divided into registered shares and shares reserved for issuance upon granted and outstanding or ungranted options; and
(ii) the authorized share capital of Parent amounts to CHF 10,000,000 and is divided into 1,000,000 registered shares. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of, or subject to, any preemptive rights or other rights to subscribe for or purchase securities. The Parent Registered Shares underlying the Parent ADSs to be issued in the Offer and the Merger have been duly authorized for issuance and sale to the stockholders of the Company in the Offer and the Merger and, when issued and deposited under the Deposit Agreement in accordance with the terms hereof and the Deposit Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any Lien, and no preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders exists with respect to any of the Parent
Registered Shares underlying the Parent ADSs to be issued in the Offer and the Merger or the issuance and sale thereof, other than those that have been expressly waived prior to the date hereof.

                                      A-24

   (b) All issued and outstanding shares of capital stock of each Parent
Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of, or subject to, any preemptive rights or other rights to subscribe for or purchase securities.
Parent owns all of the capital stock of the Parent Subsidiaries free and clear of any and all Liens. Except as set forth in Section 5.9(a) or in the Parent
Filings, as of the date hereof, neither Parent nor any Parent Subsidiary has any outstanding options to purchase, or receive any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

   Section 5.10 Public Information

   Logitech Subsidiary has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC since March 31, 1999 (as any such documents have since the time of their original filing been amended, the "Parent
Filings"), which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Parent Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the Parent Filings complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Parent Filings were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by applicable federal securities laws), and fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries at said dates and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries for the periods then ended. For purposes of this Agreement, "Parent Balance Sheet Date" means September 30, 2000.

   Section 5.11 Absence of Certain Changes

   Since the Parent Balance Sheet Date, or as explicitly contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

   (a) any Material Adverse Effect;

   (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Parent, or, except in connection with the exercise of options pursuant to Parent's stock option and other compensation plans and arrangements, any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary, except open-market acquisitions of Parent ADSs or Parent Registered Shares by Parent or Logitech Subsidiary; or

   (c) any material change in any method of accounting or accounting practice by the Parent or any Parent Subsidiary, except for any such material change required by a concurrent change of generally accepted accounting principles.

   Section 5.12 Litigation

   Except as set forth in the Parent Filings, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against, Parent or any Parent Subsidiary or any of their respective properties before any court or arbitrator or any Governmental Entity which, if determined or resolved adversely to Parent or any Parent Subsidiary in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect.

                                      A-25

   Section 5.13 Compliance with Laws; Licenses

   (a) Except as set forth in the Parent Filings, neither the Parent nor any Parent Subsidiary is in violation of any applicable provisions of any laws, statutes, ordinances or regulations except where such violations would not have a Material Adverse Effect.

   (b) Each of Parent and Parent Subsidiaries has all permits, licenses and authorizations which are necessary for it to conduct its business in the manner in which it is presently conducted except where the failure to have any such permits, licenses and authorizations would not have a Material Adverse Effect.

   Section 5.14 Offer Documents

   The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated under both of them and will not, at the time of the filing thereof, at the time of any distribution thereof or at the time of the consummation of the Offer and the Effective Time
(as the same may be amended or supplemented prior to consummation of the Offer or the Effective Time, as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing covenant shall not apply to information with respect to the Company and the Company Subsidiaries furnished to Logitech Subsidiary in writing by the Company specifically for use in the Offer Documents. The information furnished by Logitech Subsidiary or Merger Sub to the Company in writing for use in the Company Disclosure
Documents will not contain, at the time of filing thereof, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

Covenants of the Company

   Section 6.1 Conduct of the Company

   From the date hereof until earliest to occur of the Effective Time, the date of the appointment of Merger Sub's designees to the Company Board pursuant to
Section 1.3 and the termination of this Agreement, except as set forth on
Schedule 6.1, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

   In addition, except as permitted by the terms of this Agreement and except as provided in Schedule 6.1, without the prior written consent of Logitech
Subsidiary (which consent shall not be unreasonably delayed or withheld), during the period from the date of this Agreement and continuing until the earlier of the Effective Time, the termination of this Agreement pursuant to its terms or the date of the appointment of Merger Sub's designees to the Company Board pursuant to Section 1.3, the Company shall not, and shall cause each of the Company Subsidiaries not to:

   (a) adopt any change in its articles of organization or bylaws;

   (b) except for the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets (other than in the ordinary course of business) of, or by any

                                      A-26

other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

   (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, or (ii) sales of inventory in the ordinary course of business consistent with past practices;

   (d) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of restricted stock (except as specified in Section
2.12 hereof), or reprice options granted under any employee, consultant, director or other stock plans;

   (e) grant or agree or offer to grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Logitech Subsidiary, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

   (f) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company
Intellectual Property;

   (g) (i) set aside or pay any dividends on, or make other distributions in respect of, its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (h) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of the shares of Company Common Stock pursuant to currently outstanding Company Options granted pursuant to the Company Option Plans in accordance with their present terms;

   (i) make any material change to its accounting methods, principles or practices, except as may be required by law or generally accepted accounting principles;

   (j) except as may be required by law or as contemplated by this Agreement,
(i) adopt, create, terminate or amend any Plan or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (ii) increase in any material manner the compensation (including salary, wage rates, contract rates, fringe benefits, or rights to severance or indemnification) of, or pay any bonus to, any director, officer, employee or consultant of the Company or any Company
Subsidiary (except for increases and bonuses required pursuant to the terms of contracts and arrangements currently in effect with any such director, officer, employee or consultant of the Company or any Company Subsidiary); or (iii) grant any awards under any of the Plans, including the Company Option Plan, except as required pursuant to the terms of contracts currently in effect with any such director, officer, employee or consultant of the Company or any Company Subsidiary, or except as required under the terms of the Plans;

   (k) modify or amend in any material respect or terminate any existing lease, license or contract affecting the use, possession or operation of any such properties or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased

                                      A-27

property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein; or make any material changes in the construction or condition of any such property;

   (l) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (i) in the ordinary course of business consistent with past practice in an amount not to exceed $50,000 and
(ii) performance guarantees, letters of credit and similar arrangements entered into with respect to the commercial contracts in the ordinary course of business consistent with past practice), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

   (m) adopt or amend any employee benefit plan, policy or arrangement or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement, except, in each case, as may be required by law;

   (n) (i) pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company Filings or incurred since the date of such financial statements, and (B) the payment, discharge, settlement or satisfaction, of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount that do not, in the aggregate, exceed $50,000, or (ii) waive any material benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any Company Subsidiary is a party or of which the Company or any Company Subsidiary is a beneficiary;

   (o) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

   (p) incur or enter into any agreement, contract or commitment requiring the Company or any Company Subsidiary to pay in excess of $100,000, except that the Company or any Company Subsidiary may incur or enter into commitments of up to $500,000 per commitment for the production of products by manufacturers currently who contract with the Company or any Company Subsidiary, provided that any such commitment is in the ordinary course of business based on past practice;

   (q) make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any Company Subsidiary, settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes; or

   (r) agree in writing or otherwise to take any of the actions described in
Section 6.1(a) through (q) above.

   Section 6.2 Access to Information

   From the date hereof until the Effective Time, the Company will give
Logitech Subsidiary, its counsel, financial advisors, auditors and other representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Logitech Subsidiary, its counsel, financial advisors, auditors and other representatives such information as such persons may reasonably request, and will instruct the Company's employees, counsel, financial advisors, auditors and

                                     A-28

other representatives to cooperate with Logitech Subsidiary in its further investigation of the business of the Company and the Company Subsidiaries;
provided, however, that all requests for information to visit plants or facilities or to interview the Company's employees or agents shall be directed to, and coordinated with, the Chief Executive Officer of the Company or his designee upon reasonable advance notice and in a manner that will not materially interfere with or interrupt the Company's business; provided, further, however, that any and all information received by Logitech Subsidiary, its counsel, financial advisors, auditors and other representatives shall be and remain subject to the Confidentiality Agreement.

   Section 6.3 No Solicitation

   (a) The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section
6.3(e) below). From and after the date hereof until the earlier to occur of the termination hereof and the Effective Time, the Company and the Company
Subsidiaries will not, and nor will they authorize or permit any of their respective officers, directors, employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) initiate, solicit or encourage any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) agree to or approve or recommend any Acquisition Proposal. The Company will take all necessary steps to promptly inform the individuals or entities referred to in the preceding sentence of the obligations undertaken in this Section 6.3 and to cause them to comply with such obligations. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section
6.3 by any officer, director, affiliate or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

   (b) From and after the date hereof until the earlier to occur of the termination hereof and the Effective Time, the Company will promptly notify
Logitech Subsidiary after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any person that to the Company's knowledge may be considering making or has made an Acquisition Proposal and will keep Logitech Subsidiary informed on a current basis of the status and details of any such Acquisition Proposal or request. In addition to the foregoing, the Company shall (x) provide Logitech
Subsidiary with notice of any meeting of the Company Board at which the Company
Board is reasonably expected to consider an Acquisition Proposal in the same manner and at the same time that such notice is provided to the Company Board
(notwithstanding Section 11.2 hereof) and (y) provide Logitech Subsidiary with notice of any meeting of the Company Board at which the Company Board is reasonably expected to recommend a Superior Proposal to its stockholders in the same manner and at the same time that such notice is provided to the Company
Board (notwithstanding Section 11.2 hereof).

   (c) Nothing contained in this Section 6.3 shall prohibit (i) the Company from, in response to an unsolicited, bona fide written Acquisition Proposal that the Company Board (or a duly authorized committee thereof) concludes in good faith constitutes a Superior Proposal (as defined in Section 6.3(f) below), engaging in discussions or participating in negotiations with, and furnishing information to, the party making such Acquisition Proposal to the extent the Company Board (or such committee), after consultation with it legal counsel, determines in good faith that it is necessary to do so for it to act in accordance with its fiduciary duties under applicable law or (ii) the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders or otherwise which, in the reasonable judgment of the Board of Directors after consultation with its legal counsel, may be required under applicable law, rules or regulations, including, without limitation, those of any stock exchange.

                                      A-29

   (d) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.3, prior to the termination hereof, the Company shall as promptly as practicable, and in any event within one business day after receipt thereof, advise Logitech Subsidiary orally and in writing of any request for information which the Company reasonably believes would lead to an Acquisition
Proposal or of any Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Logitech Subsidiary informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

   (e) For purposes of this Agreement, "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any tender offer or exchange offer, or any offer or proposal for (i) a merger or other business combination involving the Company or any Company Subsidiary, or (ii) the acquisition of 15% or more of the equity interests in, or 15% or more of the assets of, the Company or any Company Subsidiary.

   (f) For purposes of this Agreement, "Superior Proposal" means an Acquisition
Proposal relating to the acquisition of a majority of the outstanding voting securities, or all or substantially all of the assets, of the Company with respect to which (A) if any cash consideration is involved, the Company Board shall have concluded in good faith (after consultation with Company's financial advisors) that the acquiring party is reasonably likely to obtain any necessary financing, and (B) the Company Board shall have concluded in good faith after consultation with its financial advisors that the Acquisition Proposal would, if consummated, result in a transaction more favorable from a financial point of view, to the Company and its stockholders than the Offer and the Merger.

   Section 6.4 Termination of 401(k) Plan

   Effective as of the day immediately preceding the Effective Time, the Company and each Company Subsidiary, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Logitech Subsidiary provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, "Company
Employee Plans"). Unless Logitech Subsidiary provides such written notice to the Company, no later than three business days prior to the Effective Time, the Company shall provide Logitech Subsidiary with evidence that such Company
Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company's, or the Company's Subsidiary's, Board of Directors, as applicable. The form and substance of such resolutions shall be subject to review and approval of Logitech Subsidiary. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Logitech Subsidiary may reasonably require.

                                  ARTICLE VII

Covenants of Logitech Subsidiary and Merger Sub

   Section 7.1 Obligations of Merger Sub

   Logitech Subsidiary will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   Section 7.2 Director and Officer Liability

   All rights to indemnification, defense, advancement of expenses and all limitations of liability existing in favor of the present and former directors and officers of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement pursuant to the indemnification provisions under the Company Charter Documents as in effect on the date hereof shall survive the Merger and continue in full force and effect for a period of six years from and after the Effective Time and, if later, the final disposition of all claims

                                      A-30

referred to in the next succeeding sentence. In the event that any claim or claims are asserted or made within such six-year period, all such rights to indemnification, defense and advancement of expenses shall continue until the final dispositions of such claims. Logitech Subsidiary will cause the Surviving
Corporation to provide officers' and directors' liability insurance in respect of acts and omissions occurring on or prior to the Effective Time covering each person presently covered by the Company's officers' and directors' liability insurance in effect on the date of this Agreement on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in no such event will Logitech Subsidiary or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 175% of the annual premium currently paid by the Company.

   Section 7.3 Matters Regarding ADRs

   Logitech Subsidiary shall use its commercially reasonable efforts to cause
The Bank of New York, the depositary under the Deposit Agreement, to waive the $0.05 per Parent ADS cancellation fee under the Deposit Agreement applicable to the cancellation of surrendered Parent ADRs upon the withdrawal of Parent
Registered Shares represented by Parent ADRs issued in the Offer or the Merger.

   Section 7.4 Expenses of the Company

   From and after the time of consummation of the Offer, Logitech Subsidiary shall cause the Company to pay when due any and all fees and expenses incurred by the Company in connection with the consummation of the transactions contemplated by the Offer or the Merger including, without limitation, the fees and expenses set forth on Schedule 4.7A.

                                  ARTICLE VIII

Covenants of the Parties

   Section 8.1 Commercially Reasonable Efforts; Notice

   (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall use its commercially reasonable efforts and cooperate in preparing and filing as soon as practicable, notifications under the HSR Act and the Foreign Filings
(the filing fees thereunder shall be shared equally by Logitech Subsidiary and the Company) and to respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation.

   (b) The Company shall give prompt notice to Logitech Subsidiary upon becoming aware that any representation or warranty made by it contained in this Agreement was, in any material respect, untrue or inaccurate when made or has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   (c) Logitech Subsidiary shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement was, in any material respect, untrue or inaccurate when made or has become untrue or inaccurate in any material respect, or of any failure of Parent, Logitech Subsidiary or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                      A-31

   Section 8.2 Conveyance Tax Filings

   Logitech Subsidiary, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

   Section 8.3 Conveyance Taxes

   Logitech Subsidiary shall timely pay or cause to be paid any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes imposed upon the Company which become payable in connection with the transactions contemplated hereunder.

   Section 8.4 Third Party Consents

   As soon as practicable following the date hereof, Logitech Subsidiary, Merger Sub and the Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   Section 8.5 Special Meeting; Company Disclosure Documents

   (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, prior to the termination of this Agreement and in accordance with applicable law:

       (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

       (ii) prepare and file with the SEC a post-effective amendment to the Form F-4 for the offer and sale of the Parent Registered Shares represented by Parent ADSs pursuant to the Merger and in which a proxy statement or information statement pursuant to Rule 14c-2 under the Exchange Act prepared by the Company and Logitech Subsidiary relating to the Special Meeting (as amended or supplemented from time to time, the "Proxy Statement"), as applicable, which will be included as a prospectus (the "Post-Effective Amendment");

       (iii) subject to the applicable provisions of this Agreement and the fiduciary duties of the Company Board, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

       (iv) use its commercially reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the approval of stockholders required by the MBCL to effect the Merger.

   (b) Logitech Subsidiary agrees that it will vote, or cause to be voted, all of the Shares then owned by it or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

   (c) Each of the Company and Logitech Subsidiary shall notify the other (and their respective counsel) promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Post-Effective Amendment or the Proxy Statement for additional

                                      A-32

information and shall supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Post-Effective Amendment or the Proxy Statement. Each of the Company and Logitech Subsidiary shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment or the Proxy Statement will be made by either party, without providing the other party a reasonable opportunity to review and comment thereon. Each of the Company and Logitech Subsidiary shall use its commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after its filing.
The Company will use its commercially reasonable efforts to cause the Proxy
Statement to be mailed to holders of the Company's capital stock as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent ADSs pursuant to the Offer and the Merger, and the Company shall furnish all information concerning the Company and its stockholders as may be reasonably requested in connection with any such action and the preparation, filing and/or distribution of the Proxy Statement. If at any time prior to the Effective Time any information relating to the Company or Parent or Logitech Subsidiary or any of their respective affiliates, officers or directors, should be discovered by the Company or Logitech Subsidiary which should be set forth in an amendment or supplement to any of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated by the Company to holders of the Company's capital stock.

   (d) Notwithstanding Section 8.5(a), (b) or (c) hereof, in the event that Parent, Logitech Subsidiary, Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Logitech Subsidiary and subject to Article 10 hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 82 of the MBCL.

   Section 8.6 Affiliates of the Company

   The Company has delivered herewith written agreements substantially in the form attached hereto as Exhibit B executed by, to the Company's knowledge, all "affiliates" of the Company for purposes of Rule 145 under the Securities Act
("Rule 145") as of the date hereof. Promptly following consummation of the Offer, the Company shall use commercially reasonable efforts to deliver to Logitech Subsidiary a letter identifying all other persons who, to the Company's knowledge, may, at the time of the commencement of the Offer and/or the time this Agreement is submitted to the holders of Shares for approval, be deemed to be "affiliates" of the Company for purposes of Rule 145, except to the extent the Company and Lighting Subsidiary shall otherwise agree that Rule
145 does not apply to Shares tendered pursuant to the Offer. The Company shall, except to the extent the Company and Lighting Subsidiary shall otherwise agree that Rule 145 does not apply to Shares tendered pursuant to the Offer, use commercially reasonable efforts to cause each such other person who is a holder of Shares at the commencement of the Offer and/or following consummation of the Offer to deliver to Logitech Subsidiary, prior to the Closing Date, a written agreement substantially in the form attached hereto as Exhibit B.

                                      A-33

                                   ARTICLE IX

Conditions to the Merger

   Section 9.1 Conditions to Obligations of Each Party

   The obligations of the Company, Logitech Subsidiary and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

   (a) the approval of the stockholders of the Company shall have been obtained, if required;

   (b) any applicable waiting period under the HSR Act and any Foreign Filings shall have expired or been terminated;

   (c) no Governmental Entity shall have enacted, enforced, promulgated, amended or issued any statute, rule, regulation, legislation, decree, temporary restraining order, preliminary or permanent injunction or other order that prohibits the consummation of the Merger; and

   (d) Merger Sub (or Parent or Logitech Subsidiary) shall have purchased
Shares pursuant to the Offer.

                                   ARTICLE X

Termination

   Section 10.1 Termination

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

   (a) by mutual written consent of the Company, Logitech Subsidiary and Merger
Sub;

   (b) by either the Company or Logitech Subsidiary as follows:

       (i) if the Offer shall not have been consummated on or before July
    15, 2001; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of Logitech Subsidiary to consummate the Offer;

       (ii) if the Special Meeting (including as it may be adjourned from time to time) shall have concluded without approval by the Company's stockholders of the Merger and this Agreement; provided, however, that Logitech Subsidiary may not terminate this Agreement under this Section
    10.1(b)(ii) if the Shares owned by Parent, Logitech Subsidiary or Merger
    Sub or any other subsidiary or affiliate of Parent that can be voted by them under applicable law shall not all have been voted in favor of the Merger and this Agreement;

       (iii) if there shall be any applicable law or regulation that makes consummation of the Merger illegal or if any Governmental Entity shall have issued an order, decree or ruling, or taken any other action (which such order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently enjoining, restraining or otherwise prohibiting the Merger and the consummation of the transactions contemplated by this Agreement, which such order, decree, ruling or other action shall have become final and non-appealable; or

       (iv) if the Average Market Price is less than $18.00; provided, however, that the Company or Logitech Subsidiary may exercise their right to terminate this Agreement under this Section 10.1(b)(iv) only prior to consummation of the Offer.

                                      A-34

   (c) by the Company:

       (i) at any time prior to consummation of the Offer if:

         (A) the representations and warranties of Logitech Subsidiary and Merger Sub set forth in Article V of this Agreement (other than the representations and warranties set forth in Sections 5.9 and 5.11(a) above), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not have been true and correct when made on the date of this Agreement (except for representations and warranties that speak as of a specific date, which shall not have been true and correct as of such date, as if made on such date), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; provided, however, that in no event may the Company terminate this Agreement pursuant to this
      Section 10.1(c)(i)(A) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless the Company shall have given
      Logitech Subsidiary written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice;

         (B) the representations and warranties of Logitech Subsidiary and Merger Sub set forth in Article V of this Agreement (other than the representations and warranties set forth in Sections 5.9 and 5.11(a) above), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct at such time, as if made at such time (except for representations and warranties that speak as of a specific date, as to which this Section 10.1(c)(i)(B) shall not apply), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Substantial Adverse
      Effect; provided, however, that in no event may the Company terminate this Agreement pursuant to this Section 10.1(c)(i)(B) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless the Company shall have given Logitech Subsidiary written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice;

         (C) the representations and warranties of Logitech Subsidiary and Merger Sub set forth in Section 5.9 of this Agreement shall not have been true and correct in all material respects when made on the date of this Agreement and at such time, as if made at such time;
      provided, however, that in no event may the Company terminate this Agreement pursuant to this Section 10.1(c)(i)(C) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless the Company shall have given Logitech Subsidiary written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice; or

         (D) the representations and warranties of Logitech Subsidiary and Merger Sub set forth in Section 5.11(a) of this Agreement shall not have been true and correct when made on the date of this Agreement;
      provided, however, that in no event may the Company terminate this Agreement pursuant to this Section 10.1(c)(i)(D) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless the Company shall have given Logitech Subsidiary written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice; or

       (ii) at any time prior to consummation of the Offer if Logitech
    Subsidiary and/or Merger Sub shall have breached or failed to perform any material obligation of Logitech Subsidiary and/or Merger Sub under this Agreement or shall have failed to comply with any material agreement or covenant of Logitech Subsidiary and/or Merger Sub under this Agreement, but only if, with respect to any breach or failure referred to in this Section 10.1(c)(ii) that is reasonably capable of cure, the Company shall have given Logitech Subsidiary written notice of any such breach or failure and such breach or failure is not cured within 20 business days after the giving of such notice; or

                                      A-35

   (d) by Logitech Subsidiary if:

       (i) at any time prior to consummation of the Offer if:

         (A) the representations and warranties of the Company set forth in Article IV of this Agreement (other than the representations and warranties set forth in Sections 4.5 and 4.8(a) above), when read without any exception or qualification as to materiality or Material
      Adverse Effect, shall not have been true and correct when made on the date of this Agreement (except for representations and warranties that speak as of a specific date, which shall not have been true and correct as of such date, as if made on such date), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; provided, however, that in no event may Logitech Subsidiary terminate this Agreement pursuant to this
      Section 10.1(d)(i)(A) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless Logitech Subsidiary shall have given the Company written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice;

         (B) the representations and warranties of the Company set forth in Article IV of this Agreement (other than the representations and warranties set forth in Section 4.5 and 4.8(a) above), when read without any exception or qualification as to materiality or Material
      Adverse Effect, shall not be true and correct at such time, as if made at such time (except for representations and warranties that speak as of a specific date, as to which this Section 10.1(d)(i)(B) shall not apply), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Substantial Adverse Effect; provided, however, that in no event may Logitech Subsidiary terminate this Agreement pursuant to this Section 10.1(d)(i)(B) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless Logitech Subsidiary shall have given the Company written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice;

         (C) the representations and warranties of the Company set forth in Section 4.5 of this Agreement shall not have been true and correct in all material respects when made on the date of this Agreement and at such time, as if made at such time; provided, however, that in no event may Logitech Subsidiary terminate this Agreement pursuant to this Section 10.1(d)(i)(C) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless Logitech
      Subsidiary shall have given the Company written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice; or

         (D) the representations and warranties of the Company set forth in Section 4.8(a) of this Agreement shall not have been true and correct when made on the date of this Agreement; provided, however, that in no event may Logitech Subsidiary terminate this Agreement pursuant to this Section 10.1(d)(i)(D) with respect to a failure of such representations and warranties to be so true and correct that is reasonably capable of cure unless Logitech Subsidiary shall have given the Company written notice that such representations and warranties shall have failed to be so true and correct and such failure is not cured within 20 business days after the giving of such notice; or

       (ii) at any time prior to consummation of the Offer the Company shall have breached or failed to perform any material obligation of the Company under this Agreement or shall have failed to comply with any material agreement or covenant of the Company under this Agreement, but only if, with respect to any breach or failure referred to in this
    Section 10.1(d)(ii) that is reasonably capable of cure, Logitech
    Subsidiary shall have given the Company written notice of any such breach or failure and such breach or failure is not cured within 20 business days after the giving of such notice; or

                                      A-36

       (iii) a Triggering Event (as defined below) shall have occurred.

   For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Effective Time: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to the Company's stockholders any Acquisition Proposal, (ii) the Board of Directors of the Company or any committee thereof shall for any reason have publicly withdrawn or shall have amended or modified in a manner adverse to Logitech Subsidiary its recommendation in favor of the Offer, the adoption and approval of the Agreement or the approval of the Merger (the "Recommendations"); (iii) Company shall have failed to include the Recommendations in the Offer Documents or the
Schedule 14D-9; (iv) the Company shall have breached the provisions of Section
6.3 in any material respect; or (v) an Acquisition Proposal shall have been commenced or otherwise publicly announced by a person unaffiliated with Logitech Subsidiary, and the Company shall not, within 10 business days after such commencement or public announcement, publicly recommended to the Company's stockholders rejection of such Acquisition Proposal, provided, however, that in no event shall a Triggering Event include a "stop look and listen" communication of the nature contemplated in Rule 14d-9(f) under the Exchange
Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with the terms thereof, would constitute or result in an Acquisition Proposal.

   The party desiring to terminate this Agreement pursuant to this Section 10.1
(other than pursuant to Section 10.1(a) above) shall give notice of such termination to the other party.

   Section 10.2 Effect of Termination

   If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and have no effect without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except as provided in Section 11.1(b) and
Section 11.3 below and except that no such termination shall relieve any party thereto of any liability for damages resulting from any willful breach by such party of this Agreement.

                                   ARTICLE XI

Miscellaneous

   Section 11.1 Costs and Expenses

   (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses; provided, however, that Logitech Subsidiary and the Company shall share equally the costs and expenses (other than legal and accounting fees) incurred in connection with the filing, printing and mailing of the Offer Documents and all regulatory filings.

   (b) If Logitech Subsidiary shall have terminated this Agreement pursuant to
Section 10.1(d)(iii), the Company shall promptly, but in any event no later than one business day after the date of such termination, pay Logitech
Subsidiary a fee equal to $4,500,000 in immediately available funds (the
"Termination Fee"). In addition, if this Agreement is terminated by Logitech
Subsidiary or the Company, as applicable, prior to the Effective Time pursuant to Section 10.1(b)(i) without any material failure by Logitech Subsidiary to fulfill any obligation under this Agreement having been the primary cause of the failure of Logitech Subsidiary to consummate the Offer, and (i) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (ii) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company shall enter into an agreement providing for a Company Acquisition, then the Company shall pay Logitech Subsidiary the Termination Fee promptly and as a condition to so consummating or entering into a definitive agreement. The
Company acknowledges that the agreements contained in this Section 11.1(b) are an integral part of the transactions contemplated by this Agreement, and

                                      A-37

that, without these agreements, Logitech Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 11.1(b), and, in order to obtain such payment, Logitech Subsidiary makes a claim that results in a judgment against the Company, the Company shall pay to Logitech Subsidiary its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section
11.1(b) at the prime rate Bank of America N. T. and S. A. in effect on the date such payment was required Logitech Subsidiary to be made. Logitech Subsidiary agrees that the payment provided for in this Section 11.1(b) shall be the sole and exclusive remedy of Logitech Subsidiary and Merger Sub upon termination of this Agreement where such fee has been paid, and such remedies shall be limited to the sum stipulated in this Section 11.1(b), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve either party hereto from liability for the willful breach of, or fraud in connection with, any of its representations, warranties, covenants or agreements set forth in this Agreement.

   For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a sale or other disposition by Company of a business or assets representing more than 35% of the consolidated net revenues, net income or assets of the Company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 35% of any class of equity securities of Company; or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than a transactions in which the Company's current stockholders retain more than 65%, directly or indirectly, of the surviving or successor corporation); it being understood that a widely distributed offering of Company Common Stock shall not constitute a Company
Acquisition.

   Section 11.2 Notices

   All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be deemed duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the business day after being sent by Federal Express or another recognized overnight mail service for next day or next business day delivery, or (d) five business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to following addresses (or at such other address or telecopier number for a party as shall be specified by like notice):

   (a) If to Logitech Subsidiary or Merger Sub, to:

         650 Kaiser Drive
         Fremont, California 94555
         Telecopier No. (510) 795-7496
         Attention: Kristen Onken

      with a copy to:

         Wilson Sonsini Goodrich &Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304
         Telecopier No.: (650) 461-5375
         Attention: Steven V. Bernard

                                      A-38

      and a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         One Market
         Spear Tower, Suite 3300
         San Francisco, California 94105
         Telecopier No.: (415) 947-2099
         Attention: Steve L. Camahort

   (a) if to the Company, to:

         1499 SE Tech Center Plaza, Suite 350
         Vancouver, Washington 98683
         Telecopier No. (360) 896-2020
         Attention: Robert G. Wick

      with a copy to:

         Jenkens & Gilchrist Parker Chapin LLP
         The Chrysler Building
         405 Lexington Avenue
         New York, New York 10174
         Telecopier No.: (212) 704-6288
         Attention: Michael Weinsier

   Section 11.3 Survival of Representations and Warranties

   The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms.
Nothing contained in this Section 11.3 shall relieve any party from liability for any willful breach of this Agreement.

   Section 11.4 Amendment

   Any provision of this Agreement may be amended, modified, waived or supplemented prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Logitech Subsidiary and Merger Sub or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the approval of this Agreement by the stockholders of the Company, there shall be no such amendment, modification, waiver or supplement that by law requires further approval by the stockholders of the Company without the further approval of such stockholders; provided, further, however, that after the adoption of this Agreement by the stockholders of the Company, no such amendment, modification, waiver or supplement shall, without the further approval of such stockholders, (x) reduce the amount, or change the form, of the Merger Consideration or (y) alter or change any of the other terms or conditions of this Agreement if such alteration would adversely effect the holders of any shares of capital stock of the Company.

   Section 11.5 No Waiver

   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                                      A-39

   Section 11.6 Section Headings

   The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 11.7 Successors and Assigns; Guarantee of Merger Sub Obligations

   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including, without limitation, Parent) and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Parent hereby unconditionally guarantees the full and punctual performance by Logitech
Subsidiary and Merger Sub of all of the obligations of Logitech Subsidiary and Merger Sub or any of their assignees hereunder. The terms and provisions of Sections 11.2, 11.4 through 11.6 and 11.8 through 11.14 and its obligations set forth in Section 1.1(b) and the prior two sentences shall apply to Parent as if such terms and provisions expressly applied to Parent (whether or not such terms and provisions expressly apply to Parent), and the address for notices to Parent shall be the same as the address for notices to Lighting Subsidiary set forth in Section 11.2. In connection with the obligations of Parent under this
Section 11.7, Parent hereby waives any and all rights, notices and defenses to which it otherwise would or may be entitled as a surety or otherwise, under this Agreement, any other agreement or applicable law.

   Section 11.8 Governing Law

   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York that apply to agreements made and performed entirely within such state, except that the MBCL shall apply to matters relating to the internal governance of the Company and Merger Sub, the laws of Switzerland shall apply to matters relating to the internal governance of Parent, and the California Corporations Code shall apply to matters relating to the internal governance of Logitech Subsidiary.

   Section 11.9 Jurisdiction

   Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Northern
District of California in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of California in connection with such proceeding and waives any objection to venue in the State of California), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 11.2.

   Section 11.10 Severability

   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto.

   Section 11.11 Parties in Interest

   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement, including, without limitation, by way of subrogation; provided, however, that Section 7.2 is intended for the benefit of the indemnified parties referenced therein and may be enforced by such indemnified parties.

                                      A-40

   Section 11.12 Public Announcements

   Logitech Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, rule or regulation, or as otherwise permitted by this Agreement, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

   Section 11.13 Entire Agreement

   This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

   Section 11.14 Counterparts; Effectiveness

   This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                     [The next page is the signature page]

                                      A-41

   The parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

                                          Solely for the purpose of Section
                                          1.1(b) and Section 11.7:

                                          LOGITECH INTERNATIONAL S.A.

                                                  /s/ Guerrino De Luca
                                          By: _________________________________
                                                  Name: Guerrino De Luca
                                                 Title: President and CEO

                                                    /s/ Kristen Onken
                                          By: _________________________________
                                                    Name: Kristen Onken
                                              Title: Chief Financial Officer

[Seal]                                    THUNDER ACQUISITION CORP.

                                                  /s/ Guerrino De Luca
                                          By: _________________________________
                                                  Name: Guerrino De Luca
                                                 Title: President and CEO

                                                    /s/ Kristen Onken
                                          By: _________________________________
                                                    Name: Kristen Onken
                                              Title: Chief Financial Officer

                                          LOGITECH INC.

                                                  /s/ Guerrino De Luca
                                          By: _________________________________
                                                  Name: Guerrino De Luca
                                                 Title: President and CEO

                                                    /s/ Kristen Onken
                                          By: _________________________________
                                                    Name: Kristen Onken
                                              Title: Chief Financial Officer

[Seal]                                    LABTEC INC.

                                                   /s/ Robert G. Wick
                                          By: _________________________________
                                                   Name: Robert G. Wick
                                                     Title: President

                                                    /s/ Marc J. Leder
                                          By: _________________________________
                                                    Name: Marc J. Leder
                                                     Title: Treasurer



                                      A-42

                                                                         Annex A

                            CONDITIONS TO THE OFFER

   Notwithstanding any other provision of this Agreement, Merger Sub shall not be required to, and Logitech Subsidiary shall not be required to cause Merger
Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer unless:

       (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any shares of Company Common Stock owned by Logitech Subsidiary, Merger Sub or any direct or indirect subsidiaries or affiliates of either of them, represents at least 67% of the number of Fully-Diluted Shares (as defined below) (the "Minimum Condition"); and

       (ii) any applicable waiting period under the HSR Act and any Foreign
    Filings shall have expired or been terminated.

   The term "Fully-Diluted Shares" shall mean, at any time, all shares of Company Common Stock that are issued and outstanding at such time and all shares of Company Common Stock that are issuable upon exercise, exchange or conversion of securities of the Company that are exercisable or exchangeable for, or convertible into, Company Common Stock at such time.

   Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Logitech Subsidiary shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares if at any time on or after the date of the Agreement and before the time of acceptance for payment for any such Shares, any of the following conditions exists:

   (a) if, after the date of this Agreement, there shall have been threatened or pending any suit, action or proceeding by any Governmental Entity against the Parent, Logitech Subsidiary, Merger Sub, the Company or any subsidiary of the Company (i) seeking to make illegal, restrain or prohibit (A) the making of the Offer, the acceptance for payment of, or payment for, any Shares by Logitech Subsidiary, or (B) or the consummation of the Merger, or (ii) seeking to prohibit or impose any material limitations on Parent's, Logitech
Subsidiary's or Merger Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Logitech Subsidiary, Merger
Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, or
(iii) seeking to impose material limitations on the ability of the Parent, Logitech Subsidiary or Merger Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

   (b) there shall have been (i) entered, enforced or issued by any court of competent jurisdiction any judgment, order, injunction or decree that makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or the payment for, any Shares, by Parent, Logitech Subsidiary or Merger Sub or (ii) any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity applicable to (A) Parent, Logitech Subsidiary or Merger Sub or the Company, or
(B) any transaction contemplated by this Agreement, that in either instance would result, directly or indirectly, in any of the consequences referred to in clause (i) to (iii) of paragraph (a) above;

   (c) this Agreement shall have been terminated in accordance with its terms;

                                      A-43

   (d) a Triggering Event;

   (e) the representations and warranties of the Company set forth in Article
IV of this Agreement (other than the representations and warranties set forth in Sections 4.5 and 4.8(a) above), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not have been true and correct when made on the date of this Agreement (except for representations and warranties that speak as of a specific date, which shall not have been so true and correct as of such date, as if made on such date), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

   (f) the representations and warranties of the Company set forth in Article
IV of this Agreement (other than the representations and warranties set forth in Section 4.5 and 4.8(a) above), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be so true and correct immediately prior to the time of consummation of the Offer, as if made at such time (except for representations and warranties that speak as of a specific date, as to which this Section (f) shall not apply), except where the failure to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Substantial Adverse Effect;

   (g) the representations and warranties of the Company set forth in Section
4.5 of this Agreement shall not (i) have been true and correct in all material respects when made on the date of this Agreement and (ii) be true and correct in all material respects at the time of consummation of the Offer, as if made at such time;

   (h) the representations and warranties of the Company set forth in Section
4.8(a) of this Agreement shall not have been true and correct when made on the date of this Agreement;

   (i) the Company shall have breached or failed to perform any material obligation of the Company under this Agreement or shall have failed to comply with any material agreement or covenant of the Company under this Agreement;

   (j) if, after the date of this Agreement, there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Swiss Stock Exchange or on the Nasdaq National Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Switzerland or the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any United
States or Swiss governmental authority on the extension of credit generally by banks or other financial institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

   (k) the Form F-4 shall not have been declared effective by the Securities and Exchange Commission or a stop order suspending the effectiveness of the Form F-4 shall have been issued and not withdrawn.

   The foregoing conditions are for the sole benefit of Logitech Subsidiary and Merger Sub and may be waived by Logitech Subsidiary and Merger Sub, in whole or in part at any time and from time to time in their sole discretion, subject in each instance to the terms of this Agreement. The failure by Logitech
Subsidiary or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                      A-44

                                                                       Exhibit A

                             STOCKHOLDER AGREEMENT

   This Stockholder Agreement (as the same may be amended, supplemented or modified in accordance with the terms hereof, this "Agreement") is entered into as of February 7, 2001 between Logitech Inc., a California corporation
(together with its successors and assigns, "Logitech Subsidiary"), and [Sun
Multimedia Partners, L.P.] [Sun Venture Capital Partners I, L.P.], a Delaware limited partnership (together with its successors and assigns, the "Stockholder").

Recitals

   Stockholder owns beneficially and of record an aggregate of [1,936,861]
[95,300] shares (the "Initial Stockholder Shares") of common stock, par value
$.01 per share, of Labtec Inc., a Massachusetts corporation (the "Company").

   Logitech Subsidiary, Logitech S.A., a Swiss Corporation ("Parent") and the direct parent of Logitech Subsidiary, Thunder Acquisition Corp., a
Massachusetts corporation ("Merger Sub"), and the Company are parties to an Agreement and Plan of Merger entered into as of the date hereof (as the same may be amended, supplemented or modified in accordance with its terms, the "Merger Agreement"). Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

   The Merger Agreement provides, among other things, that Logitech Subsidiary shall make the Offer to purchase each issued and outstanding share of Common
Stock for (i) the Cash Portion in cash per Share, without any interest thereon and (ii) a fraction of a Parent ADS equal to the Stock Portion (the Cash
Portion and the Stock Portion are collectively referred to as the "Initial
Transaction Consideration"), and that Merger Sub shall thereafter merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

   As a condition to the willingness of Parent, Logitech Subsidiary and Merger
Sub to enter into the Merger Agreement, and as an inducement to them to do so, the Stockholder has agreed to tender the Stockholder Shares (as defined in Section 1.1(a)(i) below) pursuant to the Offer, to vote all the Stockholder
Shares, and all other securities of the Company over which the Stockholder has or controls voting power, in favor of the Merger, and is executing and delivering herewith a lock-up agreement with respect to the Parent ADSs to be received by the Stockholder in the Merger in the form attached hereto as Exhibit A.

Agreement

   The parties agree as follows:

                                   ARTICLE I

The Offer

   Section 1.1 Tender of Shares; No Withdrawal.

(a) Promptly, and in no even later than the fifteenth business day following the commencement of the Offer or, if later, the fifth business day following receipt of the applicable Offer Documents, the Stockholder shall tender to the Exchange Agent:

       (i) a letter of transmittal with respect to the Initial Stockholder
    Shares (and any and all non-cash dividends, distributions, rights, other shares of Common Stock of the Company or other securities issued or issuable in respect thereof) (collectively, including the Initial
    Stockholder Shares, the "Stockholder Shares") complying with the terms of the Offer to Purchase (the "Offer to Purchase") distributed by Logitech Subsidiary in connection with the Offer;

                                      A-45

       (ii) the certificates representing the Stockholder Shares; and

       (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer to Purchase and such letter of transmittal.

   (b) Prior to the termination of this Agreement, the Stockholder shall not withdraw the tender of the Stockholder Shares effected in accordance with
Section 1.1(a); provided, however, that the Stockholder may decline to tender, or may withdraw, any and all of the Stockholder Shares if, (i) the Company shall terminate the Merger Agreement in accordance with its terms or (ii) without the prior consent of the Stockholder, Logitech Subsidiary amends the Offer to (A) reduce the Cash Portion or the Stock Portion, (B) reduce the number of shares of Company Common Stock subject to the Offer, or (C) change the form of consideration payable in the Offer.

   Section 1.2 No Purchase.

   Logitech Subsidiary may allow the Offer to expire without accepting for payment or paying for any Stockholder Shares, on the terms and conditions set forth in the Offer to Purchase. If all Stockholder Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of the Offer to Purchase, they shall be returned to the Stockholder, whereupon they shall, prior to the termination of this Agreement, continue to be held by the Stockholder subject to the terms and conditions of this Agreement.

                                   ARTICLE II

Consent and Voting

   Section 2.1 Voting.

   The Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder Shares. By entering into this Agreement, the Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, the Stockholder hereby agrees to vote all Stockholder Shares now or hereafter acquired by the Stockholder, and all other shares of Common Stock (and any other securities of the Company with voting power) over which the Stockholder has or controls voting power:

   (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby;

   (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the Merger Agreement; and,

   (c) against any of the following actions (other than those actions that relate to the Merger and are contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party; (B) any dissolution, liquidation or winding up of the Company; (C) any joint venture or material strategic relationship with any party; (D) any material change in the capitalization of the Company or the Company's capital structure; or (E) any other action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement

   The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

   Section 2.2 Proxy.

   To fully implement the agreement of the Stockholder set forth in Section 2.1 above, the Stockholder hereby irrevocably appoints Logitech Subsidiary, its officers and designees, with full power of substitution

                                      A-46

(each of Logitech Subsidiary, its officers and designees and its substitutes being referred to herein as the "Proxy"), and each of them as the true and lawful attorney and proxy of the Stockholder until the termination of this Agreement, to vote all Stockholder Shares on matters as to which such Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which such Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting of stockholders, in the Proxy's absolute, sole and binding discretion, on the matters specified in Section 2.1 above. The Stockholder agrees that the Proxy may, prior to the termination of this Agreement, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder
Shares at any such annual or special meeting as to the matters specified in
Section 2.1 above, and (ii) execute with respect to all Stockholder Shares any written consent to, or dissent from, corporate action respecting any matter specified in Section 2.1 above. Prior to the termination of this Agreement, the Stockholder agrees to refrain from, without the prior written consent of Logitech Subsidiary, (x) voting the Stockholder Shares of such Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (y) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, and (z) granting any proxy or authorization to any person with respect to the voting of the Stockholder
Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

   Section 2.3 Transfer.

   (a) Until this Agreement is terminated, the Stockholder shall not, directly or indirectly: (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of (each, a "Transfer") any interest in, or encumber with any Lien (as defined in Section 3.5 below), any of the Stockholder Shares; (ii) enter into any contract, option, put, call, "collar" or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares or any interest therein; (iii) deposit the Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

   (b) Until this Agreement is terminated, any and all certificates evidencing the Stockholder Shares shall bear the following legend:

  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
  CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO A STOCKHOLDER AGREEMENT
  BETWEEN LOGITECH INC. AND [SUN MULTIMEDIA PARTNERS, L.P.] [SUN VENTURE
  CAPITAL PARTNERS I, L.P.] ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN
  VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO
  EFFECT WHATSOEVER. A COPY OF THE AGREEMENT, AS THE SAME MAY BE AMENDED FROM
  TIME TO TIME, IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

                                  ARTICLE III

Representations and Warranties of the Stockholder

   The Stockholder represents and warrants to Logitech Subsidiary that:

   Section 3.1 Existence and Power.

   The Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all power and authority to consummate the transactions contemplated hereby.

                                      A-47

   Section 3.2 Corporate Authorization.

   The Stockholder has the power to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and such related documents.
This Agreement has been duly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery by Logitech
Subsidiary, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and principles now or hereafter in effect, affecting creditors' rights generally,
(b) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, or (c) the exercise of the discretionary powers or any court or other authority before which a proceeding may be brought seeking equitable remedies, including specific performance and injunctive relief.

   Section 3.3 Governmental Authorization.

   The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not require the Stockholder to obtain any consent of, or to make any filing with, any Governmental Entity other than: (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any applicable requirements of the Exchange Act; and (c) such other consents and filings which, if not obtained or made, would not have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated hereby.

   Section 3.4 Non-Contravention.

   The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not and will not, (a) contravene or conflict with any organizational document of the Stockholder, (b) contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon the Stockholder or any of its properties or assets, (c) with or without the giving of notice or passage of time or both, constitute a breach or default under any agreement, contract or other instrument binding upon the Stockholder or, to the Stockholder's knowledge, the Company, or (d) result in the creation or imposition of any Lien on the Stockholder Shares, except with respect to the foregoing clauses (c) or (d) such contraventions, conflicts, violations, breaches, defaults or Liens which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated hereby.

   Section 3.5 Ownership.

   The Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares (other than to the extent that beneficial ownership may be attributed to others under Rule 13d-3 under the Exchange Act) and that, except as set forth on Schedule 3.5 hereto, there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares. The Stockholder will convey good and valid title to the Stockholder Shares being acquired by Logitech Subsidiary pursuant to the Offer or the Merger, as the case may be, free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, "Liens").

   Section 3.6 Total Shares.

   The Stockholder Shares are the only shares of capital stock of the Company beneficially owned by the Stockholder, the number and class of the Stockholder
Shares are set forth on Schedule 3.6 hereto and, except as set forth on
Schedule 3.6 hereto, the Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

                                      A-48

                                   ARTICLE IV

Representations and Warranties of Logitech Subsidiary

   Logitech Subsidiary represents and warrants to the Stockholder that:

   Section 4.1 Existence and Power.

   Logitech Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of California and has all corporate power and authority to consummate the transactions contemplated hereby.

   Section 4.2 Corporate Authorization.

   Logitech Subsidiary has the corporate power to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and such related documents. This Agreement has been duly executed and delivered by Logitech
Subsidiary and, assuming due and valid authorization, execution and delivery by the Stockholder, constitutes a valid and binding obligation of Logitech
Subsidiary, enforceable against Logitech Subsidiary in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and principles now or hereafter in effect, affecting creditors' rights generally, (b) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, or (c) the exercise of the discretionary powers or any court or other authority before which a proceeding may be brought seeking equitable remedies, including specific performance and injunctive relief.

   Section 4.3 Governmental Authorization.

   The execution, delivery and performance by Logitech Subsidiary of this Agreement and the consummation by Logitech Subsidiary of the transactions contemplated hereby do not require Logitech Subsidiary to obtain any consent of, or to make any filing with, any Governmental Entity other than: (a) compliance with any applicable requirements of the HSR Act and applicable antitrust or competition laws of foreign states; (b) compliance with any applicable requirements of the Swiss Stock Exchange, the Nasdaq National Market and the Exchange Act; and (c) such other consents and filings which, if not obtained or made, would not have a material adverse effect on the ability of Logitech Subsidiary to consummate the transactions contemplated hereby.

   Section 4.4 Non-Contravention.

   The execution, delivery and performance by Logitech Subsidiary of this Agreement and the consummation by Logitech Subsidiary of the transactions contemplated hereby do not and will not, (a) contravene or conflict with the certificate of incorporation or bylaws of Logitech Subsidiary, (b) contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon Logitech
Subsidiary or any of its properties or assets, (c) with or without the giving of notice or passage of time or both, constitute a breach or default under any agreement, contract or other instrument binding upon Logitech Subsidiary, or
(d) result in the creation or imposition of any Lien on the business, properties or assets of Logitech Subsidiary, except with respect to the foregoing clauses (b), (c) or (d) such contraventions, conflicts, violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a material adverse effect on the ability of Logitech Subsidiary to consummate the transactions contemplated hereby.

   Section 4.5 Acquisition for Logitech Subsidiary Account.

   Any Stockholder Shares to be acquired upon consummation of the Offer will be acquired by Logitech Subsidiary or Merger Sub for its or their own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933, and the rules and regulations thereunder.

                                      A-49

                                   ARTICLE V

Additional Agreements

   Section 5.1 Agreement of the Stockholder.

   The Stockholder hereby covenants and agrees that:

   (a) From the date hereof until the earlier of the termination hereof and the Effective Time, the Stockholder shall not (and it shall not permit any of its officers, directors, agents or affiliates to), directly or indirectly, take any action that would cause the Company to breach Section 6.3 of the Merger
Agreement. The Stockholder shall promptly notify Logitech Subsidiary after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any person that to the Stockholder's knowledge may be considering making or has made an Acquisition
Proposal and shall keep Logitech Subsidiary informed of the status and details of any such Acquisition Proposal or request.

   (b) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalization, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing Logitech
Subsidiary's rights hereunder, the number and kind of shares or securities subject to this Agreement and the price set forth herein at which the Stockholder Shares may be purchased from the Stockholder pursuant to the Offer shall be appropriately and equitably adjusted so that Logitech Subsidiary shall receive pursuant to the Offer the number and class of shares or other securities or property that Logitech Subsidiary would have received in respect of the Stockholder Shares purchasable pursuant to the Offer if such purchase had occurred immediately prior to such event.

   (c) [The Stockholder shall promptly exercise any rights it has under that certain letter agreement dated September 28, 2000 among the Stockholder, the Company and The KB Mezzanine Fund II., L.P. ("KB") to cause KB to tender and/or vote all shares of Common Stock of the Company over which KB has control in the same manner as the Stockholder is required to tender and/or vote the Stockholder Shares under this Agreement.]

                                   ARTICLE VI

Miscellaneous

   Section 6.1 Expenses.

   All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses[, except that the Company shall bear the costs and expenses incurred by the Stockholder in connection with this Agreement and the transactions contemplated hereby to the extent provided in Section 4.19 of the Merger Agreement].

   Section 6.2 Further Assurances.

   Logitech Subsidiary and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its commercially reasonable efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

   Section 6.3 Specific Performance.

   The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Logitech
Subsidiary or the Stockholder for any breach by the other party or parties of any agreement, covenant or representation hereunder.

                                      A-50

   Section 6.4 Notices.

   All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be deemed duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the business day after being sent by Federal Express or another recognized overnight mail service for next day or next business day delivery, or (d) five business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to following addresses (or at such other address or telecopier number for a party as shall be specified by like notice):

   (a) If to Logitech Subsidiary, to:

         Logitech Inc.
         6505 Kaiser Drive
         Fremont, California 94555
         Telecopier No. (510) 795-7496
         Attention: Kristen Onken

      with a copy to:

         Wilson Sonsini Goodrich &Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304
         Telecopier No.: (650) 461-5375
         Attention: Steven V. Bernard

      and a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         One Market
         Spear Tower, Suite 3300
         San Francisco, California 94105
         Telecopier No.: (415) 947-2099
         Attention: Steve L. Camahort

   (b) if to the Stockholder, to:

         c/o Sun Capital Partners, Inc.
         5355 Town Center Road, Suite 802
         Telecopier: (561) 394-0540
         Boca Raton, Florida 33486
         Attention: Marc J. Leder and Rodger R. Krouse

      with a copy to:

         Jenkens & Gilchrist Parker Chapin LLP
         The Chrysler Building
         405 Lexington Avenue
         New York, New York 10174
         Telecopier No.: (212) 704-6288
         Attention: Michael Weinsier

                                      A-51

   Section 6.5 Survival of Representations and Warranties.

   The representations and warranties contained in Articles III and IV of this Agreement shall survive delivery of the Stockholder Shares pursuant to Section
1.1 hereof. None of the representations and warranties contained in this Agreement shall survive the termination of this Agreement or (except for the representations and warranties of the Stockholder in Sections 3.5 and 3.6) the acceptance for payment and payment for the Stockholder Shares pursuant to the Offer.

   Section 6.6 Amendments; Termination.

   Any provision of this Agreement may be amended, modified, waived for supplemented if, and only if, such amendment, modification, waiver or supplement is in writing and signed, in the case of an amendment, modification or supplement, by Logitech Subsidiary and the Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. Upon any termination of this Agreement, the obligations of the parties hereunder shall be of no further force or effect; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability from any breach of any provision of this Agreement prior to termination.

   Section 6.7 Successors and Assigns.

   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns;
provided, however, that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

   Section 6.8 Governing Law.

   This Agreement shall be construed in accordance with and governed by the laws of the State of New York that apply to agreements made and performed entirely within such state, except that the MBCL shall apply to matters relating to the internal governance of the Company.

   Section 6.9 Jurisdiction.

   Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Northern
District of California in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of California in connection with such proceeding and waives any objection to venue in the State of California), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 6.4.

   Section 6.10 Severability.

   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto.

   Section 6.11 Parties in Interest.

   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement, including, without limitation, by way of subrogation.

                                      A-52

   Section 6.12 Stockholder Capacity.

   The Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of the Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer or director of the Company and no such actions shall be deemed a breach of this agreement.

   Section 6.13 Entire Agreement.

   This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

   Section 6.14 Counterparts; Effectiveness.

   This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                     [The next page is the signature page]

                                      A-53

   The parties have executed and delivered this Stockholder Agreement as of the date first written above.

                                          LOGITECH INC.

                                          By: _________________________________
                                                  Name: Guerrino De Luca
                                                 Title: President and CEO

                                          By: _________________________________
                                                    Name: Kristen Onken
                                              Title: Chief Financial Officer

                                          [SUN MULTIMEDIA PARTNERS, L.P]
                                          [SUN VENTURE CAPITAL PARTNERS I,
                                           L.P.]

                                          By: _________________________________
                                                      Name:
                                                      Title:

                                      A-54

                                                                       Exhibit A

                               Lock-Up Agreement

                                February 7, 2001

Logitech Inc.
6505 Kaiser Drive
Fremont, California 94555-3615

RE: Labtec Inc. (the "Company")

Ladies & Gentlemen:

   The undersigned is an owner of record or beneficially of certain shares of Common Stock of the Company ("Common Stock"). The Company proposes to enter into an Agreement and Plan of Merger with Logitech International S.A.,
("Parent"), Logitech Inc., a wholly-owned subsidiary of Parent, and Thunder
Acquisition Corp. (the "Merger Agreement"). Pursuant to the terms of the Merger
Agreement, Merger Sub will make an exchange offer for all the outstanding shares of the Company (the "Offer") and subsequently Merger Sub will be merged with and into the Company with the Company to be the surviving corporation in the merger (the "Merger"). The undersigned acknowledges that the transactions contemplated by the Merger Agreement will be of significant benefit to the undersigned and that you are relying on the representations and agreements of the undersigned contained in this letter in carrying out and entering into the Merger Agreement.

   As a result of the Offer or the Merger, the undersigned will receive
American Depositary Shares (each a "Parent ADS"), each of which represents one-tenth of one registered share, par value Chf 10 per share, of Parent (the
"Parent Registered Shares").

   In consideration of the foregoing, the undersigned hereby agrees that from the date hereof, the undersigned will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any Parent ADSs now owned or hereafter acquired directly by such person or with respect to which such person has or hereafter acquires the power of disposition, otherwise than (i) as a distribution to partners or shareholders of such person, provided that the distributees thereof agree in writing to be bound by the terms of this restriction, or (ii) with the prior written consent of Parent. The foregoing restrictions will terminate (i) with respect to fifty percent (50%) of the number of Parent ADSs received as a result of the Offer or the Merger on the 60th day after the completion of the Offer, and (ii) in full 120 days after the Closing of the Offer (the "Lock-Up
Period"). The foregoing restriction has been expressly agreed to preclude the holder of the Parent ADSs from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of any Parent ADSs during the Lock-Up Period, even if such Parent
ADSs would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale
(whether or not against the box) or any purchase, sale or grant of any right
(including, without limitation, any put or call option) with respect to any Parent ADSs or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from Parent ADSs. The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent's transfer agent and registrar against the transfer of Parent ADSs held by the undersigned except in compliance with the foregoing restrictions.

   Notwithstanding the foregoing, (i) the restrictions described above in this letter agreement shall not apply to any Parent Registered Shares (A) now owned or hereafter acquired directly by the undersigned (including Parent Registered
Shares received from the Depositary for the Parent ADSs upon surrender of the American Depositary Receipt(s) representing the Parent ADSs) or with respect to which the undersigned has or hereafter acquires the power of disposition, or
(B) that the undersigned may distribute to the partners or shareholders of

                                      A-55

such person, and (ii) the surrender to the Depositary for the Parent ADSs of any or all Parent ADSs to be received by the undersigned as a result of either the Offer or the Merger shall not be considered a "Disposition" for purposes of this letter agreement.

   Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate upon termination of the Merger Agreement.

                     [The next page is the signature page]

                                      A-56

   This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned. In the event the Offer has not been consummated on or before July
15, 2001, this Lock-Up Agreement shall be of no further force or effect.

                                          SUN MULTIMEDIA PARTNERS, L.P.

                                          By: SUN MULTIMEDIA ADVISORS, INC.,
                                              its general partner

                                          By: _________________________________
                                                  Name: Rodger R. Krouse
                                                   Title: Vice President

                                          SUN VENTURE CAPITAL PARTNERS I, L.P.

                                          By: SUN VENTURE CAPITAL ADVISORS,
                                              INC., its general partner

                                          By: _________________________________
                                                  Name: Rodger R. Krouse
                                                   Title: Vice President


                                      A-57

                                                                       Exhibit B

                                February 7, 2001

Logitech International S.A.
6505 Kaiser Drive
Fremont, CA 94555-3615

Ladies and Gentlemen:

   The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an "affiliate" of Labtec Inc., a Massachusetts corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the
Securities Act of 1933, as amended (the "1933 Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 7, 2001 (the "Merger
Agreement") among the Company, Logitech International S.A., a Swiss corporation
("Parent"), Logitech Inc., a California corporation and wholly-owned subsidiary of Parent and Thunder Acquisition Corp., a Massachusetts corporation ("Merger
Sub"), Merger Sub will make an exchange offer for all the outstanding shares of the Company (the "Offer") and subsequently Merger Sub will be merged with and into the Company with the Company to be the surviving corporation in the merger
(the "Merger").

   As a result of the Offer or the Merger, the undersigned will receive
American Depository Shares (each a "Parent ADS") of Parent in exchange for shares owned by the undersigned of common stock, par value $0.01, of the Company (the "Company Common Stock"). Each Parent ADS represents one-tenth of one registered share, par value Chf 10 per share, of Parent (the "Parent
Registered Shares", and together with the Parent ADSs, the "Parent
Securities").

   The undersigned represents, warrants and covenants to Parent and the Company that, as of the respective date the undersigned receives any Parent Securities as a result of either the Offer or the Merger:

   A. The undersigned shall not make any sale, transfer or other disposition of the Parent Securities in violation of the 1933 Act or the Rules and Regulations.

   B. The undersigned has read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the undersigned's counsel or counsel for the Company, the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Parent Securities.

   C. The undersigned has been advised that the issuance of Parent Securities to the undersigned pursuant to the Offer or the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form F-4. The undersigned has also been advised that, because, at the time the Offer is made to the undersigned or the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, and, if the undersigned is such an affiliate, the undersigned may not sell, transfer or otherwise dispose of Parent Securities issued to the undersigned in the Offer or the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act, or (iv) with respect to Parent Securities issued pursuant to the Offer, to the extent the Company and Logitech Inc. shall otherwise agree that Rule 145 does not apply to such Parent Securities.

   D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by the undersigned or on the undersigned's behalf under the 1933 Act or to

                                      A-58

take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.

   E. The undersigned also understands that there will be placed on the certificates for the Parent Securities issued to the undersigned, or on any substitutions therefor, a legend stating in substance the following (provided that, with respect to Parent Securities issued pursuant to the Offer, to the extent the Company and Logitech Inc. shall otherwise agree that Rule 145 does not apply to such Parent Securities, such legend shall not be placed on such certificate):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
  TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933
  APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD,
  TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A
  LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND LOGITECH
  INTERNATIONAL S.A., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL
  OFFICES OF LOGITECH INTERNATIONAL S.A."

   F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned's Parent Securities have been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee (provided that, with respect to Parent
Securities issued pursuant to the Offer, to the extent the Company and Logitech
Inc. shall otherwise agree that Rule 145 does not apply to such Parent
Securities, such legend shall not be placed on such certificate):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
  UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO
  RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED
  UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN
  ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH,
  ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933
  AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT
  TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION
  FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that, except as Parent may otherwise agree, the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or
(ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

   G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such firms and their respective counsel and accountants.

   H. The undersigned understands and agrees that this letter agreement shall apply to all Parent Securities that are acquired by the undersigned in the Offer or the Merger.

                                      A-59

   Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          By: _________________________________
                                                      Name:
                                                     Title:

Accepted this     day of                , 2001

LOGITECH INTERNATIONAL S.A.

By: _________________________________
            Name:
           Title:

By: _________________________________
            Name:
           Title:

                                      A-60


                                                                         ANNEX B

                    Goldsmith, Agio, Helms Securities, Inc.
                Member: National Association Securities Dealers

                    U.S. BANK PLACE . THE FORTY-SIXTH FLOOR
 Tel 612 339 0500    601 Second Avenue South, Minneapolis, Minnesota 55402 Fax
                                  612 339 0507

February 7, 2001

Personal and Confidential

The Board of Directors
Labtec Inc.
1499 SE Tech Center Drive
Vancouver, WA 98683

Re: Fairness Opinion

Members of the Board of Directors:

We understand that Labtec Inc., a Massachusetts corporation ("Labtec" or the "Company"), Logitech International S.A., a Swiss corporation ("Logitech" or
"Parent"), Logitech, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Logitech Subsidiary"), and Thunder Acquisition Corp., a
Massachusetts corporation and an indirect wholly-owned subsidiary of Parent
("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated as of February 7, 2001 (the "Merger Agreement"), which provides, among other things for: (i) the commencement of an exchange offer (the "Offer") to purchase all of the issued and outstanding shares of the common stock, par value $.01 per share, of the Company ("Common Stock"), for $11.00 per share, net to the seller in cash, and a fraction of an American depositary share of Parent worth
$7.00, subject to adjustment in certain circumstances set forth in the Merger
Agreement (collectively, the "Consideration"); and (ii) the subsequent merger
(the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become an indirect wholly-owned subsidiary of Parent, and each outstanding share of Common Stock of the Company, other than shares, if any, held in treasury by Parent or any subsidiary of Parent, will be converted into the right to receive the Consideration. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein, unless otherwise defined herein, will have the meanings ascribed to them in the Merger Agreement.

As a customary part of its investment banking business, Goldsmith, Agio, Helms
Securities, Inc. is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. In return for our services in

                                                                          [LOGO]

The Board of Directors
Labtec Inc.
February 7, 2001
Page 2 of 3

connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Offer or the Merger, and indemnify us against certain liabilities. We also are acting as a financial advisor to the Company in connection with the Offer and the Merger for which we will receive certain other fees, a significant portion of which is contingent upon the consummation of the Offer and the Merger.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the latest draft of the Merger Agreement;
(ii) analyzed financial and other information that is publicly available relating to Logitech; (iii) analyzed financial and other information that is publicly available relating to the Company; (iv) analyzed certain internal financial and operating data of the Company that has been made available to us by the Company; (v) visited certain facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and prospects of the Company; (vi) discussed with management of Logitech the financial condition, operating results, business outlook and prospects of Logitech; (vii) reviewed the financial and other terms of comparable merger and acquisition transactions; (viii) reviewed premiums paid in comparable and other merger and acquisition transactions; (ix) analyzed the valuations of publicly traded companies that we deemed comparable to the Company and Logitech; (x) performed a discounted cash flow analysis of the Company based on financial projections that the Company's management provided to us; and (xi) performed such other analyses and considered such other factors as we deemed appropriate.

We have relied upon and assume the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the Company or Logitech, or otherwise made available to us, and relied upon and assumed that the representations and warranties of the Company and Logitech contained in the Merger Agreement are true and correct. We were not engaged to, and did not attempt to or assume responsibility to, verify independently such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. We also assumed that the Company and Logitech each will perform all of the covenants and agreements to be performed by it under the Merger
Agreement and that the conditions to the Merger as set forth in the Merger
Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or Logitech and express no opinion regarding the liquidation value of the Company or Logitech or any of their respective assets. Our opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. However, we do not have any obligation to update, revise, or reaffirm this opinion.

                                                                          [LOGO]

                                      B-2

The Board of Directors
Labtec Inc.
February 7, 2001
Page 3 of 3


We have relied, with respect to legal and accounting matters related to the Merger Agreement, on the advice of the Company's legal and accounting advisors.
We have made no independent investigation of any legal or accounting matters that may affect the Company or Logitech and have assumed the correctness of the legal and accounting advice provided to the Company and Logitech, and their respective Boards of Directors.

Our opinion is rendered for the benefit and use of the Board of Directors of the Company in connection with the Board's consideration of the Offer and the Merger and does not constitute a recommendation to any holder of Common Stock whether to tender such stock in the Offer or how such shareholder should vote with respect to the Merger. We do not opine on, nor does our opinion consider, the tax consequences of the Offer or the Merger, including tax consequences to any holder of Company common stock. We have not been asked to, nor do we, express an opinion as to the relative merits of the Offer or the Merger as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, or the form of the Agreement or the terms contained therein. Furthermore, we express no opinion as to the prices at which Labtec or Logitech stock may trade following the date of this opinion or following consummation of the Offer or the Merger. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange
Commission with respect to the Offer or the Merger.

Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the Company's shareholders for their Common
Stock pursuant to the Merger Agreement is fair to such shareholders from a financial point of view.

Sincerely,

/s/ Goldsmith, Agio, Helms Securities, Inc.
Goldsmith, Agio, Helms Securities, Inc.

                                                                          [LOGO]

                                      B-3

                                    ANNEX C

SEC. 82. MERGER OF SUBSIDIARY INTO PARENT CORPORATION

   (e) If all the stock of a subsidiary Massachusetts corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, any stockholder in such subsidiary
Massachusetts corporation (but no stockholder in a parent Massachusetts corporation) who objects to such merger may demand payment for his stock from the parent corporation and an appraisal thereof. Within ten days after the effective date of the merger the parent corporation shall send written notice by registered or certified mail to each stockholder of such subsidiary
Massachusetts corporation at his last known address as it appears in the records of such subsidiary corporation, stating:

    1. The date upon which such articles were filed and the effective date of the merger.

    2. The terms and conditions of the merger.

    3. The right of any stockholder of such subsidiary Massachusetts corporation who objects to the merger to demand in writing from the parent corporation within twenty days after the mailing of such notice payment for his stock and an appraisal thereof.

   If any such stockholder shall demand in writing from the parent corporation within twenty days after the mailing of such notice payment for his stock and an appraisal thereof, such stockholder and the parent corporation shall thereafter have the rights and duties and follow the procedures set forth in sections eighty-nine to ninety-eight, inclusive. Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 37, 38; St. 1980, c. 365, sec. 3.

SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

   If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action. Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec.
40; St. 1973, c. 749, sec. 1.

SEC. 87.  STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
          FORM

   The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his

                                      C-1

  shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts." Added by St. 1964, c. 723, sec. 1.
  Amended by St. 1973, c. 749, sec. 2.

SEC. 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

   The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation. Added by St. 1964, c. 723, sec. 1. Amended by St. 1973, c. 749, sec. 3.

SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

   If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made. Added by St.
1964, c. 723, sec. 1. Amended by St. 1973, c. 749, sec. 4.

SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

   If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth. Added by St. 1964, c. 723, sec. 1.

SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

   If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice. Added by St. 1964, c.
723, sec. 1.

                                      C-2

SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

   After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action. Added by St. 1964, c. 723, sec. 1. Amended by St. 1983, c. 522, sec. 22.

SEC. 93. REFERENCE TO SPECIAL MASTER

   The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court. Added by St. 1964, c. 723, sec. 1.

SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

   On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in itsrecords with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order. Added by St. 1964, c. 723, sec. 1. Amended by St. 1983,
c. 522, sec. 23.

SEC. 95. COSTS; INTEREST

   The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder. Added by St. 1964, c.
723, sec. 1. Amended by St. 1965, c. 685, sec. 41.

SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

   Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    1. A bill shall not be filed within the time provided in section ninety;

    2. A bill, if filed, shall be dismissed as to such stockholder; or

    3. Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

   Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter. Added by St. 1964, c. 723, sec. 1. Amended by St. 1982, c. 149.


                                      C-3

SEC. 97. TREASURY STOCK, ETC.

   The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities. Added by St. 1964, c.
723, sec. 1. Amended by St. 1965, c. 685, sec. 42.

SEC. 98. EXCLUSIVE REMEDY; EXCEPTION

   The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him. Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 43.


                                      C-4

                                                                      SCHEDULE A

                      INFORMATION CONCERNING DIRECTORS AND
  EXECUTIVE OFFICERS OF LOGITECH INTERNATIONAL S.A., LOGITECH INC. AND THUNDER
                               ACQUISITION CORP.

   1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Logitech International S.A., or Parent. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is c/o Logitech Inc., 6505 Kaiser Drive, Fremont, California 94555-3615.


                                                            Present Principal Occupation or Employment and
 Name and Business Address           Office(s)                       Five-Year Employment History
 ------------------------- ---------------------------- ------------------------------------------------------
 Daniel Borel              Chairman of the Board        Daniel Borel, a founder of the Parent, has been the
                                                        Chairman of the Board since July 1992. From July 1992
                                                        to February 1998, Mr. Borel also served as Chief
                                                        Executive Officer of the Parent. He has held various
                                                        other executive positions with the Parent and
                                                        its predecessors since their founding. Mr. Borel holds
                                                        an MS in Computer Science from Stanford University and
                                                        a degree in Physics from the Ecole Polytechnique
                                                        Federale, Lausanne, Switzerland. Mr. Borel is a
                                                        citizen of Switzerland.

 Guerrino De Luca          President, Chief Executive   Guerrino De Luca joined the Parent as President and
                           Officer and Director         Chief Executive Officer in February 1998, and became a
                                                        member of the Board of Directors in June 1998. Prior
                                                        to that time, Mr. De Luca served as Executive Vice
                                                        President of Worldwide Marketing for Apple Computer,
                                                        Inc., a personal computer company, from February 1997
                                                        to September 1997, and as President of Claris
                                                        Corporation, a personal computing software vendor,
                                                        from February 1995 to February 1997. Prior to this,
                                                        Mr. De Luca held various positions with Apple in the
                                                        United States and Europe. Mr. De Luca holds a BS in
                                                        Electronic Engineering from the University of Rome,
                                                        Italy. Mr. De Luca is a citizen of Italy.

 Gregory Chambers          Sr. Vice President Worldwide Gregory Chambers joined the Parent as Senior Vice
                           Sales and Marketing          President in July 1998. Prior to joining Logitech,
                                                        Mr. Chambers served from September 1995 as Vice
                                                        President of Marketing for Fujistu PC Corporation, and
                                                        from May 1993 as Director, Channel Marketing at Acer
                                                        America. Mr. Chambers holds a BS in Industrial
                                                        Technology from California State Polytechnic
                                                        University and an MS in Management from the University
                                                        of Southern California.

                                                           Present Principal Occupation or Employment and
 Name and Business Address            Office(s)                     Five-Year Employment History
 ------------------------- ------------------------------ ------------------------------------------------
 Erh-Hsun Chang            Sr. Vice President, Operations Erh-Hsun Chang joined the Parent as Vice and General Manager, Far East  President, General Manager, Far Eastern Area and
                                                          Worldwide Operations in December 1995. In April
                                                          1997, Mr. Chang was named Senior Vice President,
                                                          General Manager, Far Eastern Area and Worldwide
                                                          Operations. During 1986 and 1987, Mr. Chang held
                                                          various other positions with the Parent. From
                                                          January 1994 to December 1995, Mr. Chang was
                                                          Vice President, Sales and Marketing, Power
                                                          Supply Division, of Taiwan Liton Electronics
                                                          Ltd., and from December 1991 to January 1994,
                                                          Mr. Chang was Vice President, Manufacturing
                                                          Consulting at KPMG Peat Marwick. Mr. Chang holds
                                                          a BS in Civil Engineering from Chung Yuang
                                                          University, Taiwan, an MBA from the University
                                                          of Dallas, and an MS in Industrial Engineering
                                                          from Texas A&M University. Mr. Chang is a
                                                          citizen of the Republic of China.

 Wolfgang Hausen           Sr. Vice President and General Wolfgang Hausen has been Senior Vice President
                           Manager, Control Devices       and General Manager, Control Devices Business
                           Division                       Division of the Parent since July 1997. Prior to
                                                          that time, Mr. Hausen served as President and
                                                          Chief Executive Officer of Cardinal
                                                          Technologies, Inc., a PC multimedia and modem
                                                          company from May 1994. From March 1989 to
                                                          December 1993, Mr. Hausen was Vice President and
                                                          General Manager of Quantum Corporation, a global
                                                          supplier of storage products. Mr. Hausen holds
                                                          an MSEE from the Technical University of
                                                          Darmstadt, Germany and an MBA from Santa Clara
                                                          University, California.

 Kristen Onken             Sr. Vice President, Finance,   Kristen Onken joined the Parent as Senior Vice
                           and Chief Financial Officer    President, Finance, and Chief Financial Officer
                                                          in February 1999. From February 1996 to February
                                                          1999, Ms. Onken served as Vice President of
                                                          Finance at Fujitsu PC Corporation. From 1991 to
                                                          February 1996, Ms. Onken was employed by Sun
                                                          Microsystems, Inc. first as Controller of the
                                                          Southwest Area; then from 1992 to 1996 she
                                                          served as Director of Finance, Sun Professional
                                                          Services. Ms. Onken holds a BS degree from
                                                          Southern Illinois University and an MBA in
                                                          Finance from the University of Chicago,
                                                          Illinois.

                                     Present Principal Occupation or Employment
                                                         and
 Name and Business Address Office(s)        Five-Year Employment History
 ------------------------- --------  ------------------------------------------
 Pier Carlo Falotti        Director  Pier Carlo Falotti has been a director of
                                     Logitech International S.A. since June
                                     1996. Since September 1996, Mr. Falotti
                                     serves as Executive Vice President for
                                     Europe, Middle East and Africa of Oracle
                                     Corporation. From February 1994 until
                                     September 1996, Mr. Falotti was Executive
                                     Vice President of International Operations
                                     for AT&T, where he also served as
                                     President and Chief Executive Officer for
                                     Europe, Middle East and Africa. From 1992
                                     to 1994, Mr. Falotti was President and
                                     Chief Executive Officer of The Ask Group,
                                     Inc. From 1969 to 1992, Mr. Falotti was
                                     with Digital Equipment Corporation,
                                     serving as President and Chief Executive
                                     Officer of Digital Europe, Middle East and
                                     Africa from 1983. Mr. Falotti holds a
                                     degree in Electrical Engineering from the
                                     Institute Avogadro, Torino, Italy. Mr.
                                     Falotti is a citizen of Italy.

 Jean-Louis Gassee         Director  Jean-Louis Gassee has been a director
                                     since June 1993. Since October 1990, Mr.
                                     Gassee has been Chief Executive Officer of
                                     Be Inc. Before founding Be, Mr. Gassee
                                     held various executive positions with
                                     Apple Computer, Inc. during the period
                                     December 1980 to September 1990, including
                                     President of the Apple Products Division.
                                     He currently serves on the boards of Be
                                     Inc., Electronics For Imaging Inc. and
                                     3Com Corporation. Mr. Gassee holds a
                                     science degree from the Universite de
                                     Paris. Mr. Gassee is a citizen of France.

 Frank Gill                Director  Frank Gill has been a director since June
                                     1999. Mr. Gill served in a variety of
                                     positions in sales and marketing, product
                                     development and manufacturing operations
                                     at Intel Corporation from 1975 until his
                                     retirement in June 1998, including
                                     Executive Vice President in 1996, General
                                     Manager of the Internet and Communications
                                     Group from 1995 and from 1990 through
                                     1994, General Manager of Intel's Systems
                                     Group. He currently serves on the Boards
                                     of Tektronix Inc., Inktomi Corporation,
                                     Niku Corporation, Telcom Semiconductor
                                     Inc., McAfee.com Inc. and Pixelworks Inc.
                                     Mr. Gill holds a BS in Electrical
                                     Engineering from the University of
                                     California, Davis.

                                      Present Principal Occupation or Employment and
 Name and Business Address Office(s)           Five-Year Employment History
 ------------------------- --------  -----------------------------------------------
 Kee-Lock Chua             Director  Mr. Kee Lock Chua has served as a member of the
                                     Board of Directors of LISA since June 2000. In
                                     October 2000, Mr. Chua became Chief Executive
                                     Officer and a member of the Board of Directors
                                     of Intraco Limited, a Singapore company with
                                     interests in telecommunications, commodities,
                                     food and engineering services. Prior to that
                                     time, from October 1997, Mr. Chua served as
                                     President and a member of the Board of
                                     Directors of MediaRing.com, a global internet
                                     company listed on the Stock Exchange of
                                     Singapore. Prior to joining MediaRing.com, Mr.
                                     Chua was employed by Natsteel Ltd, most
                                     recently as Executive Vice President,
                                     responsible for the commercial group,
                                     production planning, strategic planning and
                                     several overseas operations. Mr. Chua was also
                                     a director of Natsteel Electronics Ltd and
                                     NatSteel Broadway Ltd, both of which companies
                                     are involved in contract manufacturing and are
                                     listed in the Singapore Stock Exchange. Prior
                                     to joining Natsteel Ltd, Mr. Chua worked for
                                     Transpac Capital, where he served as Vice
                                     President, in charge of direct investments into
                                     companies in the United States. Mr. Chua holds
                                     a B.S. degree in Mechanical Engineering from
                                     the University of Wisconsin, and an M.S. degree
                                     from Stanford University. Mr. Chua is a citizen
                                     of Singapore.

   2. Directors and Executive Officers of Logitech Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Logitech Inc., or Logitech Sub. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is c/o Logitech Inc., 6505 Kaiser Drive, Fremont, California 94555-3615.

                                                    Present Principal Occupation or Employment and
 Name and Business Address       Office(s)                   Five-Year Employment History
 ------------------------- --------------------- ---------------------------------------------------
 Daniel Borel              Chairman of the Board Daniel Borel, a founder of the Parent, has been the
                                                 Chairman of the Board since July 1992. From
                                                 July 1992 to February 1998, Mr. Borel also served
                                                 as Chief Executive Officer of the Parent. He has
                                                 held various other executive positions with the
                                                 Parent and its predecessors since their founding.
                                                 Mr. Borel holds an MS in Computer Science from
                                                 Stanford University and a degree in Physics from
                                                 the Ecole Polytechnique Federale, Lausanne,
                                                 Switzerland. Mr. Borel is a citizen of Switzerland.

                                                                Present Principal Occupation or Employment and
 Name and Business Address               Office(s)                       Five-Year Employment History
 ------------------------- ------------------------------------ ----------------------------------------------
 Guerrino De Luca          President, Chief Executive              Guerrino De Luca joined the Parent as
                           Officer and Director                    President and Chief Executive Officer in
                                                                   February 1998, and became a member of the
                                                                   Board of Directors in June 1998. Prior to
                                                                   that time, Mr. De Luca served as
                                                                   Executive Vice President of Worldwide
                                                                   Marketing for Apple Computer, Inc., a
                                                                   personal computer company, from February
                                                                   1997 to September 1997, and as President
                                                                   of Claris Corporation, a personal
                                                                   computing software vendor, from February
                                                                   1995 to February 1997. Prior to this,
                                                                   Mr. De Luca held various positions with
                                                                   Apple in the United States and Europe.
                                                                   Mr. De Luca holds a BS in Electronic
                                                                   Engineering from the University of Rome,
                                                                   Italy. Mr. De Luca is a citizen of Italy.

 Wolfgang Hausen           Sr. Vice President and General          Wolfgang Hausen has been Senior Vice
                           Manager, Control Devices Division       President and General Manager, Control
                                                                   Devices Business Division of the Parent
                                                                   since July 1997. Prior to that time, Mr.
                                                                   Hausen served as President and Chief
                                                                   Executive Officer of Cardinal
                                                                   Technologies, Inc., a PC multimedia and
                                                                   modem company from May 1994. From March
                                                                   1989 to December 1993, Mr. Hausen was
                                                                   Vice President and General Manager of
                                                                   Quantum Corporation, a global supplier of
                                                                   storage products. Mr. Hausen holds an
                                                                   MSEE from the Technical University of
                                                                   Darmstadt, Germany and an MBA from Santa
                                                                   Clara University, California.

 Kristen Onken             Sr. Vice President, Finance,            Kristen Onken joined the Parent as Senior
                           Chief Financial Officer and Director    Vice President, Finance, and Chief
                                                                   Financial Officer in February 1999. From
                                                                   February 1996 to February 1999, Ms. Onken
                                                                   served as Vice President of Finance at
                                                                   Fujitsu PC Corporation. From 1991 to
                                                                   February 1996, Ms. Onken was employed by
                                                                   Sun Microsystems, Inc. first as
                                                                   Controller of the Southwest Area; then
                                                                   from 1992 to 1996 she served as Director
                                                                   of Finance, Sun Professional Services.
                                                                   Ms. Onken holds a BS degree from Southern
                                                                   Illinois University and an MBA in Finance
                                                                   from the University of Chicago, Illinois.

                                                        Present Principal Occupation or Employment and
 Name and Business Address           Office(s)                   Five-Year Employment History
 ------------------------- ---------------------------- ----------------------------------------------
 Gregory Chambers          Sr. Vice President Worldwide  Gregory Chambers joined the Parent as Senior
                           Sales and Marketing           Vice President in July 1998. Prior to
                                                         joining Logitech, Mr. Chambers served from
                                                         September 1995 as Vice President of
                                                         Marketing for Fujistu PC Corporation, and
                                                         from May 1993 as Director, Channel Marketing
                                                         at Acer America. Mr. Chambers holds a BS in
                                                         Industrial Technology from California State
                                                         Polytechnic University and an MS in
                                                         Management from the University of Southern
                                                         California.

   3. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Thunder Acquisition Corp., or Purchaser. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is c/o Logitech Inc., 6505 Kaiser Drive, Fremont, California 94555-3615.

                                                        Present Principal Occupation or Employment and
 Name and Business Address           Office(s)                   Five-Year Employment History
 ------------------------- ---------------------------- ----------------------------------------------

 Guerrino De Luca          President, Chief Executive    Guerrino De Luca joined the Parent as
                           Officer and Director          President and Chief Executive Officer in
                                                         February 1998, and became a member of the
                                                         Board of Directors in June 1998. Prior to
                                                         that time, Mr. De Luca served as Executive
                                                         Vice President of Worldwide Marketing for
                                                         Apple Computer, Inc., a personal computer
                                                         company, from February 1997 to September
                                                         1997, and as President of Claris
                                                         Corporation, a personal computing software
                                                         vendor, from February 1995 to February 1997.
                                                         Prior to this, Mr. De Luca held various
                                                         positions with Apple in the United States
                                                         and Europe. Mr. De Luca holds a BS in
                                                         Electronic Engineering from the University
                                                         of Rome, Italy. Mr. De Luca is a citizen of
                                                         Italy.

 Kristen Onken             Treasurer and Director        Kristen Onken joined the Parent as Senior
                                                         Vice President, Finance, and Chief Financial
                                                         Officer in February 1999. From February 1996
                                                         to February 1999, Ms. Onken served as Vice
                                                         President of Finance at Fujitsu PC
                                                         Corporation. From 1991 to February 1996, Ms.
                                                         Onken was employed by Sun Microsystems, Inc.
                                                         first as Controller of the Southwest Area;
                                                         then from 1992 to 1996 she served as
                                                         Director of Finance, Sun Professional
                                                         Services. Ms. Onken holds a BS degree from
                                                         Southern Illinois University and an MBA in
                                                         Finance from the University of Chicago,
                                                         Illinois.

                                               Present Principal Occupation or
                                                        Employment and
 Name and Business Address      Office(s)        Five-Year Employment History
 ------------------------- ------------------ ---------------------------------
 Margaret Wynne            Clerk and Director Margaret J. Wynne has been Vice
                                              President, Legal and General
                                              Counsel of the Parent since April
                                              1994. Prior to that time, Ms.
                                              Wynne was Director of Legal
                                              Affairs from July 1992 to April
                                              1994. From September 1990 to June
                                              1992, Ms. Wynne was an Associate
                                              Professor at Golden Gate
                                              University School of Law. Ms.
                                              Wynne joined Pillsbury, Madison &
                                              Sutro as an associate in
                                              September 1982 becoming a member
                                              of the firm in January 1990. Ms.
                                              Wynne holds a BA in French from
                                              San Francisco State University
                                              and a JD from Hastings College of
                                              the Law of the University of
                                              California.

   Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. The appropriate letter of transmittal, certificates for shares of Labtec common stock and any other required documents should be sent delivered by each Labtec stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                      The Exchange Agent for the offer is:

                              THE BANK OF NEW YORK

                By Mail:                     By Hand or Overnight Courier:


      Tender & Exchange Department            Tender & Exchange Department
             P.O. Box 11248                        101 Barclay Street
         Church Street Station                 Receive and Deliver Window
     New York, New York 10286-1248              New York, New York 10286

                               ----------------

   Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

                    The Information Agent for the offer is:

               [LOGO OF GEORGESON SHAREHOLDER COMUNICATIONS INC.]

                          17 State Street, 10th Floor
                            New York, New York 10004

                Banks and Brokers, Call Collect: (212) 440-9800
                   All Others, Call Toll Free: (800) 223-2064